Exhibit 4.3

EXECUTION VERSION

BRIDGE LOAN AGREEMENT

Dated as of December 20, 2007

and amended and restated April 30, 2008

and further amended and restated as of October 17, 2008

among

LYONDELLBASELL FINANCE COMPANY, as Borrower,

LYONDELLBASELL INDUSTRIES AF S.C.A.

(f/k/a BASELL AF S.C.A.), as the Company,

The GUARANTORS party hereto,

The LENDERS party hereto,

MERRILL LYNCH CAPITAL CORPORATION,

as Administrative Agent,

CITIBANK, N.A.,

as Collateral Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

GOLDMAN SACHS CREDIT PARTNERS L.P.

CITIGROUP GLOBAL MARKETS INC.,

ABN AMRO INCORPORATED

and

UBS SECURITIES LLC,

as Joint Lead Arrangers and Bookrunners

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Transaction Coordinator

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

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-ii-

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SCHEDULES

Schedule 1.01(a)	Security Documents
Schedule 1.01(b)	Security Principles
Schedule 1.01(c)	Guarantors
Schedule 1.01(f)	Mortgaged Properties
Schedule 1.01(k)	Excluded Collateral
Schedule 2.01	Commitments of Lenders
Schedule 2.01(a)(ii)	Retranched Commitments of Lenders
Schedule 3.08	Environmental Matters
Schedule 3.11	Subsidiaries and Other Equity Investments
Schedule 4.01(a)(iii)	Certain Security Interests and Guarantees
Schedule 4.01(a)(v)(B)	Local Counsel Jurisdictions
Schedule 6.07	Website for Notices
Schedule 6.14(a)(i)(A)	Permitted Customary Offering Memorandum Changes
Schedule 6.14(a)(i)(B)	Required Financial Statements
Schedule 6.20(a)	Post Amendment and Restatement Obligations

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EXHIBITS

Exhibit A	Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C-1(a)	Form of Initial Fixed Rate Second Lien Note
Exhibit C-1(b)	Form of Initial Floating Rate Second Lien Note
Exhibit C-1(c)	Form of Initial Floating Rate Third Lien Note
Exhibit C-2(a)	Form of Extended Fixed Rate Second Lien Note
Exhibit C-2(b)	Form of Extended Floating Rate Second Lien Note
Exhibit C-2(c)	Form of Extended Floating Rate Third Lien Note
Exhibit D	Form of Description of Original Exchange Notes
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Mandatory Cost Formula
Exhibit G	Form of Intercreditor Agreement
Exhibit H	Form of Intercompany Note
Exhibit I	Accession Letter
Exhibit J	Form of Foreign Lender Tax Certificate
Exhibit K	Form of U.S. Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit L	Funds Flow Memorandum
Exhibit M	Compliance Certificate
Exhibit N	Exchange Agreement

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BRIDGE LOAN AGREEMENT dated as of December 20, 2007 (this “Agreement”) and amended and restated as of April 30, 2008 and further amended and restated as of October 17, 2008, among LYONDELLBASELL FINANCE COMPANY (“Borrower”), LYONDELLBASELL INDUSTRIES AF S.C.A. (f/k/a BASELL AF S.C.A.) (the “Company”), the GUARANTORS party hereto from time to time, the LENDERS party hereto from time to time, MERRILL LYNCH CAPITAL CORPORATION, as administrative agent (in such capacity, the “Administrative Agent”) and CITIBANK, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, GOLDMAN SACHS CREDIT PARTNERS L.P., CITIGROUP GLOBAL MARKETS INC., ABN AMRO INCORPORATED and UBS SECURITIES LLC, as joint lead arrangers and bookrunners (in such capacity, the “Joint Lead Arrangers”) and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as transaction coordinator (in such capacity, the “Transaction Coordinator”).

RECITALS:

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of July 16, 2007 (the “Merger Agreement”) among the Company, BIL Acquisition Holdings Limited (“MergerCo”) and Lyondell Chemical Company (“Lyondell”), MergerCo merged with and into Lyondell on December 20, 2007 (the “Merger”) with the effect that Lyondell and its subsidiaries became subsidiaries of the Company (the “Acquisition”);

WHEREAS, to partially pay the consideration for the Acquisition and the refinancing of certain debt of the Company and its subsidiaries and Lyondell and its subsidiaries (the “Refinancing”), certain affiliates of Borrower drew down loans under the Senior Secured Credit Facilities on the Closing Date (as hereinafter defined);

WHEREAS, to refinance certain debt of Lyondell, certain affiliates of Borrower entered into a securitization facility and the Asset Backed Credit Facilities on the Closing Date;

WHEREAS, the parties hereto have agreed to make certain modifications to this Agreement as entered into as of December 20, 2007 as subsequently amended and restated to amend and restate this Agreement in its entirety on the date hereof (this “Amendment and Restatement”) with effect as of June 16, 2008 (the “Deemed Effective Date”);

WHEREAS, it has been agreed by the parties hereto that the Loans outstanding as of the Deemed Effective Date and other “Obligations” under this Agreement (including indemnities) shall be governed by and deemed to be outstanding under this Amendment and Restatement with the intent that the terms of this Amendment and Restatement shall supersede the terms of the Agreement as in effect on April 30, 2008 (which shall hereafter have no further effect upon the parties thereto other than with respect to any action, event, representation, warranty or covenant occurring, made or applying prior to the Deemed Effective Date), and all references to the Agreement herein or in any Loan Document or other document or instrument delivered in connection herewith or therewith shall be deemed to refer to this Amendment and Restatement and the provisions hereof; provided that (1) the grants of security interests, Mortgages and Liens under and pursuant to the Loan Documents shall continue unaltered to secure, guarantee, support and otherwise benefit the Obligations of Borrower and the other Loan Parties under this Amendment and Restatement and each other Loan Document shall continue in full force and effect in accordance with its terms except as expressly amended thereby or hereby, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Amendment and Restatement, (2) it is agreed and understood that this Amendment and Restatement does not constitute a novation, satisfaction, payment or reborrowing of any Loan Party Obligation under the original Agreement

(as such term is defined therein) or any other Loan Document except as expressly modified by this Amendment and Restatement, nor does it operate as a waiver of any right, power or remedy of any Lender or Agent under any Loan Document and (3) Section 11.21(b) of the original Agreement continues in full force and effect and shall extend to all obligations of the Loan Parties under the original Agreement as amended by this Amendment and Restatement.

NOW, THEREFORE, the Lenders are willing to extend credit to Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

Section 1.01. Defined Terms.

“2010 Debentures” shall mean the $100,000,000 aggregate principal amount of 10 1/4% Debentures due 2010 of Lyondell.

“2015 Notes” shall mean, collectively, the $615,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2015 of the Company and the €500,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2015 of the Company.

“2027 Notes” shall mean the U.S.$300,000,000 aggregate principal amount of 8.10% guaranteed notes due March 15, 2027 issued by Montell Finance Company B.V. (now known as Basell Finance Company B.V.).

“Accession Letter” shall mean a document substantially in the form set out in Exhibit I, or such other form (if any) as may be agreed between the Administrative Agent and the Loan Parties’ agent.

“Acquired Indebtedness” shall mean Indebtedness of a Person or any of its subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation, except for Indebtedness of a Person or any of its subsidiaries that is repaid at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries.

“Acquisition” shall having the meaning assigned to such term in the recital hereto.

“Additional Guarantor” shall mean a company which becomes a Guarantor in accordance with Section 5.15.

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing; provided, however, that none of the Finance Parties or their respective Affiliates shall be deemed to be an Affiliate of the Company; provided, further that ABN AMRO Bank N.V. shall be deemed to be an Affiliate of the Royal Bank of Scotland Plc and its Subsidiaries for all purposes hereof.

“Agents” shall mean the Administrative Agent, the Collateral Agent and, with effect from the Exchange Date, the Third Lien Collateral Agent (as defined in 10.01(c)).

“Agreed Exchange Notes Terms” shall mean (a) a maturity date of not earlier than June 20, 2015 and not later than December 20, 2019, (b) redemption provisions which provide that the Exchange Notes will be non-callable until four years after the date the first Exchange Notes are issued and thereafter callable at par plus accrued interest plus a premium equal to one half the coupon declining ratably on each subsequent anniversary of the Closing Date to zero on the date which is one and one-half years prior to the maturity of the Exchange Notes (provided that if the Exchange Notes do not mature prior to eight years after the Closing Date the premium will decline to zero on the date which is two years prior to the maturity of the Exchange Notes) and otherwise have redemption provisions that are customary for recently issued Rule 144A high yield debt securities, (c) a ranking pari passu with all other unsubordinated debt of the issuer and the guarantors and senior in respect of each such entity’s obligations in respect of the 2015 Notes (other than the Company’s obligations in respect of the 2015 Notes), (d) a guarantee structure consistent with (i) in the case of the first issue of Exchange Notes, that provided in respect of the Loans at the time of exchange of Loans for Exchange Notes with the exception of guarantees from Basell Benelux B.V., Millennium Petrochemicals Inc., Millennium Specialty Chemicals Inc., Millennium US Op Co LLC and Lyondell Chemie Nederland B.V. and (ii) thereafter, that provided to all series of the then outstanding Exchange Notes, (e) a security package consisting of, in the case of Fixed Rate Second Lien Exchange Notes and Fixed Rate Third Lien Exchange Notes, Liens on the same assets securing the Loans at the time of exchange other than a pledge of capital stock or other securities of any entity to the extent that the par value, book value as carried by the Company or the market value (whichever is greater) of such capital stock and other securities of such entity is equal to or greater than 20% of the aggregate principal amount of the series of Exchange Notes so secured and (f) covenants (i) as set forth in Exhibit D, in each case, with such amendments to the baskets in each covenant and definition therein to reflect the equivalent baskets contained in the covenants and definitions in the Senior Secured Credit Facilities as requested by a majority of the Joint Lead Arrangers as a result of bona fide feedback from and requests of potential investors that are not Affiliates of the Joint Lead Arrangers or any Lender in connection with a marketing under Section 6.14 hereof and as may otherwise be provided in the Fee Letter, (ii) as set forth in Sections 4.01, 4.02, and 4.04 through 4.08, inclusive, and 4.10 of the indenture governing the 2015 Notes as modified by Exhibit D and (iii) including for ministerial matters not otherwise set forth in Exhibit D as set forth in such indenture (with such changes as the Exchange Note Trustee may reasonably request).

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 11.17(b).

“Amendment and Restatement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Amendment and Restatement Effective Date” shall mean the date on which the conditions precedent to the effectiveness of this Amendment and Restatement described in Section 4.02 hereof have been satisfied.

“Anti-Terrorism Laws” shall mean:

(a) the Executive Order No. 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b) the Patriot Act;

(c) the Money Laundering Control Act of 1986, Public Law 99-570;

(d) the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq. and the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq., and any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and

(e) any similar law enacted in the United States of America subsequent to the date of this Agreement.

“Applicable Creditor” shall have the meaning assigned to such term in Section 11.17(b).

“Applicable Margin” shall mean:

(a) during the period beginning on the Closing Date through and including the day that is 180 days after the Closing Date, 4.625%,

(b) during the period beginning on the 181st day after the Closing Date through and including the day that is 270 days after the Closing Date, 5.125%, and

(c) during the period beginning on the 271st day after the Closing Date and thereafter 5.625%;

provided, however, that in the event that a Rate Increasing Event has occurred on or prior to any date that is the first day of any period referred to in (a), (b) or (c) above and is continuing on any such date, the margins specified in clauses (a), (b) and (c) above with respect to any Loans to which such Rate Increasing Event relates shall be increased by 0.5% for the period relating to such date.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of July 16, 2007, by and among the Company, BIL Acquisition and Lyondell.

“Arco Notes” shall mean the $100,000,000 in aggregate principal amount of 10 1/4% Debentures due 2010 and $225,000,000 in aggregate principal amount of 9.8% Debentures due 2020, in each case issued by ARCO Chemical Company.

“Asset Acquisition” shall mean:

(a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or of any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

(b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Backed Credit Facilities” shall mean:

(1) the asset based revolving credit agreement dated as of the Closing Date among Lyondell Chemical Company, Equistar Chemicals, LP, Houston Refining LP, Basell USA Inc. and certain subsidiaries of the Company party thereto as co-borrowers from time to time thereunder, the lenders and agents party thereto and Citibank, N.A., as administrative agent and collateral agent;

(2) any credit facility provided on the basis of the value of inventory, accounts receivable or other current assets (and related documents) or similar instrument, including any similar credit support agreements or guarantees incurred from time to time; and

(3) any such agreements, instruments or guarantees governing Indebtedness incurred to Refinance any Indebtedness or commitment referred to in (1) and (2) whether by the same or any other lender or group of lenders.

“Asset Sale” shall mean any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of (a) any Qualified Capital Stock of any Restricted Subsidiary of the Company (other than to qualifying directors or nominal shareholders if required by applicable law or other similar legal requirements); or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include

(i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive fair market value as determined in good faith by the Company for the property or assets and the aggregate consideration is less than $75 million,

(ii) the transfer of accounts receivable and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof,

(iii) sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any of its Restricted Subsidiaries to the extent that such license does not prohibit the Company or any of its Restricted Subsidiaries from using the technologies licensed (other than pursuant to exclusivity or non-competition arrangements negotiated on an arm’s-length basis) or require the Company or any of its Restricted Subsidiaries to pay any fees for any such use,

(iv) the sale, lease, conveyance, disposition or other transfer

(A) of all or substantially all of the assets of the Company as permitted under Section 5.19,

(B) of any Capital Stock or other ownership interest in or assets or property, including Indebtedness, of an Unrestricted Subsidiary or a Person which is not a subsidiary,

(C) pursuant to the creation of any Lien or any foreclosure of assets or other remedy provided by applicable law to a creditor of the Company or any subsidiary of the Company with a Lien on such assets, which Lien is permitted under the Loan Documents; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law,

(D) involving only cash or Cash Equivalents or inventory in the ordinary course of business or obsolete or worn out property or property that is no longer useful in the conduct of the business of the Company or its Restricted Subsidiaries (in the reasonable and good faith judgment of the board of directors of the Company) in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiaries or

(E) including only the lease or sublease of any real or personal property in the ordinary course of business,

(v) the consummation of any transaction in accordance with the terms of Section 5.01 or Section 5.19, and

(vi) Permitted Investments.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and Borrower (if required by such assignment and acceptance), substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof of any liability that would be required to appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Attorney Costs” shall mean and includes all reasonable fees, reasonable out-of-pocket expenses and disbursements of Cahill Gordon & Reindel LLP, Allen & Overy LLP and (without duplication) a single external local counsel to the Joint Lead Arrangers in each jurisdiction reasonably determined by the Administrative Agent.

“Auditor’s Determination” shall have the meaning given to it in Section 9.12(a)(vi).

“Audited Financial Statements” shall mean the audited consolidated financial statements of (i) the Company’s predecessor, Basell N.V. (now Basell Holdings B.V.), for the fiscal year ended December 31, 2004 and the seven-month period ended July 31, 2005 and (ii) the Company and its subsidiaries, for the period beginning April 20, 2005 and ended December 31, 2005 and the fiscal year ended December 31, 2006.

“Available Number of Days” shall mean 135 days.

“Basel II” shall have the meaning given to it in Section 2.11(a).

“Basell Parent Company” shall mean any entity of which the Company is a direct or indirect wholly-owned subsidiary (other than shares held by qualifying directors or nominal shareholders if required by applicable law or otherwise due to similar legal requirements).

“Blavatnik Group” shall mean, collectively:

(a) Mr. Leonard Blavatnik, his spouse, direct descendents, siblings, parents, children of siblings, or grandchildren, grand nieces and grand nephews, and any other members of the immediate Blavatnik family; or

(b) any trust or any other entity directly or indirectly controlled by, or for the benefit of, one or more members of the Blavatnik family described above; or

(c) any trust (a “Blavatnik Charitable Trust”):

(i) for the benefit of a charity created by any member of the Blavatnik family described above; or

(ii) to which any such member of the Blavatnik family is a substantial donor or grantor; or

(d) the estate, executor, administrator, committee of beneficiaries of any member of the Blavatnik Group listed in paragraphs (a) and (b) of this definition;

provided that, in the case of paragraphs (c)(i) and (c)(ii) of this definition, a member of the Blavatnik Group described in paragraphs (a) or (b) of this definition maintains control thereof.

For purposes of this definition only, “control” of a Blavatnik Charitable Trust means the possession of the power to direct or cause the direction of management and policies of such Blavatnik Charitable Trust in respect of the issued share capital of the Company owned by such Blavatnik Charitable Trust.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors (or similar governing body) of such Person (or, if such Person is a partnership and does not have a board of directors (or similar governing body), the board of directors (or similar governing body) of such Person’s general partner) or any duly authorized committee thereof.

“Borrower” shall have the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” shall mean a group of Loans as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, are in fact closed in, the state of New York and:

(a) if such day relates to any interest rate settings as to a Dollar Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such Dollar Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Dollar Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; and

(b) if such day relates to any interest rate settings as to a Euro Loan, any fundings, disbursements, settlements and payments in Euros in respect of any such Euro Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Euro Loan, means a TARGET Day.

“Capital Stock” shall mean:

(a) with respect to any Person that is a corporation, any and all shares or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and

(b) with respect to any Person that is not a corporation, any and all partnership interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, membership or other equity interests of such Person.

“Capitalized Lease Obligation” shall mean, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capitalized Leases” shall mean all leases which, in accordance with GAAP, are recorded as capitalized leases; provided that for all purposes hereunder the amount of principal obligations under any Capitalized Lease shall be the Attributable Indebtedness related thereto.

“Cash Collateral Account” shall mean a blocked account at Citibank, N.A. (or another commercial bank selected in compliance with the Senior Secured Credit Facilities in the name of the Collateral Agent) and otherwise established in a manner reasonably satisfactory to the Collateral Agent.

“Cash Equivalents” shall mean:

(a) time deposits or demand deposits in local currencies held by it from time to time in the ordinary course of business,

(b) an obligation, maturing within two years after the date of its acquisition, issued or guaranteed by the United States of America, Australia, Switzerland, Japan, Canada or any state which was a member state of the European Union on December 31, 2003, or an instrumentality or agency thereof,

(c) a certificate of deposit or banker’s acceptance, maturing within one year after the date of its acquisition, issued by any lender under the Credit Facilities, or a U.S. national or state bank or trust company or a European, Canadian, Australian, Swiss or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency,

(d) commercial paper, maturing within 365 days after the date of its acquisition, which has a rating of A1 or better by S&P or P1 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency,

(e) repurchase agreements and reverse repurchase agreements with an outstanding term not in excess of one year after the date of its acquisition with any financial institution which has been elected as a primary government securities dealer by the Federal Reserve Board or in respect of instruments set forth in clauses (c) or (d) above of the credit quality set forth in such applicable clause,

(f) “Money Market” preferred stock maturing within six months after the date of its acquisition or municipal bonds issued by a corporation organized under the laws of any state of the United States, Australia, Switzerland, Japan, Canada or any state which was a member state of the European Union on December 31, 2003 or an instrumentality or agency thereof, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency,

(g) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency, and

(h) shares of any fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (a) through (g) above.

“Casualty Event” shall mean any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

“Casualty Prepayment Event” shall mean any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

“Change in Law” shall mean the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order or the compliance with any guideline, request or directive from any Governmental Authority (whether or not having the force of law).

“Change of Control” shall mean the occurrence of any of the following:

(a) Sponsor ceases to hold legally and beneficially:

(i) issued share capital having the right to cast at least 51% (or, following a Listing, at least 35%) of the votes capable of being cast in general meetings of the Company; or

(ii) before a Listing, the right to determine the composition of the majority of the Board of Directors or equivalent body of the Company;

(b) following a Listing, any Person or group of Persons acting in concert (other than Sponsor) owns, directly or indirectly, a greater percentage of the issued share capital or issued share capital with voting rights of the Company than the Sponsor or, at any time, otherwise acquires control of the Company; or

(c) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

(d) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company, or the adoption by the Company of a plan for the liquidation or dissolution of Borrower, other than, in each case, a transaction complying with Section 5.19.

“Change of Control Notice” shall have the meaning given to it in Section 5.10(b).

“Change of Control Price” shall have the meaning given to it in Section 5.10(b).

“Change of Control Purchase Date” shall have the meaning given to it in Section 5.10(b).

“Charges” shall have the meaning assigned to such term in Section 11.09.

“Clean-Up Period” shall have the meaning given to it in Section 7.02(b).

“Closing Date” shall mean December 20, 2007, being the first date on which all of the conditions precedent in Section 4.01 were satisfied or waived and the Loans were drawn.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Collateral” shall mean, collectively, all assets and property of the Company and its subsidiaries that are from time to time subject to, or required to be subject to, a Lien pursuant to the Security Documents.

“Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that, subject to the Security Principles:

(a) the Administrative Agent shall have received each Security Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or subsequent to the Closing Date pursuant to Sections 5.15, 5.17 or Section 6.20 at such time, duly executed by each Loan Party party thereto;

(b) all Obligations shall have been unconditionally guaranteed (together, the “Guarantees”) by on the Closing Date, the Company, each Borrower and each Restricted Subsidiary set forth on Schedule 1.01(c);

(c) the Guarantees shall have been secured by, subject to the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if executed), the Legal Reservations and the Perfection Requirements a security interest, to the extent legally possible and to the extent required by the applicable Security Documents in all Equity Interests of (i) each Wholly Owned Domestic Subsidiary of a Guarantor domiciled in the U.S. and (ii) each material Wholly Owned Foreign Subsidiary of any Guarantor (other than the Parent Guarantor), in each instance, (other than, in each case, the Equity Interests of Basell Capital Corporation, LyondellBasell Receivables I, LLC or any other Securitization Entity) only to the extent directly owned by the relevant Guarantor;

(d) except as set forth on Schedule 1.01(k), to the extent otherwise permitted hereunder or under any Security Document and to the extent legally possible and to the extent required by the Security Documents, the Guarantees shall have been secured by a security interest in, and mortgages on, substantially all tangible and intangible assets of the Company and each other Guarantor (including accounts (other than the Equity Interests excluded in (c) above) but excluding accounts receivable subject to Receivables Financing or any Securitization Transactions), inventory (other than inventory subject to any Asset Backed Credit Facility or Receivables Financing not prohibited by this Agreement), equipment, investment property, contract rights, intellectual property, other general intangibles, material owned or ground leased Real Property, intercompany notes and proceeds of the foregoing), in each case, subject to the Legal Reservations and the Perfection Requirements, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if executed); provided that security interests in Real Property shall be limited to the Mortgaged Properties;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 5.14; and

(f) the Collateral Agent shall have received (i) counterparts of a Mortgage or other appropriate security interest with respect to each owned or ground leased Real Property or Easement

Instrument described on Schedule 1.01(f) or required to be delivered pursuant to Sections 4.01, 5.17 or Section 6.20 at the times required (the “Mortgaged Properties”) duly executed and delivered by the record owner of such Real Property or, in the case of Real Property subject to a ground lease, the tenant holding the leasehold interest in such Real Property; provided, however, that with respect to any Mortgaged Property subject to a ground lease, the Loan Party holding the tenant’s interest therein shall not be required to deliver a Mortgage with regard to any ground lease for which a consent must be obtained, (ii) in respect of any Real Property located in the United States other than any Excluded Easements, a Title Policy or Title Policies issued by the Title Company (each as defined in the Senior Secured Credit Facilities) insuring the Lien of each such Mortgage as a valid Lien on the property described therein (provided that the amount of such title insurance may be limited by any requirements of Law with respect to limits on the amount of insurance permitted to be underwritten in each state in which such Mortgaged Property is located), free of any other Liens except as expressly permitted by Section 5.14, (iii) in respect of any Mortgaged Property located outside the United States, evidence that the Administrative Agent may reasonably request that the Mortgage or other appropriate security interest constitutes, subject to the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if executed), the Legal Reservations and the Perfection Requirements, security interests in respect of the relevant Real Property securing the Second Lien Obligations and the Third Lien Obligations and that the record owner of such Mortgaged Property holds good title to it and (iv) such Surveys, abstracts, certificates, title documents, existing appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property, in each case in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent. “Excluded Easements” shall mean those pipeline easements and other similar Real Property owned by Equistar Chemicals, LP that are not situated within a plant or other facility that is (1) described on Schedule 1.01(f) and (2) with respect to which the Collateral Agent is obtaining a Title Policy as contemplated in this clause (f). “Easement Instrument” means any instrument, agreement or understanding pursuant to which an interest in land is created.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, (i) assets for which creation or perfection of security interests is not required pursuant to the Security Documents and (ii) assets as to which the Administrative Agent under the Senior Secured Credit Facilities and the Borrowers’ Agent under the Senior Secured Credit Facilities reasonably determine that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in relation to the benefits to be obtained by the Lenders therefrom. The Administrative Agent shall grant extensions of time for the perfection of security interests in or the obtaining of title insurance or other items required by the Collateral and Guarantee Requirement with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where the Administrative Agent under the Senior Secured Credit Facilities determines, in consultation with the Company, that perfection cannot be accomplished using commercially reasonable efforts by the time or times at which it would otherwise be required by the Senior Secured Credit Facilities or the Security Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent under the Senior Secured Credit Facilities and the Company in relation to the Senior Secured Credit Facilities and as may be further agreed by the Administrative Agent and the Company hereunder.

“Commitment Papers” shall mean (a) the amended and restated Project Hugo Commitment Letter dated as of October 29, 2007, between the Company and the Joint Lead Arrangers other than UBS Securities LLC, (b) the Joinder Agreement dated as of October 29, 2007, between the Company and the Joint Lead Arrangers pursuant to which UBS Securities LLC was joined and became a party to the Commitment Letter referred to in clause (a) of this definition and (c) the Fee Letter.

“Commitments” shall mean as to any Lender, its obligation to make one or more Initial Loans in Dollars Borrower pursuant to Section 2.01(a) on the Closing Date, in an aggregate amount not to exceed the amount set forth under such Lender’s name on Schedule 2.01 opposite the caption “Commitment Amount” or in the Assignment and Acceptance pursuant to which a Lender acquires its Commitment, as the same may be adjusted pursuant to Sections 2.05 and 11.04.

“Common Stock” of any Person shall mean any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or other equivalents of corporate stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Company” shall have the meaning assigned to such term in the preamble to this Agreement.

“Company Materials” shall have the meaning given to it in Section 6.07.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit M.

“Consolidated EBITDA” shall mean, with respect to any person, for any period, the sum (without duplication) of

(1) Consolidated Net Income,

(2) to the extent Consolidated Net Income has been reduced thereby,

(a)	after-tax items classified as extraordinary losses,

(b)	all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses),

(c)	Consolidated Interest Expense,

(d)	Consolidated Non-cash Charges,

(e)	the amount of net loss resulting from the payment of any premiums or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness,

(f)	costs and expenses paid in such period that are related to any expense or cost reductions that have occurred or are associated with the good faith projected cost savings described in clause (3) below,

(g)	management fees and mergers and acquisitions advisory fees paid to the Sponsor during such period, and

(h)	any inventory write-up in connection with purchase accounting in respect of acquisitions (including, without limitation, the Acquisition),

(3) the amount of net cost savings projected by the Company in good faith to be realized by specified actions taken or to be taken prior to or during such period; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or are to be taken within twelve months of the date or determination to take such action and the benefit is expected to be realized within twelve months of taking such action, and (z) the aggregate amount of such cost savings added pursuant to this clause (3) shall not exceed $150 million, all as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

Notwithstanding anything herein to the contrary, Consolidated EBITDA for the fiscal quarter ending (i) June 30, 2007 shall be deemed to be $1,521,000,000, (ii) September 30, 2007 shall be deemed to be $1,632,000,000 and (iii) December 31, 2007 shall be deemed to be $1,067,000,000.

“Consolidated First Lien Senior Secured Leverage Ratio” shall mean the Consolidated Senior Secured Leverage Ratio, but calculated substituting Consolidated First Lien Senior Secured Debt for Indebtedness.

“Consolidated First Lien Senior Secured Debt” shall mean (a) Consolidated Total Debt secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries (other than (i) any Indebtedness under Asset Backed Credit Facilities, Receivables Financings or Qualified Securitization Transactions not prohibited by this Agreement, (ii) any Loans subject to prepayment out of funds in the Cash Collateral Account and (iii) any Indebtedness secured by a Lien ranking junior to the Lien securing the obligations under the Senior Secured Credit Facilities on a basis at least as substantially favorable to the lenders thereunder as the basis on which the Lien securing the Loans ranks junior to the Lien securing the obligations under the Senior Secured Credit Facilities) minus (b) Unrestricted Cash.

“Consolidated Fixed Charge Coverage Ratio” shall mean, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters ended either on the last day of the quarter immediately prior to the Closing Date or, if later, the last quarter of which shall be the most recent quarter for which financial statements have been provided to Lenders pursuant to Article 6 (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period.

(a) In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(i) the incurrence or repayment or other reduction or discharge of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(ii) if since the beginning of the four-quarter reference period any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became an Unrestricted Subsidiary, such event shall be deemed to have occurred on the first day of the four-quarter reference period; and

(iii) any Asset Sales or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

(b) If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a Person other than the Company or a Restricted Subsidiary of the Company, the preceding paragraph (a) will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio:”

(i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(iii) notwithstanding clause (b)(i) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” shall mean, with respect to any Person for any period, without duplication:

(a) Consolidated Interest Expense, plus

(b) the sum of

(i) the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person) paid or accrued during such period and

(ii) tax actually paid in cash and attributable to the item referred to in clause (i) above.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication:

(a) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

(i) any amortization of debt discount,

(ii) the net amount paid (or deducting the net amount received) by the Company and its Restricted Subsidiaries in respect of the relevant period under Interest Swap Obligations or Currency Agreements (to the extent, and only to the extent, in respect of interest rate protection),

(iii) all capitalized interest, and

(iv) the interest portion of any deferred payment obligation,

but excluding, in each case, any amortization or write-off of deferred financing costs or fees incurred in connection with the incurrence of any Indebtedness or any Qualified Securitization Transaction; and

(b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” shall mean, with respect to any Person as of any date of determination, the ratio of (1) consolidated Indebtedness of such Person as of the end of the most recent fiscal quarter for which financial statements are available under Sections 6.01 or 6.02 hereof to (2) the aggregate amount of the Consolidated EBITDA of such Person for the period of the most recent four consecutive quarters for which financial statements are available under Sections 6.01 or 6.02 hereof, in each case with such pro forma adjustments to consolidated Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Net Income” shall mean, with respect to any Person, for any period:

(a) aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; plus

(b) cash dividends or distributions paid to such Person or a Restricted Subsidiary of such Person by any other Person (the “Payor”) other than a Restricted Subsidiary of the referent Person, to the extent not otherwise included in Consolidated Net Income, which have been derived from cash flow of the Payor;

(c) provided that there shall be excluded therefrom (but only to the extent included in the calculation of the foregoing)

(i) after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto,

(ii) after-tax items classified as extraordinary or non-recurring gains or losses (including, for the avoidance of doubt and irrespective of its classification, the effect of any impairment of goodwill arising as a result of the Acquisition) and any gains or losses on the disposal or reversal of impairment losses on assets,

(iii) the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the Person or is merged or consolidated with the Person or any Restricted Subsidiary of the Person,

(iv) the net income (but not loss) of any Restricted Subsidiary of the Person that is not a guarantor to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the net income of Restricted Subsidiaries shall only be excluded in any calculation of Consolidated Net Income of the Company as a result of application of this clause (iv) if the restriction on dividends or similar distributions results from consensual restrictions other than any restriction contained in clauses (ii), (iv), (v), (xi), (xvi) and (xvii) of Section 5.09 hereof,

(v) the net income or loss of any Person, other than a Restricted Subsidiary of the Person, except to the extent of cash dividends or distributions paid to the Person or to a Restricted Subsidiary of the Person by such Person (net of associated tax),

(vi) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date,

(vii) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

(viii) in the case of a successor to the Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings or losses of the successor corporation prior to such consolidation, merger or transfer of assets,

(ix) all dividends received by the Company as described in clause (iv) of the second paragraph of the definition of “Indebtedness” to the extent the Company is obligated to apply such dividends in the repayment of such Indebtedness, and

(x) any increase in amortization or depreciation as a result of the receipt of any insurance proceeds from damage to property.

“Consolidated Net Tangible Assets” shall mean, as of any date, the total amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries on a consolidated basis, as of the last day of the most recently ended period for which financial statements were delivered pursuant to Sections 6.01 and 6.02, determined in accordance with GAAP, after deducting therefrom (1) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long term debt), and (2) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets.

“Consolidated Non-cash Charges” shall mean, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Senior Secured Leverage Ratio” shall mean the Consolidated Leverage Ratio, but calculated by excluding all Indebtedness other than Senior Secured Indebtedness.

“Consolidated Total Debt” shall mean, as of any date, the principal amount of Indebtedness of the Company and its Restricted Subsidiaries that is outstanding on such date and consists of Indebtedness (other than Indebtedness under the Structured Financing Transaction) for borrowed money (adjusted to take into account any liability or receivable arising under any Swap Contract entered into in connection with hedging any currency exposure to such Indebtedness) and Attributable Indebtedness.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” shall mean Indebtedness of the Company or the Indebtedness of any Restricted Subsidiary of the Company in an aggregate principal amount not greater than twice the aggregate amount of cash contributions made to the capital of the Company or such Restricted Subsidiary after the Closing Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Company or such Restricted Subsidiary, as applicable, the amount in excess shall be Indebtedness with a Stated Maturity later than the Final Maturity Date; and

(2) such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Control” shall have the meaning given to it in the definition of “Affiliate.”

“Controlled Foreign Corporation” shall mean an entity that is a controlled foreign corporation for purposes of Section 957(a) of the Internal Revenue Code.

“Credit Facilities” shall mean:

(a) the Senior Secured Credit Facilities,

(b) the Asset Backed Credit Facilities,

(c) any credit agreement (and related document) or similar instrument, including any similar credit support agreements or guarantees, governing other revolving credit, working capital or term Indebtedness incurred from time to time, and

(d) any such agreements, instruments or guarantees governing Indebtedness incurred to Refinance any Indebtedness or commitments referred to in (a), (b) and (c) whether by the same or any other lender or group of lenders.

“Currency Agreement” shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries.

“Debt Issuance” shall mean the incurrence or issuance of any Indebtedness not permitted hereunder.

“Debt Issuance Prepayment Event” shall mean the occurrence of a Debt Issuance.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, the Dutch Bankruptcy Act (Faillissementswet), the German Insolvency Law, the Luxembourg insolvency laws and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief Laws of the United States, The Netherlands, Luxembourg or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Loan Parties incorporated or organized in England, Wales or Hong Kong, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

“Default” shall mean an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Description of Original Exchange Notes” shall mean the description of the terms and conditions of the proposed Senior Second Lien Notes due 2015 of Borrower, substantially in the form of Exhibit D, which notes are intended to refinance the Loans.

“Disposition” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” shall mean that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than redeemable only for Capital

Stock of such Person that is not itself Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to the Final Maturity Date shall not constitute Disqualified Capital Stock if:

(a) the “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms set forth in Section 5.10; and

(b) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

Notwithstanding the preceding sentence, only the portion of such Capital Stock which so matures or is mandatorily redeemable or is so convertible or exchangeable prior to the Final Maturity Date shall be so deemed Disqualified Capital Stock. The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Capital Stock is to be determined pursuant hereto; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent financial statements of such Person.

“Dollar” or “$” shall mean lawful money of the United States.

“Dollar Borrowing” shall mean any Borrowing denominated in Dollars.

“Dollar Equivalent” shall mean, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in Euro, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by the Administrative Agent in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of Dollars with such amount of Euro and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it reasonably deems appropriate.

“Dollar Loan” shall mean any Loan denominated in Dollars.

“Domestic Subsidiary” shall mean any subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“DTC” shall mean The Depository Trust Company.

“Dutch Civil Code” shall mean the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch Loan Party” means a Loan Party incorporated under the laws of or established in The Netherlands.

“EMU Legislation” shall mean the legislative measures of the European Union Economic and Monetary Union.

“Engagement Letter” shall mean the amended and restated Project Hugo Engagement Letter dated as of October 29, 2007, between the Company and the Joint Lead Arrangers (including the joinder agreement dated as of October 29, 2007 among the Company and the Joint Lead Arrangers pursuant to which UBS Securities LLC was joined and became a party thereto).

“Environment” shall mean indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” shall mean the common law and any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment, the generation, treatment, storage, transport, distribution, handling or recycling of Hazardous Materials or the presence, Release or threat of Release of Hazardous Materials and, to the extent relating to exposure to Hazardous Materials, human health and to workplace health and safety.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or recycling of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equistar Notes” shall mean the $150,000,000 in aggregate principal amount of 7.55% Debentures due 2026 (assumed by Equistar Chemicals, LP) pursuant to the indenture governing the Equistar Notes dated as of January 29, 1996 as supplemented by Supplemental Indentures dated February 15, 1996, December 1, 1997, November 3, 2000 and November 17, 2000, together with any other series of notes created thereunder.

“Equity Interests” shall mean, with respect to any Person, all of the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person (including any contribution from Shareholders without any issuance of shares but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance Prepayment Event” shall mean any issuance of Equity Interests in the Company to any Person other than a Loan Party, excluding any issuances to the Sponsor.

“Equity Offering” shall mean any sale of Qualified Capital Stock of the Company or any capital contribution to the equity of the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d ) a withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) a complete or partial withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan, in each case where Plan assets are not sufficient to pay all Plan liabilities; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary or any ERISA Affiliate; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Loan Party or any Restricted Subsidiary.

“EURIBOR” shall mean, in relation to any Euro Loan, (a) the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, in each case displayed on the appropriate page of the Reuters screen, and (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available for the relevant period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by three major banks selected by the Administrative Agent to leading banks in the European interbank market, at or about 11 a.m. Brussels time on the second full Business Day next preceding the first day of the relevant period in relation to which such rate is calculated.

“Euro” and “€” shall mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Euro Borrowing” shall mean any Borrowing denominated in Euro.

“Euro Equivalent” shall mean at the time of determination thereof, (a) if such amount is expressed in Euro, such amount, (b) if such amount is expressed in Dollars, the equivalent of such amount in Euro determined by using the rate of exchange quoted by the Administrative Agent in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of Euro with such amount of Dollars and (c) if such amount is denominated in any other currency, the equivalent of such amount in Euro as determined by the Administrative Agent using any method of determination it reasonably deems appropriate.

“Euro Loan” shall mean any Loan denominated in Euro.

“Event of Default” shall have the meaning assigned to such term in Article 7.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Agreement” shall have the meaning given to it in Section 6.14.

“Exchange Documents” shall mean the Exchange Note Indentures and the Exchange Notes.

“Exchange Note Holders” shall mean a Lender or its Affiliate who, following the exchange of Loans in accordance with Sections 6.14, 6.15 or 6.18 holds Exchange Notes. For the avoidance of doubt, Exchange Note Holders does not include any transferee of such Exchange Notes.

“Exchange Note Indentures” shall mean the Fixed Rate Second Lien Exchange Note Indenture, the Fixed Rate Third Lien Exchange Note Indenture, the Fixed Rate Unsecured Exchange Note Indenture and the Original Exchange Note Indenture.

“Exchange Note Trustees” shall mean the Fixed Rate Second Lien Exchange Note Trustee, the Fixed Rate Third Lien Exchange Note Trustee, the Fixed Rate Unsecured Exchange Note Trustee and the Original Exchange Note Trustee.

“Exchange Notes” shall mean the Fixed Rate Second Lien Exchange Notes, the Fixed Rate Third Lien Exchange Notes, the Fixed Rate Unsecured Exchange Notes and the Original Exchange Notes.

“Exchange Request” shall have the meaning assigned to such term in Section 6.14(a).

“Excluded Subsidiary” shall mean (a) any subsidiary that is not a Wholly Owned Subsidiary (for so long as such subsidiary remains a non-Wholly Owned Subsidiary), (b) each subsidiary of a Guarantor listed on Schedule 1.01(c) and any successor entity and each subsidiary that is not a Material Subsidiary, in each case, for so long as such subsidiary is not a Material Subsidiary, (c) any subsidiary that is prohibited by applicable Law, or contractual restrictions or any of the other matters referred to in the Security Principles, from guaranteeing the Obligations and (d) any other subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Company, the cost or other consequences (including any adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom or which would otherwise contravene the Security Principles.

“Excluded Taxes” shall mean, in the case of each Lender and Agent,

(a) taxes imposed on or measured by its net income (or branch profits), and franchise or capital taxes imposed on it in lieu of net income taxes, in each case (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) by reason of any other connection between the jurisdiction imposing such tax and such Agent or Lender (or its applicable Lending Office) other than any connections arising solely from such Agent or Lender (or its applicable Lending Office) having executed, delivered, been a party to, received or perfected a security interest under or performed its obligations under, received payment under or enforced, this Agreement or any other Loan Document, or (iii) under § 49 para. 1 Nr. 5 lit. c (aa) of the German Income Tax Act solely by virtue of the Lender having security over German-situs real estate (inländischen Grundbesitz) or over rights subject to the civil law provisions applicable to real estate (inländische Rechte, die den Vorschriften des bürgerlichen Rechts über Grundstücke unterliegen),

(b) in the case of a Foreign Lender or Foreign Agent other than an assignee pursuant to a request by Borrower under Section 2.15,

(i) with respect to any Loan to Borrower, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of a Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.13,

(ii) any withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 2.13(d),

(c) any withholding tax imposed on payments to a Lender by the German tax authorities under § 50a para. 7 German Income Tax Act as in effect at the time such Lender becomes a party hereto by virtue of the Lender having security over German-situs real estate (inländischen Grundbesitz) or over rights subject to the civil law provisions applicable to real estate (inländische Rechte, die den Vorschriften des bürgerlichen Rechts über Grundstücke unterliegen), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of an assignment, to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.13; or

(d) any U.S. federal backup withholding imposed under Section 3406 of the Code.

“Existing Notes” shall mean, collectively, the 2015 Notes, the 2027 Notes, the 10 1/2% Senior Secured Notes due 2013 of Lyondell, the 8% Senior Unsecured Notes due 2014 of Lyondell, the 8 1/4% Senior Unsecured Notes due 2016 of Lyondell, the 6.875% Senior Unsecured Notes due 2017 of Lyondell, the 2010 Debentures, the 9.8% Debentures due 2020 of Lyondell, the 10 1/8% Senior Unsecured Notes due 2008 of Equistar Chemicals, LP, the 10 1/8% Senior Unsecured Notes due 2011 of Equistar Chemicals, LP, the Equistar Notes, the Millennium Notes and the 8 3/4% Unsecured Notes due 2009 of Equistar Chemicals, LP, in each case to the extent outstanding on the Closing Date and the 4% Convertible Debentures due 2023 of Millennium Chemicals Inc. (to the extent not converted on the Closing Date).

“Extended Loans” shall have the meaning assigned to such term in Section 2.01(b).

“Extended Notes” shall have the meaning assigned to such term in Section 2.06(f).

“Extension Date” shall mean the date the Initial Loans are converted into Extended Loans pursuant to Section 2.01(b).

“Extension Margin” shall mean:

(a) during the period beginning on the Extension Date through and including the day which is 90 days after the Extension Date, 6.125%, and

(b) during each three-month period thereafter, the Extension Margin for the prior three-month period plus 0.5%;

provided, however, that in the event that a Rate Increasing Event has occurred on or prior to any date that is the first day of any period referred to in (a) or (b) above and is continuing on any such date, the margins specified in clauses (a) and (b) above with respect to any Loans to which such Rate Increasing Event relates shall be increased by 0.5% for the period relating to such date.

“Fee Letter” shall mean the third amended and restated Project Hugo Fee Letter dated as of April 30, 2008, between the Company and the Joint Lead Arrangers as amended, extended or otherwise modified from time to time.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 2.08.

“Final Maturity Date” shall mean June 20, 2015 or, if such date is not a Business Day, the Business Day immediately preceding such date.

“Finance Party” shall mean the Agents, the Lenders and the Joint Lead Arrangers.

“Financial Indebtedness” shall mean (without duplication), at any time, the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at such time, referred to in paragraphs (a), (b), (f), (h) and (i) of the definition of Indebtedness (but, as to such clause (i), only in respect of paragraphs (a), (b), (f) and (h) of such definition).

“Fixed Rate Second Lien Exchange Note Indenture” shall mean one or more indentures to be entered into relating to Exchange Notes which bear a fixed rate of interest, having Agreed Exchange Note Terms and benefiting, directly or through the operation of intercreditor arrangements, from second priority security, as the same may be amended modified or supplemented.

“Fixed Rate Second Lien Exchange Note Trustee” shall mean the trustee(s) under the Fixed Rate Second Lien Exchange Note Indenture.

“Fixed Rate Second Lien Exchange Notes” shall mean the securities issued under the Fixed Rate Second Lien Exchange Note Indenture.

“Fixed Rate Second Lien Loans” shall mean the $3.5 billion aggregate principal amount of Initial Loans that were retranched into Fixed Rate Second Lien Loans with effect from the Deemed Effective Date pursuant to Section 2.01(a)(ii) and any Extended Loans into which such Loans are converted.

“Fixed Rate Third Lien Exchange Note Indenture” shall mean one or more indentures to be entered into relating to Exchange Notes which bear a fixed rate of interest, having Agreed Exchange Note Terms and benefiting, directly or through the operation of intercreditor arrangements, from third priority security, as the same may be amended, modified or supplemented.

“Fixed Rate Third Lien Exchange Note Trustee” shall mean the trustee(s) under the Fixed Rate Third Lien Exchange Note Indenture.

“Fixed Rate Third Lien Exchange Notes” shall mean the securities issued under the Fixed Rate Third Lien Exchange Note Indenture.

“Fixed Rate Unsecured Exchange Note Indenture” shall mean one or more indentures to be entered into relating to Exchange Notes which bear a fixed rate of interest, having Agreed Exchange Note Terms which shall be unsecured Obligations of the Loan Parties, as the same may be amended, modified or supplemented.

“Fixed Rate Unsecured Exchange Note Trustee” shall mean the trustee(s) under the Fixed Rate Unsecured Exchange Note Indenture.

“Fixed Rate Unsecured Exchange Notes” shall mean the securities issued under the Fixed Rate Unsecured Exchange Note Indenture.

“Floating Rate Loans” shall mean the Floating Rate Second Lien Loans and the Floating Rate Third Lien Loans.

“Floating Rate Second Lien Loans” shall mean the $2.0 billion aggregate principal amount of Initial Loans that were retranched into floating rate second lien loans on the Deemed Effective Date pursuant to Section 2.01(a)(ii) and any Extended Loans into which such Loans are converted.

“Floating Rate Third Lien Loans” shall mean the $2.5 billion aggregate principal amount of Initial Loans that were retranched into floating rate third lien loans on the Deemed Effective Date pursuant to Section 2.01(a)(ii) and any Extended Loans into which such Loans are converted.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Loan Party or any subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean any direct or indirect Restricted Subsidiary of the Company which is not a Domestic Subsidiary.

“Funds Flow Memorandum” shall mean the funds flow memorandum substantially in the form attached hereto as Exhibit L containing details of the flow of funds on the Closing Date.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date as adopted by the Company, except as otherwise set forth in Article 6; provided that the Company may make a one-time election to switch to International Financial Reporting Standards, if permitted to do so by the SEC in its filings with the SEC. All ratios and calculations based on GAAP contained in this Agreement shall be computed in conformity with GAAP unless this Agreement otherwise provides.

“German Guarantor” shall have the meaning given to it in Section 9.12(a).

“GmbH-Act” shall have the meaning assigned to it in Section 9.12(a)(iii)(B).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” shall mean the Company and its subsidiaries from time to time, including, on and from the Closing Date, Lyondell and its subsidiaries.

“Guaranteed Obligations” shall have the meaning given to it in Section 9.01

“Guarantor” shall mean each Parent Guarantor, each Person listed on Schedule 1.01(c) and each Additional Guarantor; provided that upon the release and discharge of such Person from such guarantee in accordance with this Agreement, such Person shall cease to be a Guarantor.

“Hazardous Materials” shall mean all materials, chemicals, substances, wastes, pollutants, contaminants, constituents and compounds of any nature or in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold that are regulated pursuant to, or can give rise to liability under, any applicable Environmental Law.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) forward foreign exchange contracts or currency swap agreements, (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values, (iv) commodity price protection agreements or commodity price hedging agreements designed to manage fluctuations in prices or costs of raw materials, manufactured products or related commodities and (v) emissions rights trading agreements.

“Holders” shall mean the Lenders and the Exchange Note Holders.

“Holding Company” shall mean, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which the former company, corporation or other legal entity is a Subsidiary.

“Indebtedness” shall mean with respect to any Person, without duplication,

(a) all obligations of such Person for borrowed money,

(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(c) all Capitalized Lease Obligations of such Person,

(d) all obligations of such Person issued or assumed as the deferred purchase price of property that is due more than six months after taking delivery of such property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),

(e) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(f) guarantees in respect of Indebtedness referred to in clauses (a) through (e) above and clause (h) below,

(g) all obligations of any other Person of the type referred to in clauses (a) through (f) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured,

(h) all net obligations under Currency Agreements and Interest Swap Obligations of such Person,

(i) all Receivables Financings and obligations under Asset Backed Credit Facilities, and

(j) all Disqualified Capital Stock issued by such Person and Preferred Stock issued by Restricted Subsidiaries of such Person with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, which, in the case of (d) above, would appear as a liability on the balance sheet of such Person in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

Notwithstanding the foregoing, “Indebtedness” shall not include:

(i) advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

(ii) deferred taxes,

(iii) unsecured indebtedness of the Company and/or its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by the Company and/or its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness,

(iv) Indebtedness owed or incurred by any Restricted Subsidiary whose activities are limited to holding shares in Qualified Joint Ventures (but only to the extent that (A) the creditors under the relevant agreement have no recourse to the Company other than such Restricted Subsidiary; and (B) the recourse those creditors have to such Restricted Subsidiary is limited to the proceeds (if any) of dividends received by such Restricted Subsidiary in respect of such Restricted Subsidiary’s investment in such Qualified Joint Ventures),

(v) Limited Recourse Stock Pledge or any non-recourse guarantee given solely to support such pledge,

(vi) any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or government obligations (in an amount sufficient to satisfy all such Indebtedness at the Stated Maturity thereof or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and other applicable terms of the instrument governing such Indebtedness or

(vii) Indebtedness for which irrevocable notice of redemption has been duly given and for which redemption money in the necessary amount has been irrevocably deposited with the applicable trustee or paying agent in trust for the holders of such Indebtedness.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.05(b).

“Independent Financial Advisor” shall mean a firm which, in the judgment of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

“Initial Loans” shall have the meaning assigned to such term in Section 2.01(a).

“Initial Maturity Date” shall mean the first anniversary of the Closing Date or, if such date is not a Business Day, the Business Day immediately preceding such first anniversary.

“Initial Notes” shall have the meaning assigned to such term in Section 2.06(f).

“Initial Public Equity Offering” shall mean a firm commitment underwritten offering of shares of Capital Stock of the applicable Person (a) registered on an appropriate form under the Securities Act or any similar offering in other jurisdictions or (b) listed on an internationally recognized exchange or traded on an internationally recognized market.

“Intercreditor Agreement” shall mean the intercreditor agreement, substantially in the form of Exhibit G, dated as of the Closing Date entered into between, among others, the Agents, after the issue of the Exchange Notes, the Exchange Note Trustees (or in the case of any other refinancing of this Agreement, the equivalent under that other refinancing), certain parties to the Senior Secured Credit Facilities, Borrower and the Company as amended, amended and restated, supplemented or otherwise modified from time to time as permitted thereunder.

“Interest Payment Date” shall have the meaning assigned to such term in Section 2.09(d).

“Interest Period” shall mean, as to any Borrowing, the period commencing on the date such Borrowing is disbursed and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) the last Interest Period applicable to Initial Loans shall end on the Initial Maturity Date (or, if later, the Extension Date); and

(iv) no Interest Period shall extend beyond the Final Maturity Date.

“Interest Swap Obligations” shall mean the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” shall mean, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” excludes (i) extensions of trade credit, (ii) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees, and (iii) reimbursement obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of the Company or any of its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of Section 5.01,

(a) “Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and

(b) the amount of any Investment in any Person is the original cost of such Investment plus the cost of all additional Investments therein by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Investment Grade Rating” shall mean a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s and, in each case, has a stable or positive outlook. In the event that the Company selects any other Rating Agency pursuant to the provisions of the definition thereof, the equivalent of such ratings by such Rating Agency shall be used.

“IRS” shall mean the Internal Revenue Service of the United States.

“Joint Lead Arrangers” shall have the meaning assigned to such term in the preamble to this Agreement. For the avoidance of doubt, after the Amendment and Restatement Effective Date the role of Joint Lead Arranger may not be transferred in any manner and a purported transfer by a Joint Lead Arranger of its role, or any agreement by a Joint Lead Arranger (written or oral) to restrict the exercise of its discretion hereunder, shall be null and void and from the date of such purported transfer or agreement the entity shall no longer be a Joint Lead arranger for any purpose hereunder.

“Judgment Currency” shall have the meaning assigned to such term in Section 11.17.

“Laws” shall mean, as to any Person, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case binding on such Person or to which such Person or any of its property or assets is subject.

“Legal Reservations” shall mean:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court;

(b) the limitation of enforcement by laws relating to insolvency, reorganization, penalties and other laws generally affecting the rights of creditors;

(c) the time barring of claims under the statutes of limitation;

(d) the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void;

(e) defenses of set-off or counterclaim; and

(f) principles which are set out in the qualifications as to matters of law in any legal opinion delivered (i) on or prior to the Amendment and Restatement Effective Date in connection with this Agreement or (ii) with respect to the Security Documents in legal opinions delivered in connection therewith.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available any portion of any Borrowing, or (ii) a Lender having notified in writing Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04.

“Lenders” shall mean (a) the financial institutions listed on the signature pages of this Agreement (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) together with their respective successors and assigns as permitted hereunder and any Affiliate of any such financial institution, and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

“Lending Office” shall mean, as to any Lender, such office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.

“LIBOR” shall mean, in relation to any Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Dow Jones Market screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars or Euros (for delivery on the first day of such Interest Period), with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in Dollars or Euros for delivery on the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent (acting reasonably) to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars or Euros (for delivery on the first day of such Interest Period), with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in Dollars or Euros for delivery on the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars or Euros for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Merrill Lynch Capital Corporation, London Branch and with a term equivalent to such Interest Period would be offered by Merrill Lynch Capital Corporation, London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period.

“Lien” shall mean any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interests in accounts receivable and related assets conveyed by the Company or any of its subsidiaries in connection with any Qualified Securitization Transaction.

“Limited Recourse Stock Pledge” shall mean the pledge of the Equity Interests in any joint venture (that is not a Restricted Subsidiary) or any Unrestricted Subsidiary to secure non-recourse debt of such joint venture or Unrestricted Subsidiary, which pledge is made by a Restricted Subsidiary of the Company, the activities of which are solely limited to making and managing Investments, and owning Equity Interests, in such joint venture or Unrestricted Subsidiary, but only for so long as its activities are so limited.

“Listing” shall mean a listing of all or any part of the share capital of the Company or any of its subsidiaries or any Holding Company of the Company or any of its subsidiaries (excluding Access Industries, Inc., the Sponsor (to the extent not a subsidiary of the Company) and any such Holding Company of the Company or any of its subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its subsidiaries) on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to the Company or any of its subsidiaries or any Holding Company of the Company or any of its subsidiaries (excluding Access Industries, Inc., the Sponsor (to the extent not a subsidiary of the Company) and any such Holding Company of the Company or any of its subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its subsidiaries) in any jurisdiction or country.

“Loan Documents” shall mean this Agreement, the Security Documents, the Loan Notes (if any), the Exchange Documents, the Registration Rights Agreement (for all purposes other than Article 7), the Exchange Agreement (for all purposes other than Article 7), the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if executed) and the Commitment Papers.

“Loan Notes” shall mean the Initial Notes and the Extended Notes.

“Loan Parties” shall mean Borrower, the Company and each other Guarantor.

“Loans” shall mean the Initial Loans including the Fixed Rate Second Lien Loans, the Floating Rate Second Lien Loans and the Floating Rate Third Lien Loans referred to in Section 2.01(a)(ii), and the Extended Loans.

“Lyondell” shall have the meaning given to it in the introductory paragraph to this Agreement.

“Management Agreement” shall mean the Management Agreement dated as of December 11, 2007, between, among others, the Company and certain of its subsidiaries and Nell Limited as in effect on the Closing Date.

“Management Determination” shall have the meaning given to it in Section 9.12(a)(v).

“Mandatory Cost” shall mean the percentage rate per annum calculated by the Administrative Agent in accordance with Exhibit F.

“Margin Loans” shall mean the loan originally entered into between, among others, AI Chemical Investments LLC, Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated on or about August 20, 2007 in order to finance the acquisition of certain shares in the capital of Lyondell (as amended, transferred or novated from time to time (including to certain subsidiaries of the Company)).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Restricted Subsidiaries (taken as a whole), (b) a material adverse effect on the ability of Borrower or the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which Borrower or any of the Loan Parties is a party or (c) a deficiency in the rights and remedies of the Lenders under the Loan Documents (taken as a whole) which is materially adverse to the Lenders.

“Material Subsidiary” shall mean at any date of determination, each of the Company’s subsidiaries (a) whose total assets at the last day of the relevant fiscal year were equal to or greater than 2.5% of the Total Assets of the Company and the Restricted Subsidiaries at such date or (b) whose EBITDA for the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 6.01(a) is equal to or greater than 2.5% of the Consolidated EBITDA for such fiscal year.

“Maximum Rate” shall have the meaning given to it in Section 11.09.

“Merger Agreement” shall have the meaning assigned to such term in the recital hereto.

“Millennium Indenture” shall mean the indenture dated November 27, 1996 in respect of the Millennium Notes as supplemented by a Supplemental Indenture dated November 21, 1997, as in effect on the Closing Date.

“Millennium Notes” shall mean the Millennium America Inc. 7 5/8% Senior Notes due 2026.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgages” means, collectively, the deeds of trust , trust deeds, hypothecs and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor of or for the benefit of the Collateral Agent on behalf of the Second Lien Finance Parties and other holders of Second Lien Obligations or the Third Lien Collateral Agent on behalf of the Third Lien Finance Parties and other holders of Third Lien Obligations, as the case may be, (and, in the case of such Mortgages governed by the law of certain jurisdictions outside of the United States of America, on behalf of certain other secured parties) having terms and otherwise in form and substance equivalent to the Mortgages on such Mortgaged Property securing loans outstanding under the Senior Secured Credit Facility with changes reasonably required by the Collateral Agent and necessary to reflect the priority provided herein, the nature of the secured obligations and the identity of the parties as shall be reasonably acceptable to the Collateral Agent, and any other mortgages executed and delivered pursuant to Sections 4.01, 5.17 or 6.20.

“Mortgaged Properties” shall have the meaning set forth in paragraph (f) of the definition of Collateral and Guarantee Requirement.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years, has made or been obligated to make contributions or otherwise could reasonably be expected to incur liability.

“Net Assets” shall have the meaning given to it in Section 9.12.

“Net Cash Proceeds” shall mean, with respect to any Debt Issuance or any Equity Issuance Prepayment Event, the cash proceeds thereof, net of customary fees, commissions, costs, taxes and other expenses incurred in connection therewith.

“Net Casualty Proceeds” shall mean “Net Proceeds” (with respect to a Casualty Event) as defined in the Senior Secured Credit Facilities.

“Net Proceeds” shall mean Net Sale Proceeds, Net Casualty Proceeds, Net Recovery Proceeds, or Net Cash Proceeds, as applicable.

“Net Proceeds Offer” shall have the meaning assigned to such term in Section 5.11.

“Net Recovery Proceeds” shall mean 100% of the cash proceeds actually received by the Company or any of its Restricted Subsidiaries from a Recovery Event, net of related fees, taxes and transaction costs properly incurred in achieving any such recovery.

“Net Sale Proceeds” shall mean, with respect to any Asset Sale, the proceeds (including cash received from the sale of non-cash consideration) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of

(a) all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions),

(b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

(c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale,

(d) all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such Asset Sale or to any other Person (other than the Company or a Restricted Subsidiary of the Company) owning a beneficial interest in the assets disposed of in such Asset Sale;

(e) the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale; and

(f) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, the Company or any Restricted Subsidiary of the Company, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.15(c).

“Non-Responsive Lender” shall mean, with respect to any amendment, waiver or modification, any Lender who does not respond affirmatively or negatively within 20 Business Days to a request for such amendment, waiver or modification.

“Notes” shall mean the Loan Notes and the Exchange Notes as originally executed or as they may from time to time be amended pursuant to the applicable provisions hereof.

“Notice Deadline” shall have the meaning given to it in Section 5.10(b).

“Obligations” or “Loan Party Obligations” shall mean the Second Lien Obligations and the Third Lien Obligations.

“Offering Memorandum” shall have the meaning given to it in Section 6.16.

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, association or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Exchange Documents” shall mean the Original Exchange Note Indenture and the Original Exchange Notes.

“Original Exchange Note Holders” shall mean registered holders of the Original Exchange Notes.

“Original Exchange Note Indenture” shall mean the indentures to be entered into relating to the Original Exchange Notes, having terms and conditions substantially as set forth in the Description of Original Exchange Notes and ranking the security second in priority or third in priority, as applicable, (with such changes to cure any ambiguity, omission, defect or inconsistency as the Joint Lead Arrangers and the Company shall approve), as the same may be amended, modified or supplemented.

“Original Exchange Note Trustee” shall mean the trustee under the Original Exchange Note Indenture.

“Original Exchange Notes” shall mean the securities issued under the Original Exchange Note Indenture.

“Original Exchange Request” shall have the meaning assigned to such term in Section 6.18(b).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, property, intangible, mortgage recording or similar taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to any Loan Documents.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in Euro, the rate of interest per annum at which overnight deposits in Euro, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Merrill Lynch Capital Corporation in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” shall mean BI S.à r.l., a société à responsabilité limitée whose registered office is 15-17 Avenue Gaston Diderich, L-1420 Luxembourg.

“Parent Guarantors” shall mean the Company and Basell Funding S.à.r.l.

“Pari Passu Indebtedness” shall mean, in the case of the Loans, any Indebtedness of the Company that ranks equally in right of payment with the Loans and, in the case of the guarantees thereof, any Indebtedness of the applicable Guarantor that ranks equally in right of payment to the guarantee of the Loans of such Guarantor.

“Participant” shall have the meaning assigned to such term in Section 11.04(c).

“Participating Member State” shall mean each state so described in any EMU legislation.

“Party” shall mean a party to this Agreement.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

“PBGC Settlement” shall mean the settlement agreement between Lyondell and the Pension Benefit Guaranty Corporation (or any successor entity) (the “PBGC”) as amended, modified, restated or replaced from time to time.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party, any Subsidiary or any ERISA Affiliate or to which any Loan Party, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years or with respect to which a Loan Party, Subsidiary or ERISA Affiliate could reasonably be expected to incur liability (including under Section 4063 or 4069 of ERISA).

“Perfection Certificate” shall mean a certificate in the form of Exhibit G-1 to the Senior Secured Credit Facilities, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarizations, stamping and/or notifications of the Security Documents and/or the Lien created thereunder, to the extent to be made other than by the Company or its subsidiaries.

“Period End Blackout Date” shall mean:

(a) in respect of an Offering Memorandum that contains audited financial statements for the most recently completed fiscal year of the Company or unaudited interim financial statements for the first three-months or six-months of the then-current fiscal year of the Company, the date which is the Available Number of Days following the date of the most recent audited or reviewed (in accordance with Statement on Auditing Standards No. 100 or any applicable successor standard) balance sheet of the Company; provided that the Available Number of Days may be reduced by notice from the Company to the Joint Lead Arrangers and the Exchange Note Holders if the Company reasonably believes it will be unable to procure a “comfort” letter contemplated by Section 6.16(b)(i) by up to 15 days provided that the Company shall be consequently required to deliver an Offering Memorandum for the next following period under Section 6.16(a) 15 days after the Period End Blackout Date; and

(b) in respect of an Offering Memorandum where the most recent financials statements therein are unaudited interim financial statements for the first nine-months of the then-current or most recently completed fiscal year of the Company, the date which is the Available Number of Days following the date of the most recent reviewed (in accordance with Statement on Auditing Standards No. 100 or any applicable successor standard) balance sheet of the Company; provided that the Available Number of Days may be reduced by notice from the Company to the Joint Lead Arrangers and the Exchange Note Holders if the Company reasonably believes it will be unable to procure a “comfort” letter contemplated by Section 6.16(b)(i) by up to 15 days provided that the Company shall be consequently required to deliver an Offering Memorandum for the next following period under Section 6.16(a) the same number of days prior to the date on which it would otherwise have been required to deliver the Offering Memorandum for the next following period under Section 6.16(a).

“Permitted Business” shall mean any business which is the same, similar, related or complementary to the businesses in which the Company and its Restricted Subsidiaries were engaged on the Closing Date (including, for the avoidance of doubt, following the consummation of the Acquisition), except to the extent that after engaging in any new business, the Company and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as were conducted by them on the Closing Date.

“Permitted Collateral Liens” shall mean the following types of Liens:

(a) Liens on the Collateral (i) to secure the Loans and the Exchange Notes or (ii) to secure other Indebtedness permitted to be incurred pursuant to this Agreement, provided that the assets and properties securing such Indebtedness referred to in this subclause (ii) will also secure the Loans on at least a second ranking basis or a third ranking basis (as applicable); provided further that, after giving effect to the incurrence of such Indebtedness referred to in this subclause (ii), prior to the Extension Date, the Consolidated Senior Secured Leverage Ratio is less than 4.0:1 on the date of incurrence and, thereafter, the Consolidated Senior Secured Leverage Ratio is less than 4.25:1 on the date of incurrence;

(b) Liens on the Collateral securing Indebtedness under the Senior Secured Credit Facilities permitted to be incurred pursuant to Section 5.08(c)(ii) or incremental facilities under the Senior Secured Credit Facilities in an amount not to exceed $1.0 billion prior to the Extension Date and thereafter $2.0 billion, provided that the assets and properties securing such Indebtedness will also secure the Loans;

(c) Liens on any property or assets of a Restricted Subsidiary of the Company granted in favor of the Company or any of its subsidiaries which are Guarantors; provided that any Liens of the type described in this clause (c) will be subject to the Liens granted and evidenced by the Security Documents;

(d) Liens securing obligations of the Company or any Restricted Subsidiary of the Company under Hedging Obligations permitted under Section 5.08, provided that each of the parties thereto will have entered into the Intercreditor Agreement and that such Liens may not extend to or cover any assets or property other than the assets and properties that secure the Loans;

(e) Liens as in effect on the Closing Date securing the 2015 Notes and Liens on Collateral permitted under clause (b) above which also secure the Arco Notes or the Equistar Notes;

(f) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (e) and clause (g) below; provided that any such extension, renewal or replacement will be no more restrictive in any material respect than the Lien so extended, renewed or replaced and will not extend in any material respect to any additional property or assets; and

(g) Liens described in clauses (a), (c), (d), (f), (g), (h), (i), (j), (l), (m), (n), (p) (but only in respect of Liens described in clauses (a) and (l)), (q), (s) through (v) and (bb) of the definition of Permitted Liens.

“Permitted Indebtedness” shall have the meaning assigned to such term in Section 5.08(c).

“Permitted Investments” shall mean:

(a) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(b) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated (other than pursuant to intercompany notes pledged under the Credit Facilities), pursuant to a written agreement, to the Company’s obligations under the Loans and this Agreement;

(c) Investments in cash and Cash Equivalents;

(d) loans and advances to employees and officers of the Company and its subsidiaries in the ordinary course of business or as required by applicable law or for travel, relocation and related expenses;

(e) Investments in Unrestricted Subsidiaries of the Company or joint ventures not to exceed (A) on or prior to the Extension Date, $250 million and, thereafter, the greater of (i) $500 million and (ii) 2% of Consolidated Net Tangible Assets, plus (B)

(i) the aggregate amount net of tax withheld at source returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments on account of such Investment,

(ii) the cash proceeds net of tax withheld at source received by the Company or any Restricted Subsidiary of the Company from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of the Company),

(iii) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary of the Company, the fair market value of such subsidiary, and

(iv) Investments in Specified Joint Ventures in an amount not to exceed $20 million;

provided, however, that the net after-tax amount has not been included in Consolidated Net Income for the purpose of calculating clause (iii)(A) of Section 5.01(c);

(f) Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of the Company or its Restricted Subsidiaries or received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary of the Company or in satisfaction of judgments or in settlement of any litigation or arbitration;

(g) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 5.11;

(h) Investments existing on the Closing Date;

(i) any Investment by the Company or a wholly owned subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

(j) payments to any Basell Parent Company for the purposes described in clause (b)(v) of Section 5.01 which, when aggregated with the payment made under such clause, will not exceed €1.5 million in any fiscal year;

(k) any Indebtedness of the Company to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Company from any such subsidiary which assets are subsequently conveyed by the Company to a Securitization Entity in a Qualified Securitization Transaction;

(l) Investments through the licensing of technology in a Person that is or will be as a result of such Investment a Qualified Joint Venture;

(m) purchase of shares of Royal Dutch Shell plc and BASF AG required to satisfy Basell B.V.’s obligations under its stock option plans or stock appreciation rights as such plans and rights were in effect on the Closing Date;

(n) Investments held by any Person (other than an Affiliate of the Company) that becomes a Restricted Subsidiary of the Company; provided that such Investments were not acquired in contemplation of the acquisition of such Person;

(o) Hedging Obligations entered into in the ordinary course of business and otherwise permitted under this Agreement;

(p) Limited Recourse Stock Pledges; and

(q) any Investment in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (q) that are at that time outstanding, not to exceed, on or prior to the Extension Date, $125 million, and thereafter, $250 million (with the fair market value of each such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” shall mean the following types of Liens:

(a) Liens existing on the Closing Date (including the extension, re-issuance or renewal of such Liens);

(b) Liens securing Indebtedness under Credit Facilities permitted to be incurred pursuant to, and in an amount no greater than that specified in, Section 5.08(c)(ii);

(c) Liens securing Indebtedness under Asset Backed Credit Facilities permitted by clause (xiv)(i) of Section 5.08(c);

(d) Liens on any property or assets of a Restricted Subsidiary of the Company that is not a guarantor granted in favor of the Company, a Restricted Subsidiary of the Company that is a guarantor or any wholly-owned Restricted Subsidiary of the Company;

(e) Liens securing any Capitalized Lease Obligation and Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (xiii)(B) of Section 5.08(c) covering only the property or assets acquired with such Indebtedness;

(f) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(g) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising in the ordinary course of business of the Company or any Restricted Subsidiary of the Company and with respect to amounts not yet subject to penalties for non-payment or being contested in good faith by appropriate proceedings or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(h) Liens for taxes, assessments, government charges or claims that are extinguished within 60 days of notice of their existence, are not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings;

(i) Liens incurred or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory obligations, surety, judgment or appeal bonds, completion guarantee, surety, letters of credit, performance bonds, guarantees or other obligations of a like nature incurred in the ordinary course of business (other than obligations for the payment of borrowed money);

(j) zoning restrictions, minor survey exceptions, minor encumbrances, easements, licenses, reservations of, or rights of others for, licenses reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects or zoning or other restrictions as to the use of real property or Liens incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries on the properties subject thereto, taken as a whole;

(k) Liens arising by reason of any judgment, decree or order of any court so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(l) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such property or Person is acquired by, merged with or into or consolidated with, the Company or any Restricted Subsidiary of the Company; provided that such Liens (i) do not extend to or cover any property or assets of the Company or any Restricted Subsidiary of the Company other than the property or assets acquired (other than assets and property affixed or appurtenant thereto) or than those of the Person merged into or consolidated with the Company or Restricted Subsidiary of the Company and (ii) were created prior to, and not in connection with or in contemplation of, such acquisition, merger or consolidation;

(m) Liens securing the Hedging Obligations of the Company or any Restricted Subsidiary of the Company permitted under clause (iv) of Section 5.08(c) or any collateral for the Indebtedness to which such Hedging Obligations relate;

(n) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance);

(o) Liens made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any Restricted Subsidiary of the Company in the ordinary course of business, including rights of offset and set-off;

(p) any extension, amendment, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (o); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, amended, renewed or replaced and shall not extend to any additional property or assets;

(q) Liens securing Indebtedness incurred to refinance, refund, extend, renew or replace Indebtedness that has been secured by a Lien permitted by this Agreement; provided that (i) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien plus improvements and accessions to, such property or proceeds or distributions thereof); and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(r) Liens in favor of the Company or any Restricted Subsidiary of the Company;

(s) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u) any interest or title of a lessor in the property subject to any lease other than a Capitalized Lease Obligations;

(v) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(w) Liens granted to the Administrative Agent for its compensation and indemnities pursuant to this Agreement;

(x) lease or subleases or licenses or sublicenses of real property granted in the ordinary course of business to others that do not materially interfere with the ordinary course of business of the Company and the Restricted Subsidiaries of the Company;

(y) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed, on or prior to the Extension Date, $125 million and, thereafter, $250 million at any one time outstanding;

(z) Liens on receivables and assets related thereto incurred in connection with a Qualified Securitization Transaction;

(aa) Liens over shares in joint-ventures or in any Restricted Subsidiary of the Company acting as a special purpose vehicle with the sole purpose to hold shares in a joint-venture to secure Indebtedness or other obligations of such joint-venture or Restricted Subsidiary of the Company;

(bb) any netting or set-off arrangements entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any Restricted Subsidiary of the Company (including pursuant to any Treasury Services Agreement);

(cc) Liens resulting from any Limited Recourse Stock Pledge;

(dd) any Lien arising as a result of a sale, transfer or other disposal which is an Asset Sale in compliance with Section 5.11;

(ee) Liens securing Acquired Indebtedness permitted to be incurred under this Agreement; provided that such Liens were in existence prior to the contemplation of the incurrence of such Indebtedness under this Agreement; and provided further such Liens do not extend to or over any property or assets not subject to such Lien at the time of such incurrence other than any assets acquired thereafter which are required to be pledged pursuant to the terms of such Indebtedness;

(ff) from and after the first date when the Loans have an Investment Grade Rating, any Liens other than on any manufacturing facility in the United States and any Member State of the European Union (as it existed on December 31, 2003);

(gg) Liens arising by reason of deposits necessary to qualify the Issuer or any other Restricted Subsidiary of the Company to conduct business, maintain self insurance or comply with any law and Liens securing the PBGC Settlement; and

(hh) Permitted Collateral Liens.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Preferred Stock” of any Person shall mean any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Prepayment Event” shall mean (a) prior to the Initial Maturity Date, any Debt Issuance Prepayment Event, any Equity Issuance Prepayment Event, any Casualty Prepayment Event, any Recovery Prepayment Event or any Asset Sale Prepayment Event and (b) thereafter, any event which would require a Net Proceeds Offer.

“Pro Forma Financial Statements” shall have the meaning given to it in Section 3.05(a)(i).

“Pro Rata Share” shall mean, for any Lender at any time, the Euro Equivalent of such Lender’s Commitment divided by the Euro Equivalent of the Commitments of all Lenders (or, if the Commitments have been terminated, the Euro Equivalent of the aggregate outstanding principal amount of such Lender’s Initial Loans divided by the Euro Equivalent of the aggregate outstanding principal amount of all Initial Loans), all determined at such time.

“Process Agent” shall have the meaning assigned to such term in Section 11.15(c).

“Public Indebtedness” shall mean any indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) listed on a recognized securities exchange or (c) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the U.S. Securities Exchange Commission for public resale.

“Purchased Loans” shall have the meaning given to it in Section 5.10(b).

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified Development Agency Debt” shall mean Indebtedness which (a) has a Weighted Average Life to Maturity at least six months after the Final Maturity Date, (b) bears interest at a rate lower than the lowest rate on the Senior Secured Credit Facilities at the date such Indebtedness is incurred, and (c) is issued by, or guaranteed by, a state development bank or like governmental agency or organization.

“Qualified Joint Venture” shall mean (a) any Person that is not a subsidiary of the Company or any of its Restricted Subsidiaries that the Company or any of its Restricted Subsidiaries has a direct or indirect ownership interest in that is engaged in a Permitted Business or (b) any entity through which the Company has an ownership interest as described in clause (a), in the case of (a) and (b), for which the Sponsor does not hold an ownership interest (other than through its ownership interest in the Company).

“Qualified Securitization Transaction” shall mean any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to

(a) a Securitization Entity or to the Company which subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or any of its subsidiaries) and

(b) any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

Following the Initial Public Equity Offering of a Basell Parent Company, references in the foregoing definition to “the Company” shall be deemed also to refer to such Basell Parent Company.

“Quotation Day” shall mean, in relation to any period for which an interest rate is to be determined:

(a) (if the currency is euro) two days in which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro before the first day of that period; or

(b) (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rate Increasing Event” shall mean with respect to any tranche of the Loans or the Exchange Notes, such Loans or Exchange Notes being rated Caa1 or lower by Moody’s or CCC+ or lower by S&P.

“Rating Agency” shall mean (1) S&P or (2) Moody’s or (3) if neither S&P nor Moody’s shall exist, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, easement, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Financings” shall mean factoring, securitizations of receivables or any other receivables financing (including, without limitation, through the sale of receivables in a factoring arrangement or through the sale of receivables to lenders or to special purpose entities formed to borrow from such lenders against such receivables), whether or not recourse to the Company or any of its Restricted Subsidiaries, including the Asset Backed Credit Facilities secured by receivables described in paragraph (2) of the definition thereof and any other Qualified Securitization Transaction.

“Recovery Event” shall mean any event that gives rise to the receipt by the Company or any of its Restricted Subsidiaries of proceeds pursuant to or in respect of the Acquisition Agreement or any due diligence report delivered to the Joint Lead Arrangers in connection with the Transactions or any related breach of contract, warranty claim, reliance letter or legal action or proceedings (whether by way of judgment on or settlement of any such claim).

“Recovery Prepayment Event” shall mean any event or occurrence generating Net Recovery Proceeds for any Loan Party or any Subsidiary thereof.

“Refinance” shall mean, in respect of any security or Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” shall mean any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the Fixed Charge Coverage Ratio test set forth in Section 5.08 or Indebtedness described in subclauses (i), (ii)(B), (iii), (x), (xvii), (xviii) or (xix) of Section 5.08(c) in each case that does not

(a) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses and fees incurred by the Company in connection with such Refinancing) or

(b) create Indebtedness with

(i) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

(ii) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

(c) comprise Indebtedness, Disqualified Stock or Preferred Stock of a subsidiary of the Company (other than Borrower) that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company, Borrower or any Guarantor;

provided that if such Indebtedness being Refinanced is subordinated or junior to the Loans, then such Refinancing Indebtedness shall be subordinated on terms at least as favorable to Lenders as those contained in the documentation governing the Indebtedness being Refinanced.

“Register” shall have the meaning assigned to such term in Section 11.04(b)(iii).

“Registration Rights Agreement” shall mean the registration rights agreement, substantially in the form of Exhibit E.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Relevant Default” shall have the meaning given to it in Section 7.02.

“Relevant Interbank Market” shall mean, in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” shall mean, at any date, Holders having or holding Loans or Exchange Notes representing more than 50% of the Dollar Equivalent of all Loans and Exchange Notes outstanding at such date; provided, that Loans and Exchange Notes held or deemed held by any Defaulting Lender or Non-Responsive Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” shall mean the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party (or, if such Loan Party is a partnership, the similar governing body) (including, in the case of each Loan Party the authorized number of managing directors or a general attorney or an attorney under a power of attorney of such Loan Party) and, as to any document delivered on the Closing Date, any secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall mean to

(a) declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends or distributions payable solely to the Company or a Restricted Subsidiary of the Company, and other than pro rata dividends or other distributions made by a Subsidiary that is not a wholly-owned Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock,

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock,

(c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Loans (other than the purchase, repurchase or other acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition or which is owed to a Restricted Subsidiary of the Company); or

(d) make any Investment other than Permitted Investments.

“Restricted Subsidiary” of any Person shall mean any subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” shall mean any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of the Company of any property, whether owned by the Company or any Restricted Subsidiary of the Company on the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Same Day Funds” shall mean (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Euro, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Euro.

“SEC” shall mean the U.S. Securities and Exchange Commission or any successor thereto.

“Second Lien Finance Party” shall mean the Agents, the Lenders holding Second Lien Loans and the Joint Lead Arrangers, in each case, in connection with the Second Lien Obligations.

“Second Lien Loans” shall mean the Fixed Rate Second Lien Loans and the Floating Rate Second Lien Loans.

“Second Lien Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its subsidiaries arising under any Loan Document in respect of Second Lien Loans or otherwise with respect to any Second Lien Loan, Fixed Rate Second Lien Exchange Notes or Original Exchange Notes that benefit from security which ranks second in priority, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the obligations of the Loan Parties under the Loan Documents in respect of Second Lien Loans (and of their subsidiaries to the extent they have obligations under the Loan Documents in respect of Second Lien Loans) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or subsidiary under any Loan Document in respect of Second Lien Loans and (b) the obligation of any Loan Party or subsidiary to reimburse any amount in respect of any of the foregoing that any Lender holding Second Lien Loans, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such subsidiary to the extent originally payable by that Loan Party or subsidiary.

“Second Lien Security Documents” shall mean Security Documents that secure Second Lien Obligations (and, on or prior to the Exchange Date, Third Lien Obligations) (and, in the case of Second Lien Security Documents governed by the law of certain jurisdictions located outside of the United States of America, Obligations (as such term is defined in the Senior Secured Credit Facilities) and the Third Lien Obligations). It being understood that, in respect of the Second Lien Security Documents entered into after the Amendment and Restatement Effective Date, the Second Lien Security Documents shall be substantially similar to the equivalent existing Security Documents entered into by the Collateral Agent with such changes as reasonably required by the Collateral Agent and necessary to reflect the priority provided herein, the nature of the secured obligations and the identity of the secured parties as shall be reasonably acceptable to the Collateral Agent.

“Secured Documents” shall mean the Loan Documents as defined herein and the Loan Documents (as defined in the Senior Secured Credit Facilities).

“Secured Party” shall mean a Finance Party or a Secured Party (as defined in the Senior Secured Credit Facilities), as the case may be.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Securitization Entity” shall mean Basell Capital Corporation, Basell Polyolefins Company, BUBA, LyondellBasell Receivables I LLC and each other entity to which the Company or any subsidiary of the Company transfers accounts receivable or equipment and related assets which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(i) is guaranteed by the Company or any subsidiary of the Company (other than the Securitization Entity), excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings,

(ii) is recourse to or obligates the Company or any subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

(iii) subjects any property or asset of the Company or any subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Company or any subsidiary of the Company,

(b) with which neither the Company nor any subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity (other than Standard Securitization Undertakings), and

(c) to which neither the Company nor any subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than Standard Securitization Undertakings).

Any such designation by the Board of Directors of the Company shall be evidenced to the Lenders by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions. Following the Initial Public Equity Offering of a Basell Parent Company, references in the foregoing definition to “the Company” shall be deemed also to refer to such Basell Parent Company.

“Security Documents” shall mean the mortgages, pledges, security agreements or similar agreements or related documents pursuant to which Liens securing Obligations hereunder are granted on property or assets in favor of the Collateral Agent or Third Lien Collateral Agent (as applicable) (on its own behalf and on behalf of the relevant Secured Parties).

“Security Principles” shall mean the principles set forth on Schedule 1.01(b).

“Senior Secured Credit Facilities” shall mean the Credit Agreement dated December 20, 2007 by and between, among others, the company, Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citicorp North America Inc., as Administrative Agent, Collateral Agent and Swingline Lender, together with the documents related thereto (including any term loans and revolving loans thereunder or which may be split out or refinanced by any separate facility agreement, and any guarantees and security documents), as amended, extended, renewed, replaced, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time including any incremental facility thereunder.

“Senior Secured Indebtedness” shall mean any Indebtedness secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries and the Lien securing such Indebtedness ranks equally with or prior to the Lien securing the Loans (excluding Indebtedness under Qualified Securitization Transactions, the Asset Backed Credit Facilities and the 2015 Notes).

“Significant Subsidiary” shall mean any Restricted Subsidiary of the Company which, at the date of determination, is a “Significant Subsidiary” as such term is defined in Regulation S-X under the Exchange Act, as such regulation is in effect on the Closing Date; provided that in no event shall “Significant Subsidiary” include any subsidiary that would otherwise be a Significant Subsidiary solely by virtue of the size of a loss it has incurred.

“Specified Joint Ventures” shall mean Al-Waha Petrochemical Company and Saudi Ethylene and Polyethylene Company.

“Sponsor” shall mean:

(a) the Blavatnik Group; and/or

(b) other funds, limited partnerships or companies managed or controlled by Mr. Leonard Blavatnik including, without limitation, AI Petrochemicals for so long as so managed or controlled.

“Stale Period” shall have the meaning given to it in Section 6.14(b).

“Standard Securitization Undertakings” shall mean representations, warranties, undertakings, covenants and indemnities entered into by the Company or any subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction. Following the Initial Public Equity Offering of a Basell Parent Company, references in the foregoing definition to “the Company” shall be deemed also to refer to such Basell Parent Company.

“Stated Maturity” shall mean, (i) with respect to any Loan, the Final Maturity Date (unless the Loans are not converted pursuant to Section 2.01(b), in which case all references shall mean the Initial Maturity Date) and (ii) with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond our control unless such contingency has occurred).

“Statutory Reserves Adjustment” shall mean, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is one and the denominator of which is one minus any reserve, liquid asset or similar requirement established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Structured Financing Transaction” shall mean the structured financing transaction, as in effect the Closing Date, entered into in July 2007 by the Company and certain of its Restricted Subsidiaries and a European bank pursuant to which Basell Funding issued Dutch “certification van aandelen” (“Certificates”) to a special purpose vehicle (“BAFB”) with respect to 50 fixed-return preferred shares issued by Basell Holdings to Basell Funding for a consideration of €1,000,000,000; the Certificates give BAFB the right to receive from the Company dividends and other distributions that Basell Funding receives from Basell Holdings in relation to the preferred shares; together with a put and call option agreement entered into between the Company and the European bank with respect to the shares of BAFB and pursuant to which, at any time at their respective sole discretion either the Company can call or the European bank can put the shares of BAFB for a purchase price of €1,000,000,000; and the related Swap Contracts in respect of the aforementioned.

“Subordinated Indebtedness” shall mean (a) with respect to Borrower, any Indebtedness of Borrower that is by its terms subordinated in right of payment to the Loans and the Exchange Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Loans and the Exchange Notes.

“subsidiary” shall mean with respect to any Person, (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries thereof; (b) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more subsidiaries thereof or such Person and one or more subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions), (3) any partnership (a) the sole general partner of the managing partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or one or more subsidiaries of such Person (or any combination thereof) or (4) with respect to the Company, for so long as the Company or any of its Restricted Subsidiaries has a 50% ownership interest in Lyondell Bayer Manufacturing Maasvladle VOF, Lyondell Bayer Manufacturing Maasvlakle VOF. For the purposes of this Agreement, references to subsidiaries of the Company under this Agreement shall be deemed to include Lyondell and its subsidiaries after giving effect to the Acquisition.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, emission rights, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent in consultation with the Company to be a suitable replacement) is open for the settlement of payments in Euros.

“Tax” shall mean all present or future tax, duty, levy, impost, deduction, withholding, assessment, fee or other charge imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, whether disputed or not.

“Tax Sharing Agreement” shall mean the Tax Sharing Agreement dated on or about December 18, 2007 as in effect on the Closing Date under which the Company and its subsidiaries agree to make payments (the “Tax Payments”) to Nell Limited; providing for (i) payments of up to 17.5% of the amount of those Dutch or French net operating losses of entities of the Company and its Restricted Subsidiaries that arose in taxable years ending prior to 2007 and that are scheduled thereto (the “Qualifying Net Operating Loss Carryovers”), (ii) maximum aggregate Tax Payments of not more than $175,000,000 and (iii) any Tax Payment thereunder is to be accompanied by a certificate from independent counsel to the Company or its parent company that (x) such Tax Payment will be used by an indirect U.S.-taxpayer shareholder to pay taxes associated with taxable income of the Company and/or its subsidiaries taxable to such shareholder by reason of such shareholder’s indirect ownership of the Company and its subsidiaries and (y) as a result of the utilization of Qualifying Net Operating Loss Carryovers by the subsidiaries of the Company, the U.S.-taxpayer shareholder’s U.S. federal income tax liabilities for such taxable year was increased by an amount equal to such Tax Payment. Payments under the Tax Sharing Agreement are to be made promptly after the certificate is provided and in any event within 90 days after the end of the fiscal year in which the Qualifying Net Operating Loss Carryovers are used.

“Third Lien Finance Party” shall mean the Agents, the Lenders holding Floating Rate Third Lien Loans and the Joint Lead Arrangers, in each case, in connection with the Third Lien Obligations.

“Third Lien Intercreditor Agreement” shall mean the intercreditor agreement reasonably acceptable to the Collateral Agent and the Third Lien Collateral Agent governing the rights of the holders of Second Lien Obligations and Third Lien Obligations with respect to the Collateral, it being understood that, in respect of the Third Lien Intercreditor Agreement, the Third Lien Intercreditor Agreement shall be substantially similar to the equivalent existing Intercreditor Agreement entered into by the Collateral Agent with such changes as are reasonably required by the Collateral Agent and the Third Lien Collateral Agent and necessary to reflect the priority provided herein, the nature of the secured obligations and the identity of the secured parties as shall be reasonably acceptable to the Collateral Agent and the Third Lien Collateral Agent.

“Third Lien Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its subsidiaries arising under any Loan Document in respect of Floating Rate Third Lien Loans or otherwise with respect to any Floating Rate Third Lien Loan, Fixed Rate Third Lien Exchange Notes or Original Exchange Notes benefiting from security which ranks third in priority, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the obligations of the Loan Parties under the Loan Documents in respect of Floating Rate Third Lien Loans (and of their subsidiaries to the extent they have obligations under the Loan Documents in respect of Floating Rate Third Lien Loans) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or subsidiary under any Loan Document in respect of Floating Rate Third Lien Loans and (b) the obligation of any Loan Party or subsidiary to reimburse any amount in respect of any of the foregoing that any Lender holding Floating Rate Third Lien Loans, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such subsidiary to the extent originally payable by that Loan Party or subsidiary.

“Third Lien Security Documents” shall mean the mortgages, pledges, security agreements or similar agreements or related documents pursuant to which Liens securing Third Lien Obligations hereunder (and, in the case of Third Lien Security Documents governed by the law of certain jurisdictions located outside of the United States of America, Obligations (as such term is defined in the Senior Secured Credit Facilities) and the Second Lien Obligations) are granted on property or assets in favor of the Third Lien Collateral Agent (as defined in Section 10.01(a)) (on its own behalf and on behalf of the Secured Parties holding Third Lien Obligations), it being understood that, in respect of the Third Lien Security Documents entered into after the Amendment and Restatement Effective Date, the Third Lien Security Documents shall be substantially similar to the equivalent existing Security Documents entered into by the Collateral Agent with such changes as are reasonably required by the Third Lien Collateral Agent and necessary to reflect the priority provided herein, the nature of the secured obligations and the identity of the secured parties as shall be reasonably acceptable to the Third Lien Collateral Agent.

“Threshold Amount” shall mean an amount equal to the lesser of (i) $100,000,000 or (ii) only so long as any of the 2015 Notes are outstanding, €20,000,000 in respect of the Threshold Amount referred to in Section 7.01(e) and €30,000,000 in respect of the Threshold Amount referred to in Section 7.01(h).

“Total Assets” shall mean, with respect to any Person, total assets of such Persons on a consolidated basis, shown on the most recent balance sheet of such Persons as may be expressly stated without giving effect to amortization of the amount of intangible assets since the Closing Date.

“Transaction Documents” shall mean the Secured Documents and the Acquisition Agreement.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, any Asset Backed Credit Facilities, any Receivables Financing entered into on the Closing Date, the Senior Secured Credit Facilities, the repayment of certain existing Indebtedness of the Company and its subsidiaries (including the Margin Loans) and Lyondell and its subsidiaries, the Acquisition (including the conversion of the Millennium 4% Convertible Debentures due 2026) and the intercompany transfers of the proceeds of any Asset Backed Credit Facilities or Receivables Financings funded on the Closing Date, the Senior Secured Credit Facilities and the Loans to be made on the Closing Date, and the payment of any fees and expenses in connection therewith.

“Tolled Period” shall have the meaning given to it in Section 6.14(h).

“Treasury Services Agreement” means any agreement between any Loan Party or Restricted Subsidiary of the Company and any Hedge Bank (as defined in the Senior Secured Credit Facilities) relating to treasury, depository, and cash management services, employee credit card arrangements or automated clearinghouse transfer of funds.

“Unfunded Current Liability” shall mean, with respect to any Plan, the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Closing Date, exceeds the fair market value of the assets allocable thereto.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unpaid Sum” shall mean any sum due and payable but unpaid by a Loan Party under the Loan Documents.

“Unrestricted Cash” shall mean cash and Cash Equivalents, other than as disclosed on the consolidated financial statements of Company as a line item on the balance sheet as “restricted cash” or similar caption but including cash and Cash Equivalents so disclosed as “restricted cash” to the extent that such cash and Cash Equivalents are restricted solely on account of being set aside for repayment, defeasing or cash collateralizing Indebtedness included in clause (a) of the definition of “Consolidated First Lien Senior Secured Debt” (other than cash and Cash Equivalents under the Structured Financing Transaction).

“Unrestricted Subsidiary” of any Person shall mean:

(a) any subsidiary of such Person that at the time of determination has been designated an Unrestricted Subsidiary and

(b) any subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any of its subsidiaries (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary of the Company if:

(i) such subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, the Company or any other subsidiary of the Company that is not a subsidiary of the subsidiary to be so designated;

(ii) such designation complies with Section 5.01;

(iii) each subsidiary to be designated as an Unrestricted Subsidiary and each of its subsidiaries has not at the time of designation, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries unless otherwise permitted under this Agreement; and

(iv) if such designation occurs prior to the Extension Date, if such subsidiary is an existing subsidiary, it is not a Material Subsidiary.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(A) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 5.08(b) (assuming for this purpose that the Extension Date has occurred);

(B) immediately before and immediately after giving effect to such designation, no default or Event of Default will have occurred and be continuing;

(C) any Guarantee by the Company or any Restricted Subsidiary of the Company of any Indebtedness of the subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; and

(D) if applicable, the Investment and incurrence of Indebtedness referred to in (B) above would be permitted under the covenants described above under Section 5.01 and Section 5.08.

Any such designation by the Board of Directors of the Company will be evidenced to the Lenders by promptly filing with the Administration Agent a copy of the board resolution approving the designation and an officers’ certificate certifying that the designation complied with this Agreement.

“U.S.” or “United States” shall mean the United States of America.

“U.S. Guarantor” shall mean a Guarantor incorporated or otherwise organized under the laws of, or of any State (including the District of Columbia) of, the United States.

“U.S. Loan Party” shall mean an Loan Party incorporated or otherwise organized under the laws of, or of any state (including the District of Columbia) of, the United States.

“Voting Stock” shall mean any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Website Lender” shall have the meaning given to it in Section 6.11.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)	the then outstanding aggregate principal amount of such Indebtedness by

(b)	the sum of the total of the products obtained by multiplying

(i)	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(ii)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, a subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to third parties, in each case in a de minimis amount and to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof: (c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears; (d) the term “including” is by way of example and not limitation; (e) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; (f) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including;” and (g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Effectuation of Transaction. Each of the representations and warranties of Borrower and the Company contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transaction, unless the context otherwise requires.

Section 1.04. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in accordance with, GAAP, except as otherwise specifically prescribed herein. Unless otherwise stated herein and except with respect to Article 5 and Section 9.12, references to a person with respect to accounting terms or items that appear in such persons financial statements shall be deemed a reference to that person and its subsidiaries on a consolidated basis, except for references to the Company and its Restricted Subsidiaries, which will be deemed references to the Company and Restricted Subsidiaries on a consolidated basis.

(b) Notwithstanding anything to the contrary herein, for purposes of this Agreement (including in determining compliance with any test or covenant contained herein) with respect to any period during which any specified transaction occurs, the First Lien Senior Secured Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio shall be calculated with respect to such period and such transaction on a pro forma basis.

Section 1.05. Rounding. Any financial ratios required to be calculated by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.06. References to Agreements, Laws, Etc.. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.08. Timing of Payment or Performance. Unless otherwise specified, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.09. Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE 2

THE CREDITS

Section 2.01. Commitment.

(a) Initial Loans.

(i) Subject to the terms and conditions set forth herein, each Lender with a Commitment in Dollars agrees to make a loan denominated in Dollars, in each case to Borrower (each, an “Initial Loan” and collectively, the “Initial Loans”) on the Closing Date in a principal amount not to exceed its Commitment.

(ii) On the Amendment and Restatement Effective Date with effect from the Deemed Effective Date, subject to the terms and conditions set forth herein the $8.0 billion Initial Loans shall be retranched into (A) $3.5 billion of Fixed Rate Second Lien Loans, (B) $2.0 billion of Floating Rate Second Lien Loans and (C) $2.5 billion of Floating Rate Third Lien Loans on a pro rata basis.

(iii) Amounts repaid in respect of Initial Loans may not be reborrowed.

(b) Each Lender agrees, if the Initial Loans have not been repaid or exchanged prior to the Initial Maturity Date, that the then outstanding principal amount of each of its Initial Loans shall automatically be converted, at the option of each such Lender, into either (i) a loan (individually, an “Extended Loan” and collectively, the “Extended Loans”) to Borrower on the Initial Maturity Date in an aggregate principal amount equal to the then outstanding principal amount of such Initial Loan or Initial Loans or (ii) Original Exchange Notes that shall be issued by Borrower upon such election under the Original Exchange Note Indenture; provided that the initial issuance of Original Exchange Notes must aggregate not less than $100,000,000 or the Euro Equivalent. Any Initial Loans with respect to which the applicable Lender has not elected to have converted into Original Exchange Notes shall be converted into Extended Loans. Extended Loans shall be in the same currency as the Initial Loans from which they are converted. Initial Loans that are Fixed Rate Second Lien Loans after giving effect to Section 2.01(a)(ii) above may be converted only into Extended Loans that are Fixed Rate Second Lien Loans or Original Exchange Notes. Initial Loans that are Floating Rate Second Lien Loans after giving effect to Section 2.01(a)(ii) above may be converted only into Extended Loans that are Floating Rate Second Lien Loans or Original Exchange Notes. Initial Loans that are Floating Rate Third Lien Loans after giving effect to Section 2.01(a)(ii) above may be converted only into Extended Loans that are Floating Rate Third Lien Loans or Original Exchange Notes.

Section 2.02. Loans and Borrowings.

(a) The Initial Loans shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.03. Request for Borrowing. To request the Borrowing of the Initial Loans, Borrower shall notify the Administrative Agent of such request in writing by a Borrowing Request signed by Borrower not later than 12:00 noon, New York time, one (1) Business Day before the date of the proposed Borrowing. Such Borrowing Request shall be irrevocable. Each such Borrowing Request shall be consistent with the Funds Flow Memorandum and shall specify the following information:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(d) the location and number of Borrower’s account to which funds are to be disbursed.

Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars or in Euro, in accordance with its Commitments, by noon New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to Borrower in accordance with the Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Initial Loans, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Initial Loans available to the Administrative Agent, then the applicable Lender and Borrower agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate applicable to the Loans calculated in accordance with Section 2.09. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05. Termination of Commitments. The Commitments will terminate at 5:00 p.m., New York time, on the Closing Date or, if earlier, on February 15, 2008.

Section 2.06. Repayment of Loans; Evidence of Debt.

(a) Each Initial Loan then outstanding will mature on the Initial Maturity Date and, to the extent then unpaid, will automatically be converted into Extended Loans.

(b) The Extended Loans will mature on the Final Maturity Date. Each Extended Loan shall bear interest as described in Section 2.09 from the Extension Date until such Loan shall be paid in full or exchanged for an Exchange Note.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount and currency of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to Sections 2.06(c) and 2.06(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error in the reasonable judgment of the Administrative Agent; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) To the extent requested by any Lender, Borrower shall execute and deliver to such Lender a promissory note dated the Closing Date, substantially in the form of Exhibit C-1, as in effect on the Original Closing Date, to evidence the portion of the applicable Initial Loan made by such Lender to Borrower and with appropriate insertions (the “Initial Notes”). From and after the Amendment and Restatement Effective Date (with effect as of the Deemed Effective Date) the Initial Notes outstanding shall be deemed to represent each Lender’s pro rata portion of Initial Loans held by such Lender (including Fixed Rate Second Lien Loans, Floating Rate Second Lien Loans and Floating Rate Third Lien Loans). Thereafter, in the event that any of the Initial Notes are surrendered to the Administrative Agent or Borrower (in connection with a transfer or otherwise), Borrower shall execute and deliver to such Lender replacement promissory note(s), dated the Deemed Effective Date, substantially in the form of Exhibit C-1(a), Exhibit C-1(b) and Exhibit C-1(c), as applicable, to evidence the portion of the applicable Initial Loan made by such Lender to Borrower and with appropriate insertions. Unless converted to an Exchange Note and to the extent requested by any Lender, Borrower shall execute and deliver promissory note(s) dated the Initial Maturity Date substantially in the form of Exhibit C-2(a), Exhibit C-2(b) or Exhibit C-2(c), as applicable, to evidence the applicable Extended Loan made on such date, in the principal amount of the Initial Notes of Borrower held by such Lender on such date and with other appropriate insertions (collectively, the “Extended Notes”).

(g) Each Lender will have the option at any time or from time to time after the Initial Maturity Date to receive Original Exchange Notes in exchange for the Extended Loans of such Lender then outstanding pursuant to Section 2.01(b) of this Agreement; provided that no Original Exchange Notes shall be issued until Borrower has received requests to issue at least $100.0 million (or the Euro Equivalent) in aggregate principal amount of Original Exchange Notes. The principal amount of the Original Exchange Notes will equal 100% of the aggregate principal amount of the Extended Loans for which they are exchanged. If a Default shall have occurred and be continuing on the date of such exchange, any notices given or cure periods commenced while the Initial Loans or Extended Loans were outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Original Exchange Notes (with the same effect as if the Original Exchange Notes had been outstanding as of the actual dates thereof).

Section 2.07. Prepayment of Loans.

(a) Voluntary Prepayments. Subject to Section 2.12 and 2.07(c), Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, in an aggregate principal amount that is an integral multiple of the Euro Equivalent of €1.0 million and not less than the Euro Equivalent of €1.0 million or, if less, the amount outstanding at a prepayment price equal to 100% of principal amount of the Loan or portion thereof being so prepaid, plus accrued and unpaid interest thereon.

(b) Mandatory Prepayments. On each occasion that a Prepayment Event occurs (but subject to Sections 2.07(e) and 2.07(f)), Borrower shall, within five (5) Business Days after the occurrence of any Prepayment Event, prepay the Loans in an aggregate amount equal to (i) in the case of a Debt Issuance Prepayment Event, 100% of the Net Cash Proceeds therefrom, (ii) in the case of an Equity

Issuance Prepayment Event, 100% of the Net Cash Proceeds therefrom, (iii) in the case of an Casualty Prepayment Event, 100% of the Net Casualty Proceeds therefrom, and (iv) in the case of Recovery Prepayment Event, 100% of the Net Recovery Proceeds therefrom.

(c) Notice of Prepayments. Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of any Borrowing hereunder, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(d) Application to Loans. (i) Upon receipt of any amount payable to the Lenders pursuant to Section 2.07(a) or 2.07(b), the Administrative Agent shall distribute such amount in the following order: first, to the payment of all expenses due and payable to the Agents under Section 11.05; second, to the payment of all expenses due and payable to the Lenders under Section 11.05, ratably among the Lenders in accordance with the aggregate amount of the Euro Equivalents of such payments owed to each such Lender; third, to the payment of interest then due and payable on the Loans, ratably among the Lenders in accordance with the aggregate amount of the Euro Equivalent of interest owed to each such Lender; and fourth, to the payment of the principal amount of the Second Lien Loans that are due and payable, ratably among the Lenders in accordance with the Dollar Equivalent of the aggregate principal amount of the Second Lien Loans held by each such Lender, and only after repayment in full of the Second Lien Loans to the payment of the principal amount of the Floating Rate Third Lien Loans that are due and payable, ratably among the Lenders in accordance with the Dollar Equivalent of the aggregate principal amount of the Floating Rate Loans held by each such Lender.

(ii) Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

(e) Application to Other Indebtedness or Equity. Notwithstanding anything to the contrary in this Agreement, Borrower shall not be obligated to apply Net Proceeds to the prepayment of the Loans (and Borrower shall not be required to apply Net Proceeds to the purchase of Exchange Notes), other than the Net Cash Proceeds of any Equity Offering or capital contributions received by the Company, to the extent that such Net Proceeds are required to be and are applied pursuant to the Senior Secured Credit Facilities in satisfaction of obligations under the Senior Secured Credit Facilities.

(f) Temporary Investment. Pending the final application of any Net Proceeds pursuant to this Section 2.07, Borrower or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in Cash Equivalents.

Section 2.08. Fees. The Company agrees to pay to the Administrative Agent, for the account of the Persons specified therein, the fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Fees”). All Fees shall be paid on the dates due in immediately available funds and, once paid, shall not be refundable under any circumstances.

Section 2.09. Interest. (a) Prior to the Deemed Effective Date, the unpaid principal amount of each Initial Loan shall bear interest from time to time from and including the date of the Borrowing thereof to, but excluding, the Deemed Effective Date at a rate per annum equal to (i) in the case of Euro Loans, the Applicable Margin plus EURIBOR for the Interest Period in effect at such time, and (ii) in the case of Dollar Loans, the Applicable Margin plus LIBOR for the Interest Period in effect at such time. On and after the Amendment and Restatement Effective Date (but with effect on and after the Deemed Effective Date), the unpaid principal amount of each Initial Loan which constitutes a Fixed Rate Second Lien Loan shall bear interest from time to time from and including the Deemed Effective Date to, but excluding, the earliest of the maturity thereof (whether by acceleration or otherwise), the date of exchange for an Exchange Note and the Extension Date at a rate per annum equal to 12.00% (12.5% during any period in which a Rate Increasing Event in respect of the Fixed Rate Second Lien Loans has occurred and is continuing). On and after the Amendment and Restatement Effective Date (but with effect on and after the Deemed Effective Date) the unpaid principal amount of each Initial Loan which constitutes a Floating Rate Loan shall bear interest from time to time from and including the Deemed Effective Date to, but excluding, the earlier of the maturity thereof (whether by acceleration or otherwise) and the Extension Date at a rate per annum equal to the (i) in the case of Euro Loans, the Applicable Margin plus EURIBOR for the Interest Period in effect at such time, and (ii) in the case of Dollar Loans, the Applicable Margin plus LIBOR for the Interest Period in effect at such time.

(b) The unpaid principal amount of each Extended Loan which constitutes a Fixed Rate Second Lien Loan shall bear interest for the period from and including the Extension Date to, but excluding, the earlier of the maturity thereof (whether by acceleration or otherwise) and the date of exchange for an Exchange Note, at a rate per annum equal to 12.00% (12.5% during any period in which a Rate Increasing Event in respect of the Fixed Rate Second Lien Loans has occurred and is continuing). The unpaid principal amount of each Extended Loan which constitutes a Floating Rate Loan shall bear interest for the period from and including the Extension Date to, but excluding, the earlier of the maturity thereof (whether by acceleration or otherwise) and the date of exchange for an Exchange Note, at a rate per annum equal to (i) in the case of Euro Loans, the Extension Margin plus EURIBOR for the Interest Period in effect at such time plus, and (ii) (i) in the case of Dollar Loans, the Extension Margin plus LIBOR for the Interest Period in effect at such time.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (B) in the case of any other amount, to the extent permitted by applicable law, the rate set forth in clause (A) of this Section 2.09(c)(i); provided that this Section 2.09(c)(i) shall not apply to any payment default that has been waived by the Lenders pursuant to Section 11.08.

(d) Accrued interest on each Loan shall be payable (i) in respect of each Initial Loan, quarterly in arrears on the last Business Day of each March, June, September and December or, if earlier, on the date that is the last day of each Interest Period, and on the Initial Maturity Date (and, if later, the Extension Date), (ii) in respect of each Extended Loan, in arrears on the last Business Day of each March, June, September and December, following the Initial Maturity Date, on the date on which such Extended Loan is exchanged for an Exchange Note as contemplated hereby and on the Final Maturity Date, (iii) on the date of any prepayment (on the amount prepaid), (iv) at maturity (whether by acceleration or otherwise), and (v) after maturity, on demand (each such date referred to in clauses (i), (ii), (iii), (iv) and (v) being an “Interest Payment Date”); provided that interest accrued pursuant to Section 2.09(c) shall be payable on demand.

(e) Notwithstanding the foregoing clauses but without giving effect to any increase in the interest rates (i) pursuant to Section 2.09(c) or (ii) as a result of the occurrence of a Rate Increasing Event as described in the provisos contained in the definitions of “Applicable Margin” and “Extension Margin”, the interest rate borne by the Floating Rate Loans shall not exceed 12.0% per annum.

(f) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). EURIBOR and LIBOR shall be determined by the Administrative Agent, and such determinations shall be prima facie evidence thereof absent manifest error.

Section 2.10. Alternate Rate of Interest. If prior to the commencement of any Interest Period:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining EURIBOR or LIBOR for such Interest Period; or

(b) the Administrative Agent is advised by any Lender that EURIBOR or LIBOR, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining its Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to Borrower by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower that the circumstances giving rise to such notice no longer exist, the affected Borrowing shall bear interest at such rate per annum specified by each affected Lender to represent its cost of funds therefor plus the Applicable Margin on the Extension Margin, as applicable (plus any amount due under Section 2.09(c)).

Section 2.11. Increased Costs.

(a) If any Lender determines that as a result of a Change in Law after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to maintaining any Loans (or, in the case of any Taxes not excluded below, any Loans), or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 2.11(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Excluded Taxes, (ii) reserve requirements contemplated by Section 2.11(c), (iii) the requirements of the European Central Bank reflected in the Mandatory Cost (other than as set forth below) or the Mandatory Cost, as calculated hereunder, does not represent the cost to such Lender of complying with the requirements of the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining of Loans and (iv) the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lenders or any of its Affiliates or the Agents or any of its Affiliates)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 2.14), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction or, if applicable, the portion of such cost that is not represented by the Mandatory Cost.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 2.14), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including funds or deposits, additional interest on the unpaid principal amount of each applicable Loan of Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Loans of Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 2.11, then such Lender will, if requested by Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 2.11(e) shall affect or postpone any of the Obligations of Borrower or the rights of such Lender pursuant to Section 2.11(a), (b), (c) or (d).

Section 2.12. Break Funding. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan of Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan of Borrower on the date or in the amount notified by Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 2.12, each Lender shall be deemed to have funded each Loan made by it at the rate applicable to such Interest Period for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

Section 2.13. Taxes.

(a) Except as required by law, any and all payments by the Loan Parties to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes. If any Loan Party or other applicable withholding agent shall be required by any Laws to withhold or deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to or for the account of any Agent or any Lender, (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required withholdings or deductions of Indemnified Taxes or Other Taxes (including withholdings or deductions applicable to additional sums payable under this Section 2.13), each Lender receives an amount equal to the sum it would have received had no such withholdings or deductions of Indemnified Taxes or Other Taxes been made, (ii) such Loan Party or other applicable withholding agent (as applicable) shall make such withholdings or deductions, (iii) such Loan Party or other applicable withholding agent (as applicable) shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable Law, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if a Loan Party made the withholding or deduction, such Loan Party shall furnish to the Administrative Agent or affected Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b) The Loan Parties agree to pay any and all Other Taxes except for any such tax resulting from an assignment or participation by a Lender or Participant (“Assignment Tax”), but only if such Assignment Taxes result from a connection between the jurisdiction imposing such tax and such Lender or Participant other than any connection arising solely from such Lender or Participant having executed, delivered, been a party to, received or perfected a security interest under or performed its obligations under, received payment under or enforced, this Agreement or any other Loan Document.

(c) Each Loan Party jointly and severally agrees to indemnify and hold harmless each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Agent or such Lender (including Indemnified Taxes or Other Taxes imposed directly on the Agent or Lender) whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxing authority and (ii) any expenses (excluding any Excluded Taxes) arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability, along with a reasonably detailed description of such payment or liability, delivered to the applicable Loan Party shall be conclusive absent manifest error.

(d) Each Foreign Lender shall, to the extent it is legally entitled to do so, (v) on or prior to the Closing Date in the case of each Foreign Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such Foreign Lender becomes a Lender, (x) on or prior to the date on which any such form or certification expires or becomes obsolete or incorrect, (y) after the occurrence of any event involving such Foreign Lender that requires a change in the most recent form or certification previously delivered by it to Borrower and the Administrative Agent, and (z) from time to time if reasonably requested by Borrower or the Administrative Agent, provide the Administrative Agent and Borrower with two completed originals of each of the following, as applicable:

(i) IRS Form W-8ECI (claiming exemption from U.S. federal withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;

(ii) IRS Form W-8BEN (claiming exemption from, or a reduction of, U.S. federal withholding tax under an income tax treaty) or any successor form;

(iii) in the case of a Foreign Lender claiming exemption under Section 871(h) or 881(c) of the Code, an IRS Form W-8BEN or any successor form and a certificate substantially in the form of Exhibit J (to claim exemption from U.S. federal withholding tax under the portfolio interest exemption); or

(iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Foreign Lender’s entitlement to such exemption from U.S. federal withholding tax or reduced rate with respect to specified payments to be made by Borrower to such Foreign Lender under the Loan Documents.

To the extent it is legally entitled to do so, any Foreign Lender which does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents shall deliver to Administrative Agent and Borrower, on or prior to the date such Foreign Lender becomes a Lender, or on or prior to such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable (and on or prior to the date on which any such form or certification expires or becomes obsolete or incorrect, after the occurrence of any event involving such Foreign Lender that requires a change in the most recent form or certification previously delivered by it to Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by Borrower or Administrative Agent), two completed originals of IRS Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with all information required to be transmitted with such form, and any other certificate or statement of exemption required under the Code or reasonably requested by Borrower or the Administrative Agent, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender and to establish that such portion may be received without deduction for, or at a reduced rate of, U.S. federal withholding tax (including, if the Foreign Lender is claiming the portfolio interest exemption with respect to one or more of its beneficial owners, a certificate substantially in the form of Exhibit J with respect to such beneficial owners).

In addition to the foregoing, any Lender that is entitled to an exemption from or reduction of withholding tax under the law of any jurisdiction in which Borrower is doing business, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender has received written notice from Borrower or the Administrative Agent advising it of the availability of such exemption or reduction and supplying all applicable documentation.

The Administrative Agent shall, to the extent it is legally entitled to do so, provide Borrower with, (i) with respect to any amount received on behalf of a Lender, one completed original of IRS Form W-9 or W8-IMY, as applicable, (ii) with respect to any fee received by the Administrative Agent hereunder, one completed original of IRS Form W-9 or applicable W-8 and (iii) any other documentation reasonably requested by Borrower as will permit any payment of such fee to be made without withholding or at a reduced rate of withholding. Thereafter and from time to time, the Administrative Agent shall, to the extent it is legally entitled to do so, provide Borrower such additional duly completed and signed copies of one or more of such forms (or such successor forms) or documentation on or prior to the date on which any such form or documentation expires or becomes obsolete or incorrect.

(e) Each Lender that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code shall, on the date such Lender becomes a party hereto, provide Borrower and the Administrative Agent with two completed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding and shall update such form from time to time if such form expires or becomes obsolete or incorrect.

(f) Any Lender or Agent claiming any additional amounts or indemnification payments pursuant to this Section 2.13 shall use its reasonable efforts (if requested by Borrower) to change the jurisdiction of its Lending Office or take other steps (in each case, at Borrower’s expense) if such a change or other steps would reduce any such additional amounts or indemnification payments (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender or Agent, result in any unreimbursed cost or expense or be otherwise disadvantageous to such Lender or Agent.

(g) If any Lender or Agent determines, in its sole good faith discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by Borrower pursuant to this Section 2.13, it shall promptly remit the portion of such refund to the applicable Loan Party that will leave it in no better or worse after-tax position (taking into account all out-of-pocket expenses of the Lender or Agent, as the case may be, than if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. This clause (g) shall not be construed to require any Lender or Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

Section 2.14. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under Sections 2.10 through 2.13 and Section 2.16 shall deliver a certificate to Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 2.10, 2.11, 2.13 or 2.16, Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and twenty (120) days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 120-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by Borrower under Section 2.11, Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to continue Loans from one Interest Period to another until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 2.14(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to maintain any Loan shall be suspended pursuant to Section 2.14(b)) hereof, such Lender’s applicable Loans shall be repaid on the last day(s) of the then current Interest Period(s) for such Loans.

Section 2.15. Replacement of Lenders.

(a) If at any time (i) Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 2.11 or 2.13 as a result of any condition described in such Sections or any Lender ceases to maintain any Loans as a result of any condition described in Section 2.11 or Section 2.16, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Company may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.04(b) (with the assignment fee to be paid by the Company in each such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents and (B) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments.

(b) Any Lender being replaced pursuant to Section 2.15(a) above shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s outstanding Loans and participations in respect thereof, and (ii) deliver any Notes evidencing such Loans to Borrower or to the Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans and participations in respect thereof, (B) all obligations of Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) In the event that (i) Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.08 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 2.16. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain its Loans, then such Loans will bear interest at a rate per annum specified by such Lender to represent its cost of funds therefor plus the Applicable Margin plus any amounts due under Section 2.09(c).

Section 2.17. Payments Generally.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Euro Loans, all payments by Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s office in Dollars and in Same Day Funds not later than 2:00 p.m. (New York, New York time) on the date specified herein. Except as otherwise expressly provided herein, all payments by Borrower hereunder with respect to principal and interest on Euro Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s office in Euro and in Same Day Funds not later than 2:00 p.m. (London time) on the dates specified herein. If, for any reason, Borrower is prohibited by any Law from making any required payment hereunder in Euro, Borrower shall make such payment in Dollars in the Dollar Amount of the Euro payment amount. The Administrative Agent will promptly distribute to each Lender its pro rata share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. (New York time), in the case of payments in Dollars, or (ii) after 2:00 p.m. (London time) in the case of payments in Euro, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that Borrower will not make such payment, the Administrative Agent may assume that Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to Borrower by the Administrative Agent because the conditions set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 2.07(d). If the Administrative Agent receives funds for application to the Obligations under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s pro rata share of the principal amount of all Loans outstanding at such time plus accrued interest thereon, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Agents and the Lenders that:

Section 3.01. Existence, Qualification and Power; Compliance with Laws. Subject to the Legal Reservations, each Loan Party and each Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing, in each case where such concept exists, under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite constitutional, corporate or other similar power and authority to (i) own or lease its material assets and carry on its business substantially as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing, in each case where such concept exists, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) in any material way, conflict with or result in any breach or contravention of or the creation of any Lien under (other than as permitted by Section 5.14), or require any payment to be made under, (i) except payments as set forth in the Funds Flow Memorandum dated the Closing Date and delivered to the Administrative Agent, any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its subsidiaries or (ii) any order in any material way, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in any material way; or (c) violate any material Law in any material way; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention, violation or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.03. Governmental Authorization; Other Consents. Subject to Legal Reservations, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required of a Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) filings, notices and consents and registrations necessary to perfect the Liens on the Security granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the Transaction, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made); (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) those not required in accordance with the Security Principles.

Section 3.04. Binding Effect. This Agreement and each other Loan Document dated on or prior to the date this representation is made has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document dated on or prior to the date this representation is made constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than those pledges made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary).

Section 3.05. Financial Statements; No Material Adverse Effect.

(a) (i) The unaudited pro forma consolidated balance sheet of the Company and its subsidiaries as of September 30, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the related pro forma consolidated statement of income of the Company and its subsidiaries for the twelve months ended September 30, 2007 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on January 1, 2006 in the case of the pro forma consolidated statement of income and September 30, 2007 in the case of the Pro Forma Balance Sheet) to the Transactions. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Company to be reasonable as of the date of delivery thereof, and so far as it was then aware, shall present fairly in all material respects on a pro forma basis the estimated financial position of the Company and its subsidiaries as of September 30, 2007 and their estimated results of operations for the period covered thereby, assuming that the events specified in the preceding sentence had actually occurred on January 1, 2006 or September 30, 2007, as applicable.

(ii) The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. During the period from December 31, 2006 to and including the Closing Date, there has been (x) no sale, transfer or other disposition by the Company or any of its subsidiaries of any material part of the business or property of the Company or any of its subsidiaries, taken as a whole, and (y) no purchase or other acquisition by the Company or any of its subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Company and its subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(b) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) At the Closing Date, the Company and its subsidiaries shall have outstanding no Financial Indebtedness or Disqualified Equity Interests other than (i) the Loans and other Obligations, (ii) the loans under the Senior Secured Credit Facilities, (iii) the Existing Notes, (iv) Existing Indebtedness (as defined in the Senior Secured Credit Facilities) (including letters of credit issued and outstanding on the Closing Date), (v) the Asset Backed Credit Facility, Receivables Financing and Securitization Transactions, (vi) liabilities incurred in the ordinary course of business and (vii) liabilities disclosed in the Pro Forma Financial Statements, in each case to the extent permitted by Section 5.08.

Section 3.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its subsidiaries or against any of their properties or revenues that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07. Ownership of Property; Liens.

(a) Each Loan Party and each of its subsidiaries has good record fee simple title (or otherwise holds full legal (and, if applicable, beneficial) ownership under applicable Law) to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for (x) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and (y) Liens permitted under Section 5.14 and except where the failure to have such title could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date, Schedule 7 to the Perfection Certificate dated the Closing Date contains a true and complete list of each interest in material Real Property owned or ground leased by the Loan Parties and describes the type of interest therein held by each such entity.

Section 3.08. Environmental Matters.

In each case, except as set forth on Schedule 3.08,

(a) There are no claims, actions, suits, proceedings, demands, notices or, to the knowledge of any Loan Party and each of its subsidiaries, investigations alleging actual or potential liability of any Loan Party or its subsidiaries under or for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except for items that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of their respective subsidiaries and each of their Real Property, other assets and operations are in compliance with all applicable Environmental Laws, including all Environmental Permits; (ii) none of the properties currently or, to the knowledge of any Loan Party or any of its subsidiaries, formerly, owned, leased or operated by any Loan Party or any of its subsidiaries is listed or formally proposed for listing on the National Priority List under CERCLA, or the German register of contaminated sites (Altlaster register) or any analogous list maintained pursuant to any Environmental Law; (iii) all asbestos or asbestos-containing material on, at or in any property or facility currently owned, leased or operated by any Loan Party or any of its subsidiaries is in compliance with Environmental Laws; and (iv) there has been no Release of Hazardous Materials by any Person on, at, under or from any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its subsidiaries and there has been no Release of Hazardous Materials by any Loan Party or any of its subsidiaries at any other location.

(c) The properties and facilities owned, leased or operated by the Loan Parties and their subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require investigation or other response or corrective action under, or (iii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations, actions and/or liabilities, individually or in the aggregate, could, reasonably be expected to result in a Material Adverse Effect.

(d) None of the Loan Parties or their subsidiaries is undertaking or financing, in whole or in part, either individually or together with other potentially responsible parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any property, facility or location pursuant to any Environmental Law except for such investigation, response or other corrective action that, individually or in the aggregate, could not, reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any of their subsidiaries at, or transported by or on behalf of any Loan Party or any of their subsidiaries to or from, any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its subsidiaries have been disposed of in a manner which could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties or any of their subsidiaries has contractually assumed, and is not subject or a party to any judgment, order, decree or agreement which imposes, any liability or obligation under or relating to any Environmental Law.

Section 3.09. Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of the Loan Parties and each of their respective subsidiaries has (i) timely filed all Tax returns required to be filed and all such tax returns are true and correct, (ii) timely paid all Taxes levied or imposed upon it or its properties (whether or not shown on a tax return), and (iii) satisfied all of its Tax withholding obligations; (b) there are no current, pending or threatened audits, examinations or claims with respect to Taxes of any Loan Party or any of their respective subsidiaries and (c) none of the Loan Parties has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 3.10. ERISA Compliance.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur and (ii) neither any Loan Party, any subsidiary nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 3.10(b), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except where noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii) neither any Loan Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

Section 3.11. Subsidiaries; Equity Interests.

As of the Closing Date (after giving effect to any part of the Transaction that is consummated on or prior to the Closing Date), no Loan Party has any subsidiaries other than dormant or inactive entities and those specifically disclosed in Schedule 3.11 hereto, and all of the outstanding Equity Interests owned by the Loan Parties (or a subsidiary of any Loan Party) in such subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a subsidiary of any Loan Party) in such subsidiaries are owned free and clear of all Liens except (i) those created under the Security Documents and (ii) any Lien that is permitted under Section 5.14. As of the Closing Date, Schedules 1(a) and 10(a) and (b) to the Perfection Certificate set forth the name, jurisdiction and ownership interest of each Loan Party in each direct Domestic Subsidiary or any material Foreign Subsidiary which is not dormant or inactive, including the percentage of such ownership, and no such entities have any direct or indirect Material Subsidiaries.

Section 3.12. Margin Regulations; Investment Company Act.

(a) Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b) Neither Borrower, nor any Person Controlling Borrower, or any of the subsidiaries of Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.13. Disclosure.

As of the Closing Date, to the best of the Loan Parties’ knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or, as of the Closing Date only, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 3.14. [Reserved].

Section 3.15. Anti-Terrorism Laws.

(a) To the best knowledge of the Loan Parties organized in the United States, no such Loan Party nor any of its subsidiaries: (i) is, or is controlled by or is acting on behalf of, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b) Each of the Loan Parties organized in the United States and, to the best of such Loan Parties’ knowledge, each of its subsidiaries has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

Section 3.16. Intellectual Property; Licenses, Etc. Each of the Loan Parties and their subsidiaries own, license or otherwise possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets, know-how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are material to the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the operation of the businesses as currently conducted does not infringe upon any IP Rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation brought against any Loan Party alleging the infringement or misuse of any IP Rights is pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any of its subsidiaries, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the Closing Date (i) each Loan Party owns and possesses the right to use the copyrights, patents and trademarks identified with such Loan Party’s name on Schedule 12(a) or 12(b), as applicable, to the Perfection Certificate, and (ii) the registrations listed on Schedule 12(a) and 12(b) are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.17. Solvency.

On the Closing Date, the Loan Parties (taken as a whole) after giving effect to the Transaction, are Solvent.

Section 3.18. Use of Proceeds. Borrower used the proceeds of Loans made on the Closing Date solely to finance the Transactions.

Section 3.19. [Reserved].

Section 3.20. Security Documents.

(a) Subject to Legal Reservations, the Security Documents are or in the case of each Security Document delivered pursuant to the Senior Secured Credit Facilities will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the relevant Secured Parties (or in favor of the relevant Secured Parties directly, as applicable), legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and registration achieved (if applicable), (ii) when all appropriate filings, recordings, endorsements, notarizations, stamping, registrations and/or notifications are made as required under applicable Law and (iii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral, in each case subject to no Liens other than Liens permitted hereunder.

(b) When the Security Agreement governed by U.S. Law or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder (to the extent intended to be created thereby) in the IP Rights to the extent that a security interest can be created under Article 9 of the UCC and can be perfected by the filing of a financing statement in accordance therewith, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity), in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered patents and copyrights acquired by the grantors thereof after the Closing Date).

(c) Notwithstanding anything herein (including this Section 3.20) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law.

Section 3.21. Works Council.

None of the Dutch Loan Parties other than Basell Benelux B.V. and Lyondell Chemie Nederland B.V. has, or is required to have, a (central) works council ((centrale) ondernemingsraad) and there is no (central) works council which under the Dutch Works Councils Act (Wet op de ondernemingsraden) would have the right to give advice in connection with any Loan Document.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01. Conditions of Lending. The obligation of each Lender to fund the Loans on the Closing Date hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party to the extent such Loan Party is a party thereto, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement (including all of the Lenders party hereto);

(ii) an Initial Loan Note executed by Borrower in favor of each Lender that has requested an Initial Loan Note more than three (3) Business Days prior to the Closing Date;

(iii) except where delivery after the Closing Date is contemplated therein, each Security Document set forth on Schedule 4.01(a)(iii) hereto, duly executed by each Loan Party thereto, together with:

(A) certificates, if any, representing the Pledged Equity referred to therein accompanied, if applicable, by undated stock powers executed in blank and instruments evidencing the Pledged Debt endorsed in blank, and

(B) where appropriate and customary in each relevant jurisdiction where the Guarantors are organized, evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement (and as have been notified to Borrower or its counsel no later than three (3) Business Days prior to the Closing Date) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require (and as have been notified to Borrower no later than three (3) Business Days before the Closing Date) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v) (A) the executed legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. counsel to the Company and certain other Loan Parties, substantially in the form of Exhibit H; and

(B) the executed legal opinion of local counsel to the Lenders or the Loan Parties, as applicable, in the jurisdictions listed on Schedule 4.01(a)(v)(B), in form and substance reasonably satisfactory to the Administrative Agent;

(C) a certificate signed by a Company Financial Officer certifying that since the date of the Acquisition Agreement there has been no Material Adverse Change;

(vi) a certificate signed by a Company Financial Officer attesting to the Solvency of the Loan Parties (taken as a whole) after giving effect to the Transactions, from;

(vii) except as contemplated by Section 6.14(a) of the Senior Secured Credit Facilities, evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee, mortgagee and additional insured under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named;

(viii) a Borrowing Request relating to the Borrowings made on the Closing Date; and

(ix) the Intercreditor Agreement, executed and delivered by a duly authorized officer of the applicable Loan Parties and of the Collateral Agent and other agents party thereto;

(b) prior to or substantially simultaneously with the Loans made on the Closing Date, arrangements reasonably satisfactory to the Joint Lead Arrangers shall have been made to pay all fees and expenses (to the extent invoices for such expenses have been provided at least five (5) Business Days prior to the Closing Date) required to be paid hereunder by the Company or Borrower from the Borrowings made on the Closing Date;

(c) prior to or substantially simultaneously with the Initial Loans made on the Closing Date, the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement except for the filing of the merger certificate which shall occur substantially concurrently, without giving effect to any amendments or waivers thereto (excluding any waiver by Lyondell of the conditions set forth in Section 6.3(a)(i) of the Acquisition Agreement) that are materially adverse to the Lenders made without reasonable consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld or delayed), and in compliance with applicable material Laws and regulatory approvals;

(d) all of the conditions precedent included in Article IV of the Senior Secured Credit Facilities have been satisfied or waived and the Senior Secured Credit Facilities remain in full force and effect;

(e) the Company and its subsidiaries shall have outstanding no Financial Indebtedness or Disqualified Equity Interests other than (A) the Initial Loan, (B) the loans under the Senior Secured Credit Facilities, (C) the Existing Notes, (D) Existing Indebtedness (including letters of credit issued and outstanding on the Closing Date), and (E) the Asset Backed Credit Facility, Receivables Financing and Securitization Transactions and (F) liabilities incurred in the ordinary course of business and (G) liabilities disclosed in the Pro Forma Financial Statements, in each case to the extent permitted by Section 5.08;

(f) the Administrative Agent shall have received all documentation and other information mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(g) The representations and warranties of Borrower and each other Loan Party contained in Article 3 or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date.

(h) No Default shall exist or would result from such proposed Borrowing or from the application of the proceeds therefrom.

(i) The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.

Section 4.02. Conditions of Effectiveness of Amendment and Restatement. The effectiveness of the Amendment and Restatement is subject to satisfaction of the following conditions precedent:

(a) The execution and delivery of this Amendment and Restatement by a Responsible Officer of the Company, each other Loan Party, the Lenders (as defined in this Agreement) and the Administrative Agent.

(b) Payment of all fees and expenses and all other amounts owing required to be paid hereunder by the Company, Borrower or any other Loan Party due and payable to counsel to the Administrative Agent set forth in an invoice or invoices provided to Borrower not later than 24 hours prior to the Amendment and Restatement Effective Date.

(c) An officer’s certificate signed by a Responsible Officer of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and Restatement.

(d) The representations and warranties of Borrower and each other Loan Party contained in Article 3 shall be true and correct in all material respects on and as of the Amendment and Restatement Effective Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(e) No Default shall exist on the Amendment and Restatement Effective Date or would result from the effectiveness of this Amendment and Restatement.

(f) The execution and delivery of the Settlement Agreement and Release, dated as of October 17, by a Responsible Officer of the Company and each other party to the Fee Letter.

(g) The Joint Lead Arrangers shall have received a full set of the documentation of the transaction that UBS Securities LLC notified the other Joint Lead Arrangers of by email on May 28, 2008, with certain terms redacted, certified as otherwise full and complete by an authorized officer of Access Industries, Inc.

(h) The Joint Lead Arrangers shall have received a letter, in form and substance satisfactory to the Joint Lead Arrangers, signed by an authorized officer of Access Industries, Inc. representing and warranting that (I) there exists no agreement (other than those provided under paragraph (g) above) binding on either such Person or its Affiliates that will restrict the exercise by the Lenders or the

Joint Lead Arrangers of any of their rights hereunder including, without limitation, Sections 6.14, 6.15, 6.16 or 6.18 hereof and (II) no redacted provisions contained in the documents provided under (g) above have the effect of the foregoing.

ARTICLE 5

GENERAL COVENANTS

Each of Borrower, the Company and each other Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, Borrower, the Company and each other Loan Party shall comply with the covenants set forth in this Article 5.

Section 5.01. Limitation on Restricted Payments. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment.

(b) Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(i) the payment of any dividend or consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of a redemption notice if the dividend or redemption would have been permitted on the date of declaration or giving of notice;

(ii) any Restricted Payments, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of the Company) or capital contribution received by the Company;

(iii) the acquisition or repayment of any Indebtedness of the Company that is subordinate or junior in right of payment to the Loans or Disqualified Capital Stock of the Company either (A) solely in exchange for shares of Qualified Capital Stock of the Company, or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of (1) a substantially concurrent Equity Offering or (2) incurrence for cash of Refinancing Indebtedness (in the case of (1) or (2), other than to a subsidiary of the Company);

(iv) beginning on the fifth anniversary of the date on which the 2015 Notes were issued, so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, repurchases by the Company of, or dividends to Parent to permit repurchases by Parent of, Common Stock of the Company or Parent from employees, former employees, directors or former directors of the Company or any of its subsidiaries (or permitted transferees of such persons) or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount for all periods not to exceed 2.0% of the Capital Stock of the Company from time to time at fair market value at the date of such repurchase;

(v) payments to Parent for legal, audit, tax and other expenses directly relating to the administration of Parent, including customary compensation payable to the Parent’s directors and employees, not to exceed €1.5 million in any fiscal year;

(vi) so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, ongoing service and management fees pursuant to the Management Agreement in an aggregate annual amount not to exceed (x) in respect of any fiscal year in which the Consolidated EBITDA (as defined in the Senior Secured Credit Facilities) of the Company is less than $6.0 billion (the “EBITDA Threshold”), $25.0 million and (y) in respect of any fiscal year in which the Consolidated EBITDA (as defined in the Senior Secured Credit Facilities) of the Company is greater than the EBITDA Threshold, $30.0 million;

(vii) cash payments in lieu of issuing fractional shares pursuant to the exercise or conversion of any exercisable or convertible securities;

(viii) payments or distributions to dissenting shareholders pursuant to applicable law in connection with or in contemplation of the Acquisition or any merger, consolidation or transfer of assets that complies with Section 5.19;

(ix) payments of dividends on Disqualified Capital Stock issued in accordance with Section 5.08;

(x) directors’ fees (including non-executive directors of the Company) or, if the Company is a partnership, directors’ fees of the general partner of the Company in an amount not to exceed $1.5 million per year;

(xi) so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the 2015 Notes upon a Change of Control or an Asset Sale to the extent required by the indenture relating to the 2015 Notes, but only if Borrower (A) in the case of a Change of Control prior to the Initial Maturity Date, has first prepaid all Loans and Loan Notes in accordance with Section 5.10(a) hereof, (B) in the case of a Change of Control on or after the Initial Maturity Date, has first purchased each Loan of each Lender that elects to have such Loan purchased in accordance with Section 5.10(b) hereof, or (C) or in the case of an Asset Sale, has first purchased all Loans in accordance with Section 5.11(d) hereof;

(xii) any Restricted Payment made to consummate the Acquisition and the fees and expenses related thereto; provided, however, that such Restricted Payments will be excluded in the calculation of the amount of Restricted Payments;

(xiii) after the Extension Date, so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, (i) prior to Listing, Restricted Payments by the Company in an amount not to exceed $50 million per annum and $200 million in the aggregate, and (ii) following Listing, the payment of dividends on the listed Common Stock at a rate not to exceed 6% per annum of the net cash proceeds received by the Company in connection with such Listing or any subsequent Listing; provided that if such Listing was of the share capital of a Holding Company of the Company, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the share capital of such Holding Company;

(xiv) dividends or other distributions on Disqualified Capital Stock issued by the Company to the extent such Disqualified Capital Stock constitutes Indebtedness under the indenture and was issued in compliance therewith; provided that prior to the Extension Date, no Restricted Payments may be made pursuant to this Section 5.01(b)(xiv) unless no Default or Event of Default shall have occurred or be continuing;

(xv) distributions by any Restricted Subsidiary of the Company of chemicals to a holder of Capital Stock of such Restricted Subsidiary if such distributions are made pursuant to a provision in a joint venture agreement or other arrangement entered into in connection with the establishment of such Restricted Subsidiary that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arms’-length basis (or pursuant to a provision that imposes a substantially equivalent requirement); and

(xvi) after the Extension Date, payments under the Tax Sharing Agreement.

(c) In addition to the foregoing, the Company may make Restricted Investments and, after the Extension Date, the Company may make Restricted Payments if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) no Default or an Event of Default shall have occurred and be continuing or would be caused thereby;

(ii) the Company is able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with Section 5.08;

(iii) the aggregate amount of Restricted Payments made after the Closing Date, including the fair market value as determined reasonably and in good faith by the Board of Directors of the Company of non-cash amounts constituting Restricted Payments, shall not exceed the sum of:

(A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned from the end of the quarter immediately preceding the Closing Date through the last day of the last full fiscal quarter for which financial statements are reported immediately preceding the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); provided, however, that for purposes of this sub-clause (iii)(A) only, to the extent any amounts that would constitute net income but which have been used to make a Permitted Investment described in clause (e) of the definition thereof, such amounts shall be excluded from Consolidated Net Income; plus

(B) 100% of the aggregate net cash proceeds or the fair market value, as determined in good faith by the Company, of property other than cash (including Capital Stock) of Persons engaged in a Permitted Business or property used or useful in a Permitted Business received by the Company or its Restricted Subsidiaries from any Person (other than a subsidiary of the Company) from the issuance and sale subsequent to the Closing Date and on or prior to the Reference Date of Qualified Capital Stock of the

Company (including Disqualified Capital Stock of the Company that is converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Closing Date) or debt securities of the Company or its Restricted Subsidiaries that are convertible into or exchangeable for Qualified Capital Stock of the Company, but only when and to the extent such debt securities are converted into or exchanged for Qualified Capital Stock of the Company; plus

(C) without duplication of any amounts included in clause (B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company; plus

(D) without duplication of any amounts included in clause (B) above, 100% of the aggregate net cash proceeds of any sales or distributions of the type described in clause (e)(i) or (ii) of the definition of “Permitted Investments” but only to the extent such net cash proceeds are not utilized in accordance therewith (including Disqualified Capital Stock of the Company that is converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Closing Date).

In determining the aggregate amount of Restricted Payments made subsequent to the Closing Date in accordance with clause (iii) of the immediately preceding paragraph, cash amounts expended pursuant to clauses (i), (ii)(B), (iii)(B)(1), (iv) and (xiii) of paragraph (b) above shall be included in such calculation.

(d) Not later than the date of making any Restricted Payment pursuant to paragraph (c) or clause (b)(xi), the Company shall deliver to the Administrative Agent an officers’ certificate stating that such Restricted Payment complies with this Agreement and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company’s quarterly financial statements last provided to the Lenders pursuant to Article 6.

Section 5.02. Corporate Existence. The Company shall (a) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 5.11 or 5.19 and (y) subject to Section 5.19(c)(II)(C), any Restricted Subsidiary may merge and amalgamate, consolidate or amalgamate with any other Restricted Subsidiary and (b) take all reasonable action to maintain all rights, privileges (including its good standing, where such concept exists), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 5.11 or 5.19 or clause (y) of this Section 5.02.

Section 5.03. Payments of Taxes and Other Claims. The Company shall timely pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of the taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04. Maintenance of Properties and Insurance(a). (a) The Company shall, except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

(b) The Company shall maintain with reputable insurance companies, insurance with respect to its assets, properties and business against loss or damage to the extent available on commercially reasonable terms of the kinds customarily insured against by Persons of similar size engaged in the same or similar industry, of such types and in such amounts (after giving effect to any self-insurance (including captive industry insurance) reasonable and customary for similarly situated Persons of similar size engaged in the same or similar businesses as the Company and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. With respect to each Mortgaged Property located in the U.S., obtain flood insurance in such total amount as required by applicable Law, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and, if required by law, comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 5.05. Compliance with Laws. The Company shall comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06. Anti-Money Laundering. Each Loan Party will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Loan Documents are derived from any unlawful activity.

Section 5.07. Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, other than:

(i) Affiliate Transactions permitted under the provision described in clause (b) of this Section 5.07; and

(ii) Affiliate Transactions on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis by the Company or the relevant Restricted Subsidiary and an unrelated person or, if no such comparable transaction with a person who is not an affiliate is available on terms that are fair from a financial point of view to the Company or such Restricted Subsidiary as certified by an Independent Financial Advisor.

The Board of Directors of the Company and the Board of Directors of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $25.0 million. This approval must be evidenced by a board resolution that states that the Board of Directors has determined that the transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction that involves payments or other property with an aggregate fair market value of more than $100 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and mail the same to the Agents and the Lenders.

(b) The restrictions described in the preceding paragraph (a) do not apply to:

(i) reasonable fees and compensation paid to and employee benefit arrangements, customary insurance and indemnity provided on behalf of, officers, directors, managers, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Agreement;

(iii) any agreement as in effect as of the Closing Date or any amendment or renewal thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or renewal or replacement agreement is not more disadvantageous to the Lenders (as determined by the Board of Directors of the Company in their reasonable and good faith judgment) in any material respect than the original agreement;

(iv) Investments of the type described in clauses (d), (e), (j), (l) and (n) in the definition of Permitted Investments and Restricted Payments made in compliance with Section 5.01;

(v) transactions between any of the Company, any of its subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by this Agreement;

(vi) transactions with customers, clients, suppliers, distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which when taken together are fair to the Company or the Restricted Subsidiaries of the Company as applicable, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms no less favorable as might reasonably have been obtained at such time from an unaffiliated party;

(vii) transactions with Qualified Joint Ventures entered into in the ordinary course of business and in a manner consistent with past practice;

(viii) the issuance or sale of any of the Company’s Capital Stock (other than Disqualified Capital Stock) or capital contributions received by the Company;

(ix) transactions entered into between or among the Company or any of its Restricted Subsidiaries and any joint venture, or other Affiliate that would otherwise be subject to this covenant solely because the Company or a Restricted Subsidiary of the Company owns any Capital Stock of or otherwise controls such Person;

(x) transactions entered into by a Person prior to the time such person becomes a Restricted Subsidiary of the Company or is merged or consolidated into the Company or a Restricted Subsidiary of the Company (provided such transaction is not entered into in contemplation of such event);

(xi) dividends and distributions to the Company and its Restricted Subsidiaries by any Unrestricted Subsidiary of the Company or joint venture; and

(xii) transactions entered into between or among the Company or any of its Restricted Subsidiaries and any Affiliate of the Company or any of its Restricted Subsidiaries that is engaged in a Permitted Business on terms that are no less favorable as might reasonably been obtained as such time from an unaffiliated third party or, if no such comparable transaction with a Person who is not an Affiliate of the Company is available, on terms that are fair from a financial point of view to the Company or such Restricted Subsidiary as certified by an Independent Financial Advisor

Section 5.08. Limitation on Incurrence of Additional Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness other than Permitted Indebtedness;

(b) In addition, on and after the Extension Date, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

(c) Paragraph (a) and (b) of this Section 5.08 shall not prohibit the incurrence of the following Indebtedness (collectively “Permitted Indebtedness”):

(i) Indebtedness under the Loans and this Agreement in an amount not to exceed $8.0 billion in aggregate principal amount, and the Exchange Notes, in one or more tranches, the Exchange Note Indentures and the guarantees thereof and hereof;

(ii) (A) Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount not to exceed $12.45 billion at any one time outstanding less the amount of any payments actually made by or on behalf of the Company or its subsidiaries under the Credit Facilities with the proceeds of any Asset Sale (excluding any temporary reduction in revolving credit facilities pending final application of the proceeds in accordance with this Agreement) and (B) if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and its Restricted Subsidiaries may incur Indebtedness under incremental facilities under the Senior Secured Credit Facilities in an amount not to exceed $1.0 billion, if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated First Lien Secured Leverage Ratio of the Company is less than 2.5 to 1.0;

(iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Closing Date (after giving effect to the Acquisition) reduced by the amount of any prepayments with proceeds of any Asset Sale (excluding any temporary reduction in revolving credit facilities pending final application of the proceeds in accordance with this Agreement);

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of (A) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by this Agreement to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates or (B) managing fluctuations in the price or cost of raw materials, emissions, manufactured products or related commodities; provided that such obligations are entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any of its Restricted Subsidiaries are exposed in the conduct of its business or the management of its liabilities (as determined by the Company’s or such Restricted Subsidiary’s principal financial officer in the exercise of his or her good faith business judgment);

(v) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company, in each case subject to no Lien held by a person other than the Company or a Restricted Subsidiary of the Company (other than the pledge of intercompany notes under the Credit Facilities); provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under the Credit Facilities), it shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause by the issuer of such Indebtedness on such date;

(vi) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the Credit Facilities); provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company (other than pursuant to intercompany notes pledged under the Credit Facilities) is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Loan Documents and (b) if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness (other than pledges of intercompany notes securing the Credit Facilities), it shall be deemed the incurrence of Indebtedness under this clause not constituting Permitted Indebtedness by the Company on such date;

(vii) Indebtedness arising under any Treasury Services Agreement or from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, overdrafts, pooling arrangements and money market lines in the ordinary course of business;

(viii) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation or environmental claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(ix) Refinancing Indebtedness;

(x) Indebtedness arising from agreements of the Company or a subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the subsidiary in connection with such disposition;

(xi) obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Company or any subsidiary of the Company in the ordinary course of business;

(xii) Guarantees by the Company or a Restricted Subsidiary of the Company of Indebtedness incurred by the Company or a Restricted Subsidiary of the Company so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of this Agreement;

(xiii) Indebtedness of the Company or any subsidiary of the Company incurred in the ordinary course of business not to exceed, on or prior to the Extension Date, $100 million and, thereafter, $200 million in the aggregate at the date of incurrence, in each case, at any one time outstanding;

(A) representing Capitalized Lease Obligations or

(B) constituting Indebtedness incurred to finance the acquisition of, or cost of design, construction, installation or improvement of, property or assets of the Company or any Restricted Subsidiary of the Company used in the business of the Company or any Restricted Subsidiary of the Company; provided, however, that such Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired;

(xiv) (i) the incurrence by the Company or a Restricted Subsidiary of the Company of Indebtedness pursuant to Asset Backed Credit Facilities secured by inventory not to exceed, in the aggregate for all such Indebtedness, $2.1 billion and (ii) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any subsidiary of the Company (except for Standard Securitization Undertakings);

(xv) Indebtedness of the Company or a Restricted Subsidiary of the Company to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Company or such Restricted Subsidiary from any such subsidiary which assets are subsequently conveyed by the Company or such Restricted Subsidiary to a Securitization Entity in a Qualified Securitization Transaction;

(xvi) Guarantees by the Company or a Restricted Subsidiary of the Company of Indebtedness incurred by Qualified Joint Ventures not to exceed, on or prior to the Extension Date, $125 million and, thereafter, $250 million in the aggregate at any one time outstanding;

(xvii) Indebtedness of a Person existing at the time that person becomes a Restricted Subsidiary of the Company or assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary of the Company and not incurred in connection with or in anticipation of, such Person becoming a Restricted Subsidiary; provided that the holders of any such Indebtedness do not, at any time, have direct or indirect recourse to any property or assets of the Company or any Restricted Subsidiary other than the property or assets of such acquired Person; provided, further, that on the date of such acquisition and after giving pro forma effect thereto, either (a) the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to clause (b) of this Section 5.08 (assuming for this purpose that the Extension Date has occurred) or (b) the Consolidated Fixed Charge Coverage Ratio would be greater than or equal to the Consolidated Fixed Charge Coverage Ratio immediately prior to giving pro forma effect to such acquisition; provided further that Indebtedness incurred pursuant to this clause (xvii) on or prior to the Extension Date shall not exceed in the aggregate $125 million;

(xviii) Contribution Indebtedness; and

(xix) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $1.0 billion and (ii) 4% of Consolidated Net Tangible Assets of the Company at the date of incurrence, in each case, in the aggregate at any one time outstanding.

(d) Notwithstanding the foregoing, Indebtedness incurred by Restricted Subsidiaries of the Company that are not Guarantors in accordance with Section 5.08(b) and clauses (ii), and (xvii) of Section 5.08(c) may not exceed $500 million in the aggregate at any one time outstanding. For purposes of determining compliance with any restriction on the incurrence of Indebtedness in dollars where Indebtedness is denominated in a different currency, the amount of such Indebtedness will be the dollar Equivalent determined on the date of such determination, provided that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement (with respect to dollars) covering principal amounts payable on such Indebtedness, the amount of such Indebtedness expressed in dollars will be adjusted to take into account the effect of such agreement. The principal amount of any Refinancing Indebtedness incurred in the same currency as the Indebtedness being Refinanced will be the dollar Equivalent of the Indebtedness Refinanced determined on the date such Indebtedness being Refinanced was initially incurred. Notwithstanding any other provision of this covenant, for purposes of determining compliance with this Section 5.08, increases in Indebtedness solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company or a Restricted Subsidiary of the Company may incur under this Section 5.08.

(e) For purposes of determining any particular amount of Indebtedness under this Section 5.08:

(i) obligations with respect to letters of credit, guarantees or Liens, in each case supporting Indebtedness otherwise included in the determination of such particular amount, will not be included;

(ii) any Liens granted pursuant to the equal and ratable provisions referred to in Section 5.14 will not be treated as Indebtedness; and

(iii) accrual of interest, accrual of dividends, the accretion of accreted value, the obligation to pay commitment fees and the payment of interest in the form of additional Indebtedness will not be treated as Indebtedness.

(f) For purposes of determining compliance with this Section 5.08, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xix) of paragraph (c) above, or is entitled to be incurred pursuant to paragraph (b) above, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence and, except with respect to Indebtedness incurred under clauses (ii), (xiv) and (xvi) of paragraph (c) above, reclassify such item of Indebtedness, in each case in any manner that complies with this Section 5.08. Notwithstanding the foregoing, Indebtedness under the Senior Secured Credit Facilities up to the maximum amounts permitted under clause (ii) of paragraph (c) above (and any amounts incurred to Refinance such Indebtedness) will be deemed to have been incurred pursuant to clause (ii) of paragraph (c) above, Indebtedness pursuant to Asset Backed Credit Facilities up to the maximum amounts permitted under clause (xiv) (i) above will be deemed to have been incurred pursuant to clause (xiv) above and guarantees by the Company or any Restricted Subsidiaries of Indebtedness incurred by Qualified Joint Ventures up to the maximum amounts permitted under clause (xvi) of paragraph (c) above will be deemed to have been incurred pursuant to clause (xvi) of paragraph (c) above. Indebtedness of the type described in clauses (ii), (xiv) or (xvi) of paragraph (c) above may be not be reclassified; provided that such Indebtedness may, in each case, be incurred in excess of such maximum amounts if otherwise permitted by this Section 5.08.

Section 5.09. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly make any Restricted Payment or immediately after giving effect thereto, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company, Borrower or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company, Borrower or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

(i) applicable law, rules, regulations and/or orders;

(ii) the Loan Documents (including, without limitation, any Liens permitted by such Loan Documents), including, without limitation, any Liens permitted by this Agreement;

(iii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary of the Company;

(iv) any agreements existing at the time of any merger or consolidation with any Person or the acquisition of any Person or the properties or assets of such Person (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person merged or consolidated with or so acquired or any subsidiary of such Person and as amended or modified; provided, however, that any such amendment or modification is no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions prior to such amendment or modification;

(v) agreements existing on the Closing Date (after giving effect to the Acquisition) to the extent and in the manner such agreements are in effect on such date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the Board of Directors of the Company in their reasonable and good faith judgment) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Closing Date;

(vi) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale;

(vii) any agreement or instrument governing Capital Stock of any Person that is acquired and as amended or modified provided, however, that any such amendment or modification is no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions prior to such amendment or modification;

(viii) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(ix) Liens incurred in accordance with Section 5.14;

(x) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xi) the Senior Secured Credit Facilities and any Asset Backed Credit Facilities as in effect on the Closing Date and as amended or modified, so long as such amendment or modification is not materially more restrictive, taken as a whole, as at the time of execution of such amendment or modification;

(xii) customary restrictions in construction loans, purchase money obligations, Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

(xiii) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(xiv) customary provisions in Hedging Obligations permitted under this Agreement and entered into in the ordinary course of business;

(xv) contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary of the Company in any manner material to the Company or such Restricted Subsidiary;

(xvi) encumbrances or restrictions imposed by indentures or other similar instruments governing other Indebtedness Incurred by the Company or any Restricted Subsidiary of the Company (and if such Indebtedness is guaranteed, by the guarantors of such Indebtedness) ranking equally with the Loans and the Exchange Notes (or any guarantee), provided that the encumbrances or restrictions imposed by such other indentures or instruments are not materially more restrictive taken as a whole than the encumbrances or restrictions imposed by this Agreement; and

(xvii) encumbrances or restrictions imposed by Credit Facilities (other than the Senior Secured Credit Facilities); provided that the provisions relating to such encumbrances or restrictions contained in such Credit Facilities are no less favorable to the Company in any material respects (as determined by the Board of Directors of the Company in their reasonable and good faith judgment) than the provisions relating to such encumbrances or restrictions contained in the Senior Secured Credit Facilities as in effect on the Closing Date and as amended or modified, so long as such amendment or modification is not materially more restrictive, taken as a whole, as at the time of execution of such amendment or modification.

Section 5.10. Change of Control.

(a) Upon a Change of Control prior to the Initial Maturity Date, Borrower shall prepay each Lender’s Loans and Loan Notes (including any Subsequent Initial Notes and Subsequent Extended Notes), without any premium, plus accrued and unpaid interest, if any, to the date of prepayment in accordance with the terms contemplated in this Section 5.10.

(b) If a Change of Control shall occur on or after the Initial Maturity Date, Borrower shall notify the Administrative Agent thereof in writing (a “Change of Control Notice”) within two (2) Business Days after the occurrence thereof, which Change of Control Notice shall include (i) a brief description of such Change of Control (which identifies the parties giving rise to such Change of Control) and (ii) the designation of a Business Day not less than 15 days nor more than 30 days after the date of such Change of Control Notice as the “Change of Control Purchase Date” on which Borrower shall purchase each Loan of each Lender that elects, on or prior to the Notice Deadline (as defined below), to have such Loan purchased at a purchase price of 100% of principal amount of such Loan plus accrued and unpaid interest thereon to but excluding the Change of Control Purchase Date (the “Change of Control Price”). The Administrative Agent shall promptly provide the Change of Control Notice to the Lenders. Not less than five (5) Business Days prior to the Change of Control Purchase Date (the “Notice Deadline”), each Lender shall notify the Administrative Agent in writing whether or not such Lender would like Borrower to purchase such Lender’s Loans, and any Lender that does not so notify the Administrative Agent on or prior to the Notice Deadline shall be deemed to have elected not to have its Loans so purchased. On the Business Day prior to the Change of Control Purchase Date, the Administrative Agent shall notify Borrower of the aggregate principal amount of Loans that Lenders have requested Borrower to purchase pursuant to the immediately preceding sentence (the “Purchased Loans”). Not later than 10 a.m., London time on the Change of Control Purchase Date, Borrower shall pay to the Administrative Agent the Change of Control Price for each Purchased Loan in immediately available funds in the currency in which such Purchased Loan was made, and the Administrative Agent shall promptly distribute the Change of Control Price to each Lender holding a Purchased Loan.

Section 5.11. Limitation on Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company or the applicable Restricted Subsidiary of the Company receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by the Company’s Board of Directors;

(ii) at least 75% of the consideration received by the Company or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale (which shall be deemed to include other consideration converted to cash or Cash Equivalents within 90 days of such Asset Sale). For the purposes of this provision, each of the following will be deemed to be cash: the amount of any liabilities as shown in the Company’s or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans or any guarantee thereof), that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(iii) upon the consummation of an Asset Sale, the Company applies, or causes the applicable Restricted Subsidiary to apply, the Net Sale Proceeds relating to the Asset Sale within 365 days of having received the Net Sale Proceeds in accordance with paragraph (b) below.

(b) The Company must apply the Net Sale Proceeds either:

(i) to prepay any Indebtedness under the Senior Secured Credit Facilities or of a Restricted Subsidiary of the Company that is not a guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, and/or

(ii) to make an investment in or expenditures for properties and assets (including Capital Stock of any entity) that will be used in a Permitted Business (“Replacement Assets”), and/or

(iii) to make an acquisition of (A) assets of any Person or division or (B) Capital Stock of a Person that as a result of such acquisition becomes a Restricted Subsidiary of the Company, in either case, conducting a Permitted Business (“Related Businesses”).

(c) Pending the final application of any such Net Sale Proceeds, the Company or any Restricted Subsidiary of the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Sale Proceeds in any manner that is not prohibited by the terms of this Agreement.

(d) On the 366th day after an Asset Sale or any earlier date, if any, on which the Board of Directors of the Company or the Board of Directors of the applicable Restricted Subsidiary determines not to apply the Net Sale Proceeds in accordance with the preceding paragraph (b) (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Sale Proceeds which have not been applied or contractually committed to be applied (and to the extent not subsequently applied, the Net Proceeds Offer Trigger Date related thereto shall be deemed to be the date of termination of such contractual commitment or any earlier date, if any, on which the Board of Directors of the Company or the Board of Directors of the applicable Restricted Subsidiary determines not to apply the Net Sale Proceeds in accordance with such contractual commitment) on or before such Net Proceeds Offer Trigger Date as permitted by the preceding paragraph (the “Net Proceeds Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to repay or prepay (the “Net Proceeds Offer”) on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from: (i) each of the Lenders and (ii) all holders of other Indebtedness that (x) is equal in right of payment with the Loans and (y) contains provisions requiring that an offer to purchase such other Indebtedness be made with the proceeds from the Asset Sale, on a pro rata basis, the maximum principal amount of Loans and other Indebtedness that may be purchased with the Net Proceeds Offer Amount. Notwithstanding the foregoing, the obligation to apply the Net Proceeds Amount in accordance with Section 2.07 hereof shall be suspended until such time as the aggregate amount of the Net Proceeds Offer Amount is equal to or exceeds (i) until the later of (A) the Extension Date and (B) the first date on which there are no 2015 Notes outstanding, €20.0 million and (ii) thereafter, $100.0 million. The offer price in any Net Proceeds Offer will be equal to 100% of the principal value of the Loans to be repaid or prepaid, plus any accrued and unpaid interest to the date of repayment or prepayment.

(e) The following events will be deemed to constitute an Asset Sale and the Net Sale Proceeds for such Asset Sale must be applied in accordance with this Section 5.11:

(i) in the event any non-cash consideration received by the Company or any Restricted Subsidiary of the Company in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), or

(ii) in the event of the transfer of substantially all, but not all, of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under Section 5.19 and as a result thereof Borrower is no longer an obligor on the Loans, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this Section 5.11, and shall comply with the provisions of this Section 5.11 with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Sale Proceeds for purposes of this covenant.

(f) Notwithstanding the provisions described in the preceding paragraphs (a)-(e), the Company and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent

(i) the consideration for such Asset Sale constitutes Replacement Assets or Related Businesses; and

(ii) such Asset Sale is for fair market value.

(g) Any consideration that does not constitute Replacement Assets or Related Businesses that is received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Sale Proceeds and will be subject to the provisions described in the preceding paragraphs.

(h) Each Net Proceeds Offer will be mailed to the Administrative Agent within 30 days following the Net Proceeds Offer Trigger Date, and shall comply with the procedures set forth in this Agreement. Upon receiving notice of the Net Proceeds Offer, Lenders may elect to tender their Loans for repayment in whole or in part, in exchange for cash. To the extent Lenders properly tender Loans in an amount exceeding the Net Proceeds Offer Amount, Loans of tendering Lenders will be repaid or prepaid first to the Second Lien Loans and thereafter to the Floating Rate Third Lien Loans in each case on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

(i) After consummation of any Net Proceeds Offer, any Net Proceeds Offer Amount not applied to any such purchase may be used for any purpose permitted by the other provisions of the indenture, and the Net Proceeds Offer Amount shall be reset to zero.

Section 5.12. Compliance with Environmental Laws.

(a) The Company shall comply, and cause all lessees and other Persons occupying Real Property to comply, with all Environmental Laws and Environmental Permits applicable to its operations, facilities and Real Property, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; obtain and renew all material Environmental Permits applicable to its operations, facilities and Real Property; and conduct all responses required by, and in accordance with, Environmental Laws; provided that neither the Company nor any of its subsidiaries shall be required to undertake any response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 3.08 or Section 5.12(a) shall have occurred and be continuing for more than 20 days without the Company commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, the Company shall provide to the Lenders within 45 days after such request, at the expense of the Company or Borrower, an environmental assessment report regarding the matters which are subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or response to address them.

Section 5.13. Books and Records. The Company shall maintain proper books of record and account, in which entries that are full, true and correct in all material respects and which reflect all material financial transactions and matters involving the assets and business of the Loan Parties or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 5.14. Limitation on Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of the Company or any Restricted Subsidiary of the Company, now owned or hereafter acquired, which secures Pari Passu Indebtedness or Subordinated Indebtedness, other than Permitted Liens, unless such Indebtedness is incurred in accordance with this Agreement, and

(1) if such Lien secures Pari Passu Indebtedness, the obligations or the Person granting such Lien under the Loan documents are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien, or

(2) if such Lien secures Subordinated Indebtedness, any such Lien shall be subordinated to a Lien granted to the Finance Parties in the same collateral as that securing such Lien to the same extent as such Subordinated Indebtedness is subordinated to the Loans and until such time as such obligation is no longer secured by a Lien.

Section 5.15. Additional Subsidiary Guarantees. (a) The Company will cause (i) each Restricted Subsidiary of the Company that, after the Closing Date, guarantees the Senior Secured Credit Facilities (or any facility refinancing or replacing such facilities) or (ii) each Restricted Subsidiary of the Company that, after the Closing Date, guarantees any Public Indebtedness of the Company or any other Restricted Subsidiary of the Company to execute and deliver to the Administrative Agent an Accession Letter to which such Restricted Subsidiary will accede to this Agreement as a Guarantor.

(b) Notwithstanding the foregoing, the Company shall not be obligated to cause any such Restricted Subsidiary to sign an Accession Letter to the extent that such signature would reasonably be expected to give rise to or result in:

(1) any violation of applicable law, rule, regulation or order that cannot be avoided or otherwise prevented through measures reasonably available to the Company or such Restricted Subsidiary; or

(2) any liability for the officers, directors or shareholders of such Restricted Subsidiary.

Section 5.16. Conduct of Business. None of the Company or any of its Restricted Subsidiaries (other than a Securitization Entity) will engage in any businesses other than a Permitted Business, except to such extent as would not be material to the Company and its subsidiaries taken as a whole.

Section 5.17. Additional Collateral. (a) The Company will cause (i) each Restricted Subsidiary of the Company that, after the Closing Date, provides security, directly or indirectly, under the Senior Secured Credit Facilities (or any facility refinancing or replacing such facilities) to pledge substantially all of its assets that secure the obligations under the Senior Secured Credit Facilities (or any facility refinancing or replacing such facilities) to secure the Second Lien Obligations hereunder on at least a second-ranking basis and, on or after the Exchange Date, the Third Lien Obligations hereunder on at least a third-ranking basis.

(a) Notwithstanding the foregoing, the Company shall not be obligated to cause any such Restricted Subsidiary to provide such security to the extent that such security would reasonably be expected to give rise to or result in:

(1) any violation of applicable law, rule, regulation or order that cannot be avoided or otherwise prevented through measures reasonably available to the Company or such Restricted Subsidiary; or

(2) any liability for the officers, directors or shareholders of such Restricted Subsidiary.

Section 5.18. Limitation on Additional Liens on the Collateral. The Company shall not, and shall not permit any Restricted Subsidiary of the Company to incur any Liens with respect to the Collateral, and the Company shall not, and shall not permit any Restricted Subsidiary of the Company to, grant to any Person other than the Collateral Agent, for the benefit of the Secured Parties and the holders and the other beneficiaries described in the Security Documents, any Lien whatsoever in any of the Collateral, except that the Company and its Restricted Subsidiaries may incur Permitted Collateral Liens and the Collateral may be discharged and released in accordance with the Loan Documents; provided, however, that, except with respect to any discharge or release in accordance with the Loan Documents, the incurrence of Permitted Collateral Liens or any action expressly permitted by the Loan Documents, the security documents may not be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with any such action, the Company delivers to the Administrative Agent with a copy to the Lenders (on a non-reliance basis), either (a) a solvency opinion, in form and substance reasonably satisfactory to the Administrative Agent from an Independent Financial Advisor confirming the solvency of the Company and its Restricted Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (b) an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Security Documents, so amended, extended, renewed, restated, supplemented, modified or replaced are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement. In the event that the Company complies with the requirements of this Section 5.18, the Administrative Agent or the Collateral Agent, as the case may be, shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the Lenders.

Section 5.19. Merger, Consolidation, and Sale of Assets. (a) The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, transfer, or otherwise dispose of (or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) unless:

(i) either (A) the Company shall be the surviving or continuing entity or (B) the Person (if other than the Company) formed by such consolidation or merger is an entity organized and validly existing under the laws of the United States, any State thereof, the District of Columbia or any state which was a member state of the European Union on December 31, 2003 or Canada or any province thereof (the “Surviving Entity”);

(ii) the Surviving Entity, if any, expressly assumes by a joinder or other agreement in form and substance reasonably satisfactory to the Administrative Agent all rights and obligations of the Company under the Loan Document to which it is a party;

(iii) immediately after giving effect to such transaction, including the assumption of the Loans, (I) the Company or the Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 5.08(b) hereof (assuming for this purpose that the Extension Date has occurred) or (II) the Fixed Charge Coverage Ratio at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period will be equal to or greater than it was immediately before such transaction;

(iv) immediately before and after giving effect to such transaction, including the assumption of the Loans, no Default or Event of Default occurred or exists; and

(v) the Company or the Surviving Entity shall have delivered to the Lenders an officers’ certificate and an opinion of counsel, stating that all requirements under this Agreement for such a transaction have been satisfied, it being understood that such opinion of counsel may rely as to certain matters of fact on such officer’s certificate.

(b) Each Guarantor (other than any guarantor whose guarantee is to be released in accordance with the terms of this Agreement in connection with any transaction complying with the provisions of Section 5.11 will not, and the Company will not cause or permit any other Guarantor to, consolidate with or merge with or into any Person other than Borrower or any other Guarantor unless:

(i) the entity formed by or surviving any such consolidation or merger (if other than the guarantor) or to which such sale, lease, conveyance or other disposition shall have been made assumes by Accession Letter all of the obligations of the Guarantor on the guarantee;

(ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iii) either (I) at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, the Company will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth under Section 5.08(b) (assuming for this purpose that the Extension Date has occurred) or (II) the Consolidated Fixed Charge Coverage Ratio at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period will be equal to or greater than it was immediately before such transaction.

Any merger or consolidation of a Guarantor with and into Borrower (with Borrower being the surviving entity) or another Guarantor need not comply with paragraph (a) of this Section 5.19.

(c) Notwithstanding anything in this section to the contrary,

(i) the Company or Borrower may (A) merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing the Company or Borrower, as the case may be, in any state of the United States, the District of Columbia or any state which was a member state of the European Union on December 31, 2003 and (B) may otherwise convert its legal form under the laws of its jurisdiction of organization, in each case, without complying with clause (iii) of the first paragraph of this covenant;

(ii) any transaction characterized as a merger under applicable law where each of the constituent entities survives, will not be treated as a merger for purposes of this Section 5.19, but instead will be treated as

(A) an Asset Sale, if the result of such transaction is the transfer of assets by the Company, Borrower or another Restricted Subsidiary of the Company, or

(B) an Investment, if the result of such transaction is the acquisition of assets by the Company, Borrower or another Restricted Subsidiary of the Company,

(C) neither Millennium Chemicals Inc. nor Millennium Holdings LLC nor any of their respective subsidiaries as of the Closing Date may be merged with or into the Company or any other Restricted Subsidiary of the Company (other than with or into Millennium Holdings LLC or any of its other subsidiaries as of the Closing Date).

Section 5.20. [Reserved].

Section 5.21. ERISA.

Promptly after any Loan Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would reasonably be expected to have a Material Adverse Effect, deliver to the Administrative Agent and each of the Lenders a certificate of a Responsible Officer setting forth details as to such occurrence and the action, if any, that the Loan Party or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Loan Party, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to any individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code (or Section 430 of the Code as amended by the Pension Protection Act of 2006) with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against a Loan Party or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified a Loan Party or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that a Loan Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that a Loan Party or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

Section 5.22. Holding Company. The Company shall not conduct, transact or otherwise engage in any business or operations other than (i) those incidental to its ownership of the Equity Interests of its subsidiaries, (ii) those incidental to the maintenance of its legal existence, (iii) the performance of the Loan Documents, the Senior Secured Credit Facilities and obligations related thereto the Security Documents to which it is a party the Existing Notes (only to the extent that the Company is a party thereto on the Closing Date), the Management Agreement, the Tax Sharing Agreement, the Acquisition Agreement, the Structured Financing and the other agreements contemplated by the Acquisition Agreement, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article 5, (v) any transaction that the Company has entered into on or prior to the Closing Date, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article 5, (v) any transaction that the Company and Basell Funding have entered into on or prior to the Closing Date, (vi) obligations of the Company under European Securitization Transactions (as defined in the Senior Secured Credit Facilities) in effect on the Closing Date, (vii) performance guarantees made in the ordinary course of business, (viii) non-speculative hedging obligations, (ix) the making of loans or payments to its subsidiaries as permitted hereunder and under the Senior Secured Credit Facilities, (x) the provisions of administrative and management services to its subsidiaries of a type customarily provided by a holding company to its subsidiaries and employing employees whose services are required for the operation of the Company and its subsidiaries and other administrative and management services to holding companies of the Company, and (xi) rights under and liabilities incurred resulting from Taxes or loans being made to it, as the same are permitted hereunder.

ARTICLE 6

AFFIRMATIVE COVENANTS

Each of Borrower and the Company covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, Borrower and the Company shall:

Section 6.01. Annual Financial Statements. The Company shall deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within ninety (90) days (one-hundred and twenty (120) days in the case of the fiscal year ended December 31, 2007) (or such earlier date on which the Company is required to make any public filing of such information) after the end of each fiscal year of the Company beginning with the 2007 fiscal year, a consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without material qualification (including any “going concern” or like qualification) by an independent registered public accounting firm of nationally recognized standing.

Notwithstanding the foregoing, the obligations to deliver financial statements pursuant to this Sections 6.01 will be satisfied with respect to financial information of the Company by furnishing (A) the applicable financial statements of the Company or (B) the Company’s, as applicable, Form 10-K, filed with the SEC or prior to or in lieu of any such requirement to file with the SEC, such equivalent information is made public by the Company in compliance with such corresponding obligations under the Exchange Notes; provided that, to the extent such information is in lieu of information required to be provided hereunder, such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or material exception or any qualification or exception as to the scope of such audit.

Section 6.02. Quarterly Financial Statements. The Company shall deliver to the Administrative Agent for prompt further distribution to each Lender (as soon as available, but in any event within forty-five (45) days (sixty (60) days in the case of the first three fiscal quarters of 2008) (or such earlier date on which the Company is required to make any public filing of such information), after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows, each for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all certified

(subject to normal year-end adjustments) as to fairness of presentation and consistency by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (2) deliver to the Administrative Agent for each Lender, promptly, any other information, documents and other reports which the Company or any subsidiary is (when registered) required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.

Notwithstanding the foregoing, the obligations to deliver financial statements pursuant to this Sections 6.02 will be satisfied with respect to financial information of the Company by furnishing (A) the applicable financial statements of the Company or (B) the Company’s, as applicable, Form 10-Q, filed with the SEC or prior to or in lieu of any such requirement to file with the SEC, such equivalent information is made public by the Company in compliance with such corresponding obligations under the Exchange Notes.

Section 6.03. Parent Guarantor. From and after the date on which an entity which (i) owns directly or indirectly 100% of the Equity Interests of the Company and (ii) does not hold any other assets other than its investment in the Company or any intermediate holding company and de minimis assets necessary to maintain its corporate existence (and any such intermediate holding company shall not hold any asset other than its investment in the Company and de minimis assets necessary to maintain its corporate existence), guarantees on a senior unconditional basis all of the obligations of the Company under this Agreement (the “Parent Guarantor”), all references to the Company in Sections 6.01 and 6.02 above shall be references to the Parent Guarantor.

Section 6.04. Compliance Certificate.

(a) The Company shall deliver to the Administrative Agent for prompt further distribution to each Lender:

(i) no later than five (5) days after the delivery of the financial statements required by Sections 6.01 and 6.02, a duly completed Compliance Certificate substantially in the Form of Exhibit M signed by a Responsible Officer;

(ii) together with the delivery of each Compliance Certificate delivered in connection with the delivery of financial statements required under Section 6.01 or 6.02 pursuant to clause (i) above, (A) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.07(b) and (B) a list of each Subsidiary of the Company that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming there has been no change since the date of the last such certificate; and

(iii) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

(b) Upon request by the Administrative Agent, representatives of senior management of the Company reasonably agreed by the Administrative Agent and the Company shall give a presentation in each fiscal year of the Company to the Lenders within 30 days after the Company has delivered its financial statements pursuant to Section 6.01 about the business, financial performance and prospects of the Company and its subsidiaries, and such other matters as any Lender may (through the Administrative Agent) reasonably request.

Section 6.05. Projections. Deliver to the Administrative Agent for each Lender, promptly, and in any event no later than thirty (30) days after the end of each fiscal year of the Company, a consolidated budget for the following fiscal year prepared by the Company for approval by its Board of Directors, the following two fiscal years of the Company (including (A) a projected consolidated cashflow statement and profit and loss account of financial position of the Company and its subsidiaries as of the end of each such fiscal year, (B) in respect of each principal operating division of the Company and its subsidiaries, an income statement beginning with EBITDA by business group, and projected levels of the First Lien Senior Secured Leverage Ratio as of the end of each fiscal quarter in the first fiscal year of the period presented and (C) a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”).

Section 6.06. [Reserved].

Section 6.07. Information; Miscellaneous. Documents required to be delivered pursuant to Sections 6.01 and 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company (or any direct or indirect parent of the Company) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 6.07; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another website identified in the notice provided pursuant to clause (z) immediately below, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (y) upon written request by the Administrative Agent or any Lender, the Company shall deliver paper copies of the information referred to in Sections 6.01, 6.02 or 6.04 as requested by the Administrative Agent or Lender (as applicable) and (z) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.04 to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.04. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that it will identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in

Section 11.16); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 6.08. Notification of Default. The Company shall promptly after a Responsible Officer of a Loan Party has obtained knowledge thereof, notify the Administrative Agent (i) of the occurrence of any Default; and (ii) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect. Each notice pursuant to this Section 6.08 shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 6.08(i) or (ii) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

Section 6.09. Inspection of Books and Records. The Company shall permit representatives and independent contractors of the Administrative Agent or the Required Lender or, as provided in the second proviso below, any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records as is reasonably specified, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year at Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.09, at all times during such visits and inspections to the Administrative Agent or any Lender (or their respective representatives or contractors) must comply with all applicable site regulations as the Company or its subsidiaries or any of their respective officers or employees may require by reasonable notice of the same.

Section 6.10. Inspection Rights. The Company shall permit representatives and independent contractors of the Administrative Agent or the Required Lenders or, as provided in the second proviso below, any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records as is reasonably specified, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year at Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, at all times during such visits and inspections, the Administrative Agent or any Lender (or their respective representatives or contractors) must comply with all applicable site regulations as the Company or its subsidiaries or any of their respective officers or employees may require by reasonable notice of the same.

Section 6.11. [Reserved].

Section 6.12. “Know Your Customer” Checks.

(a) If:

(i) there is a Change in Law after the Closing Date.

(ii) any change in the status of an Loan Party or the composition of the shareholders of Loan Party after the date of this Agreement; or

(iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent or any Lender (or, in the case of clause (iii) of this Section 6.12(a), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender, or on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in clause (iii) of this Section 6.12(a), any prospective new Lender to carry out and be reasonably satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b) Following the giving of any notice pursuant to clause (c) of this Section 6.12, if the accession of such Additional Guarantor obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender or on behalf of any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be reasonably satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

Section 6.13. No Personal Liability. No director, officer or employee of the Company or any other member of the Group shall be personally liable for any statement made by it in any certificate or other document required to be delivered to any Finance Party pursuant to any Loan Documents.

Section 6.14. Exchange of Fixed Rate Second Lien Loans for Exchange Notes.

(a) At any time on or after the Amendment and Restatement Effective Date, any Lender may request Borrower to issue Exchange Notes in exchange for all of its Fixed Rate Second Lien Loans by delivering a written request (the “Exchange Request”) to Borrower with a copy to the Administrative Agent.

Upon receipt, the Administrative Agent will promptly distribute such Exchange Request to each other Lender and each other Lender shall have the option to at any time up to the date of an Exchange Notice participate in the Exchange Request by sending written notice to the Administrative Agent which such notice shall deem the Lender a party to the Exchange Request. If a Lender does not elect to participate in such Exchange Request, such Lender’s right to make an Exchange Request shall terminate. The delivery of the Exchange Request shall terminate the Borrower’s right to prepay the Fixed Rate Second Lien Loans. Upon receipt of the Exchange Request Borrower and the other Loan Parties agree that they will assist the Lenders (or their Affiliates) in connection with customary efforts for the sale of the Exchange Notes. This assistance (which, for the avoidance of doubt, is only required on one occasion under this paragraph 6.14(a) following delivery of the Exchange Request) will include, without limitation:

(i) preparing an offering memorandum (the “Preliminary Offering Memorandum”), to be delivered electronically by 12:00 noon (Houston Time) within 5 days of the date which is the Available Number of Days following June 30, 2008, for use in connection with the resale of the Exchange Notes to be received by the Lenders under the terms of this Section 6.14 in a Rule 144A offering, based upon the draft preliminary offering memorandum with a draft date of September 29, 2008 provided to the Joint Lead Arrangers by the Company on September 29, 2008 (the “Draft Offering Memorandum”) with appropriate updates including, without limitation, all appropriate audited historical financial statements, all appropriate unaudited historical financial statements (which shall have been reviewed by the independent public accountants of the Company as provided in Statement on Auditing Standards No. 100) prepared in accordance with GAAP or International Financial Reporting Standards as adopted by the European Union (as applicable) and SEC Regulation S-X and all appropriate pro forma financial statements prepared in accordance with such Regulation S-X, and substantially all other data (including selected financial data), in each case, that SEC regulations would require in a registered offering of the Exchange Notes (with such deviations therefrom as are set forth on Schedule 6.14(a)(i)(A) and such additional deviations as may be consented to by the Joint Lead Arrangers (such consent not to be unreasonably withheld) and which financial statements and all other financial data are such as would allow the Company’s independent public accountants to deliver customary “comfort” (including, without limitation, “negative assurance” comfort) from independent public accountants (it being agreed that the financial statements described on Schedule 6.14(a)(i)(B) hereto satisfy the foregoing standards for an offering prior to the date on which financial statements as of and for December 31, 2008 are required to be provided under Section 6.02 hereof);

(ii) including in the Preliminary Offering Memorandum a description of the Exchange Notes substantially in the form of Exhibit D hereto;

(iii) providing to the Joint Lead Arrangers and their counsel all information reasonable requested by them to complete due diligence to the date of delivery of the Preliminary Offering Memorandum;

(iv) (A) using commercially reasonable efforts to register or qualify the Exchange Notes under the state securities laws or blue sky laws of such U.S. jurisdictions as a majority of the Joint Lead Arrangers reasonably requests no later than 10 days after the initial Exchange Request; provided, however, that Borrower shall not be required for any such purpose to (w) register or qualify the Exchange Notes for sale other than to “qualified institutional buyers” as defined in Rule 144A of the Securities Act (x) qualify as a foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify but for the requirements of this clause (a)(iv), (y) consent to general service of process in any such jurisdiction or (z) make any changes to its certificate of incorporation, by-laws or other organizational document, or any agreement between it and any of its equityholders, and (B)(1) obtaining CUSIP, ISIN or other appropriate numbers for the Exchange Notes as necessary, (2) (i) to the extent the Exchange Notes are U.S. dollar denominated, using commercially reasonable efforts to assist the Joint Lead Arrangers in obtaining approval by the NASDAQ Stock Market LLC for the Exchange Notes to be designated as PORTAL-eligible securities and eligibility for the Exchange Notes to clear and settle through DTC (including, without limitation, signing a customary letter of representations) and (ii) to the extent the Exchange Notes are euro denominated using commercially reasonable efforts to assist the Joint Lead Arrangers in obtaining eligibility for the Exchange Notes to clear and settle through Euroclear and Clearstream;

(v) selecting a bank or trust company reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed, it being agreed that the trustee for the 2015 Notes shall be deemed to be reasonably acceptable) to act as Fixed Rate Second Lien Exchange Note Trustee, Fixed Rate Third Lien Exchange Note Trustee and Fixed Rate Unsecured Exchange Note Trustee; and

(vi) confirming the rating for the Fixed Rate Second Lien Exchange Notes, the Fixed Rate Third Lien Exchange Notes and Fixed Rate Unsecured Exchange Notes if requested in the Exchange Request.

As a condition to the Company’s obligation to deliver a Preliminary Offering Memorandum and a Final Offering Memorandum pursuant to this Section 6.14, the Company may require the Joint Lead Arrangers and each Lender who will receive Exchange Notes to furnish to the Company such information regarding such Joint Lead Arranger or Lender and the proposed distribution by such Joint Lead Arranger or Lender of such Exchange Notes as the Company may from time to time reasonably request in writing; provided that such request is limited to the information that would required to be contained in the a registration statement under the 1933 Act. In addition, each of the Joint Lead Arrangers and each Lender who will receive Exchange Notes agrees to furnish to the Company all information with respect to such Joint Lead Arranger or Lender necessary to make the information previously furnished to the Company by such Joint Lead Arranger or Lender pursuant to the previous sentence not materially misleading.

(b) A majority of the Joint Lead Arrangers may deliver a written notice (the “Marketing Request”) to the Borrower indicating that they wish to commence marketing of Exchange Notes at any time after the delivery of the Preliminary Offering Memorandum and upon receipt of a Marketing Request the Company will cause its management to participate in a customary roadshow at such places and at such times as a majority of the Joint Lead Arrangers shall reasonably request (it being agreed that a majority of the Joint Lead Arrangers may request meetings in both the United States and Europe and that the Company will make senior management available for up to 10 business days) and otherwise participating in customary marketing activities for the Exchange Notes. Only on one occasion under this Section 6.14(b) and on one additional occasion under Section 6.16(b) will a roadshow be required. Upon delivery of a Marketing Request, the Company may, within 24 hours, notify the Joint Lead Arrangers who delivered such notification that the Company intends to update the Preliminary Offering Memorandum but if the Company fails to notify such Joint Lead Arrangers within 24 hours, the Joint Lead Arrangers may immediately commence marketing activities using the Preliminary Offering Memorandum. In the event the Company so notifies such Joint Lead Arrangers, (i) the Company shall provide such Joint Lead Arrangers with an updated (printed or electronic) Preliminary Offering Memorandum or a supplement to the Preliminary Offering Memorandum within two Business Days of the date of the Marketing

Request and (ii) the Joint Lead Arrangers shall not commence marketing efforts until they receive such an updated Preliminary Offering Memorandum or supplement; provided, that the Company shall not be obligated to deliver an updated Preliminary Offering Memorandum during any period beginning on the 135th day following the date of the most recent audited or reviewed (in accordance with Statement on Auditing Standards No. 100) balance sheet of the Company and ending on the date on which the Company is obligated to deliver an annual or quarterly report pursuant to Sections 6.01 and 6.02 hereof (each such period, a “Stale Period”) which Stale Period may be extended to include any date on or after a date 15 days prior to such 135th day (the “Extended Stale Date”) if the Company reasonably believes it will be unable to procure a “comfort” letter contemplated by Section 6.14(d)(ii) on such date.

(c) At any time after the earlier of (i) the completion of the roadshow and marketing period contemplated in paragraph (b) above or (ii) 30 calendar days after the delivery of the Exchange Request, one or more of the participating Lenders may deliver to Borrower a written notice signed by a majority of the Joint Lead Arrangers (the “Exchange Notice”); provided, however, if not previously delivered the Exchange Notice shall be deemed to have been delivered on a date which is 180 calendar days after the Amendment and Restatement Effective Date (and shall be deemed to be a notice to exchange all outstanding Fixed Rate Second Lien Loans for Fixed Rate Second Lien Exchange Notes with the covenants (i) as set forth in Exhibit D, (ii) as set forth in Sections 4.01, 4.02, 4.04 through 4.08, inclusive, and 4.10, of the indenture governing the 2015 Notes as modified by Exhibit D and (iii) including for ministerial matters not otherwise set forth in Exhibit D as set forth in such indenture (with such changes as the Exchange Note Trustee may reasonably request)). For the avoidance of doubt, only one Exchange Notice may be delivered under this Section 6.14. The Exchange Notice may request, if no Exchange Notes have been issued, (i) changes to the baskets in each covenant and definition set forth in the “Description of Notes” section of the Preliminary Offering Memorandum to reflect the equivalent baskets contained in the covenants and definitions in the Senior Secured Credit Facilities if requested by a Majority of the Joint Lead Arrangers as a result of bona fide feedback from and requests of potential investors that are not Affiliates of the Joint Lead Arrangers or any Lender in connection with a marketing under this Section 6.14 hereof and as may otherwise be provided in the Fee Letter, (ii) that up to $1.0 billion of the Fixed Rate Second Lien Loans be exchanged for Fixed Rate Third Lien Exchange Notes or Fixed Rate Unsecured Exchange Notes; provided that if Fixed Rate Unsecured Exchange Notes are issued, at least $250 million aggregate principal amount will be issued and (iii) that all or any portion in excess of the Euro Equivalent of $100 million of the Exchange Notes be denominated in euro or U.S. dollars. Five Business Days after receipt of the Exchange Notice (the “Exchange Date”) Borrower will:

(i) (A) execute and deliver, cause each other Loan Party party thereto and the Fixed Rate Second Lien Exchange Note Trustee to execute and deliver the Fixed Rate Second Lien Exchange Note Indenture, (B) execute and deliver, cause each other Loan Party party thereto and the Fixed Rate Third Lien Exchange Note Trustee to execute and deliver the Fixed Rate Third Lien Exchange Note Indenture and (C) execute and deliver, cause each other Loan Party party thereto and the Fixed Rate Unsecured Exchange Note Trustee to execute and deliver the Fixed Rate Unsecured Exchange Note Indenture;

(ii) execute an exchange agreement (the “Exchange Agreement”), substantially in the form of Exhibit N (with such qualifications to the representations and warranties therein as are necessary to reflect the disclosure in the Preliminary Offering Memorandum (as amended or supplemented through the date of such Exchange Agreement or otherwise) (in each case which qualifications as are reasonably acceptable to the Joint Lead Arrangers), and structural and ministerial changes to reflect the nature of the proposed offering as may be reasonably requested by a majority of the Joint Lead Arrangers);

(iii) execute and deliver, and cause each other Loan Party party thereto to execute and deliver, the Registration Rights Agreement; and

(iv) execute and deliver to each Lender holding a Fixed Rate Second Lien Loan one or more Fixed Rate Second Lien Exchange Notes, if applicable, Fixed Rate Third Lien Exchange Notes and, if applicable, Fixed Rate Unsecured Exchange Notes against payment by such Lender (or its Affiliates) to the extent, and in the amount, of any payment due by such Lender under the terms of the Fee Letter on account of such Exchange Notes in each case in accordance with the applicable Exchange Note Indenture and in such currencies and in such amounts as are indicated in the Exchange Request, pro rata, in exchange for such Lender’s Fixed Rate Second Lien Loan such Exchange Notes to be delivered through DTC or Euroclear/Clearstream, as applicable; provided, however, that (A) the Dollar Equivalent of the aggregate principal amount of Exchange Notes issued to each Lender shall equal the aggregate principal amount of such Lender’s Fixed Rate Second Lien Loans and (B) unless otherwise specified in the Exchange Request, all of each Lender’s Fixed Rate Second Lien Loan shall be exchanged for Fixed Rate Second Lien Exchange Notes denominated in US dollars.

(d) Within five Business Days after the completion of a roadshow and marketing period contemplated by paragraph (b) above a majority of the Joint Lead Arrangers may deliver a written notice to Borrower (the “Sale Notice”):

(i) as soon as reasonably practicable, but in no event later than two Business Days after receipt of the Sale Notice, provide to the Lenders a complete printed (or electronic) final offering memorandum the (“Final Offering Memorandum”) in a customary form for a Rule 144A offering based on the Preliminary Offering Memorandum relating to the issuance and resale of the Exchange Notes consistent with the Exchange Notice and further updating the Preliminary Offering Memorandum as necessary, in the view of counsel for the Borrower, in order for them to be able to deliver the negative assurance letter referred to in clause (e)(ii)(B) below; provided, that the Company shall not be obligated to deliver a Final Offering Memorandum during any Stale Period which Stale Period may be extended to include any date on or after the Extended Stale Date if the Company reasonably believes it will be unable to procure a “comfort” letter contemplated by Section 6.14(d)(ii) on such date;

(ii) use its best efforts to cause the Company’s independent public accountants to provide one or more “comfort” letters, dated the date of the Final Offering Memorandum with respect to Final Offering Memorandum, and addressed to the Joint Lead Arrangers and the selling Exchange Note Holders (subject to the addressee providing customary representations to the Company’s independent public accountants as they may reasonably require), such letter or letters to be in customary form and covering such customary items as a majority of the Joint Lead Arrangers may reasonably request (which, for the avoidance of doubt, shall include customary negative assurance in respect of the pro forma financial statements) (it is understood that such comfort letter will not include “negative assurance” comfort with respect to any income statement items (i) for which consolidated monthly management accounts have not been prepared by the Company and such “negative assurance” shall not extend beyond any date after the end of the month covered by such management accounts or (ii) for any period after the end of the second month after any quarter); provided that such “comfort” letter may not be required to be delivered less than five Business Days after the date of the Marketing Request; provided, further, that the Company shall have no obligation to deliver a comfort letter as of any date when there is no obligation to deliver a Final Offering Memorandum pursuant to Section 6.14(d)(i); and

(iii) provide to the Joint Lead Arrangers and their counsel all information reasonably requested by them to update due diligence to the date of the Final Offering Memorandum.

(e) Five Business Days after receipt of the Sale Notice (the “Sale Date”) Borrower will:

(i) use its best efforts to cause the independent public accountants referred to in clause (d)(iii) above to provide on the Sale Date one or more “bring down comfort” letters in customary form addressed to the addressees of the “comfort” letter in Section 6.14(d)(ii) above and covering the Final Offering Memorandum; provided that the Company shall have no obligation to deliver a “bring-down” comfort letter pursuant to this Section 6.14(e)(i) during any Stale Period;

(ii) use its best efforts (A) to cause an independent law firm with a nationally recognized high yield bond practice, which is reasonably acceptable to a majority of the Joint Lead Arrangers, to provide one or more legal opinions, dated as of the Sale Date, substantially in the form provided for in the Exchange Agreement to be delivered on such date, and (B) to cause an independent law firm with a nationally recognized high yield bond practice, which is reasonably acceptable to a majority of the Joint Lead Arrangers, to provide a negative assurance letter, dated as of the Sale Date, substantially in the from provided for in the Exchange Agreement, in each case addressed to the Joint Lead Arrangers and the selling Exchange Note Holders (it being agreed that Skadden, Arps, Slate, Meagher & Flom LLP and its affiliates is an independent law firm with a nationally recognized high yield bond practice and is acceptable to the Joint Lead Arrangers); provided that there shall be no obligation to deliver a negative assurance letter pursuant to this Section 6.14(e)(ii)(B) if there is no obligation to deliver a “comfort” letter pursuant to Section 6.14(d)(ii) or a bring-down comfort letter pursuant to Section 6.14(e)(i) or in the event that the Company’s independent public accountants have notified the Joint Lead Arrangers in writing that they are unable to provide such letters;

(iii) provide to the Joint Lead Arrangers and their counsel all information reasonably requested by them to update due diligence to the Sale Date; and

(iv) (x) furnish the Selling Noteholders such other documents and opinions customarily delivered in connection with offerings of securities as are reasonably requested by the Selling Noteholders enabling their counsel to pass upon the issuance of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties in an Exchange Agreement, or the fulfillment of any of the conditions contained in an Exchange Agreement and (y) provide such assistance to the Selling Noteholders as they may reasonably request in connection with the closing mechanics for sales of Exchange Notes in the manner contemplated by this Agreement (provided that this clause (y) shall not affect any arrangements specifically provided for in this Agreement, the Exchange Agreement, the Registration Rights Agreement or the Fee Letter).

(f) Exchange Notes issued in exchange for Fixed Rate Second Lien Loans pursuant to this Section 6.14 will bear interest at the rate of 12% per annum and interest shall accrue on the Exchange

Notes from the date of issuance thereof; provided, however, in the event a Rate Increasing Event has occurred and is continuing in respect of the Fixed Rate Second Lien Loans or any series of Exchange Notes on the date such Exchange Notes are to be issued, all of the Exchange Notes (in the case the Fixed Rate Loans are the subject of the Rate Increasing Event) or such series of Exchange Notes will bear interest at the rate of 12.5% per annum.

(g) Fixed Rate Second Lien Loans delivered to Borrower under this Section in exchange for Exchange Notes shall be canceled by Borrower, and the corresponding amount of the Loan deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the applicable Exchange Note Indenture.

(h) In the event that (i) Borrower does not deliver the Preliminary Offering Memorandum on or prior to the date required for delivery under Section 6.14(a)(i), (ii) the Preliminary Offering Memorandum does not contain the financial and other information specified in paragraph (a)(i) and (ii) above (except for information that the Joint Lead Arrangers or a participating Lender are required to provide under paragraph (a) above but have failed to timely provide to Borrower), (iii) the Company does not provide the updated Preliminary Offering Memorandum, if required, under paragraph (b) at the time required thereunder, (iv) Borrower does not issue the Exchange Notes under the terms specified in a Exchange Notice meeting the terms of paragraph (c) above on the Exchange Date or the Exchange Agreement and the Registration Rights Agreement are not executed by the Loan Parties thereto on or before the Exchange Date, (v) Borrower does not deliver the Final Offering Memorandum at the time specified in paragraph (d) above or (vi) the “comfort” letters required under paragraphs (d)(ii) and (e)(i) above are not delivered at the times required (except to the extent an addressee fails to provide customary representations to the Company’s independent public accountants as they may reasonably require) or the opinions required under paragraph (e)(ii) above are not delivered at the time required (other than as a result of the proviso to such paragraph) (each such event referred to in clauses (i) to (vi) above, an “Interest Rate Increase Event”), notwithstanding anything else contained in this Agreement, the interest rate borne by the Loans for the period commencing on the latest date by which the Preliminary Offering Memorandum (or updated Preliminary Offering Memorandum), the Final Offering Memorandum, the Exchange Notes or such “comfort” letters or opinions were required to be delivered hereunder or the Exchange Agreement or Registration Rights Agreement were required to be executed, as applicable, until the Interest Rate Increase Event is cured shall be increased to 14.0% per annum; provided that if the Interest Rate Increase Event occurs due to the failure to deliver the comfort letters described in clause (vi) above and continues for a period of 30 days and is not cured prior to the end of such 30-day period the interest rate borne by the Loans shall be increased to 16.0% per annum; provided, further, that the 30 day periods applicable to clause (h)(iii), (h)(v) and (h)(vi) will be tolled (e.g. not taken into account) during the period from February 13 in any year to and including March 31 of such year (the “Tolled Period”) and interest on the Loans during the Tolled Period shall be calculated as provided in Section 2.09. Following the cure of the Interest Rate Increase Event the interest rate will revert to the rate borne by the Loans determined in accordance with Section 2.09 of this Agreement. Notwithstanding anything to the contrary in this Agreement, an Interest Rate Increase Event shall not constitute a default (or a failure to perform or observe a term, covenant or agreement) under this Agreement unless and until such Interest Rate Increase Event occurs and continues for a period of 30 days (60 days in the case of the comfort letters described in clause (vi) above) and is not cured prior to the end of such 30-day period (60 day-period in the case of comfort letters described in clause (vi) above) which periods shall be tolled during the Tolled Period, if applicable (a “Delivery Default”).

(i) The cover of the Preliminary Offering Memorandum and the cover of the Final Offering Memorandum will reflect the role of each Joint Lead Arranger (or its Affiliate as requested by such Joint Lead Arranger) and placement of the name of such Joint Lead Arranger (or its Affiliate) as provided for in the second, third and fourth sentences of Section 1 of the Engagement Letter and the fourth sentence of the sixth paragraph of the joinder letter dated as of October 29, 2007 related thereto as if the Preliminary Offering Memorandum and the Final Offering Memorandum were Offering Documents (as defined in the Engagement Letter).

(j) Each Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than the Dollar Equivalent of $500,000,000.

Section 6.15. Exchange of Floating Rate Loans for Exchange Notes.

(a) At any time on or after the later of (x) the Initial Maturity Date and (y) following conversion of Fixed Rate Loans into Fixed Rate Notes pursuant to Section 6.14, the date on which Lenders hold, in the aggregate, less than $950 million of Exchange Notes received in accordance with Section 6.14 (for purposes of this Section 6.15(a), such $950 million shall be calculated excluding any Exchange Notes held by UBS Securities LLC (or its Affiliates)), any Lender may request the Borrower to issue Exchange Notes in exchange for its Floating Rate Loans by delivering a written request signed by the Joint Lead Arrangers who together with their Affiliates hold and control a majority of the Loans held and controlled by the Joint Lead Arrangers (a “Bond Request”) to the Borrower with a copy to the Administrative Agent. Upon receipt, the Administrative Agent shall promptly distribute such Bond Request to each other Lender and each other Lender shall have the option to participate in the Bond Request by sending written notice to the Administrative Agent on the day of receipt of such Bond Request which such notice shall deem the Lender a party to the Bond Request. The delivery of the Bond Request shall terminate the Borrower’s right to prepay the Loans being exchanged for Exchange Notes. The Bond Request shall be in writing and contain the following information:

(i) the principal amount of Floating Rate Loans that the Lender wishes to exchange for Exchange Notes which must be not less than $100 million or the entire remaining aggregate principal amount of Floating Rate Loans then held by such Lender (and its Affiliates) (whichever is less); and

(ii) the principal amount of Exchange Notes that it wishes to be denominated in euro; provided, however, that (A) if no such request is made the Exchange Notes to be issued in exchange for such Lender’s Floating Rate Loans shall be denominated in U.S. dollars, (B) if no Exchange Notes denominated in euro are outstanding on the date the Bond Request is received, the minimum principal amount of euro-denominated Exchange Notes that may be requested is the Euro Equivalent of $100 million and (C) no Bond Request may contain a request for euro-denominated Exchange Notes if the aggregate principal amount of euro-denominated Exchange Notes then outstanding plus the aggregate amount of euro-denominated Exchange Notes requested to be issued in the Bond Request exceeds 50% of the Euro Equivalent of the aggregate principal amount of Loans, Exchange Notes and Original Exchange Notes then outstanding.

(b) [Reserved].

(c) Upon receipt of a Bond Request the Borrower will:

(i) (A) use commercially reasonable efforts to register or qualify the Exchange Notes to be issued under the state securities laws or blue sky laws of such U.S. jurisdictions as a majority of the Lenders reasonably request no later than 10 days after the date of the Bond Request; provided, however, that Borrower shall not be required for any such purpose to (w) register or qualify the Exchange Notes for sale other than to “qualified institutional buyers” as defined in Rule 144A of the Securities Act, (x) qualify as a foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify but for the requirements of this clause (c)(i), (y) consent to general service of process in any such jurisdiction or (z) make any changes to its certificate of incorporation, by-laws or other organizational document, or any agreement between it and any of its equityholders and (B) within two Business Days of the delivery of the Bond Request, to the extent not already obtained in respect of the Exchange Notes to be issued in accordance with the Bond Request, (1) obtain CUSIP, ISIN or other appropriate numbers for such Exchange Notes as necessary (including temporary numbers, if necessary), (2) (i) to the extent such Exchange Notes are U.S. dollar denominated, use commercially reasonable efforts to assist the Lenders in obtaining approval by the NASDAQ Stock Market LLC for such Exchange Notes to be designated as PORTAL-eligible securities and eligibility for such Exchange Notes to clear and settle through DTC (including, without limitation, signing a customary letter of representations) and (ii) to the extent the Exchange Notes are euro denominated, use commercially reasonable efforts to assist the Lenders in obtaining eligibility for the Exchange Notes to clear and settle through Euroclear and Clearstream;

(ii) within two Business Days of the delivery of the Bond Request, execute an Exchange Agreement (with such qualifications to the representation and warranties therein as are necessary to reflect the disclosure in the most recent Offering Memorandum, as amended or supplemented through the date of such Exchange Agreement or otherwise (in each case which qualifications are reasonably acceptable to the Joint Lead Arrangers), and structural and ministerial changes to reflect the nature of the proposed offering as may be reasonably requested by a majority of the Joint Lead Arrangers);

(iii) within two Business Days of the delivery of the Bond Request, to the extent the Exchange Notes to be issued in accordance with such Bond Request are not covered by an existing registration rights agreement, execute and deliver, and cause each other Loan Party party thereto to execute and deliver, a Registration Rights Agreement covering such Exchange Notes;

(iv) within two Business Days of the delivery of the Bond Request, execute and deliver to the Lender submitting such Bond Request the Exchange Notes against payment by such Lender (or its Affiliates) to the extent, and in the amount, of any payment due by such Lender under the terms of the Fee Letter on account of such Exchange Notes in accordance with the applicable Exchange Note Indenture and of such types and in such currencies and in such amounts as are indicated in the Bond Request (to the extent complying with the requirements of paragraph (a) above) in exchange for such Lender’s Floating Rate Loan such Exchange Notes to be delivered through DTC or Euroclear/Clearstream, as applicable; provided, however, that the Dollar Equivalent of the aggregate principal amount of Exchange Notes issued to each Lender shall equal the aggregate principal amount of such Lender’s Floating Rate Loans it wishes to exchange.

(d) Exchange Notes issued in exchange for Floating Rate Loans pursuant to this Section 6.15 will bear interest at the rate of 12% per annum and interest shall accrue on the Exchange Notes from the date of issuance thereof; provided, however, in the event a Rate Increasing Event has occurred and is continuing in respect of any series of Exchange Notes issued under this Section 6.15 on the date such Exchange Notes are to be issued, then Exchange Notes issued of such series will bear interest at the rate of 12.5% per annum.

(e) Floating Rate Second Lien Loans may only be exchanged for Fixed Rate Second Lien Exchange Notes. Floating Rate Third Lien Loans may only be exchanged for Fixed Rate Third Lien Exchange Notes or Fixed Rate Unsecured Exchange Notes; provided, that if no Fixed Rate Unsecured Exchange Notes are then outstanding, the Bond Request must request no less than $250 million aggregate principal amount of Unsecured Fixed Rate Exchange Notes be issued.

(f) Floating Rate Loans delivered to Borrower under this Section 6.15 in exchange for Exchange Notes shall be canceled by Borrower, and the corresponding amount of the Loan deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the applicable Exchange Note Indenture.

Section 6.16. Update of Offering Memorandum.

(a) Following delivery of the Preliminary Offering Memorandum pursuant to Section 6.14 and until the earliest of (i) November 30, 2010, (ii) the date when no Loans are held by any Lender, or (iii) the date when the Company has had a registration statement declared effective pursuant to Section 2.2 of the Registration Rights Agreement, the Company shall provide to the Joint Lead Arrangers 15 days after the date on which the Company is required to deliver its quarterly report pursuant to the terms of Section 6.02 and 20 days after the date on which the Company is required to deliver its annual report pursuant to the terms of Section 6.01 (unless required to be delivered earlier as a consequence of the definition of Period End Blackout Date) an updated printed or electronic offering memorandum usable in a customary Rule 144A high-yield road show relating to the sale by the Lenders of Exchange Notes then outstanding based upon the Final Offering Memorandum delivered in accordance with Section 6.14 hereof (or if no Final Offering Memorandum has been delivered pursuant to Section 6.14, based on the Preliminary Offering Memorandum) with appropriate updates (including all appropriate audited financial statements, all appropriate unaudited financial statements (which shall have been reviewed by the independent public accountants of the Company as provided in Statement on Auditing Standards No. 100)) prepared in accordance with GAAP and SEC Regulation S-X and all appropriate pro forma financial statements prepared in accordance with such Regulation S-X, and substantially all other data (including selected financial data), in each case, that SEC regulations would require in a registered offering (with such deviations therefrom as are set forth on Schedule 6.14(a)(i)(A) and such additional deviations as may be consented to by the Joint Lead Arrangers (such consent not to be unreasonably withheld) and which includes financial statements and all other financial data such as would allow the Company’s independent public accountants to deliver customary “comfort” (including without limitation, “negative assurance” comfort) from independent public accountants (it being agreed that the financial statements described on Schedule 6.14(a)(i)(B) satisfy the foregoing standards) (each such offering memorandum, an “Offering Memorandum”). In the event the Offering Memorandum is delivered 45 days or more after the end of one of the first three fiscal quarters of the Company, the unaudited financial statements, including pro forma financial statements, referred to in the first sentence of this paragraph (a) shall be of the most recently completed fiscal quarter of the Company. In the event the Offering Memorandum is delivered 90 days or more after the end of the Company’s fiscal year, the financial statements shall be audited and shall be of the most recently completed fiscal year of the Company. The Offering Memorandum will also “forward incorporate” all material subsequently filed by the Company with the SEC.

As a condition to the Company’s obligation to provide an Offering Memorandum pursuant to this Section 6.16, the Company may require the Joint Lead Arrangers and each Lender whose Exchange Notes will be covered by the Offering Memorandum to furnish to the Company such information regarding such Joint Lead Arrange or Lender and the proposed distribution by such Joint Lead Arranger or Lender as the Company may from time to time reasonably request in writing; provided that such request is limited to the information that would required to be contained in a registration statement under the 1933 Act. In addition, each of the Joint Lead Arrangers and each Lender whose Exchange Notes will be covered by the Offering Memorandum agrees to furnish to the Company all information with respect to such Joint Lead Arranger or Lender necessary to make the information previously furnished to the Company by such Joint Lead Arranger or Lender pursuant to the previous sentence not materially misleading.

(b) Upon notification by the Joint Lead Arrangers who together with their Affiliates hold and control a majority of the Loans held and controlled by the Joint Lead Arrangers that they, acting in good faith, (x) intend to market not less than $500 million of Exchange Notes (or, if less, the remaining amount of Exchange Notes held by such Joint Lead Arrangers) and (y) have a reasonable expectation that they will not sell less than such amount of Exchange Notes (in each case, other than as part of their trading activities) (a “Marketing Notification”), Borrower will, in respect of each Marketing Notification, make one or more members of senior management available to participate in conference calls with potential investors at such times as any two Joint Lead Arrangers may reasonable request and, in relation to one Marketing Notification only for a sale of Exchange Notes occurring in 2009, participate in a customary road show at such places and at such times as such Joint Lead Arrangers shall reasonably request (it being agreed that a majority of the Joint Lead Arrangers may request meetings in both the United States and Europe and that the Company will make senior management available for up to 10 Business Days). On the date on which the Joint Lead Arrangers who together with their Affiliates hold and control a majority of the Loans held and controlled by the Joint Lead Arrangers notify the Borrower that they first intend to confirm sales of the Exchange Notes (which may not be less than five Business Days after the date of the Marketing Notification for sales confirmed prior to February 13, 2009 and thereafter in no event less than three Business Days after the commencement of marketing efforts) Borrower will:

(i) use its best efforts to cause the Company’s independent public accountants to provide on such date one or more “comfort” letters, dated such date, with respect to the Offering Memorandum, and addressed to the Joint Lead Arrangers and the selling Exchange Note Holders (subject to the addressee providing customary representations to the Company’s independent public accountants as they may reasonably require), such letter or letters to be in customary form and covering such customary items as any Joint Lead Arranger may request (which, for the avoidance of doubt, shall include customary negative assurance in respect of the pro forma financial statements) (it is understood that such comfort letter will not include “negative assurance” comfort with respect to any income statement items (i) for which consolidated monthly management accounts have not been prepared by the Company and such “negative assurance” shall not extend beyond any date after the end of the month covered by such management accounts or (ii) for any period after the end of the second month after any quarter); provided that the Company shall have no obligation to deliver a “comfort” letter pursuant to this Section 6.16(b)(i) during any Stale Period;

(ii) use its best efforts (A) to cause an independent law firm with a nationally recognized high yield bond practice, which is reasonably acceptable to a majority of the Joint Lead Arrangers, to provide one or more legal opinions, dated the date of the closing of the sale by the Joint Lead Arrangers of the Exchange Notes substantially in the form required under the Exchange Agreement to be delivered on such date, and (B) to cause an independent law firm with a nationally recognized high yield bond practice, which is reasonably acceptable to a majority of the Joint Lead Arrangers, to provide a negative assurance letter, substantially in the form provided for in the Exchange Agreement, dated the date of the of the closing of the sale by the Joint Lead Arrangers of the Exchange Notes, in each case addressed to the Joint Lead Arrangers and the selling Exchange Note Holders (it being agreed that Skadden, Arps, Slate, Meagher & Flom LLP and its affiliates is an independent law firm with a nationally recognized high yield bond practice and is acceptable to the Joint Lead Arrangers); provided that there shall be no obligation to deliver a negative assurance letter pursuant to this Section 6.16(b)(ii)(B) if there is no obligation to deliver a “comfort” letter pursuant to Section 6.16(b)(i) or in the event that the Company’s independent public accountants have notified the Joint Lead Arrangers in writing that they are unable to provide such letters;

provided, that the three and five Business Day periods referred to in this Section 6.16(b) may be increased by up to five Business Days in the aggregate during any 12-month period.

Upon delivery of a Marketing Notification, the Company may, within 24 hours, notify the Joint Lead Arrangers who delivered such notification that the Company intends to update the Offering Memorandum but if the Company fails to notify such Joint Lead Arrangers within 24 hours, the Joint Lead Arrangers may immediately commence marketing activities using the then current Offering Memorandum. In the event the Company so notifies such Joint Lead Arrangers, (i) the Company shall provide such Joint Lead Arrangers with an updated (printed or electronic) Offering Memorandum or a supplement to the Offering Memorandum within two Business Days of the date of the Marketing Notification and (ii) the Joint Lead Arrangers shall not commence marketing efforts until they receive such an updated Offering Memorandum or supplement.

(c) Borrower shall (x) furnish the Selling Noteholders such other documents and opinions customarily delivered in connection with offerings of securities as are reasonably requested by the Selling Noteholders enabling their counsel to pass upon the issuance of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties in an Exchange Agreement, or the fulfillment of any of the conditions contained in an Exchange Agreement and (y) provide such assistance to the Selling Noteholders as they may reasonably request in connection with the closing mechanics for sales of Exchange Notes in the manner contemplated by this Agreement (provided that this clause (y) shall not affect any arrangements specifically provided for in this Agreement, the Exchange Agreement, the Registration Rights Agreement or the Fee Letter). Without limiting the previous sentence, in the event the Marketing Notification is delivered 30 days or more after the end of a fiscal quarter of the Company, to the extent that the information has otherwise been made available to the public, the Company shall update the Offering Memorandum to include or incorporate by reference a customary “Recent Developments” section which shall include all material updated financial information otherwise made available to the public or the holders of any of its, or its subsidiaries, debt securities unless such Offering Memorandum forward incorporates by reference the Company’s filings with the SEC.

(d) In the event that (i) Borrower does not deliver the Offering Memorandum at the times required in Section 6.16(a), (ii) the Offering Memorandum does not contain the financial and other information specified in paragraph (a) above (except for information that the Joint Lead Arranger or a participating Lender are required to provide under paragraph (a) above but have failed to timely provide to Borrower), (iii) the Company does not provide the updated Offering Memorandum, if required, under paragraph (b) at the time required or (iv) the “comfort” letters required under paragraph (b)(i) above are not delivered at the time required (except to the extent an addressee fails to provide customary representations to the Company’s independent public accountants as they may reasonably require) or the opinions required under paragraph (b)(ii) above are not delivered at the time required (other than as a result of the proviso to such paragraph) (each such event referred to in clauses (i) and (iii) above, an “Update Increase Rate Event”), notwithstanding anything else contained in this Agreement, the interest rate borne by the Loans for the period commencing on the latest date by which the Offering Memorandum or such comfort letters and opinions were required to be deliver hereunder shall be increased to 14.0% per annum; provided that if the Update Increase Rate Event occurs due to the failure to deliver the comfort letters described clause (iv) above and continues for a period of 30 days and is not cured prior to the end of such 30-day period the interest rate borne by the Loans shall be increased to 16.0% per annum; provided, further, that the 30 day periods applicable to clauses (d)(iii) and (d)(iv) will be tolled during the Tolled Period and interest on the Loans during the Tolled Period shall be calculated as provided in Section 2.09. Following the cure of the Updated Increase Rate Event the interest rate borne by the Loans will revert to the rate determined in accordance with the other provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, an Update Increase Rate Event shall not constitute a default (or a failure to perform or observe a term, covenant or agreement) under this Agreement unless and until such Updated Increase Rate Event occurs and continues for a period of 30 days (60 days in the case of comfort letters described in clause (iv) above)and is not cured prior to the end of such 30-day period (60 day-period in the case of comfort letters described in clause (iv) above) which periods shall be tolled during the Tolled Period, if applicable (an “Update Default”).

(e) Borrower will provide notice (each such notice, a “blackout notice”) to the Joint Lead Arrangers and the Exchange Note Holders that the Exchange Note Holders should suspend use of the Offering Memorandum for a reasonable period of time (each, a “blackout period”) if (x) such action is required by applicable law or (y) such action is taken by Borrower in good faith and for valid business reasons (not including avoidance of Borrower’s obligations as outlined in this Section 6.16), including the acquisition or divestiture of material assets; provided that no blackout period shall exceed thirty (30) continuous days and all blackout periods together shall not exceed ninety (90) days in any 12-month period; provided, further however, that a blackout notice shall be deemed to have been given on and from the Period End Blackout Date to the date on which an updated Offering Memorandum is required to be delivered under Section 6.16(a) and that such a blackout period shall not be included in the calculation of the maximum permitted blackout in the immediately preceding proviso. Following the end of a blackout period (except a deemed blackout period referred to in the immediately preceding sentence) the Borrower will update the Offering Memorandum most recently delivered under the terms of this Section 6.16 so that it would be usable in a customary high-yield road show and otherwise complies with the terms set forth in clause (a) above. Borrower shall promptly inform the Joint Lead Arrangers and the Exchange Note Holders of the cessation of the reasons underlying each blackout notice. For the avoidance of doubt, but without prejudice to the exception from the requirement to deliver an updated Preliminary Offering Memorandum and a Final Offering Memorandum during certain periods as set forth in provisos of Sections 6.14(b) and 6.14(d)(i), Borrower may not deliver a blackout notice in respect of the Preliminary Offering Memorandum or the Final Offering Memorandum.

Each Joint Lead Arranger and each Lender agrees that, upon receipt of a blackout notice from the Company, they will forthwith discontinue disposition of Exchange Notes pursuant to an Offering Memorandum until such Joint Lead Arranger’s or Lender’s receipt of the copies of the updated Offering Memorandum contemplated by this Section 6.16(e), and, if so directed by the Company, such Joint Lead Arranger and Lender will deliver to the Company (at its expense) all copies of the Offering Memorandum in their possession, other than permanent file copies.

(f) The cover of each Offering Memorandum will reflect the role of each Joint Lead Arranger (or its Affiliate as requested by such Joint Lead Arranger) and placement of the name of such Joint Lead Arranger (or its Affiliate) as provided for in the second, third and fourth sentences of Section 1 of the Engagement Letter and the fourth sentence of the sixth paragraph of the joinder letter dated as of October 29, 2007 related thereto as if such Offering Memorandum were an Offering Document (as defined in the Engagement Letter).

Section 6.17. Information. During the period from the first date that Exchange Notes are issued and ending on November 30, 2010, from time to time but not more than once per week, at the request of the Joint Lead Arrangers, the Borrower shall hold a telephonic conference call with the Joint Lead Arrangers and their counsel and otherwise provide the Joint Lead Arrangers and their counsel all information reasonably requested by them to successfully update due diligence through the time of such call.

Section 6.18. Exchange of Floating Rate Loans for Original Exchange Notes.

(a) Borrower shall, as promptly as practicable after being requested to do so by the Joint Lead Arrangers at any time on or after the Initial Maturity Date, (i) select a bank or trust company reasonably acceptable to the Lenders to act as Original Exchange Note Trustee, (ii) enter into an Original Exchange Note Indenture and the Registration Rights Agreement substantially in the form of Exhibit E, and (iii) cause counsel to Borrower to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by Borrower and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery; validity; and enforceability of the Original Exchange Documents and the Registration Rights Agreement referred to in clause (ii) above).

(b) Subject to the provisions of Section 2.01(b) and 2.06(g) Borrower shall, on the fifth Business Day following the written request (the “Original Exchange Request”) of the holder of any Loan (or beneficial owner of a portion thereof) at any time after the day that is five Business Days before the Initial Maturity Date:

(i) execute and deliver, cause each other Loan Party to execute and deliver, and cause the Original Exchange Note Trustee to execute and deliver, the Original Exchange Note Indenture if such Original Exchange Note Indenture has not previously been executed and delivered; and

(ii) execute and deliver to such holder or beneficial owner in accordance with the Original Exchange Note Indenture an Original Exchange Note bearing interest at a rate equal to the interest rate applicable to such Floating Rate Loan pursuant to Section 2.09(b), provided that, at the election of such holder or beneficial owner, such rate of interest may be fixed at the rate then applicable to such Floating Rate Loan), in exchange for such Floating Rate Loan, dated the date of the issuance of such Original Exchange Note, payable to the order of such holder or owner, as the case may be, in the same currency and principal amount as such Floating Rate Loan (or portion thereof) being exchanged, subject to the succeeding paragraph.

The Original Exchange Request shall specify the principal amount of the Floating Rate Loans to be exchanged pursuant to this Section, which shall be (i) in integral multiples of €1,000,000 or the entire remaining aggregate principal amount of the Euro Loans of such Lender and (ii) with respect to Dollar Loans being exchanged, an integral multiple of $1,000,000 or the entire remaining aggregate principal amount of the Euro Loans of such Lender.

Floating Rate Loans delivered to Borrower under this Section in exchange for Original Exchange Notes shall be canceled by Borrower, and the corresponding amount of the Floating Rate Loan deemed repaid and the Original Exchange Notes shall be governed by and construed in accordance with the terms of the Original Exchange Note Indenture.

The Original Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than the Dollar Equivalent of $500,000,000.

(c) The holders of such Original Exchange Notes shall have the registration rights with respect to such Original Exchange Notes described in Exhibit E.

Section 6.19. Ratings Obligations.

(a) No later than November 15, 2008, (such date may be extended by a majority of the Joint Lead Arrangers in their sole discretion) the Company shall have obtained ratings for the Fixed Rate Second Lien Exchange Notes, the Fixed Rate Second Lien Loans, the Floating Rate Second Lien Loans and the Floating Rate Third Lien Loans from each of S&P and Moody’s. Thereafter the Company will use its best efforts maintaining a rating for the Fixed Rate Second Lien Exchange Notes, and the Loans from S&P and Moody’s.

(b) At the written request of a majority of the Joint Lead Arrangers, the Company shall obtain ratings for the Fixed Rate Third Lien Exchange Notes and the Fixed Rate Unsecured Exchange Notes within a period of not more than 30 days from the date of the request. The written request shall contain such specificity to allow the Company to have the Fixed Rate Third Lien Exchange Notes and the Fixed Rate Unsecured Exchange Notes rated by S&P and Moody’s. Thereafter the Company will use its best efforts maintaining a rating for the Fixed Rate Third Lien Exchange Notes and the Fixed Rate Unsecured Exchange Notes from S&P and Moody’s.

Section 6.20. Post Amendment and Restatement Obligations.

(a) Subject to the Security Principles, by the Exchange Date or within the time periods set forth in Schedule 6.20(a) (subject to extension by the Administrative Agent in its discretion) or, if such date is not a Business Day in any jurisdiction to which the relevant Security Document or perfection step (as applicable) relates or is required, such Security Document shall be delivered or perfection steps taken (as applicable) on the next succeeding Business Day (provided such date is also a business day in such jurisdiction), (i) deliver each Security Document, in each case as set forth on Schedule 6.20(a), duly executed by each Loan Party thereto, and (ii) take all necessary steps to perfect the security interests in the Collateral Agent and the Third Lien Collateral Agent, as applicable, with respect to such Security Documents as set forth on Schedule 6.20(a).

(b) In connection with the Second Lien Loans, with respect to each Domestic Real Property identified on Schedule 1.01F (excluding Excluded Easements), the following shall be delivered to the Collateral Agent within forty-five (45) days of the Exchange Date (or such longer period determined by the Administrative Agent in its sole discretion except in the case of the delivery of endorsement to Title Policies which any extension shall be in the discretion of a majority of the Joint Lead Arrangers):

(i) with respect to each Mortgage in favor of the Collateral Agent as of the Amendment and Restatement Effective Date encumbering Domestic Real Property identified on Schedule 1.01F (excluding Excluded Easements), an amendment (each, a “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where each such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in a form as reasonably required by the Collateral Agent and necessary to reflect the priority provided herein, the nature of the secured obligations and the identity of the secured parties as shall be reasonably acceptable to the Collateral Agent;

(ii) with respect to each Mortgage Amendment, an endorsement or other modification to the existing Title Policy relating to such Mortgaged Property assuring the Collateral Agent that the Mortgage, as amended by the Mortgage Amendment, is a valid and enforceable second priority lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Second Lien Finance Parties and the other holders of Second Lien Obligations free and clear of all Liens except Permitted Collateral Liens and those Liens created or permitted by this Agreement and the Loan Documents or by the Collateral Agent, and such endorsement or other modification shall otherwise be in form as reasonably required by the Collateral Agent and necessary to reflect the priority provided herein, the nature of the secured obligations and the identity of the secured parties as shall be reasonably acceptable to the Third Lien Collateral Agent;

(iii) with respect to each Mortgage Amendment, opinions of counsel to the Loan Parties, which opinions (x) shall be addressed to Administrative Agent, the other Agents, each of the Second Lien Finance Parties and the Fixed Rate Second Lien Exchange Notes Trustee, (y) shall cover the due authorization, execution, delivery and enforceability of the applicable Mortgage as amended by the Mortgage Amendment, and (z) shall otherwise be in form and substance reasonably acceptable to the Administrative Agent.

(c) In connection with the Second Lien Loans, subject to the Agreed Security Principles, the Borrowers will obtain a Mortgage Amendment on each Easement Instrument as listed on Schedule 1.01F (except any such Easement Instrument as would be excluded from the grant set forth in Section 2.1 of the applicable Mortgage in the penultimate paragraph thereof) within forty-five (45) days of the Exchange Date (or such longer period determined by the Administrative Agent in its sole discretion except in the case of the delivery of Title Policies which any extension shall be in the discretion of a majority of the Joint Lead Arrangers), together with all documents and instruments required to perfect the security interest of the Collateral Agent in the Mortgaged Property encumbered thereby and otherwise comply with the Collateral and Guarantee Requirement with respect to the Collateral.

(d) In connection with the Floating Rate Third Lien Loans, subject to the Security Principles, the following shall be delivered to the Third Lien Collateral Agent within forty-five (45) days of the Exchange Date (or such longer period determined by the Administrative Agent in its sole discretion), (i) a Mortgage on each parcel of Domestic Real Property and Easement Instruments as listed on Schedule 1.01F (except any such Easement Instrument as would be excluded from the grant set forth in Section 2.1 of the applicable mortgage in the penultimate paragraph therein) in favor of the Third Lien

Collateral Agent for the benefit of the Third Lien Finance Parties and the other holders of Third Lien Obligations, duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where each such Mortgaged Property is located, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, it being understood that, in each case that the Mortgages shall be substantially similar to the equivalent existing Mortgages entered into by the Collateral Agent with such changes as are reasonably required by the Third Lien Collateral Agent and necessary to reflect the priority provided herein, the nature of the secured obligations and the identity of the secured parties as shall be reasonably acceptable to the Third Lien Collateral Agent, and (ii) all documents and instruments required to perfect the security interest of the Third Lien Collateral Agent in the Mortgaged Property encumbered thereby and otherwise comply with the Collateral and Guarantee Requirement with respect to the Collateral.

(e) The Lenders and the Agents intend that, unless the Intercreditor Agreement is amended (or amended and restated) to reflect that the Second Lien Loans and Exchange Notes constituting Second Lien Obligations benefit from second ranking priority in the Collateral and the Floating Rate Third Lien Loans and the Exchange Notes constituting Third Lien Obligations benefit from third ranking priority in the Collateral on or prior to the Exchange Date (as defined in Section 6.14), the Third Lien Intercreditor Agreement will be executed on such date. From and after the date on which the Intercreditor Agreement is amended or the Third Lien Intercreditor Agreement is executed, such agreement (as applicable) will rank the interests of the holders of the Second Lien Obligations in the Collateral in respect of the Second Lien Obligations in priority to the holders of Third Lien Obligations in the Collateral in respect of the Third Lien Obligations; provided, that in respect to property located or held in the U.S. and secured under documents governed by the laws of the U.S. or any jurisdiction thereof, such relative priority will be also reflected in the Second Lien Security Documents and the Third Lien Security Documents themselves.

(f) In the event that it is necessary to enter into an Exchange Indenture after the Exchange Date, subject to the Security Principles, within a period of time equivalent to the time period set forth on Schedule 6.20(a) or the time periods set forth in Sections 6.14(b), (c) and (d) (subject to extension by the Administrative Agent in its discretion) (but deeming a date 30 days after execution of such Exchange Indenture to be the Exchange Date for purposes of such Schedule 6.20(a)) deliver each Security Document and take all necessary steps to perfect the security interest as are required under Section 6.20(a).

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. An “Event of Default” occurs if:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in Sections 5.01, 5.02, (solely with respect to the Company and Borrower), 5.06 - 5.09, 5.11, 5.14, 5.16, 5.19, 5.22 or Section 11.08 or a Delivery Default or an Update Default occurs; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed (including, without limitation, Section 6.14 (to the extent not constituting a Delivery Default) and Section 6.16 (to the extent not constituting an Update Default) and such failure continues for (i) thirty (30) days (or in the case of a Loan Document, if longer, the applicable grace period for such failure to perform or observe such covenant or agreement), (ii) solely with respect to a failure to comply with Section 6.15(c)(ii), (iii) and (iv) five (5) days or (iii) with respect to a failure to comply with Section 6.01 or 6.02, ten (10) Business Days, in each case after notice thereof by the Administrative Agent to the Company or Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document that is an exhibit to a Loan Document (or any certification by a Responsible Officer expressly contemplated by this Agreement) shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness of not less than the Threshold Amount (any such Indebtedness, “Threshold Indebtedness”), or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, pre-paid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 7.02; or

(f) Insolvency Proceedings, Etc. Any of the Company, Borrower or any Material Subsidiary to the fullest extent permitted under applicable mandatory provisions of law institutes or consents to the institution of any proceeding under any Debtor Relief Law or files for the opening of insolvency proceedings or a third person files for the opening of insolvency proceedings, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee (not being a custodian), custodian, conservator, liquidator (not being a bewindvoerder), rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property under any applicable Debtor Relief Laws; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any of the Company, Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower and the Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy, in each case, for the purposes of any subsidiary of the Company domiciled in the United Kingdom, ignoring the deeming provisions of Section 123(1)(a) of the Insolvency Act 1986; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgments or orders shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Guarantees. Any material portion of the Guarantees of the Loans, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 5.11 or 5.19) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Security Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the payment Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or it becomes unlawful for any Loan Party to perform any of its payment Obligations under the Loan Documents; or

(j) Security Documents. Any Security Document or the Intercreditor Agreement after delivery thereof pursuant to Section 4.01 or 5.17 shall for any reason (other than pursuant to the terms hereof or thereof or solely as a result of acts or omissions of the Administrative Agent or any Lender) ceases to create a valid and perfected Lien, with the priority required by the Security Documents and the Intercreditor Agreement on and security interest in any material portion of the Collateral, subject to Liens permitted under Section 5.14, except (i) to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to (a) maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or (b) file Uniform Commercial Code continuation statements, (ii) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (iii) any of the Equity Interests of Borrower ceasing to be pledged pursuant to any Security Agreement free of Liens other than Liens created by such Security Agreement or any nonconsensual Liens arising solely by operation of Law; or

(k) ERISA. An ERISA Event or any similar event with respect to a Foreign Plan occurs which, together with all other ERISA Events (or similar events with respect to Foreign Plans) that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

Notwithstanding the foregoing, Events of Default under Section 7.01(e) and (h) shall not apply with respect to Millennium Holdings LLC or any Person that is a subsidiary of Millennium Holdings LLC as of the Closing Date (collectively, the “Millennium Holdings Group”) if, at the time of determination, (x) the event that would otherwise give rise to such an Event of Default is excluded from the corresponding provision in all other Threshold Indebtedness or would otherwise not give rise to an event of default thereunder in accordance with the terms of such Threshold Indebtedness and (y) the Millennium Holdings Group, taken as a whole, is not a Material Subsidiary.

Section 7.02. Remedies.

(a) If any Event of Default occurs and is continuing, the Administrative Agent, at the request of the Required Lenders, may declare the Loans to be terminated forthwith and the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Loans to be due and payable immediately. Upon the effectiveness of such declaration, the Loans will immediately terminate and such principal, premium, interest and other obligations will be due and payable immediately, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by Borrower.

(b) Notwithstanding the foregoing, during the period from the Closing Date until the date that is 90 days after the Closing Date (the “Clean-Up Period”), a breach of any representation or warranty or a breach of any covenant or an Event of Default which arises solely with respect to Lyondell or any of its subsidiaries will be deemed not to be a breach of representation or warranty or a breach of covenant or an Event of Default (as the case may be) if, it would have been (if it were not for this provision) a breach of representation or warranty or a breach of covenant or an Event of Default only by reason of circumstances not known to the Company to exist on July 16, 2007 (or, if known, disclosed to the Administrative Agent on or prior to July 16, 2007) and relating to Lyondell and its subsidiaries or any of them if and for so long as the circumstances giving rise to the relevant breach of representation or warranty or breach of covenant or Event of Default:

(i) are not the result of any positive action taken by the Company or any of its subsidiaries (other than Lyondell and its subsidiaries);

(ii) the Company notifies the Administrative Agent promptly upon becoming aware of the same; and

(iii) reasonable efforts are being made to remedy the same;

provided that if the relevant circumstances are continuing at the end of the Clean-Up Period there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be.

Section 7.03. Application of Funds on Enforcement. (a) After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations other than proceeds upon the realization of any Collateral shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the payment Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.05(a) and amounts payable under Sections 2.10 through 2.16) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the payment Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 11.05(a) and amounts payable under Sections 2.10 through 2.16), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the payment Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the payment Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other payment Obligations of Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the payment Obligations have been paid in full, to Borrower or as otherwise required by Law.

(b) After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations comprising proceeds upon the realization of any Collateral shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law); provided that after the Third Lien Intercreditor Agreement is executed or the Intercreditor Agreement is amended to reflect Floating Rate Third Lien Loans, to the extent of any inconsistency between the terms thereof and this clause (b), the provisions of the Third Lien Intercreditor Agreement or the amended Intercreditor Agreement shall govern and control:

First, to payment of that portion of the payment Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.05(a) and amounts payable under Sections 2.10 through 2.16) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the payment Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 11.05(a) and amounts payable under Sections 2.10 through 2.16), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of the pro rata portion of that portion of the payment Obligations constituting accrued and unpaid interest on the Second Lien Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of the pro rata portion of that portion of the payment Obligations constituting unpaid principal of the Second Lien Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of the pro rata portion of that portion of the payment Obligations constituting accrued and unpaid interest on the Floating Rate Third Lien Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to payment of the pro rata portion of that portion of the payment Obligations constituting unpaid principal of the Floating Rate Third Lien Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the payment of all other payment Obligations of Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the payment Obligations have been paid in full, to Borrower or as otherwise required by Law.

ARTICLE 8

[RESERVED]

ARTICLE 9

GUARANTEE

Section 9.01. The Guarantee.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at Stated Maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower (other than such Guarantor), and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at Stated Maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 9.02. Obligations Unconditional.

The obligations of the Guarantors under Section 9.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 9.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 9.03. Reinstatement.

The obligations of the Guarantors under this Article 9 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 9.04. Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 9.05. Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 7.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.02) for purposes of Section 9.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 9.01.

Section 9.06. Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article 9 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 9.07. Continuing Guarantee.

The guarantee in this Article 9 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 9.08. General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 9.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 9.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 9.09. Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons, none of which is a Loan Party, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.05(b)) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 9.09 in accordance with the relevant provisions of the Security Documents.

Section 9.10. Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.04. The provisions of this Section 9.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 9.11. Certain Dutch Matters.

(a) Any obligation, guarantee or undertaking granted or assumed by a Person incorporated or organized under the laws of The Netherlands pursuant to this Agreement (including but not limited to this Article9) or any other Loan Document shall be deemed not to be undertaken or incurred by such Person to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:207c or 2:98c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement and the other Loan Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Persons incorporated under the laws of The Netherlands will continue to guarantee and secure all such obligations which, if included, do not constitute a violation of the Prohibition.

(b) Any amount which may be guaranteed by Basell Benelux B.V. or Lyondell Chemie Nederland B.V. shall not exceed the amount permitted to be guaranteed or otherwise incurred as Debt (as defined in the 2027 Notes) in accordance with the terms of the 2027 Notes after taking into account all other Debt of all Restricted Subsidiaries (as defined in the 2027 Notes), provided that such limitation on the amount guaranteed shall not operate so as to release Basell Benelux B.V., or Lyondell Chemie Nederland B.V. from their respective obligations under this Article 9 in excess of such amounts and further provided that upon the refinancing in full of the 2027 Notes, the limitations on guarantees which exist as a result of the provisions of the 2027 Notes shall be automatically removed from the date of such refinancing and, accordingly, this paragraph (b), restricting it as a Guarantor in this Agreement, shall cease to operate and have any force and effect from the date of such refinancing. Additionally, the respective obligations of Basell Benelux B.V. and Lyondell Chemie Nederland B.V. under this Article 9 shall apply only insofar as required to guarantee the payment obligations of any Loan Party with respect to any proceeds of any Loan directly or indirectly made available by such Loan Party to Basell Benelux B.V. or Lyondell Chemie Nederland B.V. through intra-group loans or facilities and limited to the amount of such loans or facilities available to Basell Benelux B.V. or Lyondell Chemie Nederland B.V. as outstanding from time to time.

Section 9.12. Guarantee Limitations.

(a) To the extent that the guarantee created hereunder is granted by a Guarantor incorporated in Germany as a limited liability company (Gesellschaft mit beschränkter Haftung) (each a “German GmbH Guarantor”) or established in Germany as a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschränkter Haftung) as general partner (a “German GmbH & Co. KG Guarantor” and, together with any German GmbH Guarantor hereinafter referred to as a “German Guarantor”) and secures debt other than debt of such German Guarantor itself or any of its subsidiaries, the following shall apply:

(i) each German Guarantor guarantees the payment of all and any amounts which correspond to funds that have been borrowed under this Agreement and have been on-lent to, or otherwise passed on to, the relevant German Guarantor or any of its subsidiaries, to the extent that any such amount is still outstanding at the time the relevant demand is made against such German Guarantor; and

(ii) each German Guarantor further guarantees the payment of any amount in excess of the amounts payable by the relevant German Guarantor pursuant to paragraph (a)(i) of this Section 9.12, its relevant liability is however limited as follows:

(A) each Secured Party shall not be entitled to enforce the guarantee in an amount exceeding the amounts payable under paragraph (a)(i) of this Section 9.12 to the extent that the German Guarantor is able to demonstrate that the further enforcement of the guarantee exceeding the amounts payable under paragraph (a)(i) of this Section 9.12 has the effect of:

(1)	reducing the relevant German Guarantor’s or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner’s net assets (Nettovermögen) (the “Net Assets”) to an amount less than its or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner’s stated share capital (Stammkapital); or

(2)	(if the Net Assets are already an amount less than the stated share capital) causing such amount to be further reduced,

and thereby affecting the assets required for the obligatory preservation of its stated share capital according to §§ 30, 31 German GmbH-Act (GmbH-Gesetz) (the “GmbH-Act”).

(B) The value of the Net Assets shall be determined in accordance with GAAP consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to § 42 GmbH-Act, §§ 242, 264 of the German Commercial Code (HGB)) in the previous years subject to applicable law, save that:

(1)	the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner, registered after the date of this Agreement without the prior written consent of the Administrative Agent shall be deducted from the relevant stated share capital; and

(2)	loans and other liabilities incurred in violation of the provisions of this Agreement shall be disregarded.

(C) The limitations set out in paragraph (a)(ii) of this Section 9.12 shall only apply if and to the extent that within fifteen (15) Business Days following the demand against the relevant German Guarantor under the guarantee by the Administrative Agent, the managing director(s) on behalf of such German Guarantor have confirmed in writing to the Administrative Agent (x) to what extent the guarantee is an up-stream or cross-stream guarantee and (y) which amount of such cross-stream and/or upstream guarantee cannot be enforced (only if exceeding the amounts payable under paragraph (a)(i) of this Section 9.12) as it would cause the Net Assets of such Guarantor or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner to fall below its stated share capital (Stammkapital) or, if the Net Assets are already less than the stated share capital (Stammkapital) of such German Guarantor or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner, would cause such amount to be further reduced (the “Management Determination”).

(D) If the Administrative Agent disagrees with the Management Determination, the Administrative Agent shall be entitled to enforce the guarantee up to an amount exceeding the amounts payable under paragraph (a)(i) of this Section 9.12 which is undisputed between itself and the relevant German Guarantor in accordance with the provisions of paragraph (a)(i) of this Section 9.12. In relation to the amount which is disputed, the Administrative Agent and such German Guarantor shall within 35 calendar days (or such longer period as has been agreed between the Company and the Administrative Agent for such purpose) from the date the Administrative Agent has contested the Management Determination request a determination by auditors of international standing and reputation of the amount of the available Net Assets (the “Auditor’s Determination”). The amount determined as the available Net Assets in the Auditor’s Determination shall be (except for manifest error) binding for all parties. The costs of the Auditor’s Determination shall be borne by the Company.

(E) The limitation set out in paragraph (a)(ii) of this Section 9.12 shall not apply if (x) the German Guarantor and/or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner has filed for insolvency or temporary insolvency proceedings have been commenced and/or (y) the Management Determination is not delivered within the time limit set out in this Section 9.12.

(F) If:

(1)	and to the extent the guarantee is enforced without regard to the limitation set forth in paragraph (a)(ii) of this Section 9.12 because the Management Determination was not delivered within the relevant time frame; or

(2)	the amount of the available Net Assets pursuant to the Auditor’s Determination is lower than the amount stated in the Management Determination,

the Lenders shall repay to the relevant German Guarantor upon demand of the relevant German Guarantor the amount exceeding any amount to be paid under paragraph (a)(i) of this Section 9.12 if and to the extent already paid to the Lenders which is necessary to maintain its stated share capital (Stammkapital), calculated as of the date the demand under the guarantee was made and in accordance with paragraphs (a)(ii) of this Section 9.12, provided such demand is in written form addressed to the Administrative Agent on behalf of the Lenders and is submitted within six months (Ausschlussfrist) after the date the guarantee is enforced without regard to the limitation set forth in paragraph (a)(ii)(A) of this Section 9.12. If pursuant to the Auditor’s Determination the amount of the available Net Assets is higher than set out in the Management Determination the relevant German Guarantor shall pay such amount to the extent not already paid to the Lenders within five (5) Business Days after receipt of the Auditor’s Determination.

(G) If the German Guarantor intends to demonstrate that the enforcement of the guarantee in an amount exceeding any amount to be paid under paragraph (a)(i) of this Section 9.12 has led to one of the effects referred to in paragraph (a)(ii) of this Section 9.12, then the German Guarantor and, where the German Guarantor is a German GmbH & Co. KG Guarantor, also its general partner shall realize at market value any and all of its assets that are shown in its balance sheet with a book value (Buchwert) that is in the opinion of the Administrative Agent significantly lower than their market value if such assets are not necessary for the relevant German Guarantor’s or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner’s business (nicht betriebsnotwendig), to the extent necessary to satisfy the amounts requested under this paragraph (a)(ii).

(H) The limitation set out in paragraph (a)(ii) of this Section 9.12 does not affect the right of the Lenders to claim again any outstanding amount at a later point in time if and to the extent that paragraph (a)(ii) of this Section 9.12 would allow this at that later point.

(iii) Notwithstanding the foregoing the Administrative Agent and the Lenders waive their rights to enforce the guarantee as set out below to the extent that and as long as such enforcement would be in violation of the prohibition of an intervention threatening the existence of that German Guarantor (Verstoß gegen das Verbot des existenzvernichtenden Eingriffs).

The limitation and waiver of enforcement of the guarantee set out in sub-paragraph (iii) of this Section 9.12 shall only apply:

(A) if and to the extent that within 15 Business Days following the demand against the relevant German Guarantor under the guarantee by the Administrative Agent, the managing directors on behalf of such German Guarantor have confirmed and proved in writing to the Administrative Agent to what extent the guarantee cannot be enforced as it would cause a violation of the prohibition of an intervention threatening the existence of that German Guarantor (Verstoßgegen das Verbot des existenzvernichtenden Eingriffs), (the “Management Determination of an Intervention Threatening the Existence of the German Guarantor”); and

(B) if the Administrative Agent disagrees with the Management Determination of an Intervention Threatening the Existence of the German Guarantor the proceedings set out in paragraph (a)(ii)(D) of this Section 9.12 shall apply mutatis mutandis.

This sub-paragraph (iii) shall apply mutatis mutandis if the guarantee is granted by a Guarantor incorporated as a limited liability partnership (GmbH & Co. KG) and secures debt other than debt of such Guarantor itself or any of its Subsidiaries.

(iv) If the law is changed to the effect that Sections 30 German GmbH-Act is not applicable when a domination agreement (Beherrschungsvertrag) or a profit and loss pooling (Ergebnisabführungsvertrag) between the relevant German Guarantor and a borrower/guarantor (the Relevant Borrower/Guarantor) exists (directly, or indirectly through a chain of domination or profit and loss pooling agreements between the Relevant Borrower and its subsidiaries and the German Guarantor) then the limitations provided for in this Section 11.12 shall no longer apply to the extent that the Guarantee covers the obligations of the Relevant Borrower/Guarantor.

(b) For the avoidance of doubt, nothing in this Agreement shall be interpreted as a restriction or limitation of (i) the enforcement of the guarantee to the extent such guarantee covers obligations owed by any of the respective German Guarantor’s direct or indirect subsidiaries or (ii) the enforcement of any claim of any Secured Party against Borrower (in such capacity) under this Agreement.

Section 9.13. Guarantee Limitations in Respect of Millennium Chemicals Inc.

Any amount that may be guaranteed by Millennium Chemicals Inc or any of its subsidiaries, shall not exceed the amount permitted to be Incurred (as defined in the Millennium Indenture) as Funded Debt (as defined in the Millennium Indenture) as more fully set forth in Section 1009 of the Millennium Indenture; provided, however, that upon the refinancing in full of the Millennium Notes, this Section 9.13 shall cease to operate and have any force and effect as of the date of such refinancing.

Section 9.14. Non-U.S. Guarantee Limitations.

This guarantee under this Agreement by any Loan Parties outside the United States does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985 or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Loan Party and, with respect to any Loan Parties which accede to this Agreement by way of joinder after the Closing Date, is subject to any limitations set out in the joinder agreement in respect of this Agreement applicable to such Loan Parties.

Section 9.15. Limitation on Guarantee by Additional Guarantors.

(a) The guarantee of any Person which becomes a Loan Party pursuant to an appropriate joinder agreement in respect of this Agreement that is not a Loan Party domiciled in either the Grand Duchy of Luxembourg or Germany is subject to any limitations relating to that additional Loan Party set out in any such joinder agreement, including (to the extent applicable) certain restrictions under the 2027 Notes and the Millennium Indenture.

(b) The guarantee of any Person which becomes a Loan Party pursuant to an appropriate joinder agreement in respect of this Agreement that is a Loan Party domiciled in The Netherlands shall be subject to the limitations set out in paragraph (a) of Section 9.11 and (to the extent applicable) certain restrictions under the 2027 Notes, in each case, as set out in such joinder agreement in form and substance satisfactory to the Administrative Agent (acting reasonably).

ARTICLE 10

THE AGENTS

Section 10.01. Appointment.

(a) In order to expedite the transactions contemplated by this Agreement, each of the Finance Parties (other than the Administrative Agent) hereby appoints Merrill Lynch Capital Corporation to act as Administrative Agent and each of the Finance Parties (other than the Collateral Agent) hereby appoints Citibank, N.A. to act as Collateral Agent. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes each Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (i) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (ii) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (iii) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or Borrower pursuant to this Agreement as received by the Administrative Agent. Without limiting the generality of the foregoing, each of the Agents is hereby expressly authorized to execute any and all other documents (including the Security Documents (and releases thereof) and the Intercreditor Agreement with respect to the Collateral and in the name of and on behalf of the Lenders and the other Secured Parties as their attorney-in-fact (and each Lender appoints Citibank, N.A. as Agent as its and their attorney-in-fact for such purpose and such Agent is hereby released from the restrictions imposed by Section 181 of the German Civil Code (BGB)), as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. In addition, each of the Agents is hereby expressly authorized to execute an intercreditor agreement or intercreditor agreements upon the issuance of any Exchange Notes with the Second Lien Exchange Note Trustee and the Third Lien Note Exchange Note Trustee (for the purpose of allocating any proceeds received from Collateral pro rata and in accordance with their respective lien subordination) and in the name of and on behalf of the Lenders and the other Secured Parties as their attorney-in-fact (and each Lender appoints Citibank, N.A. as Agent as its and their attorney-in-fact for such purpose and such Agent is hereby released from the restrictions imposed by Section 181 of the German Civil Code (BGB)), as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

In order to expedite the transactions contemplated by this Agreement, from the Exchange Date, each of the Second Lien Finance Parties hereby appoints Citibank, N.A. to act on its behalf as collateral agent (in such capacity, the “Second Lien Collateral Agent” and, from the Exchange Date, references in this Agreement to the term “Collateral Agent” shall be deemed to refer solely to the Second Lien Collateral Agent) for the Second Lien Finance Parties, holders of the Fixed Rate Second Lien Exchange Notes and Fixed Rate Second Lien Exchange Note Trustee effective as of the Exchange Date with respect to all Second Lien Obligations. Each of the Lenders Second Lien Finance Parties and their assignees authorize and release from the restrictions on self-dealing (§181 of the German Civil Code) the Second Lien Collateral Agent to enter into the Second Lien Security Documents and the Third Lien Intercreditor Agreement and to take such actions on behalf of such Second Lien Finance Party or assignee and to exercise such powers as are specifically delegated to such Second Lien Collateral Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Agreement relating to the rights and obligations of the Collateral Agent shall apply to the rights and obligations of the Second Lien Collateral Agent to the extent they relate to the Second Lien Obligations.

In order to expedite the transactions contemplated by this Agreement, each of the Third Lien Finance Parties hereby appoints Citibank, N.A. to act on its behalf as collateral agent (in such capacity, the “Third Lien Collateral Agent”) for the Third Lien Finance Parties, the holders of Fixed Rate Third Lien Exchange Notes and Fixed Rate Third Lien Exchange Note Trustee effective as of the Exchange Date with respect to all Third Lien Obligations. Each of the Lenders holding Floating Rate Third Lien Loans and its assignee authorizes and releases from the restrictions on self-dealing (§181 of the German Civil Code) the Third Lien Collateral Agent to enter into Third Lien Security Documents and the Third Lien Intercreditor Agreement and to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Third Lien Collateral Agent by the terms and provisions hereof and of the other Loan Documents in respect of Floating Rate Third Lien Loans, together with such actions and powers as are reasonably incidental thereto. The provisions of this Agreement relating to the rights and obligations of the Collateral Agent shall apply to the rights and obligations of the Third Lien Collateral Agent to the extent they relate to the Third Lien Obligations.

Each Lender hereby irrevocably appoints, designates, authorizes and releases from the restrictions on self-dealing (§181 of the German Civil Code) Citibank, N.A., as collateral agent (in such capacity, the “Equistar Restricted Collateral Agent”) on its behalf, on behalf of the other Secured Parties, and on behalf of the holders of the Equistar Notes and the trustee under the Equistar Notes, to execute security agreements, pledge agreements, mortgages and/or other collateral documents (the “Equistar Restricted Collateral Documents”) and to take such action on its and their behalf under the provisions of this Agreement and the Equistar Restricted Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or the Equistar Restricted Collateral Documents, together with such powers as are reasonably incidental thereto, and the Equistar Restricted Collateral Agent accepts such appointment. In addition, each Lender hereby irrevocably appoints, designates, authorizes and releases from the restrictions on self-dealing (§181 of the German Civil Code) Citibank, N.A., as collateral agent (in such capacity, the “Arco Restricted Collateral Agent”) on its behalf, on behalf of the other Secured Parties, and on behalf of the holders of the Arco Notes and the trustee under the Arco Notes, to execute security agreements, pledge agreements, mortgages and/or other collateral documents (the “Arco Restricted Collateral Documents”) and to take such action on its and their behalf under the provisions of this Agreement and the Arco Restricted Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or the Arco Restricted Collateral Documents, together with such powers as are reasonably incidental thereto, and the Arco Restricted Collateral Agent accepts such appointment.

In order to expedite the transactions contemplated by this Agreement, each of the Second Lien Finance Parties hereby appoints Citibank, N.A. to act on its behalf as collateral agent (in such capacity, the “Second Lien Arco Collateral Agent”) for the Second Lien Finance Parties, the holders of the Arco Notes and the trustee under the Arco Notes, the holders of the Fixed Rate Second Lien Exchange Notes and the Fixed Rate Second Lien Exchange Note Trustee effective as of the Exchange Date with respect to all Second Lien Obligations. Each of the Second Lien Finance Parties and their assignees authorize and release from the restrictions on self-dealing (§181 of the German Civil Code) the Second Lien

Arco Collateral Agent to enter into Second Lien Security Documents and the Third Lien Intercreditor Agreement and to take such actions on behalf of such Second Lien Finance Party or assignee and to exercise such powers as are specifically delegated to such Second Lien Arco Collateral Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Agreement relating to the rights and obligations of the Collateral Agent shall apply to the rights and obligations of the Second Lien Arco Collateral Agent to the extent they relate to the Second Lien Obligations.

In order to expedite the transactions contemplated by this Agreement, each of the Third Lien Finance Parties hereby appoints Citibank, N.A. to act on its behalf as collateral agent (in such capacity, the “Third Lien Arco Collateral Agent”) for the Third Lien Finance Parties, the holders of the Arco Notes and the trustee under the Arco Notes, the holders of Fixed Rate Third Lien Exchange Notes and the Fixed Rate Third Lien Exchange Note Trustee effective as of the Exchange Date with respect to all Third Lien Obligations. Each of the Third Lien Finance Parties and their assignees authorize and release from the restrictions on self-dealing (§181 of the German Civil Code) the Third Lien Arco Collateral Agent to enter into Third Lien Security Documents and the Third Lien Intercreditor Agreement and to take such actions on behalf of such Third Lien Finance Party or assignee and to exercise such powers as are specifically delegated to such Third Lien Arco Collateral Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Agreement relating to the rights and obligations of the Collateral Agent shall apply to the rights and obligations of the Third Lien Arco Collateral Agent to the extent they relate to the Third Lien Obligations.

In the event that any party other than the Lenders and the Agents shall participate in all or any portion of the Collateral pursuant to any Security Document, all rights and remedies in respect of such Collateral shall be controlled by the Administrative Agent and the Collateral Agent as set forth in such Security Document.

(b) Without limiting the provisions of this Article 10;

(i) each other Loan Party authorises and releases from the restrictions imposed by Section 181 of the German Civil Code each of the Administrative Agent or, as the case may be, the Collateral Agent and each of the Joint Lead Arrangers to agree, accept and sign on its behalf the terms of any reliance, release or engagement letter in relation to any Report or any other report or letter provided by any person in connection with the Transaction Documents or the transactions contemplated in them (including any net asset letter in connection with financial assistance procedures) and any replacement thereof); and

(ii) each Loan Party agrees to be bound by the terms of any reliance, release or engagement letter (in each case, in a form agreed by the Joint Lead Arrangers) in relation to any Report or any other report or letter provided by any person in connection with the Transaction Documents or the transactions contemplated in them (including any net asset letter in connection with financial assistance procedures and any replacement thereof).

(c) Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Notwithstanding the foregoing, in the case of any enforcement against any Collateral or exercise of any remedies with respect thereto pursuant to any Security Document, the Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the requisite secured parties specified therein (whether or not the Required Lenders shall have consented to such action or inaction) and such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to Borrower or any other Loan Party or any other party hereto on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent (which for purposes of this Section 10.01(c) shall include the Equistar Restricted Collateral Agent, the Arco Restricted Collateral Agent, the Second Lien Collateral Agent, the Second Lien Arco Collateral Agent and the Third Lien Arco Collateral Agent) may execute any and all duties hereunder by or through agents or employees, are hereby authorized to appoint any such agents on behalf of the applicable beneficiaries and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 10.02. Nature of Duties. The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders further acknowledge and agree that so long as the Administrative Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, the Administrative Agent shall have no liability in respect of such determination to any Person. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent. Each Lender recognizes and agrees that, except for any functions or rights expressly specified herein, the Joint Lead Arrangers shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as the Joint Lead Arrangers hereunder.

Section 10.03. Resignation by the Agents. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Company (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Company and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders with the consent of the Company (not to be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York and an office in London,

England (or a bank having an Affiliate with such an office) having a combined capital and surplus having a Dollar Equivalent that is not less than $500.0 million or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 10.04. The Administrative Agent in Its Individual Capacity. With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower, the Company or any of their respective subsidiaries or other Affiliates thereof as if it were not the Administrative Agent.

Section 10.05. Indemnification. Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans)) of any reasonable expenses incurred for the benefit of the Lenders by the Administrative Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by Borrower, provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

Section 10.06. Lack of Reliance on Agents. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent and any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Section 10.07. Collateral Agent under Italian Law. The appointment of the Collateral Agent referred to under Section 10.01(a) above shall be regarded and construed, for the purposes of Italian law, as a mandato con rappresentanza, and accordingly the Collateral Agent shall act as the mandatario con rappresentanza of the Secured Parties and shall be fully entitled to, without limitation:

(a) exercise in its name (in nome proprio) and in the name and on behalf (in nome e per conto) of the Secured Parties all rights, powers and discretion, execute all documents and take all actions which are expressed to be exercised, executed or taken by the Secured Parties under or in connection with any of the Security Documents governed by Italian law;

(b) execute and perfect, in its name (in nome proprio) and in the name and on behalf (in nome e per conto) of the Secured Parties, any amendment agreement, deed of acknowledgement, supplemental deed, confirmation deed or any other document to be executed in connection with or under any Security Document governed by Italian law;

(c) apply the proceeds of any enforcement and sale under the relevant Security Document governed by Italian law in accordance with the terms of the Intercreditor Agreement and the provisions of Italian law; and

(d) take, in its name (in nome proprio) and in the name and on behalf (in nome e per conto) of the Secured Parties, any enforcement action in connection with any Collateral and in accordance with the enforcement procedures provided by Italian law and the provisions of the Security Documents governed by Italian law, provided that the Collateral Agent may delegate or authorize any Secured Party to take enforcement actions in compliance with the provisions of the other Loan Documents and the provisions of Italian law.

Section 10.08. Release from Restrictions of Self Dealing. With regard to any appointment, power or authority, granted herein, each Secured Party releases the Collateral Agent from the restrictions of self-dealing as contained in Section 181 German Civil Code or any similar law in any other jurisdiction.

Section 10.09. Perpetuity Period. The perpetuity period for trusts in this Agreement is 80 years.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to:

(A) Borrower, to it at LyondellBasell Finance Company, c/o Lyondell Chemical Company, 1221 McKinney, Suite 700, Houston, Texas 77010, attention: Gareth Bahlmann (fax: +1 713 652 4598, email: gareth.bahlmann@lyondell.com),

(B) the Company, to it at LyondellBasell Industries AF S.C.A., c/o Basell Finance Company B.V., Weena 737, 3013 AM Rotterdam, The Netherlands, attention: General Counsel (fax: +31 20 446 8609), and

(C) to any other Loan Party, to the address set forth in such Loan Party’s Accession Letter,

with, in any case, a copy to Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, attention Scott Simpson (fax: +44 20 7519 7070), email: ssimpson@skadden.com).

(ii) if to the Administrative Agent, to Merrill Lynch Capital Corporation, 250 Vesey Street, 22nd Floor, New York, New York 10080, attention: Don Burkitt (fax: +212 449 7750), (e-mail: don_burkitt@ml.com).

(iii) if to the Collateral Agent, to Citibank, N.A., 388 Greenwich Street, New York, New York 10013, attention: David Jaffe (fax: +1 212 816 2613), (e-mail: david.jaffe@citi.com).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given o n the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by clause (b) of 11.01(c)) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 11.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.11, 2.12, 2.13 and 11.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

Section 11.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Borrower, the Company, each other Loan Party and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Borrower, the Company, each other Loan Party, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 11.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void) and (ii) subject to clause 11.04(b), no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of Section 11.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in clause (b)(ii) of Section 11.04, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) at any time; provided that, for the twelve month period commencing on the Closing Date, the consent of Borrower (which consent shall not be unreasonably withheld) shall be required with respect to any assignment that would result in the Joint Lead Arrangers, in the aggregate, holding less than 50.1% of the aggregate principal amount of the outstanding Loans.

(i) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the commitment or principal amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall (1) in the case of Euro Loans that are Initial Loans, be an integral multiple of €5.0 million and, in the case of Euro Loans that are Extended Loans, not less than €1.0 million (or such lesser amount constituting all of such Lender’s Euro Loans), and (2) in the case of Dollar Loans that are Initial Loans, be an integral multiple of $5.0 million and, in the case of Extended Loans that are Dollar Loans, not less than $1.0 million (or such lesser amount constituting all of such Lender’s Dollar Loans), in each case unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing or prior to the completion of the primary syndication of the Loans (as determined by the Joint Lead Arrangers);

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that, subject to the other terms and conditions of this Section 11.04, any Lenders shall have the right to assign different amounts of Dollar Loans and Euro Loans; and

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(ii) Subject to acceptance and recording thereof pursuant to Section 11.04(b)(iv), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 11.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(c).

(iii) The Administrative Agent, acting for this purpose as a nonfiduciary agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount and currency of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in Section 11.04(b) and any written consent to such assignment required by Section 11.04(b), the Administrative Agent acting for itself and, in any situation where the consent of the Company is not required, Borrower shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (1) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.08(b) that affects such Participant and (2) no other agreement (oral or written) with respect to such participation which is inconsistent with the foregoing provisions of this sentence may exist between such Lender and such Participant. Subject to Section 11.04(c)(i), Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(c) as though it were a Lender.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.11, 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (which shall not be unreasonably withheld or delayed). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 to the extent such Participant fails to comply with Section 2.13(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In case of a transfer by way of novation:

(i) in accordance with Articles 1278 to 1281 of the French Civil Code, the transferring Lender maintains all its rights and privileges arising under any Security Document governed by French law and any guarantee under this Agreement for the benefit of the transferee; and

(ii) each party to this Agreement (other than the transferring Lender and the transferee) irrevocably authorizes the Administrative Agent to execute any document evidencing such transfer on its behalf.

Section 11.05. Expenses; Indemnity.

(a) Borrower agrees (i) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers for all reasonable invoiced out-of-pocket costs and expenses and any taxes (other than Taxes indemnification for which is governed by Section 2.13 hereof) incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (ii) to pay or reimburse the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and each Lender for all invoiced out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs of counsel to the Administrative Agent and the Collateral Agent).

The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other (reasonable, in the case of Section 11.05(a)(i)) out-of-pocket expenses incurred by any Agent. The agreements in this Section 11.05(a) shall survive the termination of this Agreement and repayment of all other Obligations. All amounts due under this Section 11.05(a) shall be paid promptly after receipt by Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses, taxes or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

(b) Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each Joint Lead Arranger, Agent-Related Person, each Lender and their respective Affiliates, and directors, officers, partners, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but not including Taxes indemnification for which is governed by Section 2.13 hereof) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to the Loan Parties or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, partner, employee, agent or attorney-in-fact of such Indemnitee, as determined by the final judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or Borrower or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 11.05(b) shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 11.05(b). The agreements in this Section 11.05(b) shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all the other Obligations. This Section 11.05(b)

shall not apply with respect to any Taxes (including, without limitation, Indemnified Taxes or any Other Taxes indemnifiable under Section 2.13) other than Taxes that represent liabilities, obligations, losses, damages, etc. arising from any non-Tax claim.

Section 11.06. Right of Set-off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (the Administrative Agent and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Company and Borrower, any such notice being waived by the Company and Borrower (on its own behalf and on behalf of each Loan Party and each of its subsidiaries) to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, the Administrative Agent or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

Section 11.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 11.08. Waivers; Amendments.

(a) No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower, the Company or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Borrower, the Company or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) as set forth in Section 11.08(c) or 11.08(d) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders, (ii) in the case of any other Loan Document (other than any Security Document), pursuant to an agreement or agreements in writing entered into by each party thereto and (other than an executed Exchange Agreement, Registration Rights Agreement or executed Exchange Document)

consented to by the Required Lenders, and (iii) in the case of any Security Document, pursuant to an agreement or agreements in writing entered into by the relevant Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(1) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, or change the currency of payment of, any Loan, without the prior written consent of each Lender directly affected thereby,

(2) increase or extend the Commitment of any Lender or decrease the fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants or Defaults or Events of Default or mandatory prepayments shall not constitute an increase of the Commitments of any Lender),

(3) extend any date on which payment of interest on any Loan is due, without the prior written consent of each Lender adversely affected thereby,

(4) [reserved],

(5) amend or modify the provisions of this Section or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby,

(6) amend, modify or waive any provision in the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all Holders of Exchange Notes, in each case without the consent of each Lender directly affected thereby,

(7) restrict the right of any Lender to exchange Initial Loans for Extended Loans on the Initial Maturity Date, or Extended Loans for Exchange Notes, amend the rate of such exchange or amend the terms of the Exchange Notes in any manner that requires (or would, if the Exchange Notes were outstanding, require) the approval of all Holders of Exchange Notes, in each case without the consent of each Lender directly affected thereby,

(8) release all or substantially all the Collateral or release any Loan Party from its obligations under the Security Documents (except pursuant to the terms thereof and of this Agreement), without the prior written consent of each Lender

(9) effect the relative ranking of the Second Lien Loan Obligations and the Third Lien Loan Obligations in the Security Documents governed by the laws of the United States or any jurisdiction thereof or in the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if executed) other than as contemplated herein without the prior written consent of each Lender; or

(10) other than as permitted by this Agreement, release any Guarantor from its obligations under this Agreement, or limit its liability in respect of thereof, without the prior written consent of each Lender, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) Without the consent of either Joint Lead Arranger or any Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended by the Administrative Agent and Borrower (i) to correct any typographical or similar error or cure ambiguities or other defects and (ii) in the event that (A) no Lender holds more than $25 million in Loans and (B) not more than $100 million of Loans in the aggregate are then outstanding, to modify the covenants set forth in Sections 5.01 and 5.08 and the associated definitions so that they match, in all material respects, the equivalent covenants and definitions in the Exchange Note Indentures.

(e) Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 11.08 and any consent by any Lender pursuant to this Section 11.08 shall bind any assignee of such Lender.

Section 11.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 11.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 11.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

Section 11.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 11.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

Section 11.14. Headings. Article and Section headings and the table of contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 11.15. Jurisdiction; Consent to Service of Process.

(a) Each of Borrower, the Company and each other Loan Party and each Agent and Lender hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Borrower, the Company or any other Loan Party or their properties in the courts of any jurisdiction.

(b) Each of Borrower, the Company and each other Loan Party and each Agent and Lender, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the Company and each other Loan Party other than U.S. Guarantors, hereby irrevocably and unconditionally appoints Borrower with an office on the date hereof at LyondellBasell Finance Company, c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of each of the Company and each other Loan Party other than U.S. Guarantors, and their property of all writs, claims, process, and summonses in any action or proceeding brought against it in the State of New York.

Such service may be made by mailing or delivering a copy of such process to the Company and each other Loan Party other than U.S. Guarantors, as the case may be, in care of the Process Agent at the address specified above for the Process Agent, and each of the Company and each other Loan Party other than U.S. Guarantors, hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the Company or any other Loan Party other than U.S. Guarantors, as applicable, or failure of the Company, or any other Loan Party other than U.S. Guarantors, as applicable, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent, the Company, or any other Loan Party other than U.S. Guarantors, or of any judgment based thereon. Each of the Company and each other Loan Party other than U.S. Guarantors, covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Each of the Company and each other Loan Party other than U.S. Guarantors, further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 11.16. Confidentiality.

(a) Each of the Lenders and the Administrative Agent agrees that it shall maintain in confidence any information relating to Borrower, the Company, Lyondell, their subsidiaries furnished to it by or on behalf of Borrower, the Company or the other Loan Parties (other than information that (i) has become generally available to the public other than as a result of a disclosure by such party, (ii) has been independently developed by such Lender or the Administrative Agent without violating this Section 11.16 or (iii) was available to such Lender or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to Borrower, the Company or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 11.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 11.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 11.16) and (F) to any direct or indirect contractual counterparty in any hedging obligation or such contractual counterparty’s professional advisor, so long as, in the case of disclosure pursuant to clauses (E) and (F) above, such Person agrees to be bound by the provisions of this Section) 11.16.

(b) Neither the Administrative Agent, any Lender, any of their respective affiliates nor any Loan Party provide accounting, tax or legal advice.

Section 11.17. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of Borrower contained in this Section 11.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 11.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Joint Lead Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and each Joint Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Joint Lead Arranger has any obligation to any of the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each Loan Party and their respective Affiliates, and no Agent or Joint Lead Arranger has any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

Section 11.20. Joint Lead Arrangers Bookrunners and Global Coordinators. None of the Persons identified on the facing page or signature pages of this Agreement as a “Joint Lead Arranger”, “Bookrunner” or “Transaction Coordinator” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or in connection with any Loan Document or the transactions contemplated thereby. Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have any fiduciary relationship with any Secured Party. Each Secured Party acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into the Loan Documents or in taking or not taking action hereunder or thereunder and waives to the fullest extent permitted by law all claims it may have against the Persons so identified under or in connection with the Loan Documents and the transactions contemplated thereby.

Section 11.21. Collateral and Guarantee Matters.

(a) Subject to the Intercreditor Agreement, Liens on the Collateral will be automatically and unconditionally released:

(1) upon an Asset Sale which, at the time the Collateral is transferred, is made in accordance with the provisions of Section 5.11;

(2) in accordance with the Security Documents and the Intercreditor Agreement (as in effect on the Closing Date or as amended, supplemented or otherwise modified after the Closing Date to the extent such amendment, supplement or modification is permitted under this Agreement) upon the occurrence of a securities enforcement sale;

(3) if the Collateral is an asset of a Restricted Subsidiary of the Company (or a subsidiary of such Restricted Subsidiary) that is to be designated as an Unrestricted Subsidiary, upon designation of the Restricted Subsidiary of the Company as an Unrestricted Subsidiary in compliance with the terms of this Agreement;

(4) upon the full and final payment by or on behalf of Borrower under this Agreement and the Loans;

(5) if the Collateral is shares of a subsidiary of the Company, upon a consolidation, merger or sale, conveyance or transfer of all or substantially all of the assets of such subsidiary in accordance with the terms of this Agreement; or

(6) to the extent the Collateral is released from the Liens securing the Senior Secured Credit Facilities and is not otherwise securing Indebtedness outstanding under any Refinancing except for inventory and/or accounts receivables which secure Asset Backed Credit Facilities or a Qualified Securitization Transaction permitted by this Agreement.

to the extent the Collateral is released from the Liens securing the Senior Secured Credit Facilities and is not otherwise securing Indebtedness outstanding under any Refinancing except for inventory and/or accounts receivables which secure Asset Backed Credit Facilities or a Qualified Securitization Transaction permitted by this Agreement.

(b) (i) In this Section 11.21(b):

(A) “Collateral Agent” shall mean (solely for the purposes of this Section 11.21(b)) the Collateral Agent and, with effect from the Exchange Date, the Third Lien Collateral Agent;

(B) “Collateral Agent Claim” shall mean any amount which a Loan Party owes to a Collateral Agent under this Clause; and

(C) “Secured Party Claim” shall mean any amount which a Loan Party owes to a any of the Second Lien Finance Parties or any of the Third Lien Finance Parties under or in connection with the Loan Documents.

(ii) Unless expressly provided to the contrary in any Loan Document, the Collateral Agent holds:

(A) any security created by a Security Document governed by Luxembourg law;

(B) the benefit of any Collateral Agent Claims; and

(C) any proceeds of security,

for the benefit, and as the property, of the Secured Parties and so that they are not available to the personal creditors of the Collateral Agent.

(iii) The Collateral Agent will separately identify in its records the property rights referred to in paragraph (ii) above.

(iv) Paragraphs (ii) to (iii) above do not apply to any security created by a Security Document governed by Dutch law.

(v) Each Loan Party must pay the Collateral Agent, as an independent and separate creditor, an amount equal to each Secured Party Claim on its due date.

(vi) The Collateral Agent may enforce performance of any Collateral Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(vii) Each Secured Party must, at the request of the Collateral Agent, perform any act required in connection with the enforcement of any Collateral Agent Claim. This includes joining in any proceedings as co-claimant with its Collateral Agent.

(viii) Unless the Collateral Agent fails to enforce a Collateral Agent Claim within a reasonable time after its due date, a Secured Party may not take any action to enforce its corresponding Secured Party Claim unless it is requested to do so by the Collateral Agent.

(ix) Discharge by a Loan Party of a Secured Party Claim will discharge the corresponding Collateral Agent Claim in the same amount.

(x) Discharge by a Loan Party of a Collateral Agent Claim will discharge the corresponding Secured Party Claim in the same amount.

(xi) The aggregate amount of the Collateral Agent Claims will never exceed the aggregate amount of Secured Party Claims.

(xii) A defect affecting a Collateral Agent Claim against a Loan Party will not affect any Secured Party Claim.

(xiii) A defect affecting a Collateral Agent Claim against a Loan Party will not affect any Collateral Agent Claim.

(xiv) Each Collateral Agent Claim is created on the understanding that and provided that the Collateral Agent will:

(A) share the benefit, including in particular the proceeds of the Collateral Agent Claim, with the its corresponding Secured Parties; and

(B) pay those proceeds to its corresponding Secured Parties,

in accordance with the Intercreditor Agreement.

(xv) Each Party agrees that the Collateral Agent:

(A) will be the joint and several creditor (together with the relevant Secured Party) of each and every obligation of each Loan Party (for which it acts as a Collateral Agent) towards each Secured Party under this Agreement; and

(B) will have its own independent right to demand performance by each Loan Party (for which it acts as a Collateral Agent) of those obligations.

(xvi) Discharge by a Loan Party (for which it acts as a Collateral Agent) of any obligation owed to such Collateral Agent or another Secured Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(xvii) Without limiting or affecting such Collateral Agent’s rights against each Secured Party (whether under this paragraph or under any other provision of the Loan Documents), the Collateral Agent agrees with each other Secured Party (on a several and divided basis) that, subject to the paragraph below, it will not exercise its rights as a joint and several creditor with a Loan Party for which it acts as a Collateral Agent except in accordance with the Intercreditor Agreement.

(xviii) Nothing in this paragraph (b) shall in any way limit the Collateral Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement and/or the relevant Security Document (or to do any act reasonably incidental to any of the above).

Section 11.22. Acknowledgments Relating to the Amendment and Restatement Effective Date. Each Loan Party hereby (i) expressly acknowledges the terms of this Amendment and Restatement, (ii) ratifies and affirms its obligations under the Loan Documents (including guarantees and security agreements) executed by such Loan Party and (iii) acknowledges and extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect, including with respect to the obligations of Borrower as modified by this Amendment and Restatement. Each Loan Party further represents and warrants to each Agent and each of the Lenders that after giving effect to this Amendment and Restatement, neither the modification of the original Agreement effected pursuant to this Amendment and Restatement, nor the execution, delivery, performance or effectiveness of this Amendment and Restatement (a) impairs the validity, effectiveness or (except as set forth herein) priority of the Liens granted pursuant to any Security Document (as such term is defined in the original Agreement), and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens for the aforementioned Obligations.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first written above.

LYONDELLBASELL FINANCE COMPANY

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELLBASELL INDUSTRIES AF S.C.A.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL ASIA PACIFIC LIMITED

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL BAYREUTH CHEMIE GMBH

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL BENELUX B.V.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL CANADA INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL EUROPE HOLDINGS B.V.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL FINANCE & TRADING COMPANY B.V.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL FINANCE COMPANY B.V.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL FINANCE USA INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL FUNDING S.À R.L.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL GERMANY HOLDINGS GMBH

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELLBASELL INDUSTRIES HOLDINGS B.V.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL INTERNATIONAL HOLDINGS B.V.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL NORTH AMERICA INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL POLYOLEFINE GMBH

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL POLYOLEFINS UK LIMITED

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL SALES AND MARKETING COMPANY B.V.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELLBASELL NETHERLANDS HOLDINGS B.V.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL UK HOLDINGS LIMITED

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

BASELL USA INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

EQUISTAR CHEMICALS, LP

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

HOUSTON REFINING LP

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LBI ACQUISITION LLC

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LBIH LLC

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL CHEMICAL COMPANY

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL CHEMICAL NEDERLAND, LTD.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL CHEMICAL PRODUCTS EUROPE LLC

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL CHEMICAL TECHNOLOGY 1 INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL CHEMICAL TECHNOLOGY MANAGEMENT, INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL CHEMICAL TECHNOLOGY, L.P.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL CHEMIE INTERNATIONAL B.V.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL CHEMIE NEDERLAND B.V.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL CHIMIE FRANCE LLC

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL-EQUISTAR HOLDINGS PARTNERS

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL EUROPE HOLDINGS INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL HOUSTON REFINERY INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL LP3 GP, LLC

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL LP3 PARTNERS, LP

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL LP4 INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL (PELICAN) PETROCHEMICAL L.P.1, INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL PETROCHEMICAL L.P. INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL REFINING COMPANY LLC

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

LYONDELL REFINING I LLC

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

MILLENNIUM AMERICA HOLDINGS INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

MILLENNIUM AMERICA INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

MILLENNIUM CHEMICALS INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

MILLENNIUM PETROCHEMICALS GP LLC

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

MILLENNIUM PETROCHEMICALS INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

MILLENNIUM PETROCHEMICALS PARTNERS, LP

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

MILLENNIUM SPECIALTY CHEMICALS INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

MILLENNIUM US OP CO, LLC

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

MILLENNIUM WORLDWIDE HOLDINGS I INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

NELL ACQUISITION (US) LLC

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Authorized Representative

GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger and Lender

By:	/s/ Bruce H. Mendelsohn
Name:	Bruce H. Mendelsohn
Title:	Authorized Signatory

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger

By:	/s/ Barbara Matas
Name:	Barbara Matas
Title:	Managing Director

ABN AMRO INCORPORATED, as Joint Lead Arranger

By:	/s/ David J. Deegan
Name:	David J. Deegan
Title:	Director

UBS SECURITIES LLC, as Joint Lead Arranger

By:	/s/ Francisco Pinto-Leite
Name:	Francisco Pinto-Leite
Title:	Executive Director

By:	/s/ Eric R. Bootsma
Name:	Eric R. Bootsma
Title:	Executive Director and Counsel Region Americas Legal

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Transaction Coordinator

By:	/s/ Uday Malhotra
Name:	Uday Malhotra
Title:	Director

MERRILL LYNCH CAPITAL CORPORATION,
as Administrative Agent and Lender

By:	/s/ Uday Malhotra
Name:	Uday Malhotra
Title:	Vice President

CITIBANK, N.A., as Collateral Agent, Third Lien Collateral Agent and a Lender

By:	/s/ David Jaffe
Name:	David Jaffe
Title:	Director Vice President

ABN AMRO BANK, N.V., as Lender

By:	/s/ Erwin de Jong
Name:	Erwin de Jong
Title:	Executive Director

By:	/s/ M.C. Kleiberg
Name:	M.C. Kleiberg
Title:	Associate Director

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Francisco Pinto-Leite
Name:	Francisco Pinto-Leite
Title:	Executive Director

By:	/s/ Eric R. Bootsma
Name:	Eric R. Bootsma
Title:	Region Americas Legal

[Final Form]

Exhibit D

DESCRIPTION OF ORIGINAL EXCHANGE NOTES1

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description of notes, the phrase “the Company” refers only to LyondellBasell AF S.C.A. and not to any of its subsidiaries, “Parent” refers only to BI S.à r.l., the Company’s immediate parent company, and “Issuer” refers only to LyondellBasell Finance Company, an indirect subsidiary of the Company. Additionally, the word “guarantors” refers to any person that executes the indenture relating to the notes or that executes a supplemental indenture in which such person agrees to be bound by the terms of the indenture as a guarantor.

The Dollar Notes and the Euro Notes will be issued under an indenture among the Company, the Issuer, the initial Guarantors, the [Second Lien/Third Lien Exchange Notes] Trustee and the Security Agent (as defined in the Intercreditor Agreement). The terms of the notes will be included in the indenture. The Dollar Notes and Euro Notes are separate series of notes but will be treated as a single class of securities under the indenture, except as otherwise stated herein. As a result, among other things, holders of each series of notes will not have separate and independent rights to give notice of a Default or to direct the [Second Lien/Third Lien Exchange Notes]Trustee to exercise remedies in the event of a Default or otherwise. References herein to the notes include the Dollar Notes and the Euro Notes.

The indenture will also provide for unlimited issuances of Dollar Notes or Euro Notes, which we refer to in this description as the additional notes. Any issuance of additional notes will be subject to our compliance with the covenant described below under “Limitation on Incurrence of Additional Indebtedness” and provided that no default or Event of Default exists under the indenture at the time of issuance or would result therefrom. The “Limitation on Incurrence of Additional Indebtedness” covenant permits the incurrence of Indebtedness of up to $8.0 billion represented by the notes and the Interim Loan, and any series of other notes the proceeds of which are used to repay the Interim Loan, without regard to the Consolidated Fixed Charge Coverage ratio test referenced in the first paragraph of that covenant. All additional notes of each series will be substantially identical in all material respects to other notes of such series (including those offered hereby) other than issuance dates and issuance price and will constitute a part of the same series, including with respect to redemption and matters requiring approval of the holders. There can be no assurances, however, that any additional notes subsequently issued under the indenture will be treated as fungible with the initial notes of the relevant series for U.S. federal income tax purposes or under the laws of any other jurisdiction.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. All other provisions of the indenture will be based on the indenture for the 2015 Notes with such changes, not inconsistent with the terms hereof, as may be reasonably requested by the Administrative Agent.

[1]	Description of Exchange Notes for both the Second Lien Notes and the Third Lien Notes. Reference herein to Note Trustee or Trustee shall mean the Second Lien Note Trustee and/or the Third Lien Note Trustee as the context requires. Unless the Initial Purchasers otherwise request, separate offering memoranda will be used for each tranche of notes. Reference herein to Dollar Notes or Euro Notes shall mean the Dollar Notes or the Euro Notes issued under the respective Indenture.

Brief Description of the Notes, the Guarantees and the Security

The Notes

The notes will:

•	be senior secured obligations of the Issuer;

•	have the benefit of security (as described under “—Security”) in the form of [second/third] priority Liens in the Collateral;

•	be equal in right of payment to all existing and future senior Indebtedness of the Issuer; and

•	be unconditionally guaranteed by the guarantors on a senior secured basis.

The notes will be effectively subordinated to any existing and future secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness (unless such assets also secure the notes on an equal and ratable or senior basis), and in the event of a bankruptcy or insolvency, the Issuer’s first priority secured lenders will have a prior secured claim to any collateral securing the debt owed to them. The relative ranking of the second lien debt (consisting of the Second Lien Notes, the Second Lien Loans and the Second Lien Exchange Notes, if any) (collectively, the “Second Lien Debt”) and the third lien debt (consisting of the Third Lien Notes, the Third Lien Loans and the Third Lien Exchange Notes, if any) (collectively, the “Third Lien Debt”) in respect of proceeds of Collateral will be set forth in an amendment to the Intercreditor Agreement or a separate intercreditor agreement among the Administrative Agent, the Second Lien Trustee, the Third Lien Trustee and the trustee(s) for each tranche of Exchange Notes and will provide for pro rata payments of such proceeds to holders of the Second Lien Debt prior to pro rata payments to holders of the Third Lien Debt.

The Guarantees

On the Issue Date, the notes will be guaranteed on a senior basis by the Company and certain of its subsidiaries which guarantee the Loans with the exception of Basell Benelux B.V., Millennium Petrochemical Inc., Millennium Specialty Chemicals Inc., Millennium US Op Co LLC and Lyondell Chemical Nederland BV for so long as the guarantees of these entities would not be full and unconditional, and any other guarantors as the Loans for so long as the guarantees of such entities would not be full and unconditional, and as a result of Rule 3-10 of Regulation S-X under the Securities Act such entities would be required to provide separate financial statements. In addition to the initial guarantors, other Restricted Subsidiaries may become guarantors after the Issue Date as provided in the indenture. The obligations of the guarantors under their guarantees will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

The guarantees of the notes:

•	are senior secured obligations of the guarantors;

•	have the benefit of security (as described under “—Security”) in the form of [second/third] priority Liens on the Collateral; and

•	are equal in right of payment to all existing and future senior Indebtedness of the guarantors.

The guarantees will be effectively subordinated to any existing and future secured Indebtedness of the guarantors to the extent of the value of the assets securing such Indebtedness (unless such assets also secure the obligations of such guarantor under its guarantee on an equal and ratable or senior basis), and in the event of a bankruptcy or insolvency, such guarantor’s secured lenders will have a prior secured claim to any collateral securing on a first priority basis the debt owed to them. The relative ranking of the Second Lien Debt and the Third Lien Debt in respect of proceeds of Collateral will be set forth in an amendment to the Intercreditor Agreement or a separate intercreditor agreement among the Administrative Agent, the Second Lien Trustee, the Third Lien Trustee and the trustee(s) for each tranche of Exchange Notes and will provide for pro rata payments of such proceeds to holders of the Second Lien Debt prior to pro rata payments to holders of the Third Lien Debt.

The obligations of any guarantor under its guarantee of the notes will be automatically and unconditionally released and discharged when any of the following occurs:

(1)	upon the full and final payment by or on behalf of the Issuer of all of its obligations under the indenture and the notes;

(2)	any issuance, sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of Capital Stock of such guarantor (or any parent of such guarantor) to any Person that is not a Restricted Subsidiary of the Company that results in such guarantor ceasing to be a Restricted Subsidiary of the Company; provided that such issuance, sale, exchange, transfer or other disposition is made in accordance with the provisions of the indenture;

(3)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, such guarantor is unconditionally released and discharged from its liability with respect to Indebtedness in connection with which such guarantee was executed pursuant to the covenant described under the subheading “—Certain Covenants—Additional Subsidiary Guarantees” and, simultaneously therewith, any guarantee by such entity of the Senior Secured Credit Facilities is also released;

(4)	the designation of such guarantor as an Unrestricted Subsidiary in accordance with the provisions of the indenture;

(5)	upon the liquidation or dissolution of such guarantor; provided that no Default or Event of Default has occurred or is continuing or would be caused thereby;

(6)	the occurrence of Legal Defeasance or Covenant Defeasance in accordance with the indenture; or

(7)	in the event that the continued obligation of such guarantor under its guarantee or the continued existence of such guarantee will result in a violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Company or such guarantor; provided that all guarantees, if any, of the Senior Secured Credit Facilities by such guarantor are also released.

Ranking

The notes are senior secured obligations of the Issuer that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the notes. The notes rank equally in right of payment with all existing and future liabilities of the Issuer that are not so subordinated. The notes have the benefit of the security as described below under “—Security.”

Security2

Notwithstanding the relative rankings described under “The Notes” and “The Guarantees” above the obligations of the Issuer under the notes will be secured on a [second/third]-priority basis, by all assets that secure from time to time the Issuer’s and the Guarantors’ obligations under the Senior Secured Credit Facilities. The Liens securing the notes will be pari passu with the [second/third] priority Liens securing the [Second Lien/Third Lien] Loans and the Second Lien/Third Lien Exchange Notes, if any. The assets and property of the Company and its Restricted Subsidiaries that are from time to time subject to, or required to be subject to, a Lien pursuant to the Notes Security Documents are referred to as the “Collateral.” The security and other agreements in respect of the Collateral are referred to as the “Notes Security Documents.”

Subject to certain conditions, including compliance with the covenant described under “—Certain Covenants—Limitation on Additional Liens on the Collateral,” the Company is permitted to pledge or cause its subsidiaries to pledge the Collateral in connection with future issuances of additional notes permitted under the indenture on terms consistent with the relative priority of such Indebtedness.

Under the Notes Security Documents, the Collateral will be pledged by the Company and certain of its Restricted Subsidiaries to secure the payment when due of the Issuer’s and the Guarantors’, as applicable, payment obligations under the notes, the guarantees and the indenture. The Notes Security Documents will be entered into by, inter alia, the Security Agent, who will act as Security Agent for the Lenders under the Senior Secured Credit Facilities and for the Trustee and the holders of notes, the Company and the Trustee. When entering into the Notes Security Documents, the Trustee will act in its own name, as well as for the benefit of the holders from time to time.

Each holder of notes, by accepting a note, shall be deemed (i) to have authorized the Trustee and the Security Agent to enter into the Notes Security Documents and (ii) to be bound thereby. Each holder of notes, by accepting a note, appoints the Trustee or the Security Agent, as the case may be, as its agent under the Notes Security Documents and authorizes it to act as such.

The security documents will provide that the rights of the holders of the notes with respect to the Collateral must be exercised by the Security Agent. Since the holders of the notes are not a party to the security documents, holders may not, individually or collectively, take any direct action to enforce any rights in their favor under the security documents. The holders may only act through the Trustee or the Security Agent, as applicable. The affirmative vote of a majority in principal amount of the then outstanding notes of each series affected thereby will be required in order for the Security Agent or the Trustee, as the case may be, to enforce the security documents. The Trustee will agree to any release of the security interest created by the security documents that is in accordance with the indenture without requiring any consent of the holders.

[2]	Security provisions to be deleted in the case of unsecured notes.

In the event that Rule 3-16 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation or other law, rule or regulation adopted, which would require) the filing with the Commission (or any other government agency) of separate financial statements of any subsidiary of the Company (other than Lyondell Chemical Company, Millennium Chemicals Inc. and Equistar Chemicals L.P.) due to the fact that such subsidiary’s Capital Stock or other securities of such subsidiary secure the notes or the guarantees of the notes, then the Capital Stock or other securities of such subsidiary will automatically be deemed not to be part of the Collateral but only to the extent necessary so that the Company will not be subject to such requirement. In such event, the Notes Security Documents may be amended or modified without the consent of any holder to the extent necessary to release the Liens on the shares of Capital Stock or other securities that are so deemed to no longer constitute part of the Collateral. However, the first priority security interests on such Capital Stock or other securities may not be released and will remain in force with respect to such property.

Release of Security

Subject to the Intercreditor Agreement, Liens on Collateral securing the notes and the guarantees will be automatically and unconditionally released:

(1)	upon an Asset Sale which, at the time the Collateral is transferred, is made in accordance with the provisions of the covenant described under the caption “—Certain Covenants—Limitation on Asset Sales”;

(2)	in accordance with the Note Security Documents and the Intercreditor Agreement (as in effect on the Issue Date or as amended, supplemented or otherwise modified after the Issue Date to the extent such amendment, supplement or modification is permitted under the indenture) upon the occurrence of a securities enforcement sale;

(3)	if the Collateral is an asset of a Restricted Subsidiary of the Company (or a Subsidiary of such Restricted Subsidiary) that is to be designated as an Unrestricted Subsidiary, upon designation of the Restricted Subsidiary of the Company as an Unrestricted Subsidiary of the Company in compliance with the terms of the indenture;

(4)	upon the full and final payment by or on behalf of the Issuer under the indenture and the notes;

(5)	upon legal or covenant defeasance as described below under “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the Issuer’s obligations under the indenture as described below under “—Satisfaction and Discharge”;

(6)	if the Collateral is shares of a subsidiary of the Company, upon a consolidation, merger or sale, conveyance or transfer of all or substantially all of the assets of such subsidiary in accordance with the terms of the indenture; or

(7)	to the extent the Collateral is released from the Liens securing the Senior Secured Credit Facilities and is not otherwise securing Indebtedness outstanding under any Refinancing except for inventory and/or accounts receivable which secure the Asset Backed Credit Facilities or a Qualified Securitization Transaction permitted by the indenture.

Enforcement of Security Interest

Unless the Intercreditor Agreement is amended to reflect the relative priorities discussed under “The Exchange Notes” and “The Guarantees”, the Trustees will accede to the Intercreditor Agreement as Second Lien Trustees and be bound by the terms thereof. If the Intercreditor Agreement is so amended, the Trustee will accede to the Intercreditor Agreement in the appropriate capacity and be bound by the terms thereof. Among other things, the Intercreditor Agreement restricts the ability of the holders of the notes or the Trustee to direct the Security Agent to enforce the security interest in the Collateral, provides for the release of such security interest in certain circumstances upon enforcement by the lenders under the Senior Secured Credit Facilities and requires that if the Trustee or any holder of the notes receives proceeds of any enforcement of the security interest in the Collateral while the obligations under the Senior Secured Credit Facilities are outstanding, the Trustee or such holder, as applicable, will, subject to certain exceptions, turn over such amounts to the Security Agent to be applied in the order set forth in the Intercreditor Agreement.

The indenture will also provide that each holder, by accepting a note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement.

Principal, Maturity and Interest of Notes

The Dollar Notes will be issued by the Issuer in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Euro Notes will be issued by the Company in denominations of €50,000 and integral multiples of €1,000 in excess thereof. The notes will mature on June 20, 2015 at the principal amount, plus accrued and unpaid interest to the maturity date.

[Interest on each series of notes will be payable semi-annually in arrears on June 30 and December 31, commencing on the first such date after each note is issued. The Issuer will make each interest payment to the holders of record of the notes on the immediately preceding June 15 and December 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.]3

Redemption

Optional Redemption

At any time prior to December 20, 2011, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Dollar Notes and/or the Euro Notes (including any additional notes) outstanding under the indenture, at a redemption price of par plus the coupon on such notes at the time of the notice of redemption respectively, of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

[3]	For notes for which an election to fix the interest rate has been made pursuant to Section 6.18. Interest on floating rate notes will be calculated in accordance with the provisions applicable to Extended Loans that are Floating Rate Loans including the maximum rate applicable thereto.

(1)	at least 65% of the aggregate principal amount of each of the Dollar Notes and/or Euro Notes, as applicable, originally issued under the indenture (together with any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its subsidiaries); and

(2)	the redemption must occur within 90 days of the date of the closing of such Equity Offering.

Notice of any such redemption must be given within 60 days after the date of such Equity Offering.

In addition, prior to December 20, 2010, the Issuer may redeem all or, from time to time, a part of the notes of any series upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium and accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means:

with respect to any Euro Note on any redemption date, the excess (to the extent positive) of:

(1)	the present value at such redemption date of (i) the redemption price of such Euro Note at December 20, 2011 (such redemption price (expressed in percentage of principal amount) being set forth in the table below under this section (excluding accrued and unpaid interest)), plus (ii) all required interest payments due on such Euro Note to and including December 20, 2011 (including accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over

(2)	the outstanding principal amount of such Euro Note,

and, with respect to any Dollar Note on any redemption date, the excess (to the extent positive) of:

(1)	the present value at such redemption date of (i) the redemption price of such Dollar Note at December 20, 2011 such redemption price (expressed in percentage of principal amount) being set forth in the table below under this section (excluding accrued but unpaid interest), plus (ii) all required interest payments due on such Dollar Note to and including December 20, 2011 (including accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

(2)	the outstanding principal amount of such Dollar Note.

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.

“Bund Rate” means the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that have become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to December 20, 2011; provided, however, that if the period from the redemption date to December 20, 2011 is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such redemption date to December 20, 2011 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

“Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to December 20, 2011; provided, however, that if the period from the redemption date to December 20, 2011 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to December 20, 2011 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

On or after December 20, 2011, the Issuer may redeem all or a part of the Dollar Notes and/or the Euro Notes (including any additional notes) upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve months beginning on December 20 of the years indicated below:

Redemption price of notes
2011	100% plus 50% of the coupon
2012	100% plus 25% of the coupon
2013 and thereafter	100.00%

Repurchase at the Option of Holders upon Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $100,000 or €50,000, as the case may be, or an integral multiple of $1,000 or €1,000, as the case may be, in excess thereof) of that holder’s notes pursuant to the Change of Control offer. In the Change of Control offer, the Issuer will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of repurchase. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control payment date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

On the Change of Control payment date, the Issuer will, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Issuer.

The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in the same currency as the tendered note and in a principal amount of $100,000 or €50,000, as the case may be, or an integral multiple of $1,000 or €1,000, as the case may be, in excess thereof.

The Issuer will not be required to make a Change of Control offer upon a Change of Control if a third party (1) makes the Change of Control offer in the manner, at the times and in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by the Issuer and (2) purchases all notes validly tendered and not withdrawn under such Change of Control offer.

Redemption for Taxation Reasons

The Issuer may redeem any notes in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the holders of the notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts (see “Withholding Taxes”), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Company determines in good faith that, as a result of:

(1)	any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or

(2)	any change in the official governmental position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction)

(each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Issuer is, or on the next interest payment date in respect of the notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Issuer (including, for the avoidance of doubt, the appointment of a new Paying Agent or, where such payment would be reasonable, the payment through the Issuer). In the case of the Issuer, the Change in Tax Law must be announced on or after the date of this offering memorandum. In the case of any successor of the Issuer, the Change in Tax Law must be announced on or after the date that such Person became a successor. Notice of redemption for taxation reasons will be published in accordance with the procedures described under “—Selection and Notice.” Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to or later than 270 days after the earliest date on which the Payor (as defined below) would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of any notes pursuant to the foregoing, the Company will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent legal counsel of recognized standing to the effect that the Issuer has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law.

Withholding Taxes

All payments made by the Issuer or any guarantor or a successor of any of the foregoing (each, a “Payor”) on the notes or the guarantees, as applicable, will be made free and clear of and without withholding or deduction for, or on account of, any present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) (“Taxes”) unless the withholding or deduction of such taxes is then required by law. If any deduction or withholding for, or on account of, any taxes imposed or levied by or on behalf of:

(1)	the jurisdiction of organization or formation of the Payor or any political subdivision or governmental authority thereof or therein having power to tax;

(2)	any jurisdiction from or through which payment on the notes or any such guarantee is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(3)	any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, has an office or conducts business for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax

(each of clauses (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the notes or any such guarantee, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the holders or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will be equal to the amounts which would have been received in respect of such payments on the notes or any such guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1)

any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a branch, agency or permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such note or the receipt of any payment in respect thereof or the enforcement thereof;

(2)	any Tax that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the note, to the extent it may lawfully do so, to comply, within a reasonable amount of time, with a reasonable written request of the Payor addressed to the holder to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement, which is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax;

(3)	any estate, inheritance, gift, or similar tax, assessment or other governmental charge;

(4)	any Taxes that are required to be deducted or withheld on a payment to an individual pursuant to the European Council Directive 2003/48/EC (the “Directive”) or to a residual entity as defined in article 4(2) of the Directive or any law implementing or complying with, or introduced in order to conform to, such Directive;

(5)	any Taxes imposed in connection with a note presented for payment by or on behalf of a holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant note to, or otherwise accepting payment from, another paying agent in a member state of the European Union;

(6)	any U.S. federal withholding tax imposed pursuant to sections 871(a), 881(a), 1441, 1442 or 3406 (or any successor provisions thereto) of the Internal Revenue Code of 1986, as amended, in effect at the time a person becomes a holder, except to the extent that the holder’s assignor or transferor, if any, was entitled, immediately before the assignment or other transfer, to receive Additional Amounts from the Issuer with respect to such withholding tax; or

(7)	any combination of the above.

Such Additional Amounts will also not be payable (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the note for payment (where presentation is required) within 30 days after the relevant payment was first made available for payment to the holder or (b) where, had the beneficial owner of the note been the holder, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (7) inclusive above.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts or other documentation reasonably satisfactory to the Trustee evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. Such copies shall be made available to the holders upon request and will be made available at the offices of the Paying Agent if the notes are then listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 or €1,000 principal amount of the notes.

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the notes or any guarantee, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date).

The Company and any guarantors, jointly and severally, will indemnify and hold harmless each eligible holder of notes and, upon written request of any eligible holder of notes, reimburse such holder for the amount of (i) any Taxes levied or imposed on and paid by such holder as a result of payments made under or with respect to the notes held by such holder; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such holder after such reimbursement will not be less than the net amount such holder would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided, however, that the indemnification obligation provided for in this paragraph shall not extend to Taxes imposed for which the eligible holder of notes would not have been eligible to receive payment of Additional Amounts hereunder.

Wherever in the indenture, the notes, any guarantee or this Description of the Notes there are mentioned, in any context:

(1)	the payment of principal,

(2)	purchase prices in connection with a purchase of notes,

(3)	interest, or

(4)	any other amount payable on or with respect to any of the notes or any guarantee,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company or any guarantor will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes, charges or levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery, registration or enforcement of any notes, the indenture, the security documents or any other document or instrument in relation thereto, and the Company or any guarantor agrees to jointly and severally indemnify and hold harmless the holders for any such Taxes paid by such holders.

The foregoing obligations of this section, “Withholding Taxes,” will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any successor to the Company or any guarantor.

Selection and Notice

If less than all the Dollar Notes and/or the Euro Notes are to be redeemed at any time in connection with an optional redemption, the Trustee will select notes of such series for redemption as follows:

•	if the series of notes to be redeemed are listed, in compliance with the requirements of the principal national securities exchange on which such notes are listed; or

•	if the series of notes to be redeemed are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of $1,000 or €1,000, as the case may be, or less shall be redeemed in part; provided that no notes shall be redeemed in part if the resulting note would have a minimum denomination that is less than $100,000 or €50,000, as the case may be. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture, in each case in accordance with the provisions of the indenture.

A notice of redemption shall state the redemption date; the redemption price and the amount of accrued interest, if any, to be paid; the paragraph of the notes pursuant to which the notes are being redeemed; the name and address of the Paying Agent; that notes called for redemption must be surrendered to the Paying Agent to collect the redemption price; that unless the Issuer defaults in making the redemption payment, interest, if any, on notes called for redemption shall cease to accrue on and after the redemption date; that, if any note is being redeemed in part, the portion of the principal amount of such note to be redeemed, and the only remaining right of the holders of such notes is to receive payment of the redemption price upon surrender to the paying agent of such notes; that, if less than all the notes of a series are to be redeemed, the identification of the particular notes and the principal amount (or portion thereof) of such notes to be redeemed and the aggregate principal amount of notes to be outstanding after such partial redemption; and whether the redemption is conditioned on any events and what such conditions are. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

As of the Issue Date, all the subsidiaries of the Company are “Restricted Subsidiaries.” However, under certain circumstances we will be permitted to designate certain of our subsidiaries (excluding the Issuer) as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture.

Set forth below are summaries of certain covenants contained in the indenture.

Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

The first paragraph of this covenant shall not prohibit the incurrence of the following Indebtedness (collectively “Permitted Indebtedness”).

(1)	Indebtedness under the notes and the Interim Loan in an amount not to exceed $8.0 billion in aggregate principal amount, and additional notes and/or any other series of securities (“other notes”) the proceeds of which are used to repay, in full or in part, the Interim Loan in one or more tranches, the indenture, the indenture for the other notes, if any, and the guarantees of any of the foregoing;

(2)	(A) Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount not to exceed $12.45 billion at any one time outstanding less the amount of any payments actually made by or on behalf of the Company or its subsidiaries under the Credit Facilities with the proceeds of any Asset Sale subsequent to the Issue Date (excluding any temporary reduction in revolving credit facilities pending final application of the proceeds in accordance with the indenture) and (B) if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and its Restricted Subsidiaries may incur Indebtedness under incremental facilities under the Senior Secured Credit Facilities in an amount not to exceed $1.0 billion, if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated First Lien Secured Leverage Ratio of the Company is less than 2.5 to 1.0;

(3)	other Indebtedness of the Company and its Restricted Subsidiaries existing or outstanding on the Closing Date (after giving effect to the use of proceeds of Indebtedness incurred on such date) reduced by the amount of any prepayments with the proceeds of any Asset Sale subsequent to the Closing Date (excluding any temporary reduction in revolving credit facilities pending final application of the proceeds in accordance with the indenture);

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of (A) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates or (B) managing fluctuations in the price or cost of raw materials, emissions rights, manufactured products or related commodities; provided that such obligations are entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any of its Restricted Subsidiaries are exposed in the conduct of its business or the management of its liabilities or (C) hedging the potential exposure in respect of certain executives’ and employees’ options over, or stock appreciation rights in relation to, shares of Royal Dutch Shell plc and BASF AG;

(5)

Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company, in each case subject to no Lien held by a person other than the Company or a Restricted Subsidiary of the Company (other than the pledge of intercompany notes under the Credit Facilities); provided that if as of any date any person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under the Credit Facilities), it shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause by the issuer of such Indebtedness on such date;

(6)	Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the Credit Facilities); provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company (other than pursuant to intercompany notes pledged under the Credit Facilities) is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the indenture and the notes and (b) if as of any date any person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any person holds a Lien in respect of such Indebtedness (other than pledges of intercompany notes securing the Credit Facilities), it shall be deemed the incurrence of Indebtedness under this clause not constituting Permitted Indebtedness by the Company on such date;

(7)	Indebtedness under any Treasury Services Agreement or arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, overdrafts, pooling arrangements and money market lines in the ordinary course of business;

(8)	Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit and warehouse receipts for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation or environmental claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(9)	Refinancing Indebtedness;

(10)	Indebtedness arising from agreements of the Company or a subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the subsidiary in connection with such disposition;

(11)	Obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Company or any subsidiary of the Company in the ordinary course of business;

(12)	Guarantees by the Company or a Restricted Subsidiary of the Company of Indebtedness incurred by the Company or a Restricted Subsidiary of the Company so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

(13)	Indebtedness of the Company or any subsidiary of the Company incurred in the ordinary course of business not to exceed $200 million in the aggregate at any one time outstanding

(a)	representing Capitalized Lease Obligations or

(b)	constituting Indebtedness incurred to finance the acquisition of, or cost of design, construction, installation or improvement of, property or assets of the Company or any Restricted Subsidiary of the Company used in the business of the Company or any Restricted Subsidiary of the Company; provided, however, that such Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired;

(14)	(i) the incurrence by the Company or a Restricted Subsidiary of the Company of Indebtedness pursuant to Asset Backed Credit Facilities secured by inventory not to exceed, in the aggregate for all such Indebtedness, $2.1 billion and (ii) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any subsidiary of the Company (except for Standard Securitization Undertakings);

(15)	Indebtedness of the Company or a Restricted Subsidiary of the Company to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Company or such Restricted Subsidiary from any such subsidiary which assets are subsequently conveyed by the Company or such Restricted Subsidiary to a Securitization Entity in a Qualified Securitization Transaction;

(16)	Guarantees by the Company or a Restricted Subsidiary of the Company of Indebtedness incurred by Qualified Joint Ventures not to exceed the $250 million in the aggregate at the date of incurrence at any one time outstanding;

(17)	Indebtedness of a person existing at the time that person becomes a Restricted Subsidiary of the Company or assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary of the Company and not incurred in connection with or in anticipation of, such person becoming a Restricted Subsidiary; provided that the holders of any such Indebtedness do not, at any time, have direct or indirect recourse to any property or assets of the Company or any Restricted Subsidiary other than the property or assets of such acquired person; provided, further, that on the date of such acquisition and after giving pro forma effect thereto, either (a) the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (b) the Consolidated Fixed Charge Coverage Ratio would be greater than or equal to the Consolidated Fixed Charge Coverage Ratio immediately prior to giving pro forma effect to such acquisition;

(18)	Contribution Indebtedness;

(19)	Indebtedness consisting of take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(20)	additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $1.0 billion and (ii) 4% of Consolidated Net Tangible Assets of the Company at the date of incurrence, in each case, in the aggregate at any one time outstanding.

Notwithstanding the foregoing, Indebtedness incurred by Restricted Subsidiaries of the Company that are not guarantors in accordance with the first paragraph of this covenant and clauses (2) and (17) of the second paragraph of this covenant may not exceed $500 million in the aggregate at any one time outstanding. For purposes of determining compliance with any restriction on the incurrence of Indebtedness in U.S. dollars where Indebtedness is denominated in a different currency, the amount of such Indebtedness will be the dollar Equivalent determined on the date of such determination, provided that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement (with respect to U.S. dollars) covering principal amounts payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be adjusted to take into account the effect of such agreement. The principal amount of any Refinancing Indebtedness incurred in the same currency as the Indebtedness being Refinanced will be the dollar Equivalent of the Indebtedness Refinanced determined on the date such Indebtedness being Refinanced was initially incurred. Notwithstanding any other provision of this covenant, for purposes of determining compliance with this “Limitation on Incurrence of Additional Indebtedness” covenant, increases in Indebtedness solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company or a Restricted Subsidiary of the Company may incur under this “Limitation on Incurrence of Additional Indebtedness” covenant.

For purposes of determining any particular amount of Indebtedness under this “Limitation on Incurrence of Additional Indebtedness” covenant:

(a)	obligations with respect to letters of credit, guarantees or Liens, in each case supporting Indebtedness otherwise included in the determination of such particular amount, will not be included;

(b)	any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant will not be treated as Indebtedness; and

(c)	accrual of interest, accrual of dividends, the accretion of accreted value, the obligation to pay commitment fees and the payment of interest in the form of additional Indebtedness will not be treated as Indebtedness.

For purposes of determining compliance with this “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence and, except with respect to Indebtedness incurred under clauses (2), (14) and (16) of this covenant, reclassify such item of Indebtedness, in each case in any manner that complies with this covenant. Notwithstanding the foregoing, Indebtedness under the Senior Secured Credit Facilities up to the maximum amounts permitted under clause (2) of this covenant (and any amounts incurred to Refinance such Indebtedness) will be deemed to have been incurred pursuant to clause (2) of this covenant, Indebtedness pursuant to Asset Backed Credit Facilities up to the maximum amounts permitted under clause (14)(i) of this covenant will be deemed to have been incurred pursuant to clause (14) of this covenant and guarantees by the Company or any Restricted Subsidiaries of Indebtedness incurred by Qualified Joint Ventures up to the maximum amounts permitted under clause (16) of this covenant will be deemed to have been incurred pursuant to clause (16) of this covenant. Indebtedness of the type described in clauses (2), (14) or (16) may be not be reclassified; provided that such Indebtedness may, in each case, be incurred in excess of such maximum amounts if otherwise permitted by this covenant.

Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto,

(a)	a Default or an Event of Default shall have occurred and be continuing or would be caused thereby;

(b)	the Company is not able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(c)	the aggregate amount of Restricted Payments made after the Closing Date, including the fair market value as determined reasonably and in good faith by the Board of Directors of the Company of non-cash amounts constituting Restricted Payments, shall exceed the sum of:

(i)	50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned from the end of the quarter immediately preceding the Closing Date through the last day of the last full fiscal quarter for which financial statements are reported immediately preceding the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); provided, however, that for purposes of this sub-clause (c)(i) only, to the extent any amounts that would constitute net income but which have been used to make a Permitted Investment described in clause (5) of the definition thereof, such amounts shall be excluded from Consolidated Net Income; plus

(ii)	100% of the aggregate net cash proceeds or the fair market value, as determined in good faith by the Company, of property other than cash (including Capital Stock) of persons engaged in a Permitted Business or property used or useful in a Permitted Business received by the Company or its Restricted Subsidiaries from any person (other than a subsidiary of the Company) from the issuance and sale subsequent to the Closing Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including Disqualified Capital Stock of the Company that is converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Closing Date) or debt securities of the Company or its Restricted Subsidiaries that are convertible into or exchangeable for Qualified Capital Stock of the Company, but only when and to the extent such debt securities are converted into or exchanged for Qualified Capital Stock of the Company; plus

(iii)	without duplication of any amounts included in clause (ii) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company; plus

(iv)	without duplication of any amounts included in clause (ii) above, 100% of the aggregate net cash proceeds of any sales or distributions of the type described in clause (5)(a) or (b) of the definition of “Permitted Investments” but only to the extent such net cash proceeds are not utilized in accordance therewith.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)	the payment of any dividend or consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of a redemption notice if the dividend or redemption would have been permitted on the date of declaration or giving of notice;

(2)	any Restricted Payments, either (a) solely in exchange for shares of Qualified Capital Stock of the Company or (b) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of the Company) or capital contribution received by the Company;

(3)	the acquisition or repayment of any Indebtedness of the Company that is subordinate or junior in right of payment to the notes or Disqualified Capital Stock of the Company either (a) solely in exchange for shares of Qualified Capital Stock of the Company, or (b) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of (i) a substantially concurrent Equity Offering or (ii) incurrence for cash of Refinancing Indebtedness (in the case of (i) or (ii), other than to a subsidiary of the Company);

(4)	beginning on the fifth anniversary of the date on which the 2015 Notes were issued, so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, repurchases by the Company of, or dividends to Parent to permit repurchases by Parent of, Common Stock of the Company or Parent from employees, former employees, directors or former directors of the Company or any of its subsidiaries (or permitted transferees of such persons) or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount for all periods not to exceed 2.0% of the Capital Stock of the Company from time to time at fair market value at the date of such repurchase;

(5)	payments to any direct or indirect parent company of the Company for legal, audit, tax and other expenses directly relating to the administration of such direct or indirect parent company, including customary compensation payable to such parent company’s directors and employees, not to exceed €1.5 million in any fiscal year;

(6)	so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, payments in respect of sums payable (including payment of fees) pursuant to the Management Agreement in an aggregate annual amount not to exceed (x) in respect of any fiscal year in which the Consolidated EBITDA (as defined in the Senior Secured Credit Facilities) of the Company is less than $6.0 billion (the “EBITDA Threshold”), $25.0 million and (y) in respect of any fiscal year in which the Consolidated EBITDA (as defined in the Senior Secured Credit Facilities) of the Company is greater than the EBITDA Threshold, $30.0 million;

(7)	cash payments in lieu of issuing fractional shares pursuant to the exercise or conversion of any exercisable or convertible securities;

(8)	payments or distributions to dissenting shareholders pursuant to applicable law in connection with or in contemplation of the Acquisition or any merger, consolidation or transfer of assets that complies with the provisions of the indenture described under “—Merger, Consolidation and Sale of Assets”;

(9)	payments of dividends on Disqualified Capital Stock issued in accordance with “Limitation on Incurrence of Additional Indebtedness” above;

(10)	directors’ fees (including non-executive directors of the Company) or, if the Company is a partnership, directors’ fees of the general partner of the Company in an amount not to exceed $1.5 million per year;

(11)	so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the 2015 Notes upon a Change of Control or an Asset Sale to the extent required by the indenture relating to the 2015 Notes, but only if the Issuer (a) in the case of a Change of Control, has first purchased all notes validly tendered and not withdrawn in the Change of Control offer contemplated under “Redemption—Repurchase at the Option of Holders upon Change of Control”; or (b) in the case of an Asset Sale, has first purchased all notes validly tendered and not withdrawn in the Net Proceeds Offer contemplated under “—Limitation on Asset Sales”;

(12)	any Restricted Payment made to consummate the Acquisition and the fees and expenses related thereto; provided, however, that such Restricted Payments will be excluded in the calculation of the amount of Restricted Payments;

(13)	so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, (i) prior to Listing, Restricted Payments by the Company in an amount not to exceed $50 million per annum and $200 million in the aggregate, and (ii) following Listing, the payment of dividends on the listed Common Stock at a rate not to exceed 6% per annum of the net cash proceeds received by the Company in connection with such Listing or any subsequent Listing; provided that if such Listing was of the share capital of a Holding Company of the Company, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the share capital of such Holding Company;

(14)	distributions by any Restricted Subsidiary of the Company of chemicals to a holder of Capital Stock of such Restricted Subsidiary if such distributions are made pursuant to a provision in a joint venture agreement or other arrangement entered into in connection with the establishment of such Restricted Subsidiary that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arm’s-length basis (or pursuant to a provision that imposes a substantially equivalent requirement);

(15)	dividends or other distributions on Disqualified Capital Stock issued by the Company to the extent such Disqualified Capital Stock constitutes Indebtedness under the indenture and was issued in compliance therewith;

(16)	payments under the Tax Sharing Agreement; and

(17)	cash repurchases of Equity Interests in the Company or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (c) of the immediately preceding paragraph, cash amounts expended pursuant to clauses (1), (2)(b), (3)(b)(i), (4) and (13) of this paragraph shall be included in such calculation.

Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company or the applicable Restricted Subsidiary of the Company receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by the Company’s Board of Directors;

(2)	at least 75% of the consideration received by the Company or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale (which shall be deemed to include other consideration converted to cash or Cash Equivalents within 90 days of such Asset Sale). For the purposes of this provision, each of the following will be deemed to be cash; the amount of any liabilities as shown in the Company’s or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof), that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(3)	upon the consummation of an Asset Sale, the Company applies, or causes the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 365 days of having received the Net Cash Proceeds.

Additionally, the Company must apply the Net Cash Proceeds either:

(a)	to prepay any Indebtedness under the Senior Secured Credit Facilities or Indebtedness of a Restricted Subsidiary of the Company that is not a guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, and/or

(b)	to make an investment in or expenditures for properties and assets (including Capital Stock of any entity) that will be used in a Permitted Business (“Replacement Assets”), and/or

(c)	to make an acquisition of (x) assets of any person or division or (y) Capital Stock of a person that as a result of such acquisition becomes a Restricted Subsidiary of the Company, in either case, conducting a Permitted Business (“Related Businesses”).

Pending the final application of any such Net Cash Proceeds, the Company or any Restricted Subsidiary of the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the terms of the indenture.

On the 366th day after an Asset Sale or any earlier date, if any, on which the Board of Directors of the Company or the Board of Directors of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied or contractually committed to be applied (and to the extent not subsequently applied, the Net Proceeds Offer Trigger Date related thereto shall be deemed to be the date of termination of such contractual commitment or any earlier date, if any, on which the Board of Directors of the Company or the Board of Directors of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with such contractual commitment) on or before such Net Proceeds Offer Trigger Date as permitted by the preceding paragraph (the “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (or repay, prepay or redeem, as the case may be) (the “Net Proceeds Offer”) on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from:

(1)	all holders of notes and

(2)	all holders of other Indebtedness that

(a)	is equal in right of payment with the notes and

(b)	contains provisions requiring that an offer to purchase such other Indebtedness be made with the proceeds from the Asset Sale,

on a pro rata basis, the maximum principal amount of notes and other Indebtedness that may be purchased with the Net Proceeds Offer Amount. Notwithstanding the foregoing, the obligation to make a Net Proceeds Offer shall be suspended until such time as the aggregate amount of the Net Proceeds Offer Amount is equal to or exceeds the lesser of (i) $100.0 million or (ii) only for so long as the 2015 Notes are outstanding, the amount applicable in the corresponding provision under the indenture governing the 2015 Notes. The offer price in any Net Proceeds Offer will be equal to 100% of the principal value of the notes to be purchased, plus any accrued and unpaid interest to the date of purchase.

The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

(i)	in the event any non-cash consideration received by the Company or any Restricted Subsidiary of the Company in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), or

(ii)	in the event of the transfer of substantially all, but not all, of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under “—Merger, Consolidation and Sale of Assets,” and as a result thereof the Company is no longer an obligor on the notes, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Notwithstanding the provisions described in the preceding paragraphs, the Company and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent

(1)	the consideration for such Asset Sale constitutes Replacement Assets or Related Businesses; and

(2)	such Asset Sale is for fair market value.

Any consideration that does not constitute Replacement Assets or Related Businesses that is received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 or €1,000, as the case may be (provided that no note of less than $100,000 or €50,000, as the case may be, may remain outstanding thereafter), in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

The Company and its Restricted Subsidiaries will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitation on Asset Sales” provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Limitation on Asset Sales” provisions of the indenture by virtue thereof.

After consummation of any Net Proceeds Offer, any Net Proceeds Offer Amount not applied to any such purchase may be used for any purpose permitted by the other provisions of the indenture, and the Net Proceeds Offer Amount shall be reset to zero.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (A) pay dividends or make any other distributions on or in respect of its Capital Stock; (B) make loans or advances or to pay any Indebtedness or other obligation owed to the Company, the Issuer or any other Restricted Subsidiary of the Company; or (C) transfer any of its property or assets to the Company, the Issuer or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

(1)	applicable law, rules, regulations and/or orders;

(2)	the indenture relating to the notes or the other notes permitted by clause (1) of the second paragraph of the covenant described under “—Limitation on Incurrence of Additional Indebtedness” (including, without limitation, any Liens permitted by the indenture or the indenture for such other notes; provided that encumbrances or restrictions contained in such other indenture are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than those in the indenture relating to the notes);

(3)	customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary of the Company;

(4)	any agreements existing at the time of any merger or consolidation with any person or the acquisition of any person or the properties or assets of such person (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person merged or consolidated with or so acquired or any subsidiary of such person and as amended or modified; provided, however, that any such amendment or modification is no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions prior to such amendment or modification;

(5)	agreements existing on the Closing Date (after giving effect to the use of proceeds of Indebtedness incurred on such date) to the extent and in the manner such agreements are in effect on such date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the Board of Directors of the Company in their reasonable and good faith judgment) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Issue Date;

(6)	restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any person pending the closing of such sale;

(7)	any agreement or instrument governing Capital Stock of any person that is acquired and as amended or modified; provided, however, that any such amendment or modification is no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions prior to such amendment or modification;

(8)	Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(9)	Liens incurred in accordance with the covenant described under “—Limitation on Liens”;

(10)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(11)	the Senior Secured Credit Facilities and any Asset Backed Credit Facilities as in effect on the Closing Date and as amended or modified, so long as such amendment or modification is not materially more restrictive, taken as a whole, as at the time of execution of such amendment or modification;

(12)	customary restrictions in construction loans, purchase money obligations, Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

(13)	customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(14)	customary provisions in Hedging Obligations permitted under the indenture and entered into in the ordinary course of business;

(15)	contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary of the Company in any manner material to the Company or such Restricted Subsidiary;

(16)	encumbrances or restrictions imposed by indentures or other similar instruments governing other Indebtedness Incurred by the Company or any Restricted Subsidiary of the Company (and if such Indebtedness is guaranteed, by the guarantors of such Indebtedness) ranking equally with the notes (or any guarantee), provided that the encumbrances or restrictions imposed by such other indentures or instruments are not materially more restrictive taken as a whole than the encumbrances or restrictions imposed by the indenture related to the notes; and

(17)	encumbrances or restrictions imposed by Credit Facilities (other than the Senior Secured Credit Facilities); provided that the provisions relating to such encumbrances or restrictions contained in such Credit Facilities are no less favorable to the Company in any material respects (as determined by the Board of Directors of the Company in their reasonable and good faith judgment) than the provisions relating to such encumbrances or restrictions contained in the Senior Secured Credit Facilities as in effect on the Issue Date and as amended or modified, so long as such amendment or modification is not materially more restrictive, taken as a whole, as at the time of execution of such amendment or modification.

Limitation on Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of the Company or any Restricted Subsidiary of the Company, now owned or hereafter acquired, which secures Pari Passu Indebtedness or Indebtedness subordinated to the notes, other than Permitted Liens, unless such Indebtedness is incurred in accordance with the indenture governing the notes and

(1)	if such Lien secures Pari Passu Indebtedness, the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien, or

(2)	if such Lien secures Indebtedness which is subordinated to the notes, any such Lien shall be subordinated to a Lien granted to the holders of the notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the notes and until such time as such obligation is no longer secured by a Lien.

Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, transfer, or otherwise dispose of (or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) unless:

(1)	either (a) the Company shall be the surviving or continuing entity or (b) the person (if other than the Company) formed by such consolidation or merger is an entity organized and validly existing under the laws of the U.S., any State thereof, the District of Columbia or any state which was a member state of the European Union on December 31, 2003 or Canada or any province thereof (the “Surviving Entity”);

(2)	the Surviving Entity, if any, expressly assumes by a supplemental indenture that is in form and substance reasonably satisfactory to the Trustee all rights and obligations of the Company under the notes, the indenture and the Registration Rights Agreement;

(3)	immediately after giving effect to such transaction, including the assumption of the notes, (I) the Company or the Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant or (II) the Fixed Charge Coverage Ratio at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period will be equal to or greater than it was immediately before such transaction;

(4)	immediately before and after giving effect to such transaction, including the assumption of the notes, no Default or Event of Default occurred or exists; and

(5)	the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, stating that all requirements under the indenture for such a transaction have been satisfied, it being understood that such opinion of counsel may rely as to certain matters of fact on such officer’s certificate.

Each guarantor (other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of “—Limitation on Asset Sales”) will not, and the Company will not cause or permit any other guarantor to, consolidate with or merge with or into any person other than the Issuer or any other guarantor unless:

(1)	the entity formed by or surviving any such consolidation or merger (if other than the guarantor) or to which such sale, lease, conveyance or other disposition shall have been made assumes by supplemental indenture all of the obligations of the guarantor on the guarantee;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)	either (I) at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, the Company will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth under “—Limitation on Incurrence of Additional Indebtedness” or (II) the Consolidated Fixed Charge Coverage Ratio at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period will be equal to or greater than it was immediately before such transaction; provided that this clause (3) will not apply to the notes from the first date when the notes receive an Investment Grade Rating, as described under “—Covenant Suspension” and for so long as such Investment Grade Rating is maintained.

Any merger or consolidation of a guarantor with and into the Issuer (with the Issuer being the surviving entity) or another guarantor need not comply with the first paragraph of this covenant.

Notwithstanding anything in this section to the contrary,

(1)	the Company or the Issuer may (A) merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing the Company or the Issuer, as the case may be, in any state of the U.S., the District of Columbia or any state which was a member state of the European Union on December 31, 2003 and (B) may otherwise convert its legal form under the laws of its jurisdiction of organization, in each case, without complying with clause (3) of the first paragraph of this covenant;

(2)	any transaction characterized as a merger under applicable law where each of the constituent entities survives, will not be treated as a merger for purposes of this covenant, but instead will be treated as

(a)	an Asset Sale, if the result of such transaction is the transfer of assets by the Company, the Issuer or another Restricted Subsidiary of the Company, or

(b)	an Investment, if the result of such transaction is the acquisition of assets by the Company, the Issuer or another Restricted Subsidiary of the Company; and

(c)	neither Millennium Chemicals Inc. nor Millennium Holdings LLC nor any of their respective subsidiaries as of the Issue Date may be merged with or into the Company or any other Restricted Subsidiary of the Company (other than Millennium Chemicals Inc., Millennium Holdings LLC or any of their respective subsidiaries as of the Issue Date); and

(3)	notwithstanding the foregoing, each guarantor will be released as described above under the caption “—Brief Description of the Notes, the Guarantees and the Security—The Guarantees.”

Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, other than

(1)	Affiliate Transactions permitted under the provision described in the last paragraph of this covenant, and

(2)	Affiliate Transactions on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis by the Company or the relevant Restricted Subsidiary and an unrelated person or, if no such comparable transaction with a person who is not an Affiliate is available, on terms that are fair from a financial point of view to the Company or such Restricted Subsidiary as certified by an Independent Financial Advisor.

The Board of Directors of the Company and the Board of Directors of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $25.0 million. This approval must be evidenced by a board resolution that states that the Board of Directors has determined that the transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction that involves payments or other property with an aggregate fair market value of more than $100.0 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

The restrictions described in the preceding paragraphs of this covenant do not apply to:

(1)	reasonable fees and compensation paid to and employee benefit arrangements, customary insurance and indemnity provided on behalf of, officers, directors, managers, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2)	transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

(3)	any agreement as in effect as of the Closing Date or any amendment or renewal thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or renewal or replacement agreement is not more disadvantageous to the holders (as determined by the Board of Directors of the Company in their reasonable and good faith judgment) in any material respect than the original agreement;

(4)	Investments of the type described in clauses (4), (5), (10), (12) and (14) of the definition of “Permitted Investments” and Restricted Payments made in compliance with the “Limitation on Restricted Payments” covenant;

(5)	transactions between any of the Company, any of its subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the indenture;

(6)	transactions with customers, clients, suppliers, distributors or other purchases or sales of goods or services, in each case in the ordinary course of business;

(7)	transactions with Qualified Joint Ventures entered into in the ordinary course of business and in a manner consistent with past practice;

(8)	the issuance or sale of any of the Company’s Capital Stock (other than Disqualified Capital Stock) or capital contributions received by the Company;

(9)	transactions entered into between or among the Company or any of its Restricted Subsidiaries and any joint venture, or other Affiliate that would otherwise be subject to this covenant solely because the Company or a Restricted Subsidiary of the Company owns any Capital Stock of or otherwise controls such person;

(10)	transactions entered into by a person prior to the time such person becomes a Restricted Subsidiary of the Company or is merged or consolidated into the Company or a Restricted Subsidiary of the Company (provided such transaction is not entered into in contemplation of such event);

(11)	dividends and distributions to the Company and its Restricted Subsidiaries by any Unrestricted Subsidiary of the Company or joint venture; and

(12)	transactions entered into between or among the Company or any of its Restricted Subsidiaries and any Affiliate of the Company or any of its Restricted Subsidiaries that is engaged in a Permitted Business on terms that are no less favorable as might reasonably been obtained as such time from an unaffiliated third party or, if no such comparable transaction with a person who is not an Affiliate of the Company is available, on terms that are fair from a financial point of view to the Company or such Restricted Subsidiary as certified by an Independent Financial Advisor.

Additional Subsidiary Guarantees. The Company will cause (a) each Restricted Subsidiary of the Company that, after the Issue Date, guarantees the Senior Secured Credit Facilities (or any facility refinancing or replacing such facilities) or (b) each Restricted Subsidiary of the Company that, after the Issue Date, guarantees any Public Indebtedness of the Company or any other Restricted Subsidiary of the Company to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same terms and subject to the same conditions and limitations as those set forth under “—The Guarantees” and in the indenture (each such guarantee of the notes, an “Additional Guarantee”).

Notwithstanding the foregoing, the Company shall not be obligated to cause any such Restricted Subsidiary to guarantee the notes to the extent that such guarantee would reasonably be expected to give rise to or result in:

(1)	any violation of applicable law, rule, regulation or order that cannot be avoided or otherwise prevented through measures reasonably available to the Company or such Restricted Subsidiary; or

(2)	any liability for the officers, directors or shareholders of such Restricted Subsidiary.

Notwithstanding the foregoing and the other provisions of the indenture, any Additional Guarantee by a Restricted Subsidiary of the Company of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged in the circumstances described under “—The Guarantees.” Any Additional Guarantee shall be considered a “guarantee” as described in “—The Guarantees.”

Conduct of Business. None of the Company or any of its Restricted Subsidiaries (other than a Securitization Entity) will engage in any material line of business substantially different from a Permitted Business.

Covenant Suspension. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries’ obligations to comply with the provisions of the indenture described above under the captions “Certain Covenants—Limitation on Restricted Payments,” “Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” “Certain Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries,” “Certain Covenants—Limitations on Transactions with Affiliates,” “Certain Covenants— Additional Subsidiary Guarantees,” “Certain Covenants—Conduct of Business” and “Redemption—Repurchase at the Option of Holders upon Change of Control” will not apply to the notes from the first date after the Loans have been repaid in full when the notes achieve an Investment Grade

Rating (a “Suspension Event”) and continuing until such time, if any, at which the notes cease to have an Investment Grade Rating (a “Suspension Period”). Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline below Investment Grade Rating, the Suspended Covenants will be reinstituted as of and from the date of such rating decline and any actions taken, or omitted to be taken, during the Suspension Period that would have been prohibited had the Suspended Covenants been in effect shall not form the basis for a Default or an Event of Default. Calculations under the reinstated “Limitation on Restricted Payments” covenant will be made as if the “Limitation on Restricted Payments” covenant had been in effect since the Closing Date except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. All Indebtedness incurred by the Issuer and its Restricted Subsidiaries while the “Limitation on Incurrence of Additional Indebtedness” covenant was suspended that would not have been permitted to be incurred under the covenant had such covenant been applicable shall be deemed to have been incurred under clause (3) of that covenant. For the purposes of determining compliance with the covenant described under “—Limitation on Asset Sales,” the amount of Net Cash Proceeds not applied in accordance with the covenant will be reset to zero.

Reports to Holders. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the indenture will require the Company to file with the SEC (and make available to the Trustee and holders of the notes (without exhibits), without cost to any holder, within 15 days after it files with the SEC) from and after the Issue Date,

(1)	within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year (or, with respect to 2007, within 120 days), annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or, with respect to the first three fiscal quarters of 2008, within 60 days), reports on Form 10-Q containing all information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

(3)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13(a) or 15(d) of the Exchange Act;

in each case in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the holders of the notes, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13(a) or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any notes are outstanding, it will furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement described in the Registration Rights Agreement (1) by the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfied Regulation S-X, to the extent filed within the times specified above, or (2) by posting reports that would be required to be filed substantially in the form required by the SEC on the Company’s website (or that of any of its parent companies) or providing such reports to the Trustee within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13(a) or 15(d) of the Exchange Act, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information with this offering memorandum, and provided that (a) the consolidated financial statements will not include consolidated financial statements of Basell B.V. or any predecessor of Basell AF, (b) such reports will not be required to comply with or contain any certifications or reports required by Section 302, Section 404 or Section 906 of the Sarbanes Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or in each case any successor provisions, (c) such reports will not be required to contain the separate financial information for guarantors or subsidiaries whose securities are pledged to secure the notes contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC, (d) such reports shall not be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein and (e) such reports shall not be required to present compensation or beneficial ownership information except to the extent and in the same general style of presentation as such information is included and presented in this offering memorandum, to the extent filed within the times specified above. Notwithstanding anything hereinto the contrary, the Company will not be deemed to have failed to comply with any of its agreements set forth under this covenant for purposes of clause (3) under “—Events of Default” until 120 days after the date any report is required to be filed with the SEC (or posted on the Company’s website or provided to the Trustee) pursuant to this covenant.

At any time that any of the Company’s subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one subsidiary, constitutes a Significant Subsidiary of the Company, then the annual and quarterly financial information required by the immediately preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, provided that in lieu of including such information in a filing with the SEC, the Company may post such information on the Company’s website (or that of any of its parent companies) within the time periods the related annual and quarterly financial information are filed with the SEC.

Substantially concurrent with the issuance to the Trustee of the reports specified in the foregoing two paragraphs above, the Company shall also (i) post copies of such reports on such website as may be then maintained by the Company or (ii) otherwise provide substantially comparable public availability of such reports. In the event that the Company becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, the Company will, for so long as it continues to file the reports required by Section 13(a) with the SEC, make available to the Trustee the annual reports, information, documents and other reports that the Company is, or would be, required to file with the SEC pursuant to such Section 13(a) or 15(d). Upon complying with the foregoing requirement, the Company will be deemed to have complied with the provisions contained in the preceding two paragraphs.

For so long as the notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market and to the extent that the rules of the Luxembourg Stock Exchange require, the above information will also be made available in Luxembourg through the offices of the Paying Agent in Luxembourg.

From and after the date on which an entity which (i) owns directly or indirectly 100% of the Capital Stock of the Company and (ii) does not hold any other assets other than its investment in the Company or any intermediate holding company (and any such intermediate holding company shall not hold any asset other than its investment in the Company), guarantees on a senior unconditional basis all of the obligations of the issuer under the notes and the indenture (the “Parent Guarantor”), all references to the Company in this covenant shall be references to the Parent Guarantor.

Limitation on Additional Liens on the Collateral. The Company shall not, and shall not permit any Restricted Subsidiary of the Company to incur any Liens with respect to the Collateral, and the Company shall not, and shall not permit any Restricted Subsidiary of the Company to, grant to any Person other than the Trustee and the Security Agent, for the benefit of the Trustee or the Security Agent, as the case may be, and the holders and the other beneficiaries described in the security documents, any Lien whatsoever in any of the Collateral, except that the Company and its Restricted Subsidiaries may incur Permitted Collateral Liens and the Collateral may be discharged and released in accordance with the indenture; provided, however, that, except with respect to any discharge or release in accordance with the indenture, the incurrence of Permitted Collateral Liens or any action expressly permitted by the indenture, the security documents may not be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with any such action, the Company delivers to the Trustee, either (1) a solvency opinion, in form and substance reasonably satisfactory to the Trustee from an Independent Financial Advisor confirming the solvency of the Company and its Restricted Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (2) an opinion of counsel, in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the security documents, so amended, extended, renewed, restated, supplemented, modified or replaced are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement. In the event that the Company complies with the requirements of this covenant, the Trustee or the Security Agent, as the case may be, shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the holders.4

Events of Default

Each of the following events is an “Event of Default” under the indenture:

(1)	the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

(2)	the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

[4]	To be deleted in the case of unsecured notes.

(3)	the failure of the Issuer or any guarantor to comply with any covenant or agreement contained in the indenture for a period of 60 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 30% of the outstanding principal amount of the notes (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)	the occurrence of any default under any agreement governing Indebtedness of the Company or any of its Restricted Subsidiaries (other than Millennium Holdings LLC (or any person that is a subsidiary of Millennium Holdings LLC as of the Issue Date) if that default:

(a)	is caused by the failure to pay at final maturity the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness or

(b)	results in the acceleration of the final Stated Maturity of any such Indebtedness and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated aggregates to an amount equal to the lesser of (i) $100.0 million or (ii) only so long as the 2015 Notes are outstanding, the amount applicable in the corresponding provision under the indenture governing the 2015 Notes, or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

(5)	the failure of the Issuer or any of its Significant Subsidiaries (other than Millennium Holdings LLC or any person that is a subsidiary of Millennium Holdings LLC as of the Issue Date) to pay or otherwise discharge or stay one or more judgments in an aggregate amount in excess of an amount equal to the lesser of (i) $100.0 million or (ii) only so long as the 2015 Notes are outstanding, the amount applicable in the corresponding provision under the indenture governing the 2015 Notes, which are not covered by indemnities or third party insurance as to which the person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 continuous days after such judgments become final and non-appealable;

(6)	certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries (other than Millennium Holdings LLC or any person that is a subsidiary of Millennium Holdings LLC as of the Issue Date); or

(7)	the failure of any guarantee of any Significant Subsidiary (other than Millennium Holdings LLC or any person that is a subsidiary of Millennium Holdings LLC as of the Issue Date) to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or any of such guarantors denies its liability under its guarantee.

If an Event of Default arising from certain events of bankruptcy with respect to the Company or the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the Trustee or the holders of at least 30% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the “Acceleration Notice”) to the Issuer and the Trustee, which notice must also specify that it is a “notice of acceleration.”

At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences

(1)	if the rescission would not conflict with any judgment or decree,

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, and

(3)	in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the notes may waive any existing default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Holders of the notes may not enforce the indenture, the notes or the security documents, except as provided in the indenture and the security documents. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power or may exercise any of the Trustee’s powers. Subject to the provisions of the indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

Under the indenture, the Issuer will be required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, and will provide such certification at least annually as to whether or not they know of any Default or Event of Default that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(1)	the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust fund described below,

(2)	the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments,

(3)	the rights, powers, trust, duties and immunities of the Trustee and the Issuer’s obligations in connection therewith and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders,

(a)	with respect to notes denominated in dollars, cash in U.S. dollars or non-callable U.S. government obligations, and

(b)	with respect to notes denominated in euro, euro or non-callable government obligations of any member nation of the European Union whose official currency is the euro, rated AAA or better by S&P and AAA or better by Moody’s, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on an applicable redemption date;

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the U.S. reasonably acceptable to the Trustee confirming that

(a)	the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or

(b)	since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for US federal income tax purposes as a result of such Legal Defeasance and will be subject to US federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the U.S. reasonably acceptable to the Trustee confirming that the holders of the then outstanding notes will not recognize income, gain or loss for US federal income tax purposes as a result of such Covenant Defeasance and will be subject to US federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1)) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1)) or any other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound;

(6)	the Issuer shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of notes over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(7)	the Issuer shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)	the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that either (a) the Issuer has assigned all its ownership interest in the trust funds to the Trustee, or (b) the Trustee has a valid perfected security interest in the trust funds.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes of a series when

(1)	either

(a)	all the existing authenticated and delivered notes of such series (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or

(b)

all notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year (including by way of irrevocable instructions delivered by the Issuer to the Trustee to effect the redemption of the notes), and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of such notes, funds in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such notes not already delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer has paid all other sums payable under the indenture by the Issuer with respect to such series; and

(3)	the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series have been complied with.

All funds that remain unclaimed for one year will be paid to the Issuer, and thereafter holders of notes must look to the Issuer for payment as general creditors.

Cancellation

None of the notes which are redeemed by or on behalf of the Issuer may be reissued or resold. If the Issuer purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Withholding Taxes

Under certain circumstances, a holder of notes may be subject to withholding taxes and the Issuer will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indenture

Without the consent of holders owning 90% of the aggregate principal amount of the notes then outstanding of a series affected, no amendment of the indenture, the notes, the guarantees or the security documents may:

(1)	reduce the amount of such notes whose holders must consent to an amendment;

(2)	reduce the rate of or change the time for payment of interest, including defaulted interest, on such notes;

(3)	reduce the principal of or change the fixed maturity of such notes, or change the date on which such notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for such notes;

(4)	make such notes payable in money other than that stated in the notes;

(5)	make any change in provisions of the indenture relating to the rights of each holder of such notes to receive payment of principal of and interest on the notes, or permitting holders of a majority in principal amount of such notes to waive defaults or Events of Default;

(6)	amend, change or modify in any material respect the obligation of the Issuer to make and complete a Change of Control offer in the event of a Change of Control or make and complete a Net Proceeds Offer with respect to any Asset Sale that has been consummated;

(7)	modify or change any provision of the indenture affecting the subordination or ranking of such notes or any guarantee in a manner which adversely affects the holders; or

(8)	release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Subsequent to the effectiveness of the initial registration statement with the SEC with respect to a registered exchange offer to exchange the notes for new exchange notes or the shelf registration described in the Registration Rights Agreement, no amendment of the indenture, the notes, the guarantees or the security documents with respect to (2) and (3) above may be made without the consent of each holder.

Other modifications and amendments of the indenture, the notes, the guarantees or the security documents may be made with the consent of the holders of a majority in principal amount of the then outstanding notes.

Without the consent of any holders of notes, the Issuer, the guarantors and the Trustee also may amend or supplement the indenture, the notes, the guarantees or the security documents to:

(1)	cure any ambiguities, omissions, defect or inconsistency;

(2)	provide for the assumption of the Issuer’s or any guarantor’s obligations to holders of notes in accordance with the indenture;

(3)	provide for uncertificated notes in addition to or in place of certificated notes;

(4)	add any person as a guarantor of the notes or secure the notes or the guarantees, or to provide for the release of any guarantor of the notes or any security for the benefit of the notes or the guarantees in accordance with the indenture;

(5)	to conform the text of the indenture, the notes, the guarantees or the security documents to any provision of this “Description of Original Exchange Notes” to the extent such provision in this “Description of Original Exchange Notes” was intended to be a verbatim recitation of a provision of the indenture, the notes, the guarantees or the security documents;

(6)	to evidence and provide the acceptance of the appointment of a successor trustee or security agent under the indenture;

(7)	to provide for the issuance of Additional Notes under the indenture in accordance with the limitations set forth in the indenture;

(8)	to mortgage, pledge, hypothecate or grant a security interest in favor of the Security Agent or Trustee, as the case may be, (i) for the benefit of the holders of the notes, as additional security for the payment and performance of the Issuer’s or any guarantor’s obligations under the notes and the indenture or (ii) for the benefit of parties to Credit Facilities in each case in any property, or assets, pursuant to the indenture or otherwise and not prohibited under the indenture;

(9)	to the extent necessary to provide for the granting of a security interest for the benefit of any person, provided that the granting of such security interest is not prohibited under the indenture;

(10)	to comply with the rules of any applicable securities depositary;

(11)	make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture, the notes, the guarantees or the security documents of any such holder;

(12)	to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company; or

(13)	to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA or otherwise.

Additional Intercreditor Agreements; Amendments to the Intercreditor Agreements

The indenture will provide that, at the request of the Issuer, in connection with the incurrence by the Company or any guarantor of any Indebtedness permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” the Company, the relevant guarantors and the Trustee shall enter into with the holders of such Indebtedness (or their duly authorized agents or representatives) an intercreditor agreement or deed (an “Additional Intercreditor Agreement”) giving effect, as appropriate, to the relative priority of such Indebtedness on substantially the same terms as the Intercreditor Agreement (or terms more favorable to the holders of notes) including containing substantially the same terms with respect to the subordination, payment blockage, limitation on enforcement and release of the guarantees; provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee under the indenture or the Intercreditor Agreement.

The indenture will also provide that, at the direction of the Issuer and without the consent of the Holders of the notes, the Trustee shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreements to (A) cure any ambiguity, omission, defect or inconsistency of the Intercreditor Agreement or any Additional Intercreditor Agreements, (B) increase the amount of Indebtedness of the types covered by the Intercreditor Agreement or any Additional Intercreditor Agreements that may be incurred by the Company or a guarantor that is subject to the Intercreditor Agreement or any Additional Intercreditor Agreements (including the addition of provisions relating to new Debt ranking junior in right of payment to the notes or the guarantees, as applicable), (C) add guarantors to the Intercreditor Agreement or an Additional Intercreditor Agreement, or (D) make any other such change to the Intercreditor Agreement or an Additional Intercreditor Agreement that does not adversely affect the holders of notes in any material respect.

The Trustee will not be required to enter into any amendment to the Intercreditor Agreement or an Additional Intercreditor Agreement without the consent of the holders of the majority in aggregate principal amount of the notes then outstanding, except as otherwise permitted under this covenant, and the Trustee may only be directed to enter into any amendment to the extent that such amendment does not impose any personal obligations on the Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee under the indenture or the Intercreditor Agreement or an Additional Intercreditor Agreement.

In relation to the Intercreditor Agreement or an Additional Intercreditor Agreement, the Trustee shall consent on behalf of the holders of notes to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the notes thereby; provided, however, that such transaction would comply with the covenant described under “—Limitation on Restricted Payments.”

Each holder of notes, by accepting a note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or an Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein). A copy of the Intercreditor Agreement or Additional Intercreditor Agreements shall be made available for inspection during normal business hours on any Business Day upon prior written request at the offices of the Trustee and, for so long as any notes are listed on the Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, at the offices of the Paying Agent in Luxembourg.

No Personal Liability of Directors, Officers, Employees and Shareholders

A director, officer, employee, promoter, advisor, incorporator, or shareholder, as such, of the Issuer, past, present or future, the Trustee, security agent or any guarantor shall not have any liability in such capacity for any obligations of the Issuer under the notes, the indenture, the Registration Rights Agreement or the security documents or of such guarantor under its guarantee, the indenture, the Registration Rights Agreement or the security documents for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a note, each holder shall waive and release all such liability. The waiver and release shall be part of the consideration of the issue of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the U.S. Securities and Exchange Commission that such a waiver is against public policy.

Governing Law

The indenture will provide that it, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York. The Notes Security Documents will be governed by, and construed in accordance with, the laws of various jurisdictions.

The Trustee

The indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against loss, liability or expense as provided in the indenture. The Trustee shall have no responsibility for monitoring any of the covenants described in this section “Certain Covenants” and shall be entitled to assume, unless it received written notice to the contrary, that the Company and its Restricted Subsidiaries are all complying with their covenant obligations described herein. The Company shall, pursuant to the indenture, provide to the Trustee a certificate of compliance on an annual basis certifying compliance (or not, as applicable) with such covenants. The Intercreditor

Agreement provides that the Trustee is entitled to be paid amounts in respect of its fees, costs and expenses and claims under any indemnity in priority to payments to other creditors, including holders of the notes. The indenture will provide that the Trustee may rely absolutely, without further enquiry, on any certificates, reports, opinions or other documents (whether or not any such document contains any limit on liability) from the Company, its subsidiaries (including the Registration Rights Agreement), legal counsel, auditors, valuers and/or any other experts. The Trustee will not be responsible for the adequacy or fitness of any of the Collateral as security in relation to the notes. The Trustee will not be responsible for any loss, expense or liability which may be suffered as a result of any inadequacy of the Collateral.

The indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“2015 Notes” means, collectively, the $615,000,000 8 3/8% Senior Notes due 2015 of the Company and the €500,000,000 8 3/8% Senior Notes due 2015 of the Company.

“Acquired Indebtedness” means Indebtedness of a person or any of its subsidiaries existing at the time such person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation, except for Indebtedness of a person or any of its subsidiaries that is repaid at the time such person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries.

“Acquisition” means the acquisition of Lyondell Chemical Company by BIL Acquisition Holdings Limited, an indirect subsidiary of the Company, as more fully described under “Summary—The Transactions—Acquisition of Lyondell Chemical Company.”

“actual knowledge” means, with respect to the Trustee, knowledge (actual or otherwise) of the existence of facts that would impose an obligation on it to make any payment or prohibit it from making any payment unless a Responsible Officer of the Trustee has received one Business Day’s written notice that such payments are required or prohibited by the Intercreditor Agreement or the indenture.

“Affiliate” means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing; provided, however, that none of the Initial Purchasers or their respective Affiliates shall be deemed to be an Affiliate of the Company.

“Arco Notes” means the $100 million in aggregate principal amount of 10 1/4% Debentures due 2010 and $225 million in aggregate principal amount of 9.8% Debentures due 2020, in each case issued by ARCO Chemical Company.

“Asset Acquisition” means:

(1)	an Investment by the Company or any Restricted Subsidiary of the Company in any other person pursuant to which such person shall become a Restricted Subsidiary of the Company or of any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

(2)	the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any person (other than a Restricted Subsidiary of the Company) which con-stitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

“Asset Backed Credit Facilities” means:

(1)	the ABL Inventory-Based Credit Facility

(2)	any credit facility provided on the basis of the value of inventory, accounts receivable or other current assets (and related documents) or similar instrument, including any similar credit support agreements or guarantees incurred from time to time; and

(3)	any such agreements, instruments or guarantees governing Indebtedness incurred to Refinance any Indebtedness or commitment referred to in (1) and (2) whether by the same or any other lender or group of lenders.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any person other than the Company or a Restricted Subsidiary of the Company of (A) any Qualified Capital Stock of any Restricted Subsidiary of the Company (other than to qualifying directors or nominal shareholders if required by applicable law or other similar legal requirements); or (B) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include

(1)	a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive fair market value as determined in good faith by the Company for the property or assets and the aggregate consideration is less than $75.0 million,

(2)	the transfer of accounts receivable and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof,

(3)	leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries,

(4)	the sale, lease, conveyance, disposition or other transfer

(a)	of all or substantially all of the assets of the Company as permitted under “—Merger, Consolidation and Sale of Assets,”

(b)	of any Capital Stock or other ownership interest in or assets or property, including Indebtedness, of an Unrestricted Subsidiary or a person which is not a subsidiary,

(c)	pursuant to the creation of any Lien or any foreclosure of assets or other remedy provided by applicable law to a creditor of the Company or any subsidiary of the Company with a Lien on such assets, which Lien is permitted under the indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law,

(d)	involving only cash or Cash Equivalents or inventory in the ordinary course of business or redundant, surplus obsolete or worn out property or property that is no longer used or useful in the conduct of the business of the Company or its Restricted Subsidiaries (in the reasonable and good faith judgment of the board of directors of the Company) in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiaries or

(e)	including only the lease or sublease of any real or personal property in the ordinary course of business,

(f)	of Specified Assets,

(g)	pursuant to buy-sell arrangements or similar agreements between Lyondell China Holdings Limited of Ningbo ZRCC and Lyondell Chemical Company Ltd,

(5)	the consummation of any transaction in accordance with the terms of “—Limitation on Restricted Payments” or “—Merger, Consolidation and Sale of Assets,” and

(6)	Permitted Investments.

“Basell Parent Company” means any entity of which the Company is a direct or indirect wholly-owned subsidiary (other than shares held by qualifying directors or nominal shareholders if required by applicable law or otherwise due to similar legal requirements).

“Blavatnik Group” shall mean, collectively:

(1)	Mr. Leonard Blavatnik, his spouse, direct descendants, siblings, parents, children of siblings, or grandchildren, grand nieces and grand nephews, any other members of the immediate Blavatnik family, or

(2)	any trust or any other entity directly or indirectly controlled by, or for the benefit of, one or more members of the Blavatnik family described above, or

(3)	any trust (a “Blavatnik Charitable Trust”):

(a)	for the benefit of a charity created by any member of the Blavatnik family described above, or

(b)	to which any such member of the Blavatnik family is a substantial donor or grantor, or

(4)	the estate, executor, administrator, committee of beneficiaries of any member of the Blavatnik Group listed in sub-clause (1) and (2);

provided that, in the case of paragraphs (3)(a) and (3)(b) of this definition, a member of the Blavatnik Group described in clauses (1) or (2) of this definition maintains control thereof.

For purposes of this definition only, “control” of a Blavatnik Charitable Trust means the possession of the power to direct or cause the direction of management and policies of such Blavatnik Charitable Trust in respect of the issued share capital of the Company owned by such Blavatnik Charitable Trust.

“Board of Directors” means, as to any person, the board of directors (or similar governing body) of such person (or, if such person is a partnership and does not have a board of directors (or similar governing body), the board of directors (or similar governing body) of such person’s general partner) or any duly authorized committee thereof.

“Capital Stock” means:

(1)	with respect to any person that is a corporation, any and all shares or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person and

(2)	with respect to any person that is not a corporation, any and all partnership interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, membership or other equity interests of such person.

“Capitalized Lease Obligation” means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	time deposits or demand deposits in local currencies held by it from time to time in the ordinary course of business,

(2)	an obligation, maturing within two years after the date of its acquisition, issued or guaranteed by the U.S. Australia, Switzerland, Japan, Canada or any state which was a member state of the European Union on December 31, 2003, or an instrumentality or agency thereof,

(3)	a certificate of deposit or banker’s acceptance, maturing within one year after the date of its acquisition, issued by any lender under the Credit Facilities, or a U.S. national or state bank or trust company or a European, Canadian, Australian, Swiss or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency,

(4)	commercial paper, maturing within 365 days after the date of its acquisition, which has a rating of A1 or better by S&P or P1 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency,

(5)	repurchase agreements and reverse repurchase agreements with an outstanding term not in excess of one year after the date of its acquisition with any financial institution which has been elected as a primary government securities dealer by the Federal Reserve Board or in respect of instruments set forth in clauses (3) or (4) above of the credit quality set forth in such applicable clause,

(6)	“Money Market” preferred stock maturing within six months after the date of its acquisition or municipal bonds issued by a corporation organized under the laws of any state of the U.S., Australia, Switzerland, Japan, Canada or any state which was a member state of the European Union on December 31, 2003 or an instrumentality or agency thereof, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency,

(7)	tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency, and

(8)	shares of any fund holding assets consisting (except for de minimus amounts) of the type specified in clauses (1) through (7) above.

“Change of Control” means the occurrence of any of the following:

(1)	Sponsor ceases to hold legally and beneficially:

(a)	issued share capital having the right to cast at least 51% (or, following a Listing, at least 35%) of the votes capable of being cast in general meetings of the Company; or

(b)	before a Listing, the right to determine the composition of the majority of the Board of Directors or equivalent body of the Company;

(2)	following a Listing, any Person or group of Persons acting in concert (other than Sponsor) owns, directly or indirectly, a greater percentage of the issued share capital or issued share capital with voting rights of the Company than the Sponsor or, at any time, otherwise acquires control of the Company; or

(3)	the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

(4)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company, or the adoption by the Company of a plan for the liquidation or dissolution of the Issuer, other than, in each case, a transaction complying with the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

“Closing Date” means December 20, 2007.

“Collateral” means, collectively, all assets and property of the Company and its Subsidiaries that are from time to time subject to, or required to be subject to, a Lien pursuant to the Notes Security Documents.

“Common Stock” of any person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such person’s common stock or other equivalents of corporate stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any person, for any period, the sum (without duplication) of

(1)	Consolidated Net Income,

(2)	to the extent Consolidated Net Income has been reduced thereby,

(a)	after-tax items classified as extraordinary losses,

(b)	all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses),

(c)	Consolidated Interest Expense,

(d)	Consolidated Non-cash Charges,

(e)	the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness,

(f)	costs and expenses paid in such period that are related to any expense or cost reductions that have occurred or are associated with the good faith projected cost savings described in clause (3) below,

(g)	management fees and mergers and acquisitions advisory fees paid to the Sponsor during such period, and

(h)	any inventory write-up in connection with purchase accounting in respect of acquisitions (including, without limitation, the Acquisition),

(3)	the amount of net cost savings projected by the Company in good faith to be realized by specified actions taken or to be taken prior to or during such period; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or are to be taken within twelve months of the date or determination to take such action and the benefit is expected to be realized within twelve months of taking such action, and (z) the aggregate amount of such cost savings added pursuant to this clause (3) shall not exceed $150 million, all as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

Notwithstanding anything herein to the contrary, Consolidated EBITDA for the fiscal quarter ended December 31, 2007 shall be deemed to be $1,067,000,000.

“Consolidated First Lien Secured Leverage Ratio” shall mean the Consolidated Senior Secured Leverage Ratio, but calculated substituting Consolidated First Lien Senior Secured Debt for Indebtedness.

“Consolidated First Lien Senior Secured Debt” means (a) Consolidated Total Debt secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries (other than (i) any Indebtedness under Asset Backed Credit Facilities, Receivables Financings or Qualified Securitization Transactions not prohibited by the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”, (ii) any Loans subject to prepayment out of funds in the Cash Collateral Account and (iii) any Indebtedness secured by a Lien ranking junior to the Lien securing the Obligations under the Senior Secured Credit Facilities on a basis at least as substantially favorable to the lenders thereunder as the basis on which the Lien securing the Second Lien Loans ranks junior to the Lien securing the Obligations under the Senior Secured Credit Facilities) minus (b) Unrestricted Cash.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters ended either on the last day of the quarter immediately prior to the Issue Date or, if later, the last quarter of which shall be the most recent quarter for which financial statements are available under “—Reports to Holders” (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such person for the Four Quarter Period.

In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence or repayment or other reduction or discharge of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(2)	if since the beginning of the Four Quarter Period any person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became an Unrestricted Subsidiary, such event shall be deemed to have occurred on the first day of the Four Quarter Period; and

(3)	any Asset Sales or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a person other than the Company or a Restricted Subsidiary of the Company, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)	notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any person for any period, without duplication:

(1)	Consolidated Interest Expense, plus

(2)	the sum of

(a)	the amount of all dividend payments on any series of Preferred Stock of such person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such person or to a Restricted Subsidiary of such person) paid or accrued during such period; and

(b)	tax actually paid in cash and attributable to the item referred to in paragraph (a) above.

“Consolidated Interest Expense” means, with respect to any person for any period, without duplication:

(1)	the aggregate of the interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

(a)	any amortization of debt discount,

(b)	the net amount paid (or deducting the net amount received) by the Company and its Restricted Subsidiaries in respect of the relevant period under Interest Swap Obligations or Currency Agreements (to the extent, and only to the extent, in respect of interest rate protection),

(c)	all capitalized interest, and

(d)	the interest portion of any deferred payment obligation,

but excluding, in each case, any amortization or write-off of deferred financing costs or fees incurred in connection with the Senior Secured Credit Facilities, the Interim Loan, the Asset Backed Credit Facilities, any Qualified Securitization Transaction, the issuance of the notes or additional notes or other notes, in each case, the proceeds of which are used to repay, in full or in part, the Interim Loan, and any refinancing, replacement, renewal or modification of the foregoing; and

(2)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any person as of any date of determination, the ratio of (1) consolidated Indebtedness of such person as of the end of the most recent fiscal quarter for which financial statements are available under “—Reports to Holders” to (2) the aggregate amount of the Consolidated EBITDA of such person for the period of the most recent four consecutive quarters for which financial statements are available under “—Reports to Holders,” in each case with such pro forma adjustments to consolidated Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Net Income” means, with respect to any person, for any period:

(1)	aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, plus

(2)	cash dividends or distributions paid to such person or a Restricted Subsidiary of such person by any other person (the “Payor”) other than a Restricted Subsidiary of the referent person, to the extent not otherwise included in Consolidated Net Income, which have been derived from cash flow of the Payor;

(3)	provided that there shall be excluded therefrom (but only to the extent included in the calculation of the foregoing)

(a)	after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto,

(b)	after-tax items classified as extraordinary or nonrecurring gains or losses (including, for the avoidance of doubt and irrespective of its classification, the effect of any impairment of goodwill arising as a result of the Acquisition) and any gains or losses on the disposal or reversal of impairment losses on assets,

(c)	the net income of any person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the person or is merged or consolidated with the person or any Restricted Subsidiary of the person,

(d)	the net income (but not loss) of any Restricted Subsidiary of the person that is not a guarantor to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the net income of Restricted Subsidiaries shall only be excluded in any calculation of Consolidated Net Income of the Company as a result of application of this clause (d) if the restriction on dividends or similar distributions results from consensual restrictions other than any restriction contained in clauses (2), (4), (5), (11), (16) and (17) of the “Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant,

(e)	the net income or loss of any person, other than a Restricted Subsidiary of the person, except to the extent of cash dividends or distributions paid to the person or to a Restricted Subsidiary of the person by such person;

(f)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date,

(g)	income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

(h)	in the case of a successor to the person by consolidation or merger or as a transferee of the referent person’s assets, any earnings or losses of the successor corporation prior to such consolidation, merger or transfer of assets,

(i)	all dividends received by the Company as described in clause (d) of the second paragraph of the definition of “Indebtedness” to the extent the Company is obligated to apply such dividends in the repayment of such Indebtedness, and

(j)	any increase in amortization or depreciation as a result of the receipt of any insurance proceeds from damage to property.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries on a consolidated basis, as of the last day of the most recently ended period for which financial statements were delivered pursuant to the covenant described under “—Reports to Holders,” determined in accordance with GAAP, after deducting therefrom (1) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long term debt), and (2) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets.

“Consolidated Non-cash Charges” means, with respect to any person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Senior Secured Leverage Ratio” means the Consolidated Leverage Ratio, but calculated by excluding all Indebtedness other than Senior Secured Indebtedness.

“Contribution Indebtedness” means Indebtedness of the Company or the Indebtedness of any Restricted Subsidiary of the Company in an aggregate principal amount not greater than twice the aggregate amount of cash contributions made to the capital of the Company or such Restricted Subsidiary after the Issue Date; provided that:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Company or such Restricted Subsidiary, as applicable, the amount in excess shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the notes; and

(2)	such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Facilities” means:

(1)	the Senior Secured Credit Facilities,

(2)	the Asset Backed Credit Facilities,

(3)	any credit agreement (and related document) or similar instrument, including any similar credit support agreements or guarantees, governing other revolving credit, working capital or term Indebtedness incurred from time to time, and

(4)	any such agreements, instruments or guarantees governing Indebtedness incurred to Refinance any Indebtedness or commitments referred to in (1), (2) and (3) whether by the same or any other lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such person that is not itself Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such person to purchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to the final maturity of the notes shall not constitute Disqualified Capital Stock if:

(1)	the “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under the caption “—Redemption—Repurchase at the Option of Holders upon Change of Control,” and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

Notwithstanding the preceding sentence, only the portion of such Capital Stock which so matures or is mandatorily redeemable or is so convertible or exchangeable prior to the final maturity of the notes shall be so deemed Disqualified Capital Stock. The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Capital Stock is to be determined pursuant to the indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent financial statements of such person.

“dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published under “Currency Rates” in the section of the Financial Times entitled “Currencies, Bonds & Interest Rates” on the date two business days prior to such determination.

“Equistar Notes” means the $150 million in aggregate principal amount of 7.55% Debentures due 2026 (assumed by Equistar Chemicals, LP) pursuant to the indenture governing the Equistar Notes dated as of January 29, 1996, as supplemented by Supplemental Indentures dated February 15, 1996, December 1, 1997, November 3, 2000, together with any other series of notes created thereunder.

“Equity Offering” means any sale of Qualified Capital Stock of the Company or any capital contribution to the equity of the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“euro Equivalent” means with respect to any monetary amount in a currency other than euro, at any time for the determination thereof, the amount of euro obtained by converting such foreign currency involved in such computation into euro at the spot rate for the purchase of euro with the applicable foreign currency as published under “Currency Rates” in the section of the Financial Times entitled “Currencies, Bonds & Interest Rates” on the date two business days prior to such determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“GAAP” means generally accepted accounting principles in the U.S. as in effect on the date of the Acquisition as adopted by the Company, except as otherwise set forth in the covenant “Reports to Holders;” provided that the Company may make a one-time election to switch to International Financial Reporting Standards, if permitted to do so by the SEC in its filings with the SEC. All ratios and calculations based on GAAP contained in the indenture shall be computed in conformity with GAAP unless the indenture otherwise provides.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) forward foreign exchange contracts or currency swap agreements, (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values, (iv) commodity price protection agreements or commodity price hedging agreements designed to manage fluctuations in prices or costs of raw materials, manufactured products or related commodities and (v) emissions trade agreements.

“Holding Company” shall mean, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which the former company, corporation or other legal entity is a subsidiary.

“Indebtedness” means with respect to any person, without duplication,

(1)	all Obligations of such person for borrowed money,

(2)	all Obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

(3)	all Capitalized Lease Obligations of such person,

(4)	all Obligations of such person issued or assumed as the deferred purchase price of property that is due more than six months after taking delivery of such property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),

(5)	all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(6)	guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

(7)	all Obligations of any other person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

(8)	all net Obligations under Currency Agreements and Interest Swap Obligations of such person,

(9)	all Receivables Financings and obligations under Asset Backed Credit Facilities, and

(10)	all Disqualified Capital Stock issued by such person and Preferred Stock issued by Restricted Subsidiaries of such person with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any which, in the case of (4) above, would appear as a liability on the balance sheet of such person in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

Notwithstanding the foregoing, “Indebtedness” shall not include:

(a)	advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

(b)	deferred taxes,

(c)	unsecured indebtedness of the Company and/or its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by the Company and/or its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness,

(d)	Indebtedness owed or incurred by any Restricted Subsidiary whose activities are limited to holding shares in Qualified Joint Ventures (but only to the extent that (a) the creditors under the relevant agreement have no recourse to the Company other than such Restricted Subsidiary; and (b) the recourse those creditors have to such Restricted Subsidiary is limited to the proceeds (if any) of dividends received by such Restricted Subsidiary in respect of such Restricted Subsidiary’s investment in such Qualified Joint Ventures),

(e)	Limited Recourse Stock Pledge or any non-recourse guarantee given solely to support such pledge,

(f)	any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or government obligations (in an amount sufficient to satisfy all such Indebtedness at the Stated Maturity thereof or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and other applicable terms of the instrument governing such Indebtedness or

(g)	Indebtedness for which irrevocable notice of redemption has been duly given and for which redemption money in the necessary amount has been irrevocably deposited with the applicable trustee or paying agent in trust for the holders of such Indebtedness.

“Independent Financial Advisor” means a firm which, in the judgment of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

“Initial Public Equity Offering” means a firm commitment underwritten offering of shares of Capital Stock of the applicable Person (1) registered on an appropriate form under the Securities Act or any similar offering in other jurisdictions or (2) listed on an internationally recognised exchange or traded on an internationally recognised market.

“Intercreditor Agreement” means (i) the intercreditor agreement dated on or about December 20, 2007 between, amongst others, the Company, certain of its subsidiaries named therein, the agents under the Senior Secured Credit Facilities and the Interim Facility and the Trustee, as amended from time to time as permitted thereunder and (ii) any additional intercreditor agreement entered into by the Company, the guarantors and the Trustee in compliance with the provisions described under “—Additional Intercreditor Agreements; Amendments to the Intercreditor Agreements” above.

“Interest Swap Obligations” means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interim Loan” means the Senior Bridge Loan Agreement dated as of December 20, 2007 by and among the Issuer, as borrower, the Company, as a parent guarantor, the lenders party thereto, the administrative agent, and the collateral agent, together with the documents related thereto (including any term loans and revolving loans thereunder, and any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Investment” means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. “Investment” excludes (i) extensions of trade credit, (ii) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees, and (iii) reimbursement obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of the Company or any of its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the “Limitation on Restricted Payments” covenant,

(1)	“Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and

(2)	the amount of any Investment in any person is the original cost of such Investment plus the cost of all additional Investments therein by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s and, in each case, has a stable or positive outlook. In the event that the Company selects any other Rating Agency pursuant to the provisions of the definition thereof, the equivalent of such ratings by such Rating Agency shall be used.

“Issue Date” means the date on which notes are first issued under the indenture.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof), but not including any interests in accounts receivable and related assets conveyed by the Company or any of its subsidiaries in connection with any Qualified Securitization Transaction.

“Limited Recourse Stock Pledge” means the pledge of the Equity Interests in any Qualified Joint Venture or any Unrestricted Subsidiary to secure non-recourse debt of such joint venture or Unrestricted Subsidiary, which pledge is made by a Restricted Subsidiary of the Company, the activities of which are limited to making and managing Investments, and owning Equity Interests, in such joint venture or Unrestricted Subsidiary, but only for so long as its activities are so limited.

“Listing” shall mean a listing of all or any part of the share capital of the Company or any of its subsidiaries or any Holding Company of the Company or any of its subsidiaries (excluding Access Industries, Inc., the Sponsor (to the extent not a subsidiary of the Company) and any such Holding Company of the Company or any of its subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its subsidiaries) on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to the Company or any of its subsidiaries or any Holding Company of the Company or any of its subsidiaries (excluding Access Industries, Inc., the Sponsor (to the extent not a subsidiary of the Company) and any such Holding Company of the Company or any of its subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its subsidiaries) in any jurisdiction or country.

“Management Agreement” means that Agreement as amended from time to time and as described under the section “Related Party Transactions—Management Agreement.”

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds (including cash received from the sale of non-cash consideration) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of

(1)	all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions),

(2)	taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

(3)	repayment of Indebtedness that is required to be repaid in connection with such Asset Sale,

(4)	all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such Asset Sale or to any other person (other than the Company or a Restricted Subsidiary of the Company) owning a beneficial interest in the assets disposed of in such Asset Sale,

(5)	the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale and

(6)	appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, the Company or any Restricted Subsidiary of the Company, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Notes Security Documents” means the mortgages, pledges, security agreements or similar agreements or related documents pursuant to which Liens are granted on property or assets in favor of the Trustee (on its own behalf and on behalf of the holders).

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means BI S.à r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg.

“Pari Passu Indebtedness” means, in the case of the notes, any Indebtedness of the Company that ranks equally in right of payment with the notes and, in the case of the guarantees, any Indebtedness of the applicable guarantor that ranks equally in right of payment to the guarantee of such guarantor.

“Paying Agent” means any Person (other than the Company and any of its Affiliates) authorized by the Company to pay the principal of (and premium, if any) or interest on any notes on behalf of the Company and perform all the other obligations and duties of a “Paying Agent” described in the indenture.

“PBGC Settlement” means the settlement agreement between LCC and the Pension Benefit Guaranty Corporation (or any successor entity) as amended, modified, restated or replaced from time to time.

“Permitted Business” means any business which is the same, similar, related or complementary to the businesses in which the Company and its Restricted Subsidiaries were engaged on the Issue Date (including, for the avoidance of doubt, following consummation of the Acquisition), except to the extent that after engaging in any new business, the Company and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar or related lines of business as were conducted by them on the Issue Date.

“Permitted	Collateral Lien” means the following types of Liens:

(1)

Liens on the Collateral (a) to secure the notes (including any additional notes) or (b) securing Indebtedness permitted to be incurred pursuant to the indenture[, provided that the assets and properties securing such Indebtedness referred to in this subclause (b) will also secure the notes on at least a second ranking basis][5]; provided further that, after giving effect to the incurrence of such Indebtedness referred to in this clause (1), the Consolidated Senior Secured Leverage Ratio is less than 4.25:1 on the date of incurrence;

(2)	Liens on the Collateral securing Indebtedness under the Senior Secured Credit Facilities permitted to be incurred pursuant to clause (2) of the definition of Permitted Indebtedness or securing the Incremental Facility (as defined in the Senior Secured Credit Facilities) permitted to be incurred pursuant to the indenture, provided that the assets and properties securing such Indebtedness will also secure the notes;

(3)	Liens on any property or assets of a Restricted Subsidiary of the Company granted in favor of the Company or any of its subsidiaries which are Guarantors; provided that any Liens of the type described in this clause (3) will be subject to the Liens granted and evidenced by the Notes Security Documents;

(4)	Liens securing obligations of the Company or any Restricted Subsidiary of the Company under Hedging Obligations permitted under the covenant described under “—Limitation on Incurrence of Additional Indebtedness”, provided that each of the parties thereto will have entered into the Intercreditor Agreement and that such Liens may not extend to or cover any assets or property other than the assets and properties that secure the notes;

(5)	Liens as in effect on the Issue Date securing the 2015 Notes and Liens on Collateral permitted under clause (2) above which also secure, the Arco Notes or the Equistar Notes;

(6)	any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (5) and clause (7) below; provided that any such extension, renewal or replacement will be no more restrictive in any material respect than the Lien so extended, renewed or replaced and will not extend in any material respect to any additional property or assets; and

(7)

Liens described in clauses (1), (3), (4), (6), (7), (8), (9), (10), (12), (13), (14), (16) (but only in respect of Liens described in clauses (1) and (12)), (17) , (19) through (22) and (28) of the definition of Permitted Liens.[6]

“Permitted Investments” means:

[5]	At least third ranking in the case of third lien notes.
[6]	Permitted Collateral Liens” definition to be deleted in the case of unsecured notes.

(1)	Investments by the Company or any Restricted Subsidiary of the Company in any person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(2)	Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated (other than pursuant to intercompany notes pledged under the Credit Facilities), pursuant to a written agreement, to the Company’s obligations under the notes and the indenture;

(3)	Investments in cash and Cash Equivalents;

(4)	loans and advances to employees, directors and officers of the Company and its subsidiaries in the ordinary course of business or as required by applicable law or for travel, relocation and related expenses;

(5)	Investments in Unrestricted Subsidiaries or joint ventures not to exceed (A) the greater of (i) $500 million or (ii) 2% of Consolidated Net Tangible Assets, plus (B)

(a)	the aggregate amount net of tax withheld at source returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments on account of such Investment,

(b)	the cash proceeds net of tax withheld at source received by the Company or any Restricted Subsidiary of the Company from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of the Company),

(c)	upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary of the Company, the fair market value of such subsidiary, and

(d)	Investments in Specified Joint Ventures in an amount not to exceed $20 million;

provided, however, that the net after-tax amount has not been included in Consolidated Net Income for the purpose of calculating clause (c)(i) in the covenant described in “Limitation on Restricted Payments” above;

(6)	Investments (including Investments in securities) received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of the Company or its Restricted Subsidiaries or received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary of the Company or in satisfaction of judgments or in settlement of any litigation or arbitration;

(7)	Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(8)	Investments existing on the Issue Date;

(9)	any Investment by the Company or a wholly owned subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

(10)	payments to any Basell Parent Company for the purposes described in clause (5) of the second paragraph of “—Certain Covenants—Limitation on Restricted Payments” which, when aggregated with the payment made under such clause, will not exceed €1.5 million in any fiscal year;

(11)	any Indebtedness of the Company to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Company from any such subsidiary which assets are subsequently conveyed by the Company to a Securitization Entity in a Qualified Securitization Transaction;

(12)	Investments through the licensing of technology in a person that is or will be as a result of such Investment a Qualified Joint Venture, or Investments through the licensing, contribution or transactions that economically result in a contribution in kind of intellectual property pursuant to joint venture arrangements, in each case in the ordinary course of business;

(13)	purchase of shares of Shell and BASF required to satisfy Basell B.V.’s obligations under its stock option plans and stock appreciation rights as such plans were in effect on the Issue Date;

(14)	Investments held by any person (other than an Affiliate of the Company) that becomes a Restricted Subsidiary of the Company; provided that such Investments were not acquired in contemplation of the acquisition of such person;

(15)	Hedging Obligations entered into in the ordinary course of business and otherwise permitted under the indenture;

(16)	Limited Recourse Stock Pledges; and

(17)	any Investment in a Permitted Business having an aggregate value, taken together with all other Investments made pursuant to this clause (17) that are at that time outstanding, not to exceed $250 million (with the fair market value of each such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means the following types of Liens:

(1)	Liens existing on the Issue Date or which are required to come into effect as a result of existing contractual provisions (including the extension, re-issuance or renewal of such Liens);

(2)	Liens securing Indebtedness under Credit Facilities permitted to be incurred pursuant to, and in an amount no greater than that specified in, clause (2) of the definition of “Permitted Indebtedness”;

(3)	Liens securing Indebtedness under Asset Backed Credit Facilities permitted by clause (14)(i) of the definition of “Permitted Indebtedness” contained in the covenant under the caption “Limitation of Incurrence of Additional Indebtedness,” Qualified Securitization Transactions and Receivables Financings; provided that any Liens in respect of Receivables Financings which are recourse to the Company or any Restricted Subsidiary (other than any Securitization Entity) shall be limited to accounts receivable, inventory, the Equity Interests in, and intercompany Indebtedness owed by, any Securitization Entity, related books and records and the accounts and proceeds thereof together with any returned goods therefrom;

(4)	Liens on any property or assets of a Restricted Subsidiary of the Company that is not a guarantor granted in favor of the Company, a Restricted Subsidiary of the Company that is a guarantor or any wholly-owned Restricted Subsidiary of the Company;

(5)	Liens securing any Capitalized Lease Obligation and Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (13)(b) of the definition of “Permitted Indebtedness” covering only the property or assets acquired with such Indebtedness;

(6)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(7)	statutory Liens of landlords, carriers, vendor, pipeline, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising in the ordinary course of business of the Company or any Restricted Subsidiary of the Company and with respect to amounts are not overdue for a period of more than 30 days or not yet subject to penalties for non-payment or being contested in good faith by appropriate proceedings or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(8)	Liens for taxes, assessments, government charges or claims that are extinguished within 60 days of notice of their existence, are not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings;

(9)	Liens incurred or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory obligations, surety, judgment or appeal bonds, completion guarantee, surety, letters of credit, performance bonds, guarantees or other obligations of a like nature incurred in the ordinary course of business (other than obligations for the payment of borrowed money);

(10)	zoning restrictions, minor survey exceptions, minor encumbrances, easements, licenses, reservations of, or rights of others for, licenses reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects or zoning or other restrictions as to the use of real property or Liens incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(11)	Liens arising by reason of any judgment, decree or order of any court so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(12)	Liens on property of, or on shares of Capital Stock or Indebtedness of, any person existing at the time such property or person is acquired by, merged, amalgamated with or into or consolidated with, the Company or any Restricted Subsidiary of the Company; provided that such Liens (a) do not extend to or cover any property or assets of the Company or any Restricted Subsidiary of the Company other than the property or assets acquired (other than assets and property affixed or appurtenant thereto) or than those of the Person merged into or consolidated with the Company or Restricted Subsidiary of the Company and (b) were created prior to, and not in connection with or in contemplation of, such acquisition, merger, amalgamation or consolidation;

(13)	Liens securing Hedging Obligations of the Company or any Restricted Subsidiary of the Company permitted under clause (4) of the definition of “Permitted Indebtedness” or any collateral for the Indebtedness to which such Hedging Obligations relate;

(14)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance);

(15)	Liens made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any Restricted Subsidiary of the Company in the ordinary course of business, including rights of offset and set-off;

(16)	any extension, amendment, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (15); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, amended, renewed or replaced and shall not extend to any additional property or assets;

(17)	Liens securing Indebtedness incurred to modify, refinance, defease, refund, extend, renew or replace Indebtedness that has been secured by a Lien permitted by the indenture; provided that (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18)	Liens in favor of the Company or any Restricted Subsidiary of the Company;

(19)	Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person;

(20)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(21)	any interest or title of a lessor in the property subject to any lease other than a Capitalized Lease Obligations;

(22)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such person’s obligations in respect of documentary letters of credit, liens on documents of title in respect of documenting letters of credit or banker’s acceptances issues or credit for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(23)	Liens granted to the trustee for its compensation and indemnities pursuant to the indenture;

(24)	lease or subleases or licenses or sublicenses of real property or patents, trade secrets, trademarks, copyrights, know-how and other intellectual property granted in the ordinary course of business to others that do not materially interfere with the ordinary course of business of the Company and the Restricted Subsidiaries of the Company;

(25)	Liens incurred of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $250 million at any one time outstanding;

(26)	Liens on receivables and assets related thereto incurred in connection with a Qualified Securitization Transaction;

(27)	Liens over shares in joint-ventures or over dividends in respect thereof or in any Restricted Subsidiary of the Company acting as a special purpose vehicle with the sole purpose to hold shares in a joint-venture to secure Indebtedness or other obligations of such joint-venture or Restricted Subsidiary of the Company;

(28)	any netting or set-off arrangements entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any Restricted Subsidiary of the Company (including pursuant to any Treasury Services Agreement);

(29)	Liens resulting from any Limited Recourse Stock Pledge;

(30)	any Lien arising as a result of a sale, transfer or other disposal which is an Asset Sale in compliance with “—Limitation on Asset Sales”;

(31)	Liens securing Acquired Indebtedness permitted to be incurred under the indenture; provided that such Liens were in existence prior to the contemplation of the incurrence of such Indebtedness under the indenture; provided further such Liens do not extend to or over any property or assets not subject to such Lien at the time of such incurrence other than any assets acquired thereafter which are required to be pledged pursuant to the terms of such Indebtedness;

(32)	from and after the first date when the notes have an Investment Grade Rating, any Liens other than on any manufacturing facility in the U.S. and any Member State of the European Union (as it existed on December 31, 2003);

(33)	Liens arising by reason of deposits necessary to qualify the Issuer or any other Restricted Subsidiary of the Company to conduct business, maintain self insurance or comply with any law and Liens securing the PBGC Settlement;

(34)	Liens arising from precautionary Uniform Commercial Code financing statement filings;

(35)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of banking or other financial institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions and (iv) arising under clause 18 of the general conditions of a bank operating in The Netherlands or Germany based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond) or analogous conditions in other jurisdictions provided that where such condition is not regularly imposed, the Issuer and the Guarantors shall use all reasonable efforts to procure a waiver of such right by the respective account bank;

(36)	Liens (i) on cash advances in favor of the seller of any property to be acquired in or monies placed in escrow pursuant to a Permitted Investment to be applied against the purchase price for such Permitted Investment, (ii) over assets being acquired pursuant to a Permitted Investment (or any other Investment made in compliance with the “Limitation on Restricted Payments” covenant) pending payment in full of the purchase price, (iii) consisting of an agreement to dispose of any property in an Asset Sale permitted under the indenture and (iv) consisting of intellectual property licenses permitted under clause (12) of the definition of “Permitted Investments”; and

(37)	[to the extent not included in clauses (1) through (36) above, Permitted Collateral Liens.][7]

“Preferred Stock” of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

“Public Indebtedness” means any indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) listed on a recognized securities exchange or (c) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the U.S. Securities Exchange Commission for public resale.

[7]	To be deleted in the case of unsecured notes.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Development Agency Debt” means Indebtedness which (i) has a Weighted Average Life to Maturity at least 6 months longer than the notes, (ii) bears interest at a rate lower than the lowest rate on the Senior Secured Credit Facilities at the date such Indebtedness is incurred, and (iii) is issued by, or guaranteed by, a state development bank or like governmental agency or organization.

“Qualified Joint Venture” means (1) any person that is not a subsidiary of the Company or any of its Restricted Subsidiaries that the Company or any of its Restricted Subsidiaries has a direct or indirect ownership interest in that is engaged in a Permitted Business or (2) any entity through which the Company has an ownership interest as described in clause (1), in the case of (1) and (2), for which the Sponsor does not hold an ownership interest (other than through its ownership interest in the Company).

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to

(1)	a Securitization Entity or to the Company which subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or any of its subsidiaries) and

(2)	any other person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

Following the Initial Public Equity Offering of a Basell Parent Company, references in the foregoing definition to “the Company” shall be deemed also to refer to such Basell Parent Company.

“Rating Agency” means (1) S&P or (2) Moody’s or (3) if neither S&P nor Moody’s shall exist, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Financings” means factoring, securitizations of receivables or any other receivables financing (including, without limitation, through the sale of receivables in a factoring arrangement or through the sale of receivables to lenders or to special purpose entities formed to borrow from such lenders against such receivables), whether or not recourse to the Company or any of its Restricted Subsidiaries.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the Fixed Charge Coverage Ratio test set forth in the “Limitation on Incurrence of Additional Indebtedness” covenant (including Indebtedness incurred prior to the Issue Date under the equivalent provision of the Interim Loan) or Indebtedness described in clauses (1), (3), (10), (17), (18) or (19) of the definition of “Permitted Indebtedness,” in each case that does not

(1)	result in an increase in the aggregate principal amount of Indebtedness of such person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses and fees incurred by the Company in connection with such Refinancing) or

(2)	create Indebtedness with

(a)	a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or

(b)	a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

(3)	comprise Indebtedness, Disqualified Stock or Preferred Stock of a subsidiary of the Company (other than the Issuer) that is not a guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company, the Issuer or any guarantor;

provided that if such Indebtedness being Refinanced is subordinated or junior to the notes, then such Refinancing Indebtedness shall be subordinated on terms at least as favorable to holders of the notes as those contained in the documentation governing the Indebtedness being Refinanced.

“Registration Rights Agreement” means the Registration Rights Agreement to be dated the Issue Date among the Issuer, the Company, the other guarantors and the Initial Purchasers.

“Responsible Officer” means any officer within the Corporate Trust Administration group of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means to

(1)	declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends or distributions payable solely to the Company or a Restricted Subsidiary of the Company, and other than pro rata dividends or other distributions made by a Subsidiary that is not a wholly-owned Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock,

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock,

(3)	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the notes (other than the purchase, repurchase or other acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition or which is owed to a Restricted Subsidiary of the Company) or

(4)	make any Investment other than Permitted Investments.

“Restricted Subsidiary” of any person means any subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to the Company or a Restricted Subsidiary of the Company of any property, whether owned by the Company or any Restricted Subsidiary of the Company on the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property.

“Securitization Entity” means Basell Capital Corporation, Basell Polyolefins Company BVBA, Lyondell Basell Receivables I, LLC and each other entity to which the Company or any subsidiary of the Company transfers, directly or indirectly, accounts receivable or equipment and related assets which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity

(1)	no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

(a)	is guaranteed by the Company or any subsidiary of the Company (other than the Securitization Entity), excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings,

(b)	is recourse to or obligates the Company or any subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

(c)

subjects any property or asset of the Company or any subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization

Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Company or any subsidiary of the Company,

(2)	with which neither the Company nor any subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity (other than Standard Securitization Undertakings), and

(3)	to which neither the Company nor any subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than Standard Securitization Undertakings).

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions. Following the Initial Public Equity Offering of a Basell Parent Company, references in the foregoing definition to “the Company” shall be deemed also to refer to such Basell Parent Company.

“Senior Secured Credit Facilities” means the Credit Agreement dated as of December 20, 2007 by and between, among others, the company, Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citicorp North America Inc., as Administrative Agent, Collateral Agent and Swingline Lender, together with the documents related thereto (including any term loans and revolving loans thereunder or which may be split out or refinanced by any separate facility agreement, and any guarantees and security documents), as amended, extended, renewed, replaced, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Senior Secured Indebtedness” means any Indebtedness secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries and the Lien securing such Indebtedness ranks equally with or prior to the Lien securing the notes (excluding Indebtedness under Qualified Securitization Transactions, the Asset Backed Credit Facilities and the 2015 Notes).

“Significant Subsidiary” means any Restricted Subsidiary of the Company which, at the date of determination, is a “Significant Subsidiary” as such term is defined in Regulation S-X under the Exchange Act, as such regulation is in effect on the Issue Date; provided that in no event shall “Significant Subsidiary” include any subsidiary that would otherwise be a Significant Subsidiary solely by virtue of the size of a loss it has incurred.

“Specified Assets” means [list of relevant dispositions from Schedule 7.05(k) to the Senior Secured Credit Facilities].

“Specified Joint Ventures” means Al-Waha Petrochemical Company and Saudi Ethylene and Polyethylene Company.

“Sponsor” shall mean:

(a)	the Blavatnik Group; and/or

(b)	other funds, limited partnerships or companies managed or controlled by Mr. Leonard Blavatnik including, without limitation, AI Petrochemicals for so long as so managed or controlled.

“Standard Securitization Undertakings” means representations, warranties, undertakings, covenants and indemnities entered into by the Company or any subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction. Following the Initial Public Equity Offering of a Basell Parent Company, references in the foregoing definition to “the Company” shall be deemed also to refer to such Basell Parent Company.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond our control unless such contingency has occurred).

“Subordinated Indebtedness” means Indebtedness of the Company or any guarantor which is expressly subordinated in right of payment to the notes or the guarantee of such guarantor, as the case may be.

“subsidiary” means with respect to any person, (1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more subsidiaries of such person or by such person and one or more subsidiaries thereof (2) any other person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such person, one or more subsidiaries thereof or such person and one or more subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions), (3) any partnership (a) the sole general partner of the managing partner of which is such person or a subsidiary of such person or (b) the only general partners of which are such person or one or more subsidiaries of such person (or any combination thereof), or (4) for so long as the Company or any of its Restricted Subsidiaries has a 50% ownership interest in Lyondell Bayer Manufacturing Maasvlakle VOF, Lyondell Bayer Manufacturing Maasvlakle VOF.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated as of December 18, 2007 as in effect on the Closing Date under which the Company and its subsidiaries agree to make payments (the “Tax Payments”) to Nell Limited; providing for (i) payments of up to 17.5% of the amount of those Dutch or French net operating losses of entities of the Company and its Restricted Subsidiaries that arose in taxable years ending prior to 2007 and that are scheduled thereto (the “Qualifying Net Operating Loss Carryovers”), (ii) maximum aggregate Tax Payments of not more than $175,000,000 and (iii) any Tax Payment thereunder is to be accompanied by a certificate from independent counsel to the Company or its parent company that (x) such Tax Payment will be used by an indirect U.S.-taxpayer shareholder to pay taxes associated with taxable income of the Company and/or its subsidiaries taxable to such shareholder by reason of such shareholder’s indirect ownership of the Company and its subsidiaries and (y) as a result of the utilization of Qualifying Net Operating Loss Carryovers by the subsidiaries of the Company, the U.S.-taxpayer shareholder’s U.S. federal income tax liabilities for such taxable year was increased by an amount equal to such Tax Payment. Payments under the Tax Sharing Agreement are to be made promptly after the certificate is provided and in any event within 90 days after the end of the fiscal year in which the Qualifying Net Operating Loss Carryovers are used.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. sections 77aaa-77bbbb) as in effect on the Issue Date.

“Treasury Services Agreement” means any agreement between any guarantor or Restricted Subsidiary of the Company and any Hedge Bank (as defined in the Senior Secured Credit Facilities) relating to treasury, depository, and cash management services, employee credit card arrangements or automated clearinghouse transfer of funds.

“Unrestricted Subsidiary” of any person means:

(1)	any subsidiary of such person that at the time of determination has been designated an Unrestricted Subsidiary and

(2)	any subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any of its subsidiaries (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary of the Company if:

(a)	such subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, the Company or any other subsidiary of the Company that is not a subsidiary of the subsidiary to be so designated;

(b)	such designation complies with the “Limitation on Restricted Payments” covenant; and

(c)	each subsidiary to be designated as an Unrestricted Subsidiary and each of its subsidiaries has not at the time of designation, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries unless otherwise permitted under the indenture.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(i)	immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant;

(ii)	immediately before and immediately after giving effect to such designation, no default or Event of Default will have occurred and be continuing;

(iii)	any Guarantee by the Company or any Restricted Subsidiary of the Company of any Indebtedness of the subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; and

(iv)	if applicable, the Investment and incurrence of Indebtedness referred to in (ii) above would be permitted under the covenants described above under the captions “Certain Covenants—Limitation on Restricted Payments” and “Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution approving the designation and an officers’ certificate certifying that the designation complied with the indenture.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or persons performing similar functions) of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the then outstanding aggregate principal amount of such Indebtedness by

(2)	the sum of the total of the products obtained by multiplying

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Exhibit E

[Final Form]

REGISTRATION RIGHTS AGREEMENT1

Dated as of [—], 2008

by and among

LyondellBasell Finance Company,

the Guarantors party hereto

and

the Selling Noteholders named herein

[1]	Document to be modified to cover tranches issued on the Exchange Date or in a Bond Request, as applicable.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is made and entered into this [—] day of [—], 2008, among LyondellBasell Finance Company, a Delaware corporation (the “Company”), each of the guarantors listed in Schedule A attached hereto2 (the “Guarantors” and, together with the Company, the “Issuers”), and each Selling Noteholder set forth on Schedule B attached hereto (collectively, the “Selling Noteholders”).

This Agreement is made pursuant to the Exchange Agreement, dated as of [—], 2008, among LyondellBasell Industries AF S.C.A., the Company and the Selling Noteholders (the “Exchange Agreement”) which provides for the issuance by the Company to the Selling Noteholders of $[—] aggregate principal amount of US$ denominated [—]% Senior Second Lien Notes due 2015 (the “Dollar Second Lien Notes”), €[—] aggregate principal amount of Euro dominated [—]% Senior Second Lien Notes due 2015 (the “Euro Second Lien Notes” and, together with the Dollar Second Lien Notes, the “Second Lien Notes”), $[—] aggregate principal amount of US$ denominated [—]% Senior Third Lien Notes due 2015 (the “Dollar Third Lien Notes”), €[—] aggregate principal amount of Euro dominated [—]% Senior Third Lien Notes due 2015 (the “Euro Third Lien Notes” and, together with the Dollar Third Lien Notes, the “Third Lien Notes”), $[—] aggregate principal amount of US$ denominated [—]% Senior Unsecured Notes due 2015 (the “Dollar Unsecured Notes”), €[—] aggregate principal amount of Euro dominated [—]% Senior Unsecured Notes due 2015 (the “Euro Unsecured Notes” and, together with the Dollar Unsecured Notes, the “Unsecured Notes”) in exchange for Loans (as defined therein) held by such Selling Noteholders or their Affiliates and the subsequent resale by such Selling Noteholders of their Notes. The Second Lien Notes, the Third Lien Notes and the Unsecured Notes together are referred to as the Notes (“Notes”). The Company’s obligations under the Notes are unconditionally guaranteed (the “Guarantees” and, together with the Notes, the “Securities”) by the Guarantors. In order to induce the Selling Noteholders to consummate the transactions contemplated by the Exchange Agreement and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged the Issuers have agreed to provide to the Selling Noteholders and their direct and indirect transferees the registration rights set forth in this Agreement.

In consideration of the foregoing, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following capitalized defined terms shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended from time to time.

[2]	Schedule to exclude Basell Benelux B.V., Millennium Petrochemicals Inc., Millennium Speciality Chemicals Inc., Millennium US OpCo LLC and Lyondell Chemie Nederland B.V.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Affiliate” shall have the meaning set forth in Rule 405 under the 1933 Act.

“Bridge Agreement” shall mean the Bridge Loan Agreement, originally dated as of December 20, 2007 between, amongst others, the Company, the Guarantors and the lenders named therein as thereafter amended, amended and restated, or otherwise modified.

“Closing Date” shall mean the day of the Closing Time as defined in the Exchange Agreement.

“Company” shall have the meaning set forth in the preamble and shall also include the Company’s successors.

“Depositary” shall mean The Depository Trust Company, Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system, Euroclear or Clearstream or any other depositary appointed by the Company.

“Exchange Agreement” shall have the meaning set forth in the preamble.

“Exchange Offer” shall mean the exchange offer by the Company of Exchange Securities for Registrable Securities pursuant to Section 2.1 hereof.

“Exchange Offer Registration” shall mean a registration under the 1933 Act effected pursuant to Section 2.1 hereof.

“Exchange Offer Registration Statement” shall mean an exchange offer registration statement of the Issuers on an appropriate form under the 1933 Act, and all amendments and supplements to such registration statement, including the Prospectus contained therein, all exhibits thereto and all documents incorporated by reference therein.

“Exchange Period” shall have the meaning set forth in Section 2.1 hereof.

“Exchange Securities” shall mean [(a) the second lien notes issued by the Company and Guaranteed by the Guarantors containing terms identical to the Second Lien Notes in all material respects (except that (i) interest thereon shall accrue from the last date on which interest was paid on the Second Lien Notes, or if no such interest has been paid, the last date on which interest was paid on the Loans exchanged for such Notes under the Bridge Agreement and (ii) the transfer restrictions thereon shall be eliminated), to be offered to Holders of Second Lien Notes in exchange for Registrable Securities in the form of Second Lien Notes pursuant to the Exchange Offer, (b) the third lien notes issued by the Company and Guaranteed by the Guarantors containing terms identical to the Third Lien Notes in all material respects (except that (i) interest thereon shall accrue from the last date on which interest was paid on the on the Third Lien Notes or, if no such interest has been paid, the last date on which interest was paid on the Loans exchanged for such Notes under the Bridge Agreement and (ii) the transfer restrictions thereon shall be eliminated), to be offered to Holders of Third Lien Notes in exchange for Registrable Securities in the form of Third Lien Notes pursuant to the Exchange Offer and (c) the unsecured notes issued by the Company and Guaranteed by the Guarantors containing terms identical to the Unsecured Notes in all material respects (except that (i) interest thereon shall accrue from the last date on which interest was paid on the Unsecured Notes or, if no such interest has been paid, the last date on which interest was paid on the Loans exchanged for such Notes under the Bridge Agreement and (ii) the transfer restrictions thereon shall be eliminated)], to be offered to Holders of the Unsecured Notes in exchange for Registrable Securities in the form of Unsecured Notes pursuant to the Exchange Offer.

“Freely Tradable” shall mean the Securities or Private Exchange Securities, as the case may be, (a) that are eligible to be sold by a person who has not been an Affiliate of the Company during the preceding 90 days without any volume or manner of sale restrictions under Rule 144 of the Securities Act, (b) for which the Company has provided a certificate to the Trustee instructing the trustee that the restricted legend thereon no longer applies and (c) that have been assigned an unrestricted CUSIP number.

“Guarantees” shall have the meaning set forth in the preamble.

“Guarantors” shall have the meaning set forth in the preamble and shall also include their respective successors.

“Holder” shall mean a Selling Noteholder, for so long as it owns any Registrable Securities, and each of its successors, assigns and direct and indirect transferees who become registered owners of Registrable Securities under the Indenture and each Participating Broker-Dealer that holds Exchange Securities for so long as such Participating Broker-Dealer is required to deliver a prospectus meeting the requirements of the 1933 Act in connection with any resale of such Exchange Securities.

“Indentures” shall mean the Second Lien Indenture, the Third Lien Indenture and/or the Unsecured Notes Indenture, as applicable.

“Issuers” shall have the meaning set forth in the preamble and shall also include their respective successors.

“Majority Holders” shall mean each of (i) the Holders of a majority of the Dollar Equivalent (as defined in the Second Lien Indenture) aggregate principal amount of outstanding Registrable Securities in the form of Second Lien Notes, (ii) Holders of a majority of the Dollar Equivalent (as defined in the Third Lien Indenture) aggregate principal amount of outstanding Registerable Securities in the form of Third Lien Notes and (iii) Holders of a majority of the Dollar Equivalent (as defined in the Unsecured Notes Indenture) aggregate principal amount of outstanding Registerable Securities in the form of Unsecured Notes in each case voting separately as a class; provided that whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company, a Guarantor or any Affiliate (as defined in the Indenture) of the Company shall be disregarded in determining whether such consent or approval was given by the Holders of such required percentage amount.

“Non-U.S. Guarantor” shall mean any Guarantor which is organized under the laws of a jurisdiction other than the United States of America.

“Participating Broker-Dealer” shall mean any Selling Noteholder which is broker-dealer which makes a market in the Securities and exchanges Registrable Securities in the Exchange Offer for Exchange Securities.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Private Exchange” shall have the meaning set forth in Section 2.1 hereof.

“Private Exchange Securities” shall have the meaning set forth in Section 2.1 hereof.

“Prospectus” shall mean the prospectus included in a Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including any such prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by a Shelf Registration Statement, and by all other amendments and supplements to a prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Registrable Securities” shall mean the Securities and, if issued, the Private Exchange Securities; provided, however, that the Securities and, if issued, the Private Exchange Securities, shall cease to be Registrable Securities when (i) a Registration Statement with respect to such Securities or Private Exchange Securities for the exchange or resale thereof, as the case may be, shall have been declared effective under the 1933 Act and such Securities shall have been disposed of pursuant to such Registration Statement, (ii) such Securities or Private Exchange Securities, as the case may be, are Freely Tradable, (iii) such Securities or Private Exchange Securities, as the case may be, shall have ceased to be outstanding or (iv) with respect to the Securities, the Exchange Offer is consummated (except in the case of Securities acquired from the Company that have continued to be held by the Selling Noteholders ).

“Registration Expenses” shall mean any and all expenses incident to performance of or compliance by the Company with this Agreement, including without limitation: (i) all SEC, stock exchange or the Financial Industry Regulatory Authority (“FINRA”) registration and filing fees, including, if applicable, the fees and expenses of any “qualified independent underwriter” (and its counsel) that is required to be retained by any holder of Registrable Securities in accordance with the rules and regulations of the FINRA, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of the FINRA (including reasonable fees and disbursements of counsel for any underwriters or Holders in connection with blue sky qualification of any of the Exchange

Securities or Registrable Securities and any filings with the FINRA), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements and other documents relating to the performance of and compliance with this Agreement (it being agreed that the Company will pay printer’s expenses for production of Prospectuses but shall not be responsible for the costs of the production of a physically printed Registration Statement or Prospectus), (iv) all fees and expenses incurred in connection with the listing, if any, of any of the Registrable Securities and the Exchange Securities on any securities exchange or exchanges, (v) all rating agency fees, (vi) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, (vii) the fees and expenses of the Trustees and any escrow agent or custodian and (viii) any fees and expenses of any special experts retained by the Company in connection with any Registration Statement.

“Registration Statement” shall mean any registration statement of the Issuers which covers any of the Exchange Securities or Registrable Securities pursuant to the provisions of this Agreement, and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“SEC” shall mean the Securities and Exchange Commission or any successor agency or government body performing the functions currently performed by the United States Securities and Exchange Commission.

“Second Lien Indenture” shall mean the Indenture relating to the Second Lien Notes, dated as of [—], 20[    ], between the Company and [the Bank of New York], as trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Selling Noteholder” or “Selling Noteholders” shall have the meaning set forth in the preamble.

“Shelf Registration” shall mean a registration effected pursuant to Section 2.2 hereof.

“Shelf Registration Statement” shall mean a “shelf” registration statement of the Issuers pursuant to the provisions of Section 2.2 of this Agreement which covers all of the Registrable Securities or all of the Private Exchange Securities on an appropriate form under Rule 415 under the 1933 Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Third Lien Indenture” shall mean the Indenture relating to the Third Lien Notes, dated as of [—], 200[    ], between the Company and [the Bank of New York], as trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Trustees” shall mean the trustee with respect to the Second Lien Notes under the Second Lien Indenture and/or the trustee with respect to the Third Lien Notes under the Third Lien Indenture, as applicable.

“Unsecured Notes Indenture” shall mean the Indenture relating to the Unsecured Notes, dated as of [—], 20[    ], between the Company and [the Bank of New York], as trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

2. Registration Under the 1933 Act.

2.1 Exchange Offer. In lieu of filing the Shelf Registration Statement described in Section 2.2 (but not in lieu of the Shelf Registration Statement required in respect of Private Exchange Securities), the Issuers may effect an Exchange Offer pursuant to this Section 2.1. To effect an Exchange Offer, the Issuers shall, to the extent not prohibited by any applicable law or interpretation of the staff of the SEC, for the benefit of the Holders, at the Issuers’ cost, (A) prepare and use their reasonable best efforts to file with the SEC an Exchange Offer Registration Statement with respect to a proposed Exchange Offer and the issuance and delivery to the Holders, in exchange for the Registrable Securities (other than Private Exchange Securities) in the form of Second Lien Notes, of a like principal amount of Exchange Securities described in clause (a) of the definition thereof, for Registerable Securities (other than Private Exchange Securities) in the form of Third Lien Notes, of a like principal amount of Exchange Securities described in clause (b) of the definition thereof and for Registerable Securities (other than Private Exchange Securities) in the form of Unsecured Notes, of a like principal amount of Exchange Securities described in clause (c) of the definition thereof by the later of (i) March 31, 2009 and (ii) 90 days after the date on which the Notes were first issued, (B) use their commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the 1933 Act by the later of (i) June 30, 2009 and (ii) 90 days after the filing of the Exchange Offer Registration Statement, (C) use their best efforts to keep the Exchange Offer Registration Statement effective until the closing of the Exchange Offer and (D) use their best efforts to cause the Exchange Offer to be consummated not later than 45 days following the effectiveness of the Exchange Offer Registration Statement; provided, however, that the time periods set forth in clause (A) above may be extended at the written request of a majority of the Joint Lead Arrangers delivered on or prior to the date of delivery of the Sale Notice (as defined in the Bridge Agreement) in which case the time period in clause (B) will be extended by an equivalent period. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuers shall promptly commence the Exchange Offer, it being the objective of such Exchange Offer to enable each Holder eligible and electing to exchange Registrable Securities for Exchange Securities (assuming that such Holder (a) is not an Affiliate of any Issuer, (b) is not a broker-dealer tendering Registrable Securities acquired directly from the Issuers for its own account, (c) acquired the Exchange Securities in the ordinary course of such Holder’s business and (d) has no arrangements or understandings with any Person to participate in the Exchange Offer for the purpose of distributing the Exchange Securities) to transfer such Exchange Securities from and after their receipt without any limitations or restrictions under the 1933 Act and under state securities or blue sky laws.

In connection with the Exchange Offer, the Issuers shall:

(a) mail as promptly as practicable to each Holder a copy of the Prospectus forming part of the Exchange Offer Registration Statement, together with an appropriate letter of transmittal and related documents;

(b) keep the Exchange Offer open for acceptance for a period of not less than 30 calendar days after the date notice thereof is mailed to the Holders (or longer if required by applicable law) (such period referred to herein as the “Exchange Period”);

(c) utilize the services of the Depositary for the Exchange Offer;

(d) permit Holders to withdraw tendered Registrable Securities at any time prior to 5:00 p.m. (New York City Time), on the last business day of the Exchange Period, by sending to the institution specified in the notice, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Registrable Securities delivered for exchange, and a statement that such Holder is withdrawing such Holder’s election to have such Securities exchanged;

(e) notify each Holder that any Registrable Security not tendered will remain outstanding and continue to accrue interest, but will not retain any rights under this Agreement (except in the case of the Selling Noteholders and Participating Broker-Dealers as provided herein); and

(f) otherwise comply in all respects with all applicable laws relating to the Exchange Offer.

If, prior to consummation of the Exchange Offer, the Selling Noteholders, collectively, hold any Securities acquired by them directly from the Company in an amount greater than the equivalent of $100 million, the Issuers upon the request of any Selling Noteholder shall, simultaneously with the delivery of the Exchange Securities in the Exchange Offer, issue and deliver to such Selling Noteholder in exchange (the “Private Exchange”) for the Securities held by such Selling Noteholder in the form of Second Lien Notes, a like principal amount of second lien debt securities, and for Securities held by such Selling Noteholder in the form of Third Lien Notes, a like principal amount of third lien debt securities and for securities held by such Selling Noteholder in the form of Unsecured Notes, a like principal amount of unsecured debt securities, in each case issued by the Company and guaranteed by the Guarantors, that are identical (except that such securities shall bear appropriate transfer restrictions) to the equivalent Exchange Securities (the “Private Exchange Securities”).

If any Holder of Registrable Securities in an amount greater than the equivalent of $100 million sends a notice to the Issuers prior to the consummation of the Exchange Offer stating that in such Holder’s reasonable belief (as confirmed by advice of counsel reasonably satisfactory to the Issuers) it cannot rely on the no-action position of the SEC to the effect that such Holder’s Exchange Notes or Private Exchange Notes would be freely saleable (i.e., without registration or prospectus delivery), the Issuers shall file with the SEC a Shelf Registration Statement pursuant to Section 2.2 hereof as promptly as practicable (but for the avoidance of doubt, the Issuers shall not be required to file such Shelf Registration Statement earlier than the date required for filing set forth in Section 2.2) relating to the offer and sale of such Holder’s Exchange Securities or Private Exchange Notes, as the case may be.

The Exchange Securities and the Private Exchange Securities shall be issued under its related Indenture, which shall have been qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), or be exempt from such qualification and shall provide that the Exchange Securities shall not be subject to the transfer restrictions set forth in the Indenture but that the Private Exchange Securities shall be subject to such transfer restrictions. Each Indenture shall provide that the Exchange Securities, the Private Exchange Securities and the Securities issued thereunder shall vote and consent together on all matters as one class and that none of the Exchange Securities, the Private Exchange Securities or the Securities will have the right to vote or consent as a separate class on any matter. The Private Exchange Securities in the form of second lien debt securities, in the form of third lien debt securities and in the form of unsecured debt securities shall be of the same series as and the Issuers shall use all commercially reasonable efforts to have the Private Exchange Securities bear the same CUSIP, ISIN and common code numbers as the equivalent series of Exchange Securities. The Issuers shall not have any liability under this Agreement solely as a result of such Private Exchange Securities not bearing the same CUSIP, ISIN or common code number as their equivalent Exchange Securities.

As soon as practicable after the close of the Exchange Offer and/or the Private Exchange, as the case may be, the Issuers shall:

(i) accept for exchange all Registrable Securities duly tendered and not validly withdrawn pursuant to the Exchange Offer in accordance with the terms of the Exchange Offer Registration Statement and the letter of transmittal which shall be an exhibit thereto;

(ii) accept for exchange all Securities properly tendered pursuant to the Private Exchange;

(iii) deliver to the applicable Trustee for cancellation all Registrable Securities so accepted for exchange; and

(iv) cause each Trustee promptly to authenticate and deliver Exchange Securities or Private Exchange Securities, as the case may be, to each Holder of Registrable Securities so accepted for exchange in a principal amount equal to the principal amount of the Registrable Securities of such Holder so accepted for exchange.

Interest on each Exchange Security and Private Exchange Security will accrue from the last date on which interest was paid on the Registrable Securities surrendered in exchange therefor or, if no interest has been paid on the Registrable Securities, from the date of original issuance. The Exchange Offer and the Private Exchange shall not be subject to any conditions, other than (i) that the Exchange Offer or the Private Exchange, or the making of any exchange by a Holder, does not violate applicable law or any applicable interpretation of the staff of the SEC, (ii) the due tendering of Registrable Securities in accordance with the Exchange Offer and the Private Exchange, (iii) that each Holder of Registrable Securities exchanged in the Exchange Offer shall have represented that it is not an Affiliate of the Company or, if it is an Affiliate, that such holder will comply with the registration and prospectus delivery requirements of the 1933 Act to the extent applicable, that all Exchange Securities to be received by it shall be acquired in the ordinary course of its business and that at the time of the consummation of the Exchange Offer it shall have no arrangement or understanding with any person to participate in the distribution (within the meaning of the 1933 Act) of the Exchange Securities and shall have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of Form S-4 or other appropriate form under the 1933 Act available and (iv) that no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer or the Private Exchange which, in the Issuers’ judgment, would reasonably be expected to impair the ability of the Issuers to proceed with the Exchange Offer or the Private Exchange. The Issuers shall inform the Selling Noteholders of the names and addresses of the Holders to whom the Exchange Offer is made, and the Selling Noteholders shall have the right to contact such Holders and otherwise facilitate the tender of Registrable Securities in the Exchange Offer.

2.2 Shelf Registration Absent effecting an Exchange Offer in accordance with Section 2.1 (or in respect of Private Exchange Securities under the terms of the third paragraph of Section 2.1), the Issuers shall:

(a) As promptly as practicable, use their reasonable best efforts to file with the SEC, and thereafter shall use their commercially reasonable best efforts to cause to be declared effective by the later of (i) June 30, 2009 and (ii) 180 days after the Notes are first issued, a Shelf Registration Statement relating to the offer and sale of the Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by the Majority Holders participating in the Shelf Registration and set forth in such Shelf Registration Statement; provided, however, that the time periods set forth in this clause (a) may be extended at the written request of a majority of the Joint Lead Arrangers delivered on or prior to the date of delivery of the Sale Notice (as defined in the Bridge Agreement).

(b) Use their best efforts (subject to Section 2.4(a)) to keep the Shelf Registration Statement continuously effective in order to permit the Prospectus forming part thereof to be usable by Holders for a period of one year from the date the Shelf Registration Statement is declared effective by the SEC, or for such shorter period that will terminate when all Registrable Securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or cease to be outstanding or otherwise to be Registrable Securities (the “Effectiveness Period”); provided, however, that the Effectiveness Period in respect of the Shelf Registration

Statement shall be extended to the extent required to permit dealers to comply with the applicable prospectus delivery requirements of Rule 174 under the 1933 Act and as otherwise provided herein.

(c) Notwithstanding any other provisions hereof, use their best efforts to ensure that (i) any Shelf Registration Statement and any amendment thereto and any Prospectus forming part thereof and any supplement thereto complies in all material respects with the 1933 Act and the rules and regulations thereunder, (ii) any Shelf Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any Prospectus forming part of any Shelf Registration Statement, and any supplement to such Prospectus (as amended or supplemented from time to time), does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

The Issuers shall not permit any securities other than Registrable Securities to be included in the Shelf Registration Statement. The Issuers further agree, if necessary, to supplement or amend the Shelf Registration Statement, as required by Section 3(b) below, and to furnish to the Holders of Registrable Securities copies of any such supplement or amendment promptly after its being used or filed with the SEC.

2.3 Expenses. The Issuers shall pay all Registration Expenses in connection with the registration pursuant to Section 2.1 or 2.2 (it being agreed that the Company will pay printer’s expenses for production of Prospectuses but shall not be responsible for the costs of production of a physically printed Registration Statement or Prospectus). Each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities pursuant to the Shelf Registration Statement.

2.4 Effectiveness.

(a) The Issuers will be deemed not to have used their best efforts to cause the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, to become, or to remain, effective during the requisite period if any of the Issuers voluntarily takes any affirmative action that would, or omits to take any action which omission would, result in any such Registration Statement not being declared effective or in the Holders of Registrable Securities covered thereby not being able to exchange or offer and sell such Registrable Securities during that period as and to the extent contemplated hereby, unless (i) such action is required by applicable law or (ii) such action is taken because of any event or the discovery of any facts of the kind described in Sections 3(e)(iii), (v) or (vi) hereof.

(b) An Exchange Offer Registration Statement pursuant to Section 2.1 hereof or a Shelf Registration Statement pursuant to Section 2.2 hereof will not be deemed to have become effective unless it has been declared effective by the SEC; provided, however, that if, after it has been declared effective, the offering of Registrable Securities pursuant to an Exchange Offer Registration Statement or a Shelf Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, such Registration Statement will be deemed not to have become effective during the period of such interference, until the offering of Registrable Securities pursuant to such Registration Statement may legally resume.

2.5 Interest. Each Indenture executed in connection with the Securities will provide that in the event that (a) an Exchange Offer Registration Statement that will permit all Holders of Registrable Securities (other than any Holders (i) whose Registrable Securities or Private Exchange Securities would not be freely saleable and (ii) who failed to provide notice to the Issuers prior to the consummation of the Exchange Offer, in accordance with the fourth paragraph of Section 2.1) to freely transfer their Registrable Securities (if the Issuer elects to effect an Exchange Offer) has not been declared effective by the date specified in 2.1(B) (as such date may be extended pursuant to Section 2.1) or (b) a Shelf Registration Statement is not declared effective by the date specified in 2.2(a) (as such date may be extended pursuant to Section 2.2), and (ii) if the Issuers elect to effect an Exchange Offer, the Exchange Offer is not consummated within 45 days following the effectiveness of the Exchange Offer Registration Statement, (each such event referred to above, a “Registration Interest Trigger”), the interest rate borne by such Registrable Securities shall be increased by 0.25% per annum for the first 90-day period during which such Registration Interest Trigger continues (“Additional Interest”), which rate will increase by a further 0.25% per annum for the remaining period during which a Registration Interest Trigger continues. Following the cure of the Registration Interest Trigger the accrual of Additional Interest will cease and the interest rate will revert to the original rate.

If the Shelf Registration Statement (after becoming effective) is unusable by the Holders for any reason, and the aggregate number of days in any consecutive twelve-month period for which the Shelf Registration Statement shall not be usable exceeds 90 days in the aggregate in any such twelve-month period, then the interest rate borne by such Registrable Securities will be increased by 0.25% per annum of the principal amount of the Securities for the first 90-day period (or portion thereof) beginning on the 91st such date that such Shelf Registration Statement ceases to be usable, which rate shall be increased by an additional 0.25% per annum of the principal amount of such Securities at the beginning of each subsequent 90-day period, provided that the maximum aggregate increase in the interest rate will in no event exceed one percent (1%) per annum. Any amounts payable under this paragraph shall also be deemed “Additional Interest” for purposes of this Agreement. Upon the Shelf Registration Statement once again becoming usable, the interest rate borne by the Securities will be reduced to the original interest rate if the Issuers are otherwise in compliance with this Agreement at such time. Additional Interest shall be computed based on the actual number of days elapsed in each 90-day period in which the Shelf Registration Statement is unusable.

The Company shall notify the Trustee within three business days after each and every date on which an event occurs in respect of which Additional Interest is required to be paid (an “Event Date”). Additional Interest shall be paid by depositing with the applicable Trustee, in trust, for the benefit of the Holders of Registrable Securities issued under the Indenture for which such Trustee acts as trustee, on or before the applicable semiannual interest payment date, immediately available funds in sums sufficient to pay the Additional Interest then due. The

Additional Interest due shall be payable on each interest payment date to the record Holder of Securities entitled to receive the interest payment to be paid on such date as set forth in the related Indenture. Each obligation to pay Additional Interest shall be deemed to accrue from and including the day following the applicable Event Date.

3. Registration Procedures. In connection with the obligations of the Issuers with respect to Registration Statements pursuant to Sections 2.1 and 2.2 hereof, the Issuers shall:

(a) prepare and file with the SEC a Registration Statement on the appropriate form under the 1933 Act, which form (i) shall be selected by the Issuers, (ii) shall, in the case of a Shelf Registration, be available for the sale of the Registrable Securities by the Selling Noteholders thereof, (iii) shall comply as to form in all material respects with the requirements of the applicable form and include or incorporate by reference all financial statements required by the SEC to be filed therewith or incorporated by reference therein, and (iv) shall comply in all respects with the requirements of Regulation S-T under the 1933 Act, and use their best efforts to cause such Registration Statement to become effective and remain effective in accordance with Section 2 hereof;

(b) prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary under applicable law to keep such Registration Statement effective for the applicable period; and cause each Prospectus to be supplemented, if so determined by the Issuers or requested by the SEC, by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provision then in force) under the 1933 Act and comply with the provisions of the 1933 Act, the 1934 Act and the rules and regulations thereunder applicable to them with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof described in this Agreement (including sales by any Participating Broker-Dealer);

(c) in the case of a Shelf Registration, (i) notify each Holder of Registrable Securities, at least five business days prior to filing, that a Shelf Registration Statement with respect to the Registrable Securities is being filed and advising such Holders that the distribution of Registrable Securities will be made in accordance with the method selected by the Majority Holders participating in the Shelf Registration; (ii) furnish to each Holder of Registrable Securities and to each underwriter of an underwritten offering of Registrable Securities, if any, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request, including financial statements and schedules and, if the Holder so requests, all exhibits in order to facilitate the public sale or other disposition of the Registrable Securities; and (iii) hereby consent to the use of the Prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto;

(d) in the case of a Shelf Registration, to register or qualify the Registrable Securities under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder of Registrable Securities covered by a Registration Statement and each underwriter of an underwritten offering of Registrable Securities shall reasonably request by the time the applicable Registration Statement is declared effective by the SEC, and do any and all other acts and things which may be reasonably necessary or advisable to enable each such Holder and underwriter to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that the Issuers shall not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where they would not otherwise be required to qualify but for this Section 3(d), (ii) take any action which would subject them to general service of process or taxation in any such jurisdiction where they are not then so subject or (iii) register or qualify the Exchange Notes for sale other than to “qualified institutional buyers” as defined in Rule 144A under the Securities Act;

(e) notify promptly each Holder of Registrable Securities under a Shelf Registration or any Participating Broker-Dealer who has notified the Company that it is utilizing the Exchange Offer Registration Statement as provided in paragraph (f) below and, if requested by such Holder or Participating Broker-Dealer, confirm such advice in writing promptly (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of any request by the SEC or any state securities authority for post-effective amendments and supplements to a Registration Statement and Prospectus or for additional information after the Registration Statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) in the case of a Shelf Registration, if, between the effective date of a Registration Statement and the closing of any sale of Registrable Securities covered thereby, the representations and warranties of the Issuers contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to the offering cease to be true and correct in all material respects, (v) of the happening of any event (including, without limitation, pending negotiations relating to, or the consummation of, a transaction or the occurrence of any event which would require additional disclosure of material non-public information by the Issuers in the Shelf Registration Statement as to which the Issuers have a bona fide business purpose for preserving confidential or which renders the Issuers unable to comply with SEC requirements) or the discovery of any facts during the period a Shelf Registration Statement is effective which makes any statement made in such Registration Statement or the related Prospectus untrue in any material respect or which requires the making of any changes in such Registration Statement or Prospectus in order to make the statements therein not misleading, (vi) of the receipt by any of the Issuers of any notification with respect to the suspension of the qualification of the Registrable Securities or the Exchange Securities, as the case may be, for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (vii) of any determination by the Issuers that a post-effective amendment to such Registration Statement would be appropriate;

(f) (A) in the case of the Exchange Offer Registration Statement (i) include in the Exchange Offer Registration Statement a section entitled “Plan of Distribution” which section shall be reasonably acceptable to any Participating Broker-Dealers, and which shall contain a summary statement of the positions taken or policies made by the staff of the SEC with respect to the potential “underwriter” status of any broker-dealer that holds Registrable Securities acquired for its own account as a result of market-making activities or other trading activities and that will be the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of Exchange Securities to be received by such broker-dealer in the Exchange Offer, whether such positions or policies have been publicly disseminated by the staff of the SEC or such positions or policies, in the reasonable judgment of the Participating Broker-Dealers and its counsel, represent the prevailing views of the staff of the SEC, including a statement that any such broker-dealer who receives Exchange Securities for Registrable Securities pursuant to the Exchange Offer may be deemed a statutory underwriter and must deliver a prospectus meeting the requirements of the 1933 Act in connection with any resale of such Exchange Securities, (ii) furnish to each Participating Broker-Dealer who has delivered to the Company the notice referred to in Section 3(e), without charge, as many copies of each Prospectus included in the Exchange Offer Registration Statement, including any preliminary prospectus, and any amendment or supplement thereto, as such Participating Broker-Dealer may reasonably request, (iii) consent to the use of the Prospectus forming part of the Exchange Offer Registration Statement or any amendment or supplement thereto, by any Person subject to the prospectus delivery requirements of the SEC, including all Participating Broker-Dealers, in connection with the sale or transfer of the Exchange Securities covered by the Prospectus or any amendment or supplement thereto, and (iv) include in the transmittal letter or similar documentation to be executed by an exchange offeree in order to participate in the Exchange Offer (x) the following provision:

“If the exchange offeree is a broker-dealer holding Registrable Securities acquired for its own account as a result of market-making activities or other trading activities, it will deliver a prospectus meeting the requirements of the 1933 Act in connection with any resale of Exchange Securities received in respect of such Registrable Securities pursuant to the Exchange Offer;” and

(y) a statement to the effect that by a broker-dealer making the acknowledgment described in clause (x) and by delivering a Prospectus in connection with the exchange of Registrable Securities, the broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the 1933 Act; and

(B) in the case of any Exchange Offer Registration Statement, the Issuers agree, if requested by the Selling Noteholders, to deliver to the Selling Noteholders on behalf of the Participating Broker-Dealers upon the consummation of the Exchange Offer (i) an opinion of counsel or opinions of counsel in form and substance reasonably satisfactory to the Selling Noteholders covering the matters customarily covered in underwritten offerings and such other matters as may be reasonably requested (it being agreed that the matters to be covered by such opinion may be subject to customary qualifications and exceptions), (ii) officers’ certificates substantially in the form customarily delivered in a public offering of debt securities, and (iii) as well as upon effectiveness of the Exchange Offer Registration Statement, a comfort letter or comfort letters in customary form to the extent permitted by Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accountants (or if such a comfort letter is not permitted, an agreed upon procedures letter in customary form) from the Company’s independent registered public accountants (and, if necessary, any other independent registered public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements are, or are required to be, included in the Registration Statement) in form and substance reasonably satisfactory to the Selling Noteholders;

(g) (i) in the case of an Exchange Offer, furnish counsel for the Selling Noteholders and (ii) in the case of a Shelf Registration, furnish counsel for the Holders of Registrable Securities copies of any comment letters received from the SEC or any other request by the SEC or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information;

(h) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment;

(i) in the case of a Shelf Registration, furnish to each Holder of Registrable Securities, and each underwriter, if any, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto, including financial statements and schedules (without documents incorporated therein by reference and all exhibits thereto, unless requested);

(j) in the case of a Shelf Registration, cooperate with the Selling Noteholders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the Indenture) and registered in such names as the Selling Noteholders or the underwriters, if any, may reasonably request at least three business days prior to the closing of any sale of Registrable Securities pursuant to such Shelf Registration Statement;

(k) in the case of a Shelf Registration, upon the occurrence of any event or the discovery of any facts, each as contemplated by Sections 3(e)(v), 3(e)(vi) and 3(e)(vii) hereof, as promptly as practicable after the occurrence of such an event, use its best efforts to prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities or Participating Broker-Dealers, such Prospectus will not contain at the time of such delivery any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or will remain so qualified; provided that in the event of any happening or event described in Section 3(e)(v) for which the Company has a bona fide business purpose for not disclosing, then for so long as such circumstances exist, the Company shall not be required to prepare and file a supplement or post-effective amendment hereunder. At such time as such public disclosure is otherwise made or the Issuers determine that such disclosure is not necessary, in each case to correct any misstatement of a material fact or to include any omitted material fact, the Issuers agree promptly to notify each Holder of such determination and to furnish each Holder such number of copies of the Prospectus as amended or supplemented, as such Holder may reasonably request;

(l) in the case of a Shelf Registration, a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus or any document which is to be incorporated by reference into a Registration Statement or a Prospectus after initial filing of a Registration Statement, provide copies of such document to the Selling Noteholders on behalf of such Holders; and make representatives of the Issuers as shall be reasonably requested by the Selling Noteholders available for discussion of such document;

(m) obtain CUSIP, ISIN and common code numbers for all Exchange Securities, Private Exchange Securities or Registrable Securities, as the case may be, not later than the effective date of a Registration Statement, and provide each Trustee with printed certificates for the Exchange Securities, Private Exchange Securities or the Registrable Securities, as the case may be, in a form eligible for deposit with the Depositary;

(n) (i) cause the Indentures to be qualified under the TIA in connection with the registration of the Exchange Securities or Registrable Securities, as the case may be, (ii) cooperate with each Trustee and the Holders to effect such changes to the Indentures as may be required for each Indenture to be so qualified in accordance with the terms of the TIA and (iii) execute, and use its best efforts to cause each Trustee to execute, all documents as may be required to effect such changes, and all other forms and documents required to be filed with the SEC to enable the Indentures to be so qualified in a timely manner;

(o) in the case of a Shelf Registration, enter into agreements (including underwriting agreements) and take all other customary and appropriate actions as are reasonably requested in order to expedite or facilitate the disposition of such Registrable Securities and in such connection whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, if reasonably requested by (x) any Selling Noteholder, in the case where a Selling Noteholder holds Securities acquired by it directly from the Company or (y) Holders of a majority in principal amount of Securities covered thereby:

(i) make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings as may be reasonably requested by them;

(ii) obtain opinions of counsel to the Issuers and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and the holders of a majority in principal amount of the Registrable Securities being sold) addressed to each selling Holder and the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Holders and underwriters (it being agreed that the matters to be covered by such opinion may be subject to customary qualifications and exceptions);

(iii) obtain “cold comfort” letters and updates thereof from the Company’s independent registered public accountants (and, if necessary, any other independent registered public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements are, or are required to be, included in the Registration Statement) addressed to the underwriters, if any, and use reasonable efforts to have such letter addressed to the selling Holders of Registrable Securities (to the extent consistent with Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accounts), such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters to underwriters in connection with similar underwritten offerings;

(iv) enter into a securities sales agreement with the Holders and an agent of the Holders providing for, among other things, the appointment of such agent for the selling Holders for the purpose of soliciting purchases of Registrable Securities, which agreement shall be in form, substance and scope customary for similar offerings;

(v) if an underwriting agreement is entered into, cause the same to set forth indemnification provisions and procedures substantially equivalent to the indemnification provisions and procedures set forth in Section 4 hereof with respect to the underwriters and all other parties to be indemnified pursuant to said Section or, at the request of any underwriters, in the form customarily provided to such underwriters in similar types of transactions; and

(vi) deliver such documents and certificates as may be reasonably requested and as are customarily delivered in similar offerings to the Holders of a majority in principal amount of the Registrable Securities being sold and the managing underwriters, if any.

The above shall be done (if reasonably requested by any Selling Noteholder or the Holders of a majority in principal amount of Securities covered thereby) at (i) the effectiveness of such Registration Statement (and each post-effective amendment thereto) and (ii) each closing under any underwriting or similar agreement as and to the extent required thereunder;

(p) in the case of a Shelf Registration or if a Prospectus is required to be delivered by any Participating Broker-Dealer in the case of an Exchange Offer, make reasonably available upon reasonable notice for inspection by representatives of the Holders of the Registrable Securities, any underwriters participating in any disposition pursuant to a Shelf Registration Statement, any Participating Broker-Dealer and any counsel or accountant retained by any of the foregoing (collectively, the “Inspectors”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Issuers (collectively, the “Records”) reasonably necessary to enable such persons to exercise any applicable due diligence responsibilities, and cause the respective officers, directors, employees, and any other agents of the Issuers to supply all information reasonably requested by any such representative, underwriter, special counsel or accountant in connection with a Registration Statement, and make such representatives of the Issuers available for discussion of such documents as shall be reasonably requested by the Selling Noteholders; provided, however, that the foregoing inspection and information gathering shall be coordinated on behalf of the parties by one counsel designated by the Selling Noteholder. Records which the Company determines, in good faith, to be confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a material misstatement or omission in such Registration Statement or is otherwise required by law, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is necessary in connection with any action, suit or proceeding or (iii) the information in such Records has been made generally available to the public. Each selling Holder of such Registrable Securities and each such Participating Broker-Dealer will be required to agree in writing that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Issuers unless and until such is made generally available to the public. Each selling Holder of such Registrable Securities and each such Participating Broker-Dealer will be required to further agree in writing that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Issuers and allow the Issuers at their expense to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(q) (i) in the case of an Exchange Offer Registration Statement, a reasonable time prior to the filing of any Exchange Offer Registration Statement, any Prospectus forming a part thereof, any amendment to an Exchange Offer Registration Statement or amendment or supplement to such Prospectus, provide copies of such document to the Selling Noteholders and to counsel to the Holders of Registrable Securities and make such changes in any such document prior to the filing thereof as the Selling Noteholders or counsel to the Holders of Registrable Securities may reasonably request and, except as otherwise required by applicable law, not file any such document in a form to which the Selling Noteholders and counsel to the Holders of Registrable Securities shall not have previously been advised and furnished a copy of or to which the Selling Noteholders or counsel to the Holders of Registrable Securities shall reasonably object, and make the representatives of the Issuers available for discussion of such documents as shall be reasonably requested by the Selling Noteholders; and

(ii) in the case of a Shelf Registration, a reasonable time prior to filing any Shelf Registration Statement, any Prospectus forming a part thereof, any amendment to such Shelf Registration Statement or amendment or supplement to such Prospectus, provide copies of such document to the Holders of Registrable Securities, to the Selling Noteholders, to counsel to the Holders and to the underwriter or underwriters of an underwritten offering of Registrable Securities, if any, make such changes in any such document prior to the filing thereof as the Selling Noteholders, the counsel to the Holders or the underwriter or underwriters reasonably request and not file any such document in a form to which the Majority Holders, the Selling Noteholders on behalf of the Holders of Registrable Securities, counsel to the Holders of Registrable Securities or any underwriter shall not have previously been advised and furnished a copy of or to which the Majority Holders, the Selling Noteholders on behalf of the Holders of Registrable Securities, counsel to the Holders of Registrable Securities or any underwriter shall reasonably object, and make the representatives of the Issuers available for discussion of such document as shall be reasonably requested by the Holders of Registrable Securities, the Selling Noteholders on behalf of such Holders, counsel to the Holders of Registrable Securities or any underwriter;

(r) in the case of a Shelf Registration, use their best efforts to cause the Registrable Securities to be rated by the appropriate rating agencies, if so requested by the Majority Holders, or if requested by the underwriter or underwriters of an underwritten offering of Registrable Securities, if any;

(s) otherwise comply with all applicable rules and regulations of the SEC so long as any provision of this Agreement shall be applicable and make available to their security holders, as soon as reasonably practicable, an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder;

(t) cooperate and assist in any filings required to be made with the FINRA and, in the case of a Shelf Registration, in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of the FINRA); and

(u) upon consummation of an Exchange Offer or a Private Exchange, if requested by either Trustee, obtain a customary opinion of counsel to the Issuers addressed to the Trustees for the benefit of all Holders of Registrable Securities participating in the Exchange Offer or Private Exchange, and which includes an opinion that (i) the Issuers have duly authorized, executed and delivered the Exchange Securities and/or Private Exchange Securities, as applicable, and the related indenture, and (ii) each of the Exchange Securities and related indenture constitute a valid and binding obligation of the Issuers, enforceable against the Issuers in accordance with its respective terms (in each case with customary exceptions).

Notwithstanding anything to the contrary in this Agreement, (i) provisions relating the Company’s obligation to deliver a copy of the Prospectus to Holders or any Participating Broker Dealer shall be deemed to be satisfied by filing such Prospectus with the SEC to the extent such filing is deemed to constitute delivery under the 1933 Act, and (ii) that the Company will pay printer’s expenses for production of Prospectuses but shall not be responsible for the costs of production of a physically printed Registration Statement or Prospectus.

In the case of a Shelf Registration Statement, the Issuers may (as a condition to such Holder’s participation in the Shelf Registration) require each Holder of Registrable Securities to furnish to the Company such information regarding the Holder and the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing; provided that such request is limited to the information that is required to be contained in the Shelf Registration Statement pursuant to the 1933 Act. No Holder of Registrable Securities who fails to so furnish such information within a reasonable time after receiving such request shall be entitled to Additional Interest until such time as such Holder furnishes such information. Each Holder whose Securities as to which any Shelf Registration is being effected agrees to furnish to the Issuers all information with respect to such Holder necessary to make the information previously furnished to the Issuers by such Holder hereunder not materially misleading.

In the case of a Shelf Registration Statement, each Holder agrees that, upon receipt of any notice from the Company of the happening of any event or the discovery of any facts, each of the kind described in Sections 3(e)(iii), (v) or (vi) hereof, such Holder will (x) keep the facts of such notice confidential, (y) forthwith discontinue disposition of Registrable Securities pursuant to a Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(k) hereof and (z) if so directed by the Company, deliver to the Company (at its expense) all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

In the event that the Issuers fail to effect the Exchange Offer or file any Shelf Registration Statement and maintain the effectiveness of any Shelf Registration Statement as provided herein, none of the Issuers shall file any Registration Statement with respect to any securities (within the meaning of Section 2(1) of the 1933 Act) of any of the Issuers other than Registrable Securities and the senior second lien exchange notes, the senior third lien exchange notes and unsecured exchange notes issued to lenders under the terms of the Bridge Agreement.

If any of the Registrable Securities covered by any Shelf Registration Statement are to be sold in an underwritten offering, the underwriter or underwriters and manager or managers that will manage such offering will be selected by the Majority Holders of such Registrable Securities included in such offering and shall be acceptable to the Issuers. No Holder of Registrable Securities may participate in any underwritten registration hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

4. Indemnification; Contribution. (a) In connection with any Registration Statement, the Issuers jointly and severally agree to indemnify and hold harmless the Selling Noteholders, each Holder, each Participating Broker-Dealer, each Person who participates as an underwriter (any such Person being an “Underwriter”) and each Person, if any, who controls any Holder or Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Exchange Securities or Registrable Securities were registered under the 1933 Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 4(d) below) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by any indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Holder or Underwriter expressly for use in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto).

(b) Each Holder severally, but not jointly, agrees to indemnify and hold harmless the Issuers, the Selling Noteholders, each Underwriter and the other selling Holders, and each of their respective directors and officers, and each Person, if any, who controls the Issuers, the Selling Noteholders, any Underwriter or any other selling Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 4(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Shelf Registration Statement (or any amendment thereto) or any Prospectus included therein (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to such Holder furnished to the Company by such Holder expressly for use in the Shelf Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto); provided, however, that no such Holder shall be liable for any claims hereunder in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Shelf Registration Statement.

(c) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defence of such action. If an indemnifying party so elects within a reasonable time after receipt of such notice, an indemnifying party, severally or jointly with any other indemnifying parties receiving such notice, may assume the defence of such action with counsel chosen by it and reasonably acceptable to the indemnified parties defendant in (or target of) such action; provided, however, that if (i) representation of such indemnified party by the same counsel would present a conflict of interest or (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and any such indemnified party reasonably determines that there may be legal defences available to such indemnified party which are different from or in addition to those available to such indemnifying party, then in the case of clauses (i) or (ii) of this Section 4 (c) such indemnifying party and counsel for each indemnifying party or parties shall not be entitled to assume such defence. If an indemnifying party is not entitled to assume the defence of such action as a result of the proviso to the preceding sentence, counsel for each indemnified party or parties shall be entitled to conduct the defence of such indemnified party or parties. If an indemnifying party assumes the defence of such action, in accordance with and as permitted by the provisions of this paragraph, such indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 4 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 4(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(e) If the indemnification provided for in this Section 4 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Issuers on the one hand and the Holders and the Selling Noteholders on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative fault of the Issuers on the one hand and the Holders and the Selling Noteholders on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Issuers, the Holders or the Selling Noteholders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Issuers, the Holders and the Selling Noteholders agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation (even if the Selling Noteholders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 4, no Selling Noteholder shall be required to contribute any amount in excess of the amount by which the total price at which the Securities sold by it were offered exceeds the amount of any damages which such Selling Noteholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 4, each Person, if any, who controls an Selling Noteholder or Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Selling Noteholder or Holder, and each director of an Issuer, and each Person, if any, who controls an Issuer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Issuers. The Selling Noteholders ‘ respective obligations to contribute pursuant to this Section 7 are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule B attached hereto and not joint.

5. Miscellaneous.

5.1 Rule 144 and Rule 144A. For so long as the Company is subject to the reporting requirements of Section 13(a) or 15 of the 1934 Act and any Registrable Securities remain outstanding, the Company covenants that it will file the reports required to be filed by it under Section 13(a) or 15(d) of the 1934 Act and the rules and regulations adopted by the SEC thereunder. If the Company ceases to be so required to file such reports, the Company covenants that it will upon the request of any Holder of Registrable Securities (a) make publicly available such information as is necessary to permit sales pursuant to Rule 144 under the 1933 Act, (b) deliver such information to a prospective purchaser as is necessary to permit sales pursuant to Rule 144A under the 1933 Act and it will take such further action as any Holder of Registrable Securities may reasonably request, and (c) take such further action that is reasonable in the circumstances, in each case, to the extent required from time to time to enable such Holder to sell its Registrable Securities without registration under the 1933 Act within the limitation of the exemptions provided by (i) Rule 144 under the 1933 Act, as such Rule may be amended from time to time, (ii) Rule 144A under the 1933 Act, as such Rule may be amended from time to time, or (iii) any similar rules or regulations hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

5.2 No Inconsistent Agreements. The Company has not entered into and the Company will not after the date of this Agreement enter into any agreement which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not and will not for the term of this Agreement in any way conflict with the rights granted to the holders of the Company’s other issued and outstanding securities under any such agreements.

5.3 Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of Holders of at least a majority in aggregate principal amount of the outstanding Registrable Securities affected by such amendment, modification, supplement, waiver or departure.

5.4 Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery (a) if to a Holder, at the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 5.4, which address initially is the address set forth in the Exchange Agreement with respect to the Selling Noteholders; and (b) if to the Issuers, initially at the Company’s address set forth in the Exchange Agreement, and thereafter at such other address of which notice is given in accordance with the provisions of this Section 5.4.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; two business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.

Copies of all such notices, demands, or other communications shall be concurrently delivered by the person giving the same to the Trustee under the Indenture, at the address specified in such Indenture.

5.5 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders; provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Exchange Agreement or the Indentures. If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement, including the restrictions on resale set forth in this Agreement and, if applicable, the Exchange Agreement, and such person shall be entitled to receive the benefits hereof.

5.6 Third Party Beneficiaries. The Selling Noteholders (even if the Selling Noteholders are not Holders of Registrable Securities) shall be third party beneficiaries to the agreements made hereunder between the Issuers, on the one hand, and the Holders, on the other hand, and shall have the right to enforce such agreements directly to the extent they deem such enforcement necessary or advisable to protect their rights or the rights of Holders hereunder. Each Holder of Registrable Securities shall be a third party beneficiary to the agreements made hereunder between the Issuers, on the one hand, and the Selling Noteholders, on the other hand, and shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder.

5.7 Specific Enforcement. Without limiting the remedies available to the Selling Noteholders and the Holders, the Issuers acknowledge that any failure by the Issuers to comply with its obligations under Sections 2.1 through 2.4 hereof may result in material irreparable injury to the Selling Noteholders or the Holders for which there is no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of any such failure, the Selling Noteholders or any Holder may obtain such relief as may be required to specifically enforce the Issuers’ obligations under Sections 2.1 through 2.4 hereof.

5.8 Restriction on Resales. Until the expiration of one year after the original issuance of the Securities, the Issuers will not, and will cause their “affiliates” (as such term is defined in Rule 144(a)(1) under the 1933 Act) not to, resell any Securities which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the 1933 Act) that have been reacquired by any of them and shall immediately upon any purchase of any such Securities submit such Securities to the Trustee for cancellation.

5.9 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5.10 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

5.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.12 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

5.13 Securities Held by the Issuers, etc. Whenever the consent or approval of Holders of a specified percentage of principal amount of Securities or Exchange Securities is required hereunder, Securities or Exchange Securities, as applicable, held by any Issuers or its Affiliates (other than subsequent Holders of Securities or Exchange Securities if such subsequent Holders are deemed to be Affiliates solely by reason of their holdings of such Securities or Exchange Securities) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

5.14 Agent for Service; Submission to Jurisdiction; Waivers.

(a) By the execution and delivery of this Agreement, the Non-U.S. Guarantors (A) acknowledge that they will, by separate written instrument, designate and appoint the Company (and any successor entity) as their authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement that may be instituted in any Federal or state court in the State of New York, New York County or brought under Federal or state securities laws, and acknowledge that the Company will accept such designation, (B) submit for themselves and their property to the non exclusive jurisdiction of any such court in any such suit or proceeding, (C) consent that any such proceeding may be brought in any such court and waives trial by jury and any objection that any of them may now or hereafter have to the venue of any such proceeding in any such court or that such proceeding was brought in any inconvenient court and agrees not to plead or claim the same, (D) agree that service of process upon the Company and written notice of said service to the Non-U.S. Guarantors in accordance with Section 5.4 hereof shall be deemed in every respect effective service of process upon the Non-U.S. Guarantors in any such suit or proceeding and (E) agree that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b) To the extent that any Non-U.S. Guarantor may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to the above-referenced documents, to claim for itself or its revenues, assets or properties immunity (whether by reason of sovereignty or otherwise) from suit, from the jurisdiction of any court (including but not limited to any court of the United States of America or the State of New York), from attachment prior to judgment, from set-off, from execution of a judgment or from any other legal process, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Non-U.S. Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the extent permitted by law.

5.15 Judgment Currency. The Issuers, jointly and severally, agree to indemnify each Holder and each person, if any, who controls any Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any loss incurred by such party as a result of any judgment or order being given or made against any Issuer in favor of such indemnified party for any amount due under this Agreement and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than euro, to the extent such judgment relates to Securities, Exchange Securities or Private Exchange Securities denominated in euro, or United States dollars, to the extent such judgment relates to Securities, Exchange Securities or Private Exchange Securities denominated in United States dollars, and as a result of any variation as between (i) the rate of exchange at which the euro or United States dollar amount, as the case may be, is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York at which such indemnified party on the date of payment of such judgment or order is able to purchase euro or United States dollars, as the case may be, with the amount of the Judgment Currency actually received by such indemnified party. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, euro or United States dollars, as the case may be.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LYONDELLBASELL FINANCE COMPANY

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

Confirmed and accepted as of

the date first above written:

[SELLING NOTEHOLDERS]

By:
Name:
Title:

[Final Form]

Exhibit N

LYONDELLBASELL INDUSTRIES AF S.C.A.

(a [•] société en commandite par actions organized under the laws of the Grand Duchy of Luxembourg)

and

LyondellBasell Finance Company

(a corporation organized under the laws of Delaware)

$[•] [•]% Senior Second Lien Secured Notes due 2015

€[•] [•]% Senior Second Lien Secured Notes due 2015

$[•] [•]% Senior Third Lien Secured Notes due 2015

€[•] [•]% Senior Third Lien Secured Notes due 2015

$[•] [•]% Senior Unsecured Notes due 2015

€[•] [•]% Senior Unsecured Notes due 20151

EXCHANGE AGREEMENT

Dated: [    ], 20[    ]

[1]	Document to be modified to reflect tranches to be issued in the exchange and sold under the related OM.

LYONDELLBASELL INDUSTRIES AF S.C.A.

(a [•]société en commandite par actions organized under the laws of the Grand Duchy of Luxembourg)

and

LyondellBasell Finance Company

(a corporation organized under the laws of Delaware)

$[•] [•]% Senior Second Lien Secured Notes due 2015

€[•] [•]% Senior Second Lien Secured Notes due 2015

$[•] [•]% Senior Third Lien Secured Notes due 2015

€[•] [•]% Senior Third Lien Secured Notes due 2015

$[•] [•]% Senior Unsecured Notes due 2015

€[•] [•]% Senior Unsecured Notes due 2015

EXCHANGE AGREEMENT

[•], 20[    ]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

[GOLDMAN SACHS INTERNATIONAL

CITIGROUP GLOBAL MARKETS INC.

ABN AMRO INCORPORATED

UBS SECURITIES LLC]

c/o	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch Financial Centre

4 World Financial Center

250 Vesey Street

New York, NY 10080

Ladies and Gentlemen:

LyondellBasell Finance Company (the “Issuer”), a corporation organized under the laws of Delaware and a wholly owned indirect subsidiary of LyondellBasell Industries AF S.C.A. (the “Company”), a société en commandite par actions organized under the laws of the Grand Duchy of Luxembourg, confirms its agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Goldman Sachs International (“GS”), Citigroup Global Markets Inc. (“Citigroup”), ABN AMRO Incorporated (“ABN AMRO”) and UBS Securities LLC (“UBS” and together with Merrill Lynch, GS, Citigroup and ABN AMRO, the “Selling Noteholders”) with respect to the exchange by the Issuer of [Fixed Rate/Floating Rate] Loans (as defined in the Bridge Agreement referred to below) held by the Selling Noteholders (or one of their Affiliates) for the issuance to them of the respective principal amounts set forth in Schedule A hereto of the Issuer’s [$[•] aggregate principal amount of US$ denominated [•]% Senior Second Lien Notes due 2015 (the “Dollar Second Lien Notes”), €[•] aggregate principal amount of Euro denominated [•]% Senior Second Lien Notes due 2015 (the “Euro Second Lien Notes” and, together with the Dollar Second Lien Notes, the “Second Lien Notes”), $[•] aggregate principal amount of US$ denominated [•]% Senior Third Lien Notes due 2015 (the “Dollar Third Lien Notes”), €[•] aggregate principal amount of Euro dominated [•]% Senior Third Lien Notes due 2015 (the “Euro Third Lien Notes” and, together with the Dollar Third Lien Notes, the “Third Lien Notes”),

$[•] aggregate principal amount of US$ denominated [•]% Senior Unsecured Notes due 2015 (the “Dollar Unsecured Notes”), €[•] aggregate principal amount of Euro dominated [•]% Senior Unsecured Notes due 2015 (the “Euro Unsecured Notes” and, together with the Dollar Unsecured Notes, the “Unsecured Notes”). The Dollar Second Lien Notes, the Dollar Third Lien Notes and the Dollar Unsecured Notes are collectively referred to herein as the “Dollar Notes”, the Euro Second Lien Notes, the Euro Third Lien Notes and the Euro Unsecured Notes are collectively referred to herein as the “Euro Notes”, and the Dollar Second Lien Notes, the Euro Second Lien Notes, the Dollar Third Lien Notes, the Euro Third Lien Notes, the Dollar Unsecured Notes and the Euro Unsecured Notes are collectively referred to herein as the “Notes”.]

The Notes will be unconditionally guaranteed on a senior basis by the Company and certain of its subsidiaries set forth in Schedule B hereto2 (the “Guarantees” and together with the Notes, the “Securities”) at the Exchange Time (as defined in Section 2(b)) and each other entity that guarantees the obligations of the Loan Parties (as defined in the Bridge Agreement (as defined below)) (collectively with the Company, the “Guarantors” and together with the Issuer, the “Issuers”). The Securities are to be issued pursuant to an indenture to be dated as of [•], 20[    ] relating to the Second Lien Notes (the “Second Lien Indenture”) among the Company, the Guarantors, the Bank of New York as trustee (the “Second Lien Trustee”) and Citibank, N.A. as Security Agent (the “Second Lien Security Agent”), an indenture to be dated as of [•], 20[    ] relating to the Third Lien Notes (the “Third Lien Indenture”) among the Company, the Guarantors and the Bank of New York as trustee (the “Third Lien Trustee”) and Citibank, N.A., as Security Agent (the “Third Lien Security Agent” and, together with the Second Lien Security Agent, the “Security Agents”) and an indenture to be dated as of [•], 20[    ] relating to the Unsecured Notes (the “Unsecured Indenture” and, together with the Second Lien Indenture and the Third Lien Indenture, the “Indentures”) among the Company, the Guarantors and the Bank of New York as trustee (the “Unsecured Trustee” and, together with the Second Lien Trustee and the Third Lien Trustee, the “Trustees”). The Dollar Notes issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company (“DTC”). The Euro Notes issued in book-entry form will be issued to and registered in the books and records of a common depositary in the name of a nominee of the common depositary for Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream Banking”) for credit to the respective accounts at Euroclear and/or Clearstream Banking of the Selling Noteholders or such other accounts as the Selling Noteholders may direct. Securities will have the benefit of a registration rights agreement substantially in the form of Exhibit A hereto, to be dated as of the date hereof, between the Issuer, the Guarantors and the Selling Noteholders (the “Registration Rights Agreement”), pursuant to which the Issuer will agree to register the Securities under the Securities Act of 1933, as amended (the “1933 Act”) subject to the terms and conditions therein specified.

The Notes are being issued in connection with the exchange of bridge loans made under the bridge loan agreement arranged by Merrill Lynch International, GS, Citigroup, ABN AMRO and UBS dated as of December 20, 2007 (as amended, extended, renewed, replaced, restated, supplemented or otherwise modified from time to time, the “Bridge Agreement”). The Second Lien Notes and the Third Lien Notes are to be secured on a second priority basis or third priority basis, by substantially all of the assets and property of the Company and its subsidiaries (to the extent they provide a Guarantee) that secure the

[2]	Schedule to exclude Basell Benelux B.V., Millennium Petrochemicals Inc., Millennium Specialty Chemicals Inc., Millennium US Op Co LLC and Lyondell Chemie Nederland B.V.

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obligations of the Company and the Guarantors under the Bridge Agreement (the “Collateral”) under the mortgages, pledges, security agreements or similar security documents as specified on Schedule C hereto (the “Security Documents”). Any proceeds received from Collateral will be allocated pro rata in accordance with their respective lien subordination pursuant to an amendment and restatement of the Intercreditor Agreement or the Third Lien Intercreditor Agreement. This Agreement, the Indentures, the Intercreditor Agreement (as amended and restated), the Third Lien Intercreditor Agreement (if any), the Registration Rights Agreement, the Security Documents and the Securities are hereinafter referred to as the “Note Documents”. Terms used herein without definition shall have the meanings provided therefor in the Bridge Agreement.

The Company understands that the Selling Noteholders propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Selling Noteholders may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered. The Securities are to be offered and sold by the Selling Noteholders either (x) without being registered under the 1933 Act, in reliance upon exemptions therefrom or (y) pursuant to an effective Shelf Registration Statement (as defined in the Registration Rights Agreement (as defined below)). Pursuant to the terms of the Securities and the Indentures, investors that acquire Securities pursuant to clause (x) of the foregoing sentence may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A (“Rule 144A”) or Regulation S (“Regulation S”) of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the “Commission”)).

The Company has prepared and delivered to each Selling Noteholder copies of a preliminary offering memorandum dated as of [•], 20[    ] as amended or supplemented, if applicable, prior to the Applicable Time (as defined below) by amendments or supplements actually delivered by the Company to each Selling Noteholder (the “Preliminary Offering Memorandum”) and will prepare and deliver to each Selling Noteholder, on the dates required by the Bridge Agreement, copies of a final offering memorandum to be dated as of the Sale Date and each date of delivery as required under Section 6.16 of the Bridge Agreement (each a “Final Offering Memorandum” which, in the case of an Offering Memorandum delivered pursuant to Section 6.16 of the Bridge Agreement, shall mean the Offering Memorandum as amended or supplemented, if applicable, prior to the Applicable Time (as defined below) by amendments or supplements actually delivered by the Company to each Selling Noteholder), each for use by such Selling Noteholder in connection with its solicitation of purchases of, or offering of, the Securities. “Offering Memorandum” means the Preliminary Offering Memorandum, and any amendment or supplement to such document and the Final Offering Memorandum, including, in each case, the consolidated financial statements and information and the notes thereto included or incorporated by reference therein, which has been prepared and delivered by the Issuer to the Selling Noteholders in connection with their solicitation of purchases of, or offering of, the Securities.

SECTION 1. Representations and Warranties by the Issuers.

(a) Representations and Warranties. The Issuers, jointly and severally, represent and warrant to each Selling Noteholder as of the date hereof, as of the Exchange Time referred to in Section 2(b), as of each Applicable Time (as defined below) and as of each Closing Time referred to in Section 2(d), and agrees with each Selling Noteholder, as follows:

(i) Disclosure Package and Offering Memorandum. As of the Applicable Time (as defined below), neither (x)(I) in respect of the first Applicable Time, the Preliminary Offering Memorandum as of the Applicable Time as supplemented by the final term sheet, in the form attached

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hereto as Schedule D (the “Supplement”), all considered together and (II) in respect of any Applicable Time subsequent to the first Applicable Time, the Final Offering Memorandum as of such subsequent Applicable Time (in each case, collectively, the “Disclosure Package”), nor (y) any individual Supplemental Offering Materials (as defined below), when considered together with the Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. “Applicable Time” means 9:00 a.m. ([New York] time) on the date on which Notes are first sold as contemplated by the Sale Notice and each date on which Notes are first sold as contemplated by the notice provided pursuant to the terms of paragraph 6.16(b) of the Bridge Agreement in each case as notified to the Company in writing by Merrill Lynch.

“Supplemental Offering Materials” means any “written communication” (within the meaning of the 1933 Act Regulations (as defined below)) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Offering Memorandum or amendments or supplements thereto, including, without limitation, any road show relating to the Securities that constitutes such a written communication.

None of the Issuers, nor any person acting on their behalf (other than the Selling Noteholders with respect to which the Issuers make no representation), has distributed or otherwise communicated, or will distribute or otherwise communicate, any Supplemental Offering Materials, without the prior consent of Merrill Lynch (such consent not to be unreasonably withheld or delayed) and, each of the Supplemental Offering Materials distributed or otherwise communicated in accordance with the foregoing is consistent with and does not conflict with the information contained in the Disclosure Package.

As of its issue date and as of the Closing Time, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representation and warranties in this subsection shall not apply to statements in or omissions from the Disclosure Package or the Final Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by any Selling Noteholder through Merrill Lynch expressly for use therein as described in Section 9 hereof.

References to the Disclosure Package in this Section 1(a) shall refer to the Disclosure Package as described in Section 1(a)(i)(x)(I) as of any date prior to the first Applicable Time and the Disclosure Package described in Section 1(a)(i)(x)(II) as of any subsequent date.

(ii) Independent Accountants. The accountants who audited the financial statements and any supporting schedules included in the Disclosure Package and the Offering Memorandum with respect to the Company are independent public accountants with respect to the Company and its subsidiaries within the meaning of auditing standards generally accepted in the United States of America and within the meaning of auditing standards generally accepted in the United States of America, as promulgated by the American Institute of Certified Public Accountants (“AICPA”). The accountants who audited the financial statements and any supporting schedules included in the Disclosure Package and the Offering Memorandum with respect to Lyondell Chemical Company (“Lyondell”) are independent public accountants with respect to Lyondell and its subsidiaries within the meaning of auditing standards generally accepted in the United States of America, as promulgated by the AICPA.

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(iii) Financial Statements. The financial statements and financial information, together with the related schedules and notes, included in the Disclosure Package and the Offering Memorandum relating to the Company (the “Company Financial Statements”) present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified. Except as stated in the Disclosure Package and the Offering Memorandum, the Company Financial Statements as of December 31, 2005 and 2006 and for the seven months ended July 31, 2005, the five months ended December 31, 2005 and the year ended December 31, 2006, prepared in accordance with International Financial Reporting Standards (“IFRS”) have been prepared in conformity with IFRS applied on a consistent basis throughout the periods involved. Except for the financial statements referred to in the previous sentence and except as stated in the Disclosure Package and the Offering Memorandum, the Company Financial Statements have been prepared in conformity with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved. The selected financial data and the summary financial information included in the Disclosure Package and the Offering Memorandum relating to the Company have been accurately extracted in all material respects from the Company Financial Statements.

The financial statements and financial information, together with the related schedules and notes, included in the Disclosure Package and the Offering Memorandum relating to Lyondell (the “Lyondell Financial Statements”) present fairly in all material respects the financial position of Lyondell and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of Lyondell and its consolidated subsidiaries for the periods specified. The Lyondell Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods involved. The selected financial data and the summary financial information included in the Disclosure Package and the Offering Memorandum have been accurately extracted in all material respects from the Lyondell Financial Statements.

To the extent pro forma financial statements of the Company and its subsidiaries are included in the Disclosure Package and the Offering Memorandum such pro forma financial statements and the related notes thereto present fairly in all material respects the information shown therein and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein as of the date of the Offering Memorandum.

(iv) Internal Accounting Controls. Each of the Company and its subsidiaries and Lyondell and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Offering Memorandum, (1) as of the end of the Company’s and Lyondell’s most recent audited fiscal years, there was no material weakness in

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the Company’s or Lyondell’s internal control over financial reporting (whether or not remediated) and (2) as of the end of the most recently completed fiscal quarter, there was no change in the Company’s or Lyondell’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s or Lyondell’s internal control over financial reporting and the Company is not aware of any such change since the end of the most recently completed fiscal quarter.

(v) Certain Relationships. No relationship, direct or indirect, exists between or among any of the Company or any affiliate of the Company, on the one hand, and any director, officer, stockholder, customer or supplier of any of them, on the other hand, which would be required by the 1933 Act or by the 1933 Act regulations to be described in a registration statement which is not so described in the Disclosure Package and the Final Offering Memorandum or is not described as required.

(vi) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Disclosure Package and the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, or business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, in either case, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its respective subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, (C) other than as described in the Disclosure Package and the Offering Memorandum there has been no dividend or distribution of any kind declared, paid or made by the Company or Lyondell on any class of its capital stock, and (D) there has been no material loss or interference with the business of the Company and its subsidiaries considered as one enterprise from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Disclosure Package and the Final Offering Memorandum.

(vii) Good Standing of the Company. The Company has been duly organized and is validly existing as a société en commandite par actions under the laws of the Grand-Duchy of Luxembourg and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum; and, except as would not have a Material Adverse Effect, the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business.

(viii) Good Standing of Subsidiaries. Each of the subsidiaries of the Company has been duly organized and is validly existing as a corporation or other legal entity, to the extent applicable, in good standing under the laws of its jurisdiction of organization, has power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and, except as would not have a Material Adverse Effect, is duly qualified as a foreign corporation to transact business and, to the extent applicable, is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business; except as otherwise disclosed in the Disclosure Package and the Final Offering Memorandum, all of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries

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(other than capital stock owned by qualifying directors or nominal shareholders), free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity (other than as permitted by Section 7.01 of the Senior Secured Credit Facility); none of the outstanding shares of capital stock of any of the subsidiaries of the Company was issued in violation of any preemptive or similar rights of any securityholder of such subsidiary.

(ix) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Disclosure Package and the Final Offering Memorandum under the caption “Capitalization”. The issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company, as applicable.

(x) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by each of the Issuers.

(xi) Authorization of the Indenture and the Registration Rights Agreement. Each of the Indentures (including the Guarantees) has been duly authorized by each of the Issuers and, when executed and delivered by each of the Issuers and the applicable Trustee, and assuming the due authorization, execution and delivery by the other parties thereto, will constitute a valid and legally binding agreement of each of the Issuers, enforceable against each of the Issuers in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Registration Rights Agreement has been duly authorized by each of the Issuers and, when executed and delivered by each of the Issuers and the Selling Noteholders, and assuming the due authorization, execution and delivery by the other parties thereto, will constitute a valid and legally binding agreement of each of the Issuers, enforceable against each of the Issuers in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xii) Authorization of Security Documents. Each of the Security Documents entered into on or prior to the date hereof has been duly authorized by the relevant Issuer (or relevant affiliate of such Issuer) party thereto and, when executed and delivered by such Issuer (or relevant affiliate) and, if applicable, the applicable Security Agent and any other party thereto, and assuming the due authorization, execution and delivery by the applicable Security Agent, and, if applicable, such other party, will constitute a valid and legally binding agreement of the relevant Issuer (or relevant affiliate of such Issuer) and any such other party other than the applicable Security Agent, enforceable against them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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(xiii) Authorization of the Notes. The Notes have been duly authorized and, at the Exchange Time, will have been duly executed by the Issuer and, when authenticated, issued and delivered in the manner provided for in the applicable Indenture and delivered against surrender of the Loans (as defined in the Bridge Agreement) as provided in this Agreement will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium or similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture under which they are issued.

(xiv) Description of the Securities and the Indentures. The Securities and the Indentures will conform in all material respects to the respective statements relating thereto contained in the Disclosure Package and the Final Offering Memorandum.

(xv) Absence of Defaults and Conflicts. (i) Neither the Company nor any of its subsidiaries (collectively, the “Subsidiaries”) (other than entities which, singly or in the aggregate, would not constitute a Significant Subsidiary (as defined in the Bridge Agreement)) is in violation of its charter, articles of association or by-laws (or similar organizational document), as the case may be, or (ii) neither the Company nor any Subsidiary is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which or any of them may be bound, or to which any of the property or assets of the Company or any of the Subsidiaries is subject (collectively, “Agreements and Instruments”) except for such default that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture and the Securities and any other agreement or instrument entered into or issued or to be entered into or issued by the Issuers in connection with the transactions contemplated hereby or thereby or in the Disclosure Package and the Final Offering Memorandum and the consummation of the transactions contemplated herein and in the Disclosure Package and the Final Offering Memorandum (including the issuance and sale of the Securities) and compliance by the Issuers with their obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or, except as otherwise disclosed in the Disclosure Package and the Final Offering Memorandum, result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of the Subsidiaries pursuant to, the Agreements and Instruments except for (a) Liens (as defined in the Indentures) permitted under the Indenture and (b) such conflicts, breaches, or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect; nor will such action result in any violation of the provisions of the charter, articles of association or by-laws of the Company or any of the Subsidiaries; or (assuming compliance with all applicable state securities or “Blue Sky” laws), any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of the Subsidiaries or any of their assets, properties or operations other than such violations of law, statute, rule, regulation, judgment, order, writ or decree that would not result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries.

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(xvi) Commissions. Neither the Company nor any of the Subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Selling Noteholders for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities, other than any fees payable to the Selling Noteholders in connection with the offer and sale of the Securities.

(xvii) Absence of Labor Dispute. Except as disclosed in the Disclosure Package and the Offering Memorandum, no labor dispute with the employees of the Company or any of the Subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of the Subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.

(xviii) Absence of Proceedings. Except as described in the Disclosure Package and the Offering Memorandum, there is no action, suit, proceeding, inquiry or investigation before or brought by any court, arbitrator, or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of the Subsidiaries which, if determined adversely to the Company or any of the Subsidiaries could reasonably be expected to result in a Material Adverse Effect, or which could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement, or the performance by the Issuers of their obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Company or any of the Subsidiaries is a party or of which any of their respective property or assets is the subject which are not described in the Disclosure Package and the Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

(xix) Possession of Intellectual Property. Except as disclosed in the Disclosure Package and the Offering Memorandum, the Company and the Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of the Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of the Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(xx) Absence of Manipulation. Neither the Company nor any affiliate of the Company has taken, nor will the Company or any such affiliate take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities in violation of any applicable law, rule or regulation.

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(xxi) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Issuers of their obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, or for the due execution, delivery or performance of the Indenture by the Issuers, except (x) such as have been already obtained, (y) any filings, authorizations, approvals, consents, licenses, orders, registrations, qualifications or decrees under state securities laws or “blue sky” laws of any jurisdiction as required in the Bridge Agreement.

(xxii) Possession of Licenses and Permits. Except as described in the Disclosure Package and the Offering Memorandum:

(a) the Company and the Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect;

(b) the Company and the Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect;

(c) all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and

(d) neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xxiii) Title to Property. The Company and the Subsidiaries have good and marketable title to all real property owned by the Company and the Subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except (a) as permitted by Section 7.01 of the Senior Secured Credit Facility, (b) as are described in the Offering Memorandum or (c) which would not, singly or in the aggregate, result in a Material Adverse Effect; and all of the leases and subleases material to the business of the Company and the Subsidiaries, considered as one enterprise, and under which the Company or any of the Subsidiaries holds properties described in the Offering Memorandum, are in full force and effect, and, except as disclosed in the Disclosure Package and the Offering Memorandum, neither the Company nor any of the Subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of the Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any Subsidiary thereof to the continued possession of the leased or subleased premises under any such lease or sublease.

(xxiv) Environmental Laws. Except as described in the Disclosure Package and the Final Offering Memorandum and except such matters as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of the Subsidiaries is in violation

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of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and the Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of the Subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of the Subsidiaries relating to Hazardous Materials or Environmental Laws.

For purposes of this Agreement, “Environmental Laws” means the common law and all applicable foreign, federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous materials, and (iii) underground and above ground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom.

(xxv) Legal Proceedings. Neither the Company nor any of the Subsidiaries has taken any action nor so far as the Issuers are aware, having made all reasonable enquiry, have any steps been taken or legal proceedings been started or threatened against it for winding-up, dissolution or reorganization, or for the appointment of a receiver, administrative receiver, or administrator, trustee or similar office of it or any of its assets.

(xxvi) Antitrust. Except as described in the Disclosure Package and the Final Offering Memorandum, neither the Company nor any of the Subsidiaries is currently or has reason or notice to believe that it will be in the future a party to or subject to an agreement, arrangement, understanding or practice (whether or not legally binding) which has been, is or may (i) contravene any treaty, regulation or directive of the European Community relating to competition or restraint of trade, or any local competition or restraint of trade laws of any other jurisdiction; (ii) be unregistrable, unenforceable or void or rendering the Company, the Subsidiaries or any of their respective officers, directors or employees liable to administrative, civil or criminal proceedings under any competition legislation, or restraint of trade regulation or similar legislation, or (iii) be the subject of any investigation by a competent authority in respect of any provision of any competition legislation, or restraint of trade regulation or similar legislation in any jurisdiction.

(xxvii) Investment Company Act. None of the Issuer, the Company or any of the Guarantors organized under the laws of the United States of America is required or upon the issuance

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and sale of the offered Securities as herein contemplated and the application of the net proceeds therefrom as described in the Disclosure Package and the Final Offering Memorandum will be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”). None of the Guarantors organized under any jurisdiction outside the United States of America is required or upon the issuance and sale of the offered Securities as herein contemplated and the application of the net proceeds therefrom as described in the Disclosure Package and the Final Offering Memorandum will be required to seek an order permitting registration under the 1940 Act.

(xxviii) Similar Offerings. Neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the offered Securities to be registered under the 1933 Act.

(xxix) Rule 144A Eligibility. The Securities are eligible for resale pursuant to Rule 144A and will not be, at either the Exchange Time or the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 Act, as amended (the “1934 Act”), or quoted in a U.S. automated interdealer quotation system.

(xxx) No General Solicitation. Except in respect of the filing of a Shelf Registration Statement or Exchange Offer Registration Statement (each as defined in the Registration Rights Agreement), none of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Selling Noteholders, as to whom the Issuers make no representation) has engaged or will engage, in connection with the offering of the offered Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

(xxxi) No Registration Required. Subject to compliance by the Selling Noteholders with the representations and warranties set forth in Section 1 and the procedures set forth in Section 5 hereof, it is not necessary in connection with the offer, sale and delivery of the offered Securities to the Selling Noteholders and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify any of the Indentures under the Trust Indenture Act of 1939, as amended (the “1939 Act”), except for sales of Securities following the filing of a Registration Statement covering the sale of the Securities (including Exchange Securities) and while a Shelf Registration Statement is effective.

(xxxii) No Directed Selling Efforts. Except in respect of the filing of a Shelf Registration Statement or Exchange Offer Registration Statement (each as defined in the Registration Rights Agreement), with respect to those offered Securities sold in reliance on Regulation S, (A) none of the Issuer, its Affiliates or any person acting on its or their behalf (other than the Selling Noteholders, as to whom the Issuers make no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (B) each of the Issuer and its Affiliates and any person acting on its or their behalf (other than the Selling Noteholders, as to whom the Issuers make no representation) has complied and will comply with the offering restrictions requirement of Regulation S.

(xxxiii) Margin Securities. None of the proceeds of the Loans were used, directly or indirectly, for the purpose of purchasing or carrying any “margin securities” as that term is defined in

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Regulation U of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Securities to be considered a “purpose credit” within the meanings of Regulation T, U or X of the Federal Reserve Board.

(xxxiv) Choice of Law; Consent to Jurisdiction; Appointment of Agent to Accept Service of Process. The choice of the laws of the State of New York as the governing law of the Note Documents (other than those Security Documents governed by laws other than the laws of the State of New York) is a valid choice of law under the laws of the jurisdictions of formation of the Issuer and the Guarantors (each a “Relevant Jurisdiction”) and any political subdivision thereof and courts of each Relevant Jurisdiction should honor this choice of law. Each of the Issuer and the Guarantors has the power to submit and pursuant to Section 10 of this Agreement and Section [14.12] of each of the Indentures has legally, validly, effectively and irrevocably submitted to the non-exclusive personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of New York, New York County (including, in each case, any appellate courts therefrom) in any suit, action or proceeding against it arising out of or related to any of the Note Documents (other than those Security Documents providing for exclusive jurisdiction in courts in which the Collateral secured by such Security Documents is located) or with respect to its obligations, liabilities or any other matter arising out of or in connection with the sale of Securities by the Issuer to the Selling Noteholders under this Agreement and has validly and irrevocably waived any objection to the venue of a proceeding in any such court; and each of the Issuers not formed or incorporated under the laws of the United States or a State thereof (collectively, the “Non-U.S. Guarantors”) has the power to designate, appoint and empower and pursuant to Section 11 of this Agreement and Section [14.12] of each of the Indentures has legally, validly, effectively and irrevocably designated, appointed and empowered an agent for service of process in any suit or proceeding based on or arising under this Agreement in any federal or state court in the State of New York.

(xxxv) Insolvency. (i) Immediately after the consummation of the issuance of the Exchange Notes and the other transactions contemplated by this Agreement and the Indentures, the fair value and present fair salable value of the assets (assuming normal market conditions and an orderly disposition and sale of property) of each of the Issuer and the Guarantors (in each case including its respective subsidiaries on a consolidated basis) will exceed the sum of its stated liabilities and identified contingent liabilities; and (ii) after giving effect to the execution, delivery and performance of this Agreement, the Indentures, the Security Documents and the consummation of the issuance and sale of the Securities and the other transactions contemplated hereby and thereby none of the Company, the Guarantors or any other Subsidiary (other than entities which, singly or in the aggregate, would not constitute a Significant Subsidiary):

(i) is or will be subject to any proceedings for its administration, is or will be subject to a plan for the transfer of the whole or part of its business, or is or will be subject to liquidation and no claim has been made requesting implementation of such proceedings,

(ii) is or will be subject to the administration of a court appointed mediator, judicial custodian, compulsory manager, receiver, administrator, liquidator or other similar office, and no request has been filed and no negotiations are envisaged for the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of the Company or any Subsidiary,

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(iii) is or will be unable to settle its debts (contingent or otherwise) with realizable assets within the meaning of the applicable commercial and other laws or admits in writing its inability to pay its debts as they fall due,

(iv) is or will be subject to amicable arrangement proceedings, within the meaning of applicable laws, and

(v) has or will commence negotiations with any of it creditors with a view to the general readjustment or rescheduling of any of its indebtedness or has made a general assignment for the benefit of any of its creditors and/or has entered into any settlement agreement or amicable arrangement with any of its creditors, or stops, suspends payment of all or substantially all of its debts or announces an intention to do so, or a moratorium is declared in respect of any its indebtedness.

(xxxvi) Stabilization. Each of the Issuers represent, warrant and undertake to each of the Selling Noteholders that it has not issued and will not issue, without the prior approval of the Selling Noteholders not to be unreasonably withheld or delayed, any press or other public announcement referring to the proposed issue of the Notes unless the announcement adequately discloses that stabilizing action may take place in relation to the Notes to the extent that such disclosure is required under applicable law, rule or regulation.

(xxxvii) Statistical Data. The statistical and market and industry-related data included in the Disclosure Package and the Final Offering Memorandum are based on or derived from sources which the Issuers believe to be reputable.

(xxxviii) Taxes. The Company and the Subsidiaries have filed all tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and has paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Company and the Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

(xxxix) Insurance. Except as described in the Disclosure Package and the Offering Memorandum, the Company and the Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect.

(xl) Suppliers. Except as described in the Disclosure Package and the Offering Memorandum, no supplier of merchandise to the Company or any of the Subsidiaries has ceased shipments of merchandise to the Company, other than in the normal and ordinary course of business consistent with past practices, or other than cessations which could not reasonably be expected to result in a Material Adverse Effect.

(xli) FCPA. Except as described in the Disclosure Package and the Offering Memorandum, none of the Company, the Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of the Subsidiaries is aware of or

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has taken any action, directly or indirectly, that would result in a violation by such Persons of Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, the Subsidiaries and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xlii) Money Laundering Laws. Except as described in the Disclosure Package and the Offering Memorandum, the operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(xliii) OFAC. Except as described in the Disclosure Package and the Offering Memorandum, the operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with the rules and regulations adopted by the U.S. Office of Foreign Asset Control (OFAC).

(b) Officer’s Certificates. Any certificate signed by any officer of the Issuer or any of the Guarantors delivered to the Selling Noteholders or to counsel for the Selling Noteholders shall be deemed a representation and warranty by the Issuer and the Guarantors to each Selling Noteholder as to the matters covered thereby.

SECTION 2. Delivery to Selling Noteholders; Closing.

(a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to cause the Issuer to issue to each Selling Noteholder the aggregate principal amount of Dollar Notes and Euro Notes set forth in Schedule A opposite the name of such Selling Noteholder in exchange for surrender of a like principal amount of Loans by it or one of its Affiliates in accordance with the applicable provisions of the Bridge Agreement.

(b) Delivery. Delivery of certificates for the Securities shall be made at the office of Cahill Gordon & Reindel LLP, [Augustine House, 6A Austin Friars, London EC2N 2HA] or at such other place as shall be agreed upon by the Selling Noteholders and the Company, at 9:00 A.M. ([London] time) as provided in the Bridge Agreement, or such other time not later than ten business days after such date as shall be agreed upon by the Selling Noteholders and the Company (such time and date of delivery being herein called the “Exchange Time”).

(c) Denominations; Registration. Certificates for the Dollar Notes shall be in denominations of $100,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Selling Noteholders may request in writing at least one full business day before the date on which the Exchange

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Time occurs (the “Exchange Date”). Certificates for the Euro Notes shall be in denominations of €50,000 and integral multiples of €1,000 in excess thereof and registered in such names as the Selling Noteholders may request in writing at least one full business day before the Exchange Time. The certificates representing the Securities (unless the Securities will be represented by global certificates which have already been issued) shall be made available for examination by the Selling Noteholders at the [London] offices of Cahill Gordon & Reindel LLP not later than 10:00 A.M. on the last business day prior to Exchange Time.

(d) Resale. The Selling Noteholders have advised the Issuers that they may make offers of the Notes from time to time on the terms and in the manner set forth in the Offering Memorandum as contemplated by the Bridge Agreement. For purposes hereof, “Closing Date” shall mean the Sale Date and each date on which the closing of the sale of the Exchange Notes occurs as contemplated by paragraph 6.16(b) of the Bridge Agreement and “Closing Time” shall mean 9:00 A.M. ([London] time) for each respective Closing Date.

SECTION 3. Covenants of the Issuers. The Issuers covenant with each Selling Noteholder as follows:

(a) Offering Memorandum. The Issuer, as promptly as possible, will furnish to each Selling Noteholder, without charge, such number of copies of the Preliminary Offering Memorandum in connection with any offering in connection with Sections 6.14 and 6.16(b) of the Bridge Agreement, and any amendments and supplements thereto and the Final Offering Memorandum in connection with any offering in connection with Sections 6.14 and 6.16(b) of the Bridge Agreement, and documents incorporated by reference therein, if any, as such Selling Noteholder may reasonably request. The Company will pay the expenses of printing and distributing to the Selling Noteholders and any such holders or prospective purchasers all such documents in connection with any offering in connection with Sections 6.14 and 6.16(b) of the Bridge Agreement it being agreed that the Company will pay printer’s expenses for production of offering memoranda but shall only be responsible for the costs of production of a physically printed offering memorandum for an offering under Section 6.14(b) of the Bridge Agreement.

(b) Notice and Effect of Material Events. The Company will immediately notify each Selling Noteholder, and confirm such notice in writing, of (x) any filing made by the Company or any of its affiliates of information relating to the offering of the Securities with any securities exchange or any other regulatory body, and (y) prior to the completion of the placement of the offered Securities by the Selling Noteholders, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and the Subsidiaries which (i) would result in the Disclosure Package, the Final Offering Memorandum or any Supplemental Offering Material containing any untrue statement of a material fact or omitting to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) are not disclosed in the Disclosure Package or the Final Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Selling Noteholders or counsel for the Selling Noteholders, to amend or supplement the Final Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, to the extent required by the Bridge Agreement, the Company will forthwith (or, if such event occurs during a “blackout period” (as defined in Section 6.16(e) of the Bridge Agreement), promptly following the end of such blackout period) amend or supplement the Final Offering

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Memorandum by preparing and furnishing to each Selling Noteholder an amendment or amendments of, or a supplement or supplements to, the Final Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Selling Noteholders) so that, as so amended or supplemented, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

(c) Collateral. The Company will comply with its obligations to execute the Security Documents and take all necessary steps to perfect the security interest in each case to the extent and within the time periods required by Section 6.20 of the Bridge Agreement.

(d) Restriction on Sale of Securities. During the period commencing on the Exchange Date and ending on the earlier of (i) the date that is 180 days after the last Closing Date and (ii) the date that is two years and six months after the first Exchange Date pursuant to Section 6.14 of the Bridge Agreement, the Issuer will not, without the prior written consent of the Selling Noteholders, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any other debt securities of the Issuer or securities of the Issuer that are convertible into, or exchangeable for, the offered Securities or such other debt securities (other than (x) Exchange Notes as defined in the Bridge Agreement and (y) in connection with any refinancing of the 2010 Debentures).

(e) Opinion of Counsel for Company. The Company will cause to be addressed to the Selling Noteholders or cause the Selling Noteholders to be able to rely upon:

(i) an opinion of an independent law firm with a nationally recognized high yield bond practice reasonably acceptable to a majority of the Joint Lead Arrangers (as defined in the Bridge Agreement), as U.S. counsel for the Company (it being agreed that Skadden, Arps, Slate, Meagher & Flom LLP is acceptable to the Joint Lead Arrangers) substantially in the form attached hereto as Exhibit B-1, such opinions relating to (1) incorporation, existence in good standing, authorization, execution and delivery to be dated as of the Exchange Date and (2) enforceability, absence of conflicts, government approvals, submission to jurisdiction, Investment Company Act, Trust Indenture Act and accuracy of disclosure to be dated as of the Exchange Date and each Closing Date;

(ii) an opinion of an independent law firm with a nationally recognized high yield bond practice reasonably acceptable to a majority of the Joint Lead Arrangers (as defined in the Bridge Agreement), as U.S. counsel for the Company (it being agreed that Skadden, Arps, Slate, Meagher & Flom LLP is acceptable to the Joint Lead Arrangers) to cover matters described on Exhibit B-2 to be dated on or about the date on which the applicable Security Documents are executed;

(iii) an opinion of an independent law firm with a nationally recognized high yield bond practice reasonably acceptable to a majority of the Joint Lead Arrangers (as defined in the Bridge Agreement), as U.S. counsel for the Company with respect to certain tax matters substantially in the form attached hereto as Exhibit B-3 to be dated as of the Exchange Date and each Closing Date; and

(iv) local counsel opinions from such counsel as are reasonably acceptable to a majority of the Selling Noteholders (it being understood that Skadden, Arps, Slate, Meagher & Flom, Skadden (Hong Kong), Skadden, Arps, Slate Meagher & Flom (UK)

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LLP (in London), Osler, Hoskin & Harcourt LLP, Skadden, Arps, Slate Meagher & Flom LLP (in Germany), Loyens & Loeff, Avocats à la Cour and Houthoff Buruma N.V are acceptable to the Selling Noteholders) in form and substance reasonably satisfactory to counsel for the Selling Noteholders providing opinions on (x) substantively the same security related matters as were provided in the opinions delivered in their respective jurisdictions by such firms in connection with the Bridge Agreement on the Closing Date, (w) substantively the same other matters as were the subject of the opinions delivered by local counsel in their respective jurisdictions in connection with the issuance of the 2015 Notes and the 2015 Indenture, (y) any jurisdiction specific disclosure in the Final Offering Memorandum and (z) to such further effect as counsel to the Selling Noteholders may reasonably request, such opinions relating to, as applicable, (1) incorporation, existence in good standing, authorization, execution and delivery, enforceability, absence of conflicts, government approvals, tax matters, choice of law, enforcement of United States state and federal judgments and foreign immunity other than in respect of Security Documents (which shall be delivered on the dates described in clause (3) below) to be dated as of the Exchange Date, (2) accuracy of disclosure to be dated as of the Exchange Date or the Sale Date to the extent such disclosure has been amended in any material effect and (3) any Security Document to be dated each date on which an applicable Security Document is executed; provided, that if any date that an opinion described in clauses (1) or (3) is to be delivered by local counsel in the jurisdiction of such local counsel, such opinion shall instead be delivered on the next succeeding business day in such jurisdiction; and

(v) a letter dated as of each Closing Date, from the same counsel as referenced in clause (i) above, as U.S. counsel for the Company with respect to the Offering Memorandum; substantially in the form attached hereto as Exhibit B-4.

(f) Accountants’ Comfort Letter. The Company will comply with its obligations to cause the Company’s independent public accountants to provide “comfort” letters addressed to the Selling Noteholders as required by the terms of the Bridge Agreement.

(g) Bring-down Comfort Letter. The Company will comply with its obligations to cause the Company’s independent public accountants to provide “bring down comfort” letters addressed to the Selling Noteholders as required by the terms of the Bridge Agreement.

(h) Officers’ Certificate. The Company will provide the Selling Noteholders a certificate of a member of the Board of Managers of the Company or an authorized representative thereof, dated as of the Exchange Date, on behalf of the Company and each Guarantor and not in their individual capacities to the effect that (i) since the respective dates as of which information is given in the Offering Memorandum, except as described in the Offering Memorandum, there has been no such Material Adverse Effect, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the Exchange Time and (iii) each of the Issuers complied with all agreements on its part to be performed at or prior to Exchange Time. The Company will provide the Selling Noteholders a certificate of a member of the Board of Managers of the Company or an authorized representative thereof, dated as of each Closing Date, on behalf of the Company and each Guarantor and not in their individual capacities to the effect that (i) since the respective dates as of which information is given in the Offering Memorandum, except as described in the Offering Memorandum, there has been no such Material Adverse Effect, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the Applicable Time and the Closing Time related to such Closing Date and (iii) each of the Issuers complied with all agreements on its part to be performed at or prior to such Closing Time.

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(i) Ratings. The Company shall use its best efforts to maintain a rating of the Notes from Standard & Poor’s and Moody’s Investors Service, Inc.

(j) Additional Documents. The Company shall furnish counsel for the Selling Noteholders, prior to the Exchange Time and prior to the Closing Time, with such documents and opinions (with respect to the Note Documents executed at such time) customarily delivered in connection with offerings of securities as are reasonably requested by the Selling Noteholders enabling their counsel to pass upon the issuance of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained.

SECTION 4. Payment of Expenses. Whether or not the Securities are issued hereunder or this Agreement is terminated, the Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing, delivery to the Selling Noteholders and any filing of the Disclosure Package and the Final Offering Memorandum (including financial statements) or of any Supplemental Offering Material (it being agreed that the Company will pay printer’s expenses for the production of offering memoranda but shall only be responsible for the costs of production of a physically printed Offering Memorandum for the offering contemplated by Section 6.14(b) of the Bridge Agreement), (ii) the preparation, printing and delivery to the Selling Noteholders of this Agreement, the Indentures, the Registration Rights Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, authentication, issuance and delivery of the certificates for the Securities to the Selling Noteholders, including any transfer taxes, any stamp or other duties payable upon the sale, issuance and delivery of the Securities to the Selling Noteholders and any charges of DTC, Euroclear and Clearstream Banking in connection therewith, (iv) the fees and disbursements of the Issuers’ counsel, accountants and other advisors, (v) the transportation and other expenses incurred by or on behalf of representatives of the Company (including Lyondell) and the Selling Noteholders in connection with presentations to prospective purchasers in the initial issuance of the Securities; provided, however, that the Selling Noteholders will pay one half of any such expenses incurred in connection with the initial issuance of the Securities and all of such expenses referred to in this clause (v) to the extent incurred in connection with any subsequent issuance of the Securities, (vi) the fees and expenses of the Trustees, including the fees and disbursements of counsel for the Trustees in connection with the Indenture and the Securities, (vii) except as contemplated in clause (v) above, the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show, (viii) any fees payable in connection with the rating of the Securities and (ix) any fees and expenses payable in connection with the initial and continued designation of the Dollar Notes as PORTAL securities under the PORTAL Market Rules pursuant to FINRA Rule 6732.

SECTION 5. Subsequent Offers and Resales of the Securities.

(a) Offer and Sale Procedures. Each of the Selling Noteholders and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

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(i) Offers and Sales. Offers and sales of the Securities shall only be made (A) to persons whom the offeror or seller reasonably believes to be qualified institutional buyers, as defined in Rule 144A under the 1933 Act (“Qualified Institutional Buyers”), (B) to non-U.S. persons outside the United States, as defined in Regulation S under the 1933 Act, to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S under the 1933 Act or (C) pursuant to an effective Shelf Registration Statement (as defined in the Registration Rights Agreement). Each Selling Noteholder severally agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof. Each Selling Noteholder severally agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof. Each Selling Noteholder severally agrees that (x) it will not offer, sell or deliver any of the Securities from the time after an Exchange Offer Registration Statement or a Shelf Registration Statement is filed pursuant to Section 2.1 or Section 2.2 of the Registration Rights Agreement until the Shelf Registration Statement is declared effective pursuant to Section 2.2 of the Registration Rights Agreement and (y) during the period in which such Shelf Registration Statement is effective, all sales of Securities received directly from the Issuer shall be made pursuant to the Shelf Registration Statement (unless an independent law firm with a nationally recognized securities law practice delivers to the Company an opinion that an alternative method of sale would be entitled to the safe harbor protections of Rule 152 under the 1933 Act or otherwise not integrated with an offering of securities under the Shelf Registration Statement).

(ii) No General Solicitation. Except in respect of Securities sold pursuant to an effective Shelf Registration Statement (as defined in the Registration Rights Agreement), no general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be made in the United States in connection with the offering or sale of the Securities.

(iii) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the applicable Selling Noteholder, be a Qualified Institutional Buyer or a non-U.S. person outside the United States.

(iv) Subsequent Purchaser Notification. Except in respect of Securities sold pursuant to an effective Shelf Registration Statement (as defined in the Registration Rights Agreement), each Selling Noteholder will take reasonable steps to inform, and cause each of its U.S. Affiliates to take reasonable steps to inform, persons acquiring Securities from such Selling Noteholder or affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A, (y) pursuant to another available exemption from registration under the 1933 Act or (z) pursuant to an effective registration statement under the 1933 Act.

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(v) Restrictions on Transfer. The transfer restrictions and the other provisions set forth in the Offering Memorandum under the heading “Notice to Investors”, including the legend required thereby, shall apply to the Securities except in respect of Securities sold pursuant to an effective Shelf Registration Statement (as defined in the Registration Rights Agreement) or as otherwise agreed by the Company and the Selling Noteholders.

(vi) Stabilization. In connection with the distribution of the Notes, each Selling Noteholder (and any person acting on its behalf) which over-allots or effects transactions which support the market price of the Notes and/or any associated securities at a level higher than that which might otherwise prevail: (A) will not in doing so be deemed to act as an agent of any of the Issuers; (B) is authorized by the Issuers to make all appropriate disclosure in relation to any such action; and (C) any loss resulting from any such action will be borne, and any net profit arising therefrom will be retained, by such Selling Noteholder for its own account.

(vii) Offering Memorandum. Each Selling Noteholder will not distribute any Offering Memorandum other than the Offering Memorandum most recently provided by the Issuers, including any amendment or supplement thereto provided by the Issuers to the Selling Noteholders.

(b) Covenants of the Company. The Company covenants with each Selling Noteholder as follows:

(i) Integration. The Company agrees that it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Issuer of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Securities by the Issuer to the Selling Noteholders, (ii) the resale of the offered Securities by the Selling Noteholders to Subsequent Purchasers or (iii) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise except for the filing of a registration statement under the 1933 Act as contemplated by the Registration Rights Agreement.

(ii) Rule 144A Information. The Company agrees that, in order to render the offered Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the offered Securities remain outstanding, it will make available, upon request, to any holder of offered Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company is subject to Section 13 or 15(d) of the 1934 Act or is exempt from registration pursuant to Rule 12g3-2(b) of the 1934 Act.

(iii) Restriction on Repurchases. Until the expiration of one year after the original issuance of the Securities, the Company will not, and will cause its Affiliates not to, resell any Securities which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise.

(c) Accredited Investor. Each Selling Noteholder severally and not jointly represents and warrants to, and agrees with, the Company that it is an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act (an “Accredited Investor”).

(d) Resale Pursuant to Rule 903 of Regulation S or Rule 144A. Each Selling Noteholder understands that the offered Securities have not been registered under the 1933 Act and may not be offered or sold within the United States or to U.S. persons except pursuant to an exemption from, or in a transaction

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not subject to, the registration requirements of the 1933 Act, or pursuant to an effective registration statement under the 1933 Act. Each Selling Noteholder severally represents and agrees that it has not offered or sold, and will not offer to sell, any offered Securities constituting part of its allotment within the United States or to U.S. persons except in accordance with Rule 903 of Regulation S under the 1933 Act, Rule 144A under the 1933 Act or another applicable exemption from the registration requirements of the 1933 Act, or pursuant to an effective registration statement under the 1933 Act. Accordingly, neither it nor its affiliates or any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the offered Securities. Terms used in this paragraph have the meanings given to them by Regulation S. In connection with sales outside the United States, the Selling Noteholders have agreed that they will not offer, sell or deliver the notes to, or for the account or benefit of, U.S. persons (i) as part of the Selling Noteholders’ distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering or the date the Notes are originally issued. The Selling Noteholders will send to each dealer to whom it sells such Notes during such 40-day period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes within the United States or to, or for the account or benefit of, U.S. persons.

(e) Financial Promotion. The Selling Noteholders represent and warrant to, and agree with, the Company that they have only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by them, in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Company and they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the Notes in, from or otherwise involving the United Kingdom.

SECTION 6. Indemnification.

(a) Indemnification by Issuers. Each of the Issuers, jointly and severally, agree to indemnify and hold harmless each Selling Noteholder, its Affiliates, its selling agents and each person, if any, who controls any Selling Noteholder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any of the Preliminary Offering Memorandum (or any amendment or supplement thereto), the Disclosure Package, the Final Offering Memorandum or any Supplemental Offering Materials, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, including any loss, liability, damage and expense arising out of or based upon the Issuers’ failure to perform its obligation under Section 3(b) of this Agreement.

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

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provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Selling Noteholder through Merrill Lynch expressly for use in the Preliminary Offering Memorandum (or any amendment or supplement thereto), the Disclosure Package, the Offering Memorandum or any Supplemental Offering Materials.

(b) Indemnification by Selling Noteholders. Each Selling Noteholder severally and not jointly agrees to indemnify and hold harmless the Issuers, and each person, if any, who controls the Issuers within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any preliminary offering memorandum, Disclosure Package and the Final Offering Memorandum or any Supplemental Offering Materials in reliance upon and in conformity with written information furnished to the Company by such Selling Noteholder through Merrill Lynch expressly for use therein.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Selling Noteholders, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to no more than one local counsel in each relevant jurisdiction) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, unless one or more of the indemnified parties have interests that are, or potentially are, in conflict or unaligned with the interests of any other indemnified party. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying

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party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Selling Noteholders on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Selling Noteholders on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and any Selling Noteholder on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total amount of the Loan (as defined in the Bridge Agreement) borrowed by the Issuer and exchanged into the Securities offered by the Selling Noteholder pursuant to this Agreement (before deducting expenses but after deducting the Senior Bridge Commitment Fee and the Senior Bridge Takedown Fee (as each is defined in the fee letter related to the Bridge Agreement)(the “Fees”) related to such Loan) and the total Fees received by such Selling Noteholder (or its Affiliates) on account of such Loan, bear to the aggregate principal amount of the Securities.

The relative fault of the Company on the one hand and any Selling Noteholder on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by such Selling Noteholder, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Selling Noteholders agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation (even if the Selling Noteholders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section, no Selling Noteholder shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and sold by it hereunder exceeds the amount of any damages which such Selling Noteholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

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For purposes of this Section, each person, if any, who controls a Selling Noteholder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Selling Noteholder’s Affiliates and selling agents shall have the same rights to contribution as such Selling Noteholder, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Selling Noteholders’ respective obligations to contribute pursuant to this Section are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Selling Noteholder or its Affiliates or selling agents, any person controlling any Selling Noteholder, its officers or directors or any person controlling the Company and (ii) delivery of the Securities.

SECTION 9. [Reserved].

SECTION 10. Consent to Jurisdiction. Each of the Issuers irrevocably consents and agrees that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement or the transactions contemplated hereby may be brought in the courts of the State of New York, the courts of the United States of America located in the County of New York or the Courts of England and, until all amounts due and to become due in respect of all the Securities have been paid, or until any such legal action, suit or proceeding commenced prior to such payment has been concluded, hereby irrevocably consents and irrevocably submits to the non-exclusive jurisdiction of each such court in person and, generally and unconditionally with respect to any action, suit or proceeding for themselves and in respect of their properties, assets and revenues.

SECTION 11. Appointment of Agent for Service of Process. Each of the Company and the non-U.S. Guarantor hereby irrevocably and unconditionally appoints the Company with an office on the date hereof at LyondellBasell Finance Company, c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and its successors hereunder (the “Process Agent”) as its agent to receive on behalf of the Company and each non-U.S. Guarantor, and their property of all writs, claims, process, and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the Company and each non-U.S. Guarantor, as the case may be, in care of the Process Agent at the address specified above for the Process Agent, and each of the Company and each non-U.S. Guarantor, hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the Company or any non-U.S. Guarantor, as applicable, or failure of the Company, or any non-U.S. Guarantor, as applicable, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent, the Company, or any non-U.S. Guarantor, or of any judgment based thereon. Each of the Company and each non-U.S. Guarantor, covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Each of the Company and each non-U.S. Guarantor further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

The provisions of this Section 11 shall survive any termination of this Agreement, in whole or in part.

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SECTION 12. Waiver of Immunities. To the extent that the Issuers or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, each of the Issuers hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

SECTION 13. [Reserved.]

SECTION 14. Judgment Currency. Each of the Issuers agrees to indemnify the Selling Noteholders against any loss incurred by such Selling Noteholder as a result of any judgment or order being given or made against the Issuer or a Guarantor for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase United States dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase United States dollars as promptly as practicable upon such party’s receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Issuer and the Guarantors and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

SECTION 15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to [the Selling Noteholders] shall be directed to [Merrill Lynch International at Merrill Lynch Financial Centre, 2 King Edward Street, London EC2A 1HQ, United Kingdom, attention of Leveraged Finance Capital Markets], and notices to the Company, the Issuer and/or any Guarantor shall be directed to [LyondellBasell Industries AF S.C.A., c/o Basell Finance Company B.V., Weena 737, 3013 AM Rotterdam, The Netherlands, attention: General Counsel.]

SECTION 16. Parties. This Agreement shall inure to the benefit of and be binding upon the Selling Noteholders, the Issuers and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Selling Noteholders, the Issuers and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Selling Noteholders, the Issuers and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Selling Noteholder shall be deemed to be a successor by reason merely of such purchase.

SECTION 17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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SECTION 18. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO [LONDON TIME].

SECTION 19. Arm’s-Length Relationship; No Fiduciary Duty. Each of the Issuers acknowledges and agrees that (i) the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Issuer, on the one hand, and the Selling Noteholders, on the other, (ii) in connection therewith each of the Selling Noteholders is acting as a principal and not the agent or fiduciary of the Issuer or the Guarantors, (iii) the Selling Noteholders have not assumed an advisory or fiduciary responsibility in favor of the Issuers with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether an Selling Noteholder has advised or is currently advising the Issuers on other matters) or any other obligation to the Issuers except the obligations expressly set forth in this Agreement, (iv) the Selling Noteholders may be engaged in a broad range of transactions that involve interests that differ from those of Issuers, and (v) the Selling Noteholders have not provided and will not provide any legal, accounting, regulatory or tax advise with respect to any of the transactions contemplated hereby and Issuers have consulted and will consult its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 21. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Selling Noteholders, the Company and the Guarantors in accordance with its terms.

Very truly yours,

LYONDELLBASELL INDUSTRIES AF S.C.A.

By:
Name:
Title:

LYONDELLBASELL FINANCE COMPANY

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

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CONFIRMED AND ACCEPTED, as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Authorized Signatory

29

GOLDMAN SACHS INTERNATIONAL

By:
Authorized Signatory

30

CITIGROUP GLOBAL MARKETS INC.

By:
Authorized Signatory

31

ABN AMRO INCORPORATED

By:
Authorized Signatory

32

UBS SECURITIES LLC

By:
Authorized Signatory

By:
Authorized Signatory

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